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Filed pursuant to Rule 424(b)(4)
Registration No. 333-141142

        PROSPECTUS

35,150,000 Shares

AECOM TECHNOLOGY CORPORATION

COMMON STOCK

        AECOM Technology Corporation is offering 19,888,797 shares of common stock and the selling stockholders are offering 15,261,203 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares.

        Our common stock has been approved for trading on The New York Stock Exchange under the symbol "ACM," subject to official notice of issuance.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

PRICE $20 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to AECOM	Proceeds to Selling Stockholders
Per Share	$20.00	$1.23	$18.77	$18.77
Total	$703,000,000	$43,234,500	$373,312,720	$286,452,780

        We have granted the underwriters the right to purchase up to an additional 5,272,500 shares of common stock to cover over-allotments.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on May 15, 2007.

MORGAN STANLEY	MERRILL LYNCH & CO.	UBS INVESTMENT BANK

GOLDMAN, SACHS & CO.

CREDIT SUISSE

D.A. DAVIDSON & CO.

May 9, 2007

Meeting global challenges

AECOM

1. Etihad Towers,
Abu Dhabi, U.A.E.
Services: construction supervision and contract documentation.

4. Korea Development Bank Headquarters,
Seoul, South Korea.
Services: architectural and interior design.

7. Thames Water plc, Wastewater Facility,
Berkshire, U.K.
Services: engineering design.

2. London 2012 Olympics,
London, U.K.
Services: master planning.

5. Second Avenue Subway,
New York, U.S.A.
Services: engineering design and environmental consulting.

8. Bagram Air Base, Afghanistan.
Services: general maintenance and supply services for the U.S. Army.

3. Lawrence Hargrave Drive,
Sea Cliff Bridge,
New South Wales, Australia.
Services: engineering design.

6. Permanent PATH WTC Terminal,
New York, U.S.A.
Services: engineering design and program management.
*Designed by Santiago Calatrava.

9. Rion-Antirion Bridge,
Gulf of Corinth, Greece.
Services: construction supervision.

        You should rely only on the information contained in this prospectus or any related free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any related free writing prospectus is accurate only as of its date, regardless of its time of delivery, or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

        Through and including June 3, 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, especially the information under "Risk Factors." References in this prospectus to "AECOM," "the Company," "we," "us" or "our" refer to AECOM Technology Corporation and its consolidated subsidiaries, unless we indicate otherwise.

        Unless otherwise noted, references to years are for fiscal years. Our fiscal year consists of 52 or 53 weeks, ending on the Friday closest to September 30. Our fiscal quarters end on the Friday closest to December 31, March 31, June 30 and September 30. For clarity of presentation, we refer to all fiscal years and fiscal quarters in this prospectus as ending on September 30, December 31, March 31 or June 30, regardless of the actual date.

Our Company

        We are a leading global provider of professional technical and management support services to government and commercial clients on all seven continents. We provide planning, consulting, architectural and engineering design, and program and construction management services for a broad range of projects, including highways, airports, bridges, mass transit systems, government and commercial buildings, water and wastewater facilities and power transmission and distribution. We also provide facilities management, training, logistics and other support services, primarily for agencies of the United States government.

        Through our more than 30,000 employees in over 60 countries, we provide our services to a number of end markets, with particular strength in the transportation, facilities, also referred to as general building, and environmental markets. With over 60% of our employees operating outside the United States, we believe we are well positioned to grow both in the United States and internationally. According to Engineering News-Record's (ENR) 2007 Design Survey, we are the largest general architectural and engineering design firm in the world, ranked by 2006 design revenue. In addition, we are ranked by ENR as the leading firm in a number of design end markets, including transportation and general building.

        We are led by an experienced management team with a proven record of delivering growth in revenue and profits. Over the last 10 fiscal years, we have grown our revenue from $0.7 billion to $3.4 billion, reflecting a compound annual growth rate, or CAGR, of 20.0%. Furthermore, over the last five fiscal years, we have doubled our revenue from $1.7 billion to $3.4 billion, reflecting a CAGR of 18.3%. In that same five year period, our net income increased from $23.1 million to $53.7 million, reflecting a CAGR of 23.5%. Our revenue for the first quarter of fiscal 2007 grew 25.7% to $938.5 million, compared to $746.8 million for the same period last year. Over the past 10 years, we have enhanced our organic growth with the successful acquisition and integration of more than 30 complementary businesses. These acquisitions have enabled us to expand our professional service offerings, end market coverage and geographic presence. As of March 31, 2007, we had a total backlog of $3.1 billion compared to $2.6 billion at March 31, 2006, a 21.1% increase.

        We offer our broad range of services through two business segments: Professional Technical Services and Management Support Services.

        Professional Technical Services (PTS).    Our PTS segment delivers planning, consulting, architectural and engineering design, and program and construction management services to government, institutional and commercial clients worldwide in end markets such as transportation, facilities, environmental—including water, wastewater and environmental management—and energy/power. We provide services in connection with some of the largest and most complex projects in the world. Our PTS segment contributed $2.8 billion, or 81.0%, of our revenue in fiscal 2006, which represents an increase of 33.1% over fiscal 2005 PTS revenue. The following table highlights our principal PTS end markets along with a list of representative projects:

End Market	Approximate Percentage of Fiscal 2006 PTS Segment Revenue (%)	Representative Projects	Project Locations
Transportation	29	• Second Avenue Subway • Sydney Orbital Bypass • Sutong Bridge • John F. Kennedy Airport	U.S. Australia China U.S.

Facilities	43	• 2012 London Olympics • Pentagon Renovation • British Broadcasting Company Headquarters • Los Alamos National Laboratory	U.K. U.S. U.K. U.S.

Environmental	24	• Harbor Area Treatment Scheme • Chicago Calumet and Stickney Wastewater Treatment Plants • New York City Bowery Bay	Hong Kong U.S. U.S.

Energy/Power	4	• Mutnovsky Independent Power Project • NY Public Schools Coal Conversion Project • Southern Provincial Rural Electrification Project	Russia U.S. Laos

        The following two charts illustrate the diversification of our PTS revenue for the first quarter of fiscal 2007, ended December 31, 2006, by client type and geography.

First Quarter Fiscal 2007 Revenue by Client Type	First Quarter Fiscal 2007 Revenue by Geography

        Management Support Services (MSS).    Our MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. We have over 9,000 employees managing projects for over 400 contract-specific job sites for U.S. government clients such as the Department of Defense, Department of Energy and the Department of Homeland Security. Our MSS segment contributed $647 million, or 18.9% of our revenue in fiscal 2006, representing an increase of 109.4% over fiscal 2005 MSS revenue. The following table highlights representative projects in our MSS segment:

Representative Projects	Project Locations	Clients
• Nevada Test Site	U.S.	U.S. Dept. of Energy
• Camp Arifjan Army Base	Kuwait	U.S. Dept. of Defense
• Fort Polk Training Center	U.S.	U.S. Dept. of Defense
• International Civilian Police (CIVPOL)	Various worldwide	U.S. Dept. of State

Our Market Opportunity

        According to ENR, the top 500 design firms in the United States, ranked by revenue, generated revenue of approximately $69.6 billion in 2006, a 17.5% increase over 2005. The top five design firms, which includes us, accounted for 21% of this $69.6 billion market. Our core end markets, namely transportation, facilities, environmental, energy/power and government services, are anticipated to continue to grow, due to the following significant market trends:

  •
  Expansion and upgrades of essential infrastructure worldwide;

  •
  Continued growth in government spending, such as the SAFETEA-LU transportation program;

  •
  Demand for cost-effective compliance with environmental regulations, such as the Clean Air Act and the Clean Water Act;

  •
  Increasing urbanization; and

  •
  Government outsourcing.

        The global market for our services is highly fragmented, with thousands of providers. While many of these providers focus on regional niche markets, we believe that clients are increasingly seeking out larger firms such as us that can meet their needs around the world by providing a diverse array of services. This is contributing to a consolidation trend in this market, particularly among mid-size firms without notable technical niche specialties. Furthermore, our client base is becoming increasingly reliant on professional technical services or management support services that are either not readily available from internal resources or are not among their core competencies, or both.

        With our broad service offerings, end market coverage and geographic presence, we believe we are well positioned to capitalize on these favorable trends. Furthermore, we believe the industry consolidation trend will allow us to continue to advance our market leadership positions by selectively adding successful firms that are seeking a global platform for their services.

Our Competitive Strengths

        Leadership positions in large, growing markets.    Based on ENR's rankings of firms by 2006 revenue, we are ranked number one in two of our core end markets, transportation and general building. We also have leadership positions based upon ENR's most recent available rankings by 2005 revenue in many key specialty technical areas within our core end markets, including being ranked first in mass transit, airports, highways, educational facilities, government offices and transmission and distribution.

We are also ranked number one in New Civil Engineer's 2006 global listing (by 2005 fees) in the areas of water, buildings and roads and number two in waste and rail.

        Diversification across service lines, end markets and geographies.    We perform a broad range of services in over 60 countries for our clients. In addition, our 25 largest projects by gross profit in fiscal 2006 accounted for only 14% of our consolidated gross profit. We believe this diversification enables us, among other things, to better manage our business through market cycles. We further believe we are well-positioned in geographic areas with favorable growth prospects such as China/Hong Kong and the United Arab Emirates, where we are among the largest engineering design firms. This diversification has been a key factor in our historical growth and positions us for future growth.

        Global reach with local presence.    We combine local market knowledge and relationships with the technical expertise, scale, experience and resources of one of the world's largest global professional technical and support services firms.

        Strong and long-standing client relationships.    We have developed strong and long-term relationships with a number of government entities and large corporations worldwide that lead to repeat business. For example, we have provided services for over 30 years to clients such as the Illinois State Tollway Authority, U.S. Navy, Massachusetts Water Resources Authority and Port Authority of New York and New Jersey.

        Successful history of executing and integrating mergers and acquisitions.    We believe one of our core competencies is successfully identifying, executing and integrating acquisition opportunities. We have consummated more than 30 mergers and acquisitions since 1998 that have enabled us to expand our end markets, service offerings and geographic reach. We derive acquisition synergies by "cross selling" the capabilities of our newly acquired companies to our existing clients and our global capabilities to the clients of our newly acquired companies.

        Experienced management team and employees.    Our Chief Executive Officer and the 10 most senior members of our operating units have an average of more than 20 years of experience with us and more than 25 years in our industry. We also have a large, experienced and skilled workforce. Human capital is critical to success in our industry.

Risks Affecting Our Business

        Our business is subject to numerous risks, as discussed more fully in the section entitled "Risk Factors" beginning on page 9 of this prospectus. In particular:

  •
  As a government contractor, our revenue is subject to the risks of changing budget priorities, insufficient or deferred project funding, or outright cancellation of contracts. Budget deficits or other funding constraints of our government clients could cause or exacerbate these risks. In addition, government audits could result in adjustments to our reimbursable costs. We could be charged with violating applicable government regulations or laws, including those relating to procurement, false claims and anti-bribery, which could result in our being suspended or barred from future awards.

  •
  Human capital is critical to success in our industry, and if we are unable to recruit and retain talent at sufficient levels, our future growth and profitability could be impacted.

  •
  We do business in numerous countries and we are subject to legal, political and economic risks in those countries, as well as currency exchange rate fluctuation risks, that could adversely affect our business and financial results.

  •
  We may be unable to continue to successfully complete or integrate on mergers and acquisitions, which could inhibit our growth.

        The foregoing factors, as well as others described in "Risk Factors," could adversely affect the value of your investment in our common stock.

Our Growth Strategy

        We intend to grow our business by leveraging our competitive strengths and leadership positions in our core markets while opportunistically entering new markets and geographies. Key elements of our growth strategy include:

        Expand our long-standing client relationships and provide our clients with a broad range of services.    We have long-standing relationships with a number of governmental agencies, large corporations and public and private institutions worldwide. We will continue to focus on client satisfaction along with opportunities to sell a greater range of services to clients and deliver full-service solutions for their needs. For example, as we have grown our environmental business, we have provided environmental services for transportation and other infrastructure projects in which such services have in the past been subcontracted to third parties.

        Capitalize on growth opportunities in our core markets.    Our core end markets, including transportation, facilities and environmental, are expected to continue to grow. We intend to build on our leading positions in these markets to increase our market share. With our track record and our global resources, we believe we are well positioned to win projects in these core markets. We believe that the need for infrastructure upgrades, environmental management and increased government spending and outsourcing of support services, among other things, will result in continued growth opportunities in our core markets.

        Continue to pursue our merger and acquisition strategy.    We intend to continue to attract other successful companies whose growth can be enhanced by joining us. This approach has served us well as we have strengthened and diversified our leadership positions both geographically, technically and across end markets. We believe that the trend towards consolidation in our industry will continue to produce attractive candidates that align with our merger and acquisition strategy. For example, we significantly strengthened our presence in the fast-growing market in the United Arab Emirates with the addition of Cansult Limited in September 2006.

        Strengthen and support human capital.    Our experienced employees and management are our most valued resources. Attracting and retaining key personnel have been and will remain critical to our success. We will continue to focus on providing our personnel with training and other personal and professional growth opportunities, performance-based incentives, opportunities for stock ownership and other competitive benefits in order to strengthen and support our human capital base. During fiscal 2006, we expanded our multi-year employee engagement initiative to focus more intensely on this critical objective.

Corporate Information

        We were formed in 1980 as Ashland Technology Corporation, a Delaware corporation and a wholly owned subsidiary of Ashland Inc., an oil and gas refining and distribution company. Since becoming independent of Ashland Inc. in 1990, we have grown by combination of organic growth and strategic mergers and acquisitions from approximately 3,300 employees and $387 million in revenue in fiscal 1991, the first full fiscal year of operations, to approximately 30,200 employees at March 31, 2007 and $3.4 billion in revenue for fiscal 2006. Several of the operating companies within AECOM have histories going back more than 50 years. Our principal executive offices are located at 555 South Flower Street, 37th Floor, Los Angeles, California 90071 and our telephone number is (213) 593-8000. Our website is located at www.aecom.com. The information contained on our website is not a part of this prospectus.

The Offering

Common stock offered
By AECOM	19,888,797 shares
By the selling stockholders	15,261,203 shares
Total	35,150,000 shares
Common stock to be outstanding after this offering	92,335,201 shares
Over-allotment option	5,272,500 shares
Net Proceeds
We expect the net proceeds to us from this offering to be $371.4 million ($470.4 million if the underwriters exercise their over-allotment option), after deducting underwriting discounts and commissions payable to the underwriters and our estimated offering expenses, based upon an initial public offering price of $20.00 per share and a $1.23 per share in underwriting discounts and commissions. We will not receive any proceeds from the sale of shares by the selling stockholders.
Use of proceeds
To repay borrowings under our credit facilities and our outstanding 8 3/8% senior notes due 2012, allow employees under our stock purchase plan to diversify their holdings and use the remaining proceeds for general corporate purposes, including possible future acquisitions. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds" for additional information.
Dividends	We do not anticipate paying any cash dividends in the foreseeable future.
New York Stock Exchange symbol	ACM

        Common Stock to be outstanding after this offering does not include:

  •
  8,409,191 shares of common stock issuable upon the exercise of options outstanding under our stock incentive plans, with a weighted average exercise price of $8.90 per share, of which 7,813,571 are exercisable;

  •
  299,329 shares of common stock issuable upon conversion of our convertible preferred stock;

  •
  20,452 shares of common stock issuable upon conversion of our convertible preferred stock units;

  •
  6,900,505 shares of common stock available for issuance under our 2006 Stock Incentive Plan; and

  •
  1,689,557 shares of common stock available for issuance under our Equity Incentive Plan.

        Except as otherwise indicated, all of the information in this prospectus assumes:

  •
  the underwriters do not exercise their over-allotment option;

  •
  the conversion to common stock upon the closing of this offering of all of our outstanding Class F and Class G convertible preferred stock; and

  •
  a 2-for-1 split of our common stock effected by a dividend of one share of common stock for every outstanding share of common stock.

Summary Consolidated Financial Data

        You should read the summary consolidated financial data presented below together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements, unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial data presented below under "Consolidated Statement of Income Data" for the years ended September 30, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statement of income data for each of the years ended September 30, 2003 and 2002 and the consolidated balance sheet data as of September 30, 2004, 2003 and 2002 from our audited consolidated financial statements not included in this prospectus.

        The summary consolidated financial data presented below under "Consolidated Statement of Income Data" for the six months ended March 31, 2006 and 2007 and "Consolidated Balance Sheet Data" as of March 31, 2007 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	Year Ended September 30,					Six Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in millions, except share and per share data)
Consolidated Statement of Income Data:
Revenue	$1,747	$1,915	$2,012	$2,395	$3,421	$1,606	$2,022
Cost of revenue	1,269	1,381	1,443	1,718	2,515	1,177	1,490

Gross profit	478	534	569	677	906	429	532
Equity in earnings of joint ventures	1	2	3	2	7	3	4
General and administrative expenses	430	467	485	581	810	382	468

Income from operations	49	69	87	98	103	50	68
Minority interest share of earnings	3	3	3	8	14	5	5
Gain on the sale of equity investment	—	—	—	—	—	—	11
Interest expense—net	12	10	8	7	10	8	3

Income before income tax expense	34	56	76	83	79	37	71
Income tax expense	11	19	26	29	25	12	24

Net income	$23	$37	$50	$54	$54	$25	$47

Net income allocation:
Preferred stock dividend	$—	$2	$5	$6	$2	$2	$—
Net income available for common stockholders	23	35	45	48	52	23	47

Net income	$23	$37	$50	$54	$54	$25	$47

Earnings per share available for common stockholders:
Basic	$0.45	$0.67	$0.86	$0.93	$0.94	$0.43	$0.82
Diluted	$0.43	$0.65	$0.78	$0.84	$0.74	$0.37	$0.60
Weighted average shares outstanding (in thousands):
Basic	51,630	52,858	52,600	51,880	54,856	53,482	56,965
Diluted	54,002	57,178	64,254	63,978	72,658	67,765	78,500

	Year Ended or as of September 30,					Six Months Ended or as of March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in millions, except employee data)
Other Data:
Depreciation and amortization	$23	$13	$13	$20	$40	$18	$19
Amortization expense of acquired intangible assets(2)	—	—	—	3	15	6	6
Capital expenditures	20	14	19	31	32	13	19
Backlog	1,710	1,660	1,620	1,980	2,480	2,585	3,131
Number of full-time and part-time employees	15,500	16,800	17,700	22,000	27,300	24,800	30,200
	As of September 30,					As of March 31,
	2002	2003	2004	2005	2006	2007	2007
	(in millions)						Pro Forma, as adjusted
						Actual
Consolidated Balance Sheet Data:
Cash and cash equivalents	$28	$120	$121	$54	$128	$116	$342
Working capital	113	213	225	171	201	185	449	(1)
Total assets	965	1,056	1,115	1,425	1,826	2,076	2,104
Long-term debt excluding current portion	171	122	105	216	123	153	11
Redeemable preferred and common stock and stock units, net of notes receivable	378	547	576	661	970	1,068	—
Stockholders' (deficit) equity	(108)	(181)	(159)	(240)	(291)	(298)	1,132

(1)
Assumes that the ratio of current and long-term stock purchase plan balances are proportionate with those at March 31, 2007.

(2)
Included in depreciation and amortization above.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We depend on long-term government contracts, some of which are only funded on an annual basis. If appropriations for funding are not made in subsequent years of a multiple-year contract, we may not be able to realize all of our anticipated revenue and profits from that project.

        A substantial majority of our revenue is derived from contracts with agencies and departments of national, state and local governments. During fiscal 2004, 2005 and 2006, approximately 76%, 75% and 63%, respectively, of our revenue was derived from contracts with government entities.

        Most government contracts are subject to the government's budgetary approval process. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, changes in administration or control of legislatures and the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on our government contracts, then we will not realize all of our potential revenue and profit from that contract.

        For instance, a significant portion of historical funding for state and local transportation projects has come from the U.S. federal government through its "SAFETEA-LU" infrastructure funding program and predecessor programs. This $286 billion program covers federal fiscal years 2004-2009. Approximately 79% of the SAFETEA-LU funding is for highway programs, 18.5% is for transit programs and 2.5% is for other programs such as motor carrier safety, national highway traffic safety and research. A key uncertainty in the outlook for federal transportation funding in the U.S. is the future viability of the Highway Trust Fund. The Highway Account within the Highway Trust Fund could have a negative balance as soon as 2009, based on the Department of Treasury projections of receipts and Department of Transportation projections of outlays. This raises concerns about whether funding for federal highway programs authorized by SAFETEA-LU will be met in future years.

Governmental agencies may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may suffer a decline in revenue.

        Most government contracts maybe modified, curtailed or terminated by the government either at its convenience or upon the default of the contractor. If the government terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profits from that contract. If the government terminates the contract due to our default, we could be liable for excess costs incurred by the government in obtaining services from another source.

A delay in the completion of the budget process of the U.S. government could delay procurement of our services and have an adverse effect on our future revenue.

        In years when the U.S. government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a "continuing resolution" that authorizes agencies of the U.S. government to continue to operate, but does not authorize new spending initiatives. When the U.S. government operates under a continuing resolution, government agencies may delay the procurement of services, which could reduce our future revenue.

Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

        Our books and records are subject to audit by the various governmental agencies we serve and their representatives. These audits can result in adjustments to the amount of contract costs we believe are reimbursable by the agencies and the amount of our overhead costs allocated to the agencies. In addition, if one of our subsidiaries is charged with wrongdoing as a result of an audit, that subsidiary, and possibly our company as a whole, could be temporarily suspended or could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not, the results of which could harm our business.

Our business and operating results could be adversely affected by losses under fixed-price contracts.

        Fixed-price contracts require us to either perform all work under the contract for a specified lump-sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. In fiscal 2006, approximately one-third of our revenue was recognized under fixed-price contracts. Fixed-price contracts expose us to a number of risks not inherent in cost-plus and time and material contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Losses under fixed-price construction contracts could be substantial and harm our results of operations.

We conduct a portion of our operations through joint venture entities, over which we may have limited control.

        Approximately 24% of our fiscal 2006 revenue was derived from our operations through joint ventures or similar partner arrangements, where control may be shared with unaffiliated third parties. As with most joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or disputes. We also cannot control the actions of our joint venture partners, and we typically have joint and several liability with our joint venture partners under the applicable contracts for joint venture projects. These factors could potentially harm the business and operations of a joint venture and, in turn, our business and operations.

        Operating through joint ventures in which we are minority holders results in us having limited control over many decisions made with respect to projects and internal controls relating to projects. Approximately 7% of our fiscal 2006 revenue was derived from our unconsolidated joint ventures where we generally do not have control of the entities. These joint ventures may not be subject to the same requirements regarding internal controls and internal control over financial reporting that we follow. As a result, internal control problems may arise with respect to the joint ventures, which could have a material adverse effect on our financial condition and results of operations.

Misconduct by our employees or consultants or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or lose our ability to contract with government agencies.

        As a government contractor, misconduct, fraud or other improper activities by our employees or consultants failure to comply with laws or regulations could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with federal procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, and any other applicable laws or regulations. Our failure to comply with applicable laws or regulations or misconduct by any of our employees or consultants could subject us to fines and penalties, loss of security clearance, cancellation of contracts and suspension or debarment from contracting with government agencies, any of which may adversely affect our business.

Our defined benefit plans currently have significant deficits that could grow in the future and cause us to incur additional costs.

        We have defined benefit pension plans for employees in the United States, United Kingdom and Australia. At September 30, 2006, our defined benefit pension plans had an aggregate deficit (the excess of projected benefit obligations over the fair value of plan assets) of $117.2 million. At September 30, 2006, the excess of accumulated benefit obligations over the fair value of plan assets was $84.8 million. In the future, our pension deficits may increase or decrease depending on changes in the levels of interest rates, pension plan performance and other factors. If we are forced or elect to make up all or a portion of the deficit for unfunded benefit plans, our profits could be materially and adversely affected.

Our operations worldwide expose us to legal, political and economic risks in different countries as well as currency exchange rate fluctuations that could harm our business and financial results.

        During fiscal 2006, revenue attributable to our services provided outside of the United States was approximately 44% of our total revenue. Approximately 27% of our total fiscal 2006 revenue was contracted in non-U.S. dollar denominations. We expect the percentage of revenue attributable to our non-U.S. operations to increase further as a result of our strategic focus in areas such as Eastern Europe, China and the Middle East. There are risks inherent in doing business internationally, including:

  •
  imposition of governmental controls and changes in laws, regulations or policies;

  •
  political and economic instability;

  •
  changes in U.S. and other national government trade policies affecting the markets for our services;

  •
  changes in regulatory practices, tariffs and taxes;

  •
  potential non-compliance with a wide variety of laws and regulations, including the U.S. Foreign Corrupt Practice Act and similar non-U.S. laws and regulations; and

  •
  currency exchange rate fluctuations, devaluations and other conversion restrictions.

        Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

We work in international locations where there are high security risks, which could result in harm to our employees and contractors or material costs to us.

        Some of our services are performed in high-risk locations, such as Iraq and Afghanistan, where the country or location is suffering from political, social or economic problems, or war or civil unrest. In those locations where we have employees or operations, we may incur material costs to maintain the safety of our personnel. Despite these precautions, the safety of our personnel in these locations may continue to be at risk, and we may suffer the loss of key employees and contractors, which could harm our business.

Failure to successfully execute our merger and acquisition strategy may inhibit our growth.

        We have grown in part as a result of our mergers and acquisitions over the last several years, and we expect continued growth in the form of additional acquisitions and expansion into new markets. We cannot assure you that suitable mergers and acquisitions or investment opportunities will continue to be identified or that any of these transactions can be consummated on favorable terms or at all. Any future mergers and acquisitions will involve various inherent risks, such as:

  •
  our ability to accurately assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates;

  •
  the potential loss of key personnel of an acquired business;

  •
  increased burdens on our staff and on our administrative, internal control and operating systems, which may hinder our legal and regulatory compliance activities;

  •
  post-acquisition integration challenges; and

  •
  post-acquisition deterioration in an acquired business that could result in goodwill impairment charges.

        Furthermore, during the mergers and acquisitions process and thereafter, our management may need to assume significant mergers and acquisitions related responsibilities, which may cause them to divert their attention from our existing operations. If our management is unable to successfully integrate acquired companies or implement our growth strategy, our operating results could be harmed. Moreover, we cannot assure you that we will continue to successfully expand or that growth or expansion will result in profitability.

Our ability to grow and to compete in our industry will be harmed if we do not retain the continued services of our key technical and management personnel and identify, hire and retain additional qualified personnel.

        There is strong competition for qualified technical and management personnel in the sectors in which we compete. We may not be able to continue to attract and retain qualified technical and management personnel, such as engineers, architects and project managers, who are necessary for the development of our business or to replace qualified personnel. Our planned growth may place increased demands on our resources and will likely require the addition of technical and management personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearances required to obtain government projects; if we were to lose some or all of these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, key technical and management personnel could limit our ability to complete existing projects successfully and to compete for new projects.

        Additionally, in the past, we have promoted our employee ownership culture as a competitive advantage in recruiting and retaining employees. Although we intend to retain the essential elements of an employee ownership culture and do not intend to change our core values and operating philosophy, if our employees or recruits perceive that becoming a publicly-traded company will negatively impact our company culture, our ability to recruit and retain employees may be adversely impacted.

Our revenue and growth prospects may be harmed if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our customers.

        A number of government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract.

Our industry is highly competitive and we may be unable to compete effectively, which could result in reduced revenue, profitability and market share.

        We are engaged in a highly competitive business. The extent of competition varies with the types of services provided and the locations of the projects. Generally, we compete on the bases of technical and management capability, personnel qualifications and availability, geographic presence, experience and price. Increased competition may result in our inability to win bids for future projects and loss of revenue, profitability and market share.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

        Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

        Our professional liability policies cover only claims made during the term of the policy. Additionally, our insurance policies may not protect us against potential liability due to various exclusions in the policies and self-insured retention amounts. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

Our backlog of uncompleted projects under contract is subject to unexpected adjustments and cancellations and thus, may not accurately reflect future revenue and profits.

        At March 31, 2007, our backlog of uncompleted projects under contract was approximately $3.1 billion. We cannot guarantee that the revenue attributed to uncompleted projects under contract will be realized or, if realized, will result in profits. Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are delayed, scaled back or cancelled. These types of backlog reductions adversely affect the revenue and profits that we ultimately receive from contracts reflected in our backlog.

We have submitted claims to clients for work we performed beyond the scope of some of our contracts. If these clients do not approve these claims, our results of operations could be adversely impacted.

        We typically have pending claims submitted under some of our contracts for payment of work performed beyond the initial contractual requirements for which we have already recorded revenue. In general, we cannot guarantee that such claims will be approved in whole, in part or at all. If these claims are not approved, our revenue may be reduced in future periods.

In conducting our business, we depend on other contractors and subcontractors. If these parties fail to satisfy their obligations to us or other parties, or if we are unable to maintain these relationships, our revenue, profitability and growth prospects could be adversely affected.

        We depend on contractors and subcontractors in conducting our business. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, or our failure to extend existing task orders or issue new task orders under a subcontract. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized.

        We also rely on relationships with other contractors when we act as their subcontractor or joint venture partner. Our future revenue and growth prospects could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, or if a government agency terminates or reduces these other contractors' programs, does not award them new contracts or refuses to pay under a contract.

Systems and information technology interruption could adversely impact our ability to operate.

        We rely heavily on computer, information and communications technology and related systems in order to properly operate. From time to time, we experience occasional system interruptions and delays. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of and protect our systems, systems operation could be interrupted or delayed. In addition, our computer and communications systems and operations could be damaged or interrupted by natural disasters, telecommunications failures, acts of war or terrorism, computer viruses, physical or electronic security breaches and similar events or disruptions. Any of these or other events could cause system interruption, delays and loss of critical data, could delay or prevent operations, and could adversely affect our operating results.

Risks Relating to this Offering and Our Common Stock

There has been no prior public market for our shares and an active market may not develop or be maintained, which could limit your ability to sell shares of our common stock.

        Before this offering, there has not been a public market for our shares of common stock. Although our common stock has been approved for listing on the New York Stock Exchange, an active public market for our shares may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and our board of directors and may not be representative of the market price at which our shares of common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell our shares at or above the initial public offering price.

Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

        Our quarterly revenue, expenses and operating results may fluctuate significantly because of a number of factors, including:

  •
  the spending cycle of our public sector clients;

  •
  employee hiring and utilization rates;

  •
  the number and significance of client engagements commenced and completed during a quarter;

  •
  the ability of clients to terminate engagements without penalties;

  •
  the ability of our project managers to accurately estimate the percentage of the project completed;

  •
  delays incurred as a result of weather conditions;

  •
  delays incurred in connection with an engagement;

  •
  the size and scope of engagements;

  •
  the timing of expenses incurred for corporate initiatives;

  •
  the impairment of goodwill or other intangible assets; and

  •
  general economic and political conditions.

        Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could cause the price of our common stock to fluctuate and decline.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

        Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

  •
  division of our Board of Directors into three classes, with each class serving a staggered three-year term;

  •
  removal of directors for cause only;

  •
  ability of the Board of Directors to authorize the issuance of preferred stock in series without stockholder approval;

  •
  two-thirds stockholder vote requirement to approve specified business combinations, which include a sale of substantially all of our assets;

  •
  vesting of exclusive authority in the Board of Directors to determine the size of the board (subject to limited exceptions) and to fill vacancies;

  •
  advance notice requirements for stockholder proposals and nominations for election to the Board of Directors; and

  •
  prohibitions on our stockholders from acting by written consent and limitations on calling special meetings.

Future sales of our common stock may lower our stock price.

        If our existing stockholders sell a large number of shares of our common stock following this offering, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. Immediately after this offering, approximately 92,335,201 shares of our common stock will be outstanding, or 97,607,701 if the underwriters' over-allotment option is exercised in full. Of these shares, approximately 40,252,191 shares will be available for immediate resale in the public market, including all of the shares in this offering, and 9,413,842 shares will be available for resale 90 days following completion of this offering, except those held by our "affiliates." Of the remaining shares outstanding, approximately 42,669,167 shares are subject to lock-up agreements restricting the sale of those shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow the stockholders to sell their shares at any time.

        We have registered 25,637,100 shares of common stock that are reserved for issuance under our stock plans. Upon completion of this offering, these shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates and applicable lock-up agreements.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

        The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an initial public offering price of $20.00 per share, dilution per share in this offering will be $14.99 per share (or 74.9% of the price). In addition, we have issued options to acquire 8,409,191 shares of our common stock at a weighted average exercise price of $8.90 per share. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering. Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced.

We do not expect to pay any cash dividends for the foreseeable future.

        We do not anticipate paying any cash dividends to our stockholders for the foreseeable future. Our credit facilities also restrict our ability to pay dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We will incur increased costs as a result of being a publicly-traded company.

        As a company with publicly-traded securities, we could incur significant legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the U.S. Securities and Exchange Commission and the New York Stock Exchange, require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

If we do not timely satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, the trading price of our common stock could be adversely affected.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It also requires our independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls as of September 30, 2008. Our independent registered public accounting firm is also required to test, evaluate and report on management's assessment of internal control. Any delays or difficulty in satisfying these requirements could cause some investors to lose confidence in, or otherwise be unable to rely on, the accuracy of our reported financial information, which could adversely affect the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

        This prospectus contains statements which, to the extent that they do not recite historical fact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "estimate," "may," "will," "could," "plan" or "continue" and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. These risks and uncertainties include, but are not limited to:

  •
  our dependence on long-term government contracts, which are subject to the government's budgetary approval process;

  •
  the possibility that our government contracts may be terminated by the government;

  •
  our ability to successfully manage our joint ventures;

  •
  the risk of employee misconduct or our failure to comply with laws and regulations;

  •
  our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into our business;

  •
  our ability to attract and retain key technical and management personnel;

  •
  our ability to complete our backlog of uncompleted projects as currently projected;

  •
  competitive pressures and trends in our industry;

  •
  our liquidity and capital resources; and

  •
  other factors identified throughout this prospectus.

        In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

        We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially from those indicated by the forward-looking statements, including the factors that we discuss in the section entitled "Risk Factors."

USE OF PROCEEDS

        We estimate that our net proceeds (after deducting underwriting discounts and commissions payable to the underwriters and our estimated offering expenses) from this offering will be $371.4 million ($470.4 million if the underwriters exercise their option to acquire additional shares in full), based upon an initial public offering price of $20.00 per share and a $1.23 per share in underwriting discounts and commissions. We will not receive any proceeds from the sale of shares by the selling stockholders.

        We expect to use approximately $63.0 million (of which $50.0 million was outstanding as of March 31, 2007) of the net proceeds to repay amounts outstanding under our unsecured senior credit facility, which matures March 31, 2011, and currently bears interest at a weighted average interest rate of 6.80%. We also expect to use approximately $57.0 million of the net proceeds to repay all our outstanding borrowings under our unsecured term credit agreement which matures September 22, 2011 and currently bears interest at a weighted average interest rate of 5.51%. Further, we expect to use approximately $39.0 million to repay all of our outstanding 8 3/8% senior notes due April 14, 2012 which includes principal, accrued interest and make-whole premiums.

        We also expect to use $75.4 million of the net proceeds to fund elections made by employee participants in our stock purchase plan to diversify their holdings of plan units in connection with this offering. The diversification will be effected by our selling a number of newly issued shares of common stock in this offering equal to the number of common stock units under the stock purchase plan that each employee has elected to diversify. The net proceeds from the sale of such shares will be delivered to a trust for the benefit of such employee's plan account and the plan account will be reduced by the corresponding number of stock units. Such net proceeds will be retained in the trust and will be invested to match the investment elections made by such employee. Since the plan units are currently included in our total shares outstanding and the number of newly issued shares equals the number of plan units deducted from employee plan accounts, this diversification has no net impact on our total shares outstanding.

        We expect to use the remaining net proceeds for general corporate purposes, which may include future acquisitions.

        Until we use the net proceeds as described above, we intend to invest the net proceeds in short-term securities.

INDUSTRY AND MARKET DATA

        We obtained the market, demographic, competitive position and similar data used throughout this prospectus from our own research and from surveys or studies conducted by third parties and industry or general publications. We have also derived data regarding our competitors and customers from their press releases and other public filings. This market, demographic, competitive position and similar data include, among other things, statements regarding the global market for engineering, design and support services, our position in the relevant markets, including the transportation, facilities and environmental markets, and the historical and projected growth rate of our industry. While we believe that each of these surveys, studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock, and we do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies. Our loan covenants require us to obtain the consent of the banks or the senior noteholders, as the case may be, prior to the payment of any cash dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007 on an actual basis and as adjusted to give effect to our sale of common stock in this offering at an initial offering price of $20.00 per share and the application of the net proceeds from this offering as described under "Use of Proceeds."

	As of March 31, 2007
	Actual	Pro Forma As Adjusted(3)
	(in thousands, except share data) (unaudited)
Cash and cash equivalents	$116,264	$341,937

Share purchase liability	56,634	—
Debt:
Current portion of long-term debt	33,258	33,258
Long-term debt, less current portion	153,118	11,118

Total debt	186,376	44,376
Redeemable common and preferred stock and stock units(1)	832,624	—
Notes receivable from stockholders	—	—
Redeemable preferred stock, Class F—47,000 authorized, issued and outstanding as of March 31, 2007, and 0 shares as adjusted(2)	117,500	—
Redeemable preferred stock, Class G—47,000 authorized, issued and outstanding as of March 31, 2007, and 0 shares as adjusted(2)	117,500	—
Stockholders' (deficit)/equity:
Convertible preferred stock authorized 7,799,780 shares; issued and outstanding, 57,279 shares pro forma as adjusted, $100 liquidation preference value per share	—	5,728
Preferred stock, Class C-authorized 200 shares; issued and outstanding, 111.518 shares pro forma as adjusted, $1.00 liquidation preference value per share	—	—
Preferred stock, Class E-authorized 20 shares; issued and outstanding, 5.165 shares pro forma as adjusted, $1.00 liquidation preference value per share	—	—
Common stock, $0.01 par value, and common stock units, no par value, total authorized 150,000,000; issued and outstanding 91,135,704 shares pro forma as adjusted(2)	—	840
Additional paid-in capital	(289,790)	1,137,429
Retained earnings	21,111	17,362
Notes receivable from stockholders	—	—
Accumulated other comprehensive loss	(29,495)	(29,495)

Total stockholders' (deficit)/equity	(298,174)	1,131,864

Total capitalization	$1,012,460	$1,176,240

(1)
Common stock issued and outstanding does not include at March 31, 2007:

•
9,069,612 shares of common stock issuable upon the exercise of options outstanding under our stock incentive plans, with a weighted average exercise price of $8.79 per share;

•
371,821 shares of common stock issuable upon conversion of our convertible preferred stock;

•
28,588 shares of common stock issuable upon conversion of our convertible preferred stock units;

•
9,373,753 shares of common stock issuable upon conversion of our Class F convertible preferred stock;

•
9,373,753 shares of common stock issuable upon conversion of our Class G convertible preferred stock units;

•
6,240,084 shares of common stock available for issuance under our 2006 Stock Incentive Plan; and

•
1,964,707 shares of common stock available for issuance under our Equity Incentive Plan.

(2)
Pro forma as adjusted common stock amount reflects conversion of Class F and Class G Convertible Preferred Stock to common stock.

(3)
Pro forma as adjusted capitalization assumes the following:

•
net proceeds from the offering of 19.9 million shares, of which 4.0 million shares, or approximately $75.4 million, will be used to defease stock units currently held by employee participants in our stock purchase plan. Stock units held in the stock purchase plan are currently included in our total shares outstanding, so there will be no dilution upon exchange of these stock units for newly issued shares. The fair value of these stock units at March 31, 2007 was approximately $61.9 million;

•
debt repayment of $145.7 million, including make-whole premiums of $3.7 million;

•
reclassification of redeemable common and preferred stock and stock units to stockholders' equity;

•
conversion of share purchase liability to common stock and additional paid-in capital; and

•
payment of estimated offering expenses of $1.9 million.

DILUTION

        Our pro forma net tangible book value at March 31, 2007 was $85.5 million, or $1.20 per share. Pro forma net tangible book value assumes the conversion, concurrent with the offering, of all redeemable common and preferred stock and stock units and the related share purchase liability resulting in total common shares outstanding of 71,246,907 as of March 31, 2007. After giving effect to the sale of our common stock in this offering at an initial public offering price of $20.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value at March 31, 2007 would have been $456.9 million or $5.01 per share. This represents an immediate increase in net tangible book value per share of $3.81 to existing stockholders and dilution in net tangible book value per share of $14.99 to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share		$20.00
Pro forma net tangible book value per share at March 31, 2007	$1.20
Increase in net tangible book value per share attributable to new investors	3.81
Adjusted net tangible book value per share		5.01

Dilution per share to new investors		$14.99

        The following table sets forth, on the as adjusted basis described above, at March 31, 2007, the difference between the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	71,246,907	78	655,262,022	62	$9.20
New investors	19,888,797	22	397,775,940	38	$20.00

Total	91,135,704	100%	1,053,037,962	100%	$11.55

        The discussions and tables above exclude the following at March 31, 2007:

  •
  9,069,612 shares of common stock issuable upon exercise of options outstanding under our stock incentive plans, with a weighted average exercise price of $8.79 per share, of which 726,521 options shall be net exercised into 256,650 shares, which shall be sold by selling stockholders in this offering;

  •
  371,821 shares of common stock issuable upon conversion of our convertible preferred stock;

  •
  28,588 shares of common stock issuable upon conversion of our convertible preferred stock units;

  •
  6,240,084 shares of common stock available for issuance under our 2006 Stock Incentive Plan;

  •
  1,964,707 shares of common stock available for issuance under our Equity Incentive Plan; and

  •
  4,017,755 common stock units under our stock purchase plan to be diversified in connection with this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected consolidated financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes, which is included in this prospectus. We derived the consolidated statement of income data for each of the three years ended September 30, 2006, 2005 and 2004 and the consolidated balance sheet data at September 30, 2006 and 2005 from our audited consolidated financial statements, which are included elsewhere in this prospectus. The data for the three months ended March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. We derived the consolidated statement of income data for each of the years ended September 30, 2003 and 2002 and the consolidated balance sheet data as of September 30, 2004, 2003 and 2002 from our audited consolidated financial statements not included in this prospectus.

	Year Ended September 30,					Six Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in millions, except share and per share data)
Consolidated Statement of Income Data:
Revenue	$1,747	$1,915	$2,012	$2,395	$3,421	$1,606	$2,022
Cost of revenue	1,269	1,381	1,443	1,718	2,515	1,177	1,490

Gross profit	478	534	569	677	906	429	532
Equity in earnings of joint ventures	1	2	3	2	7	3	4
General and administrative expenses	430	467	485	581	810	382	468

Income from operations	49	69	87	98	103	50	68
Minority interest share of earnings	3	3	3	8	14	5	5
Gain on the sale of equity investment	—	—	—	—	—	—	11
Interest expense—net	12	10	8	7	10	8	3

Income before income tax expense	34	56	76	83	79	37	71
Income tax expense	11	19	26	29	25	12	24

Net income	$23	$37	$50	$54	$54	$25	$47

Net income allocation:
Preferred stock dividend	$—	$2	$5	$6	$2	$2	$—
Net income available for common stockholders	23	35	45	48	52	23	47

Net income	$23	$37	$50	$54	$54	$25	$47

Earnings per share available for common stockholders:
Basic	$0.45	$0.67	$0.86	$0.93	$0.94	$0.43	$0.82
Diluted	$0.43	$0.65	$0.78	$0.84	$0.74	$0.37	$0.60
Weighted average shares outstanding (in thousands):
Basic	51,630	52,858	52,600	51,880	54,856	53,482	56,965
Diluted	54,002	57,178	64,254	63,978	72,658	67,765	78,500

	Year Ended or as of September 30,					Six Months Ended or as of March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in millions, except employee data)
Other Data:
Depreciation and amortization	$23	$13	$13	$20	$40	$18	$19
Amortization expense of acquired intangible assets(1)	—	—	—	3	15	6	6
Capital expenditures	20	14	19	31	32	13	19
Backlog	1,710	1,660	1,620	1,980	2,480	2,585	3,131
Number of full-time and part-time employees	15,500	16,800	17,700	22,000	27,300	24,800	30,200
	As of September 30,
						As of March 31, 2007
	2002	2003	2004	2005	2006
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$28	$120	$121	$54	$128	$116
Working capital	113	213	225	171	201	185
Total assets	965	1,056	1,115	1,425	1,826	2,076
Long-term debt excluding current portion	171	122	105	216	123	153
Redeemable preferred and common stock and stock units, net of notes receivable	378	547	576	661	970	1,068
Stockholders' deficit	(108)	(181)	(159)	(240)	(291)	(298)

(1)
Included in depreciation and amortization above.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information included in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

        We are a leading global provider of professional technical and management support services for commercial and government clients around the world. We provide our services in a broad range of end markets and strategic geographic markets through a global network of operating offices and more than 30,000 employees and staff employed in the field on a project-by-project basis.

        Our business focuses primarily on providing fee-based professional technical and support services and, as such, we are labor and not capital intensive. We derive income from our ability to generate revenue and collect cash from our clients through the billing of our employees' time and our ability to manage our costs. We operate our business through two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

        Our PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide in major end markets such as transportation, facilities and environmental markets. PTS revenue is primarily derived from fees from services that we provide, as opposed to pass-through fees from subcontractors and other direct costs. As a percentage of PTS revenue, our other direct costs, including subcontractor and consultant costs, typically range from 30% to 38%. Our gross margin as a percentage of PTS revenue typically ranges from 30% to 32%, depending on the nature and scope of the underlying projects.

        Our MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. MSS revenue typically includes a significant amount of pass-through fees from subcontractor and other direct costs. As a percentage of MSS revenue, other direct costs, including subcontractor, consultants and material costs typically range from 85% to 87%. Our gross margin as a percentage of MSS revenue typically ranges from 3% to 5%, depending on the level of other direct costs required, which can vary significantly from period to period.

        In total, our revenue is dependent on our ability to attract qualified and productive employees, identify business opportunities, allocate our labor resources to profitable markets, secure new contracts, renew existing client agreements and provide outstanding services. Moreover, as a professional services company, the quality of the work generated by our employees is integral to our revenue generation.

        Our costs are driven primarily by the compensation we pay to our employees, including fringe benefits, the cost of hiring subcontractors and other project-related expenses, and sales, general and administrative overhead costs.

Components of Income and Expense

        Our management analyzes the results of our operations using two financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP): revenue, net of other direct costs and cost of revenue, net of other direct costs.

        The following table presents, for the periods indicated, a presentation of the non-GAAP financial measures reconciled to the closest GAAP measure:

	Year Ended September 30,					Six Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in millions)
Other Financial Data:
Revenue	$1,747	$1,915	$2,012	$2,395	$3,421	$1,606	$2,022
Other direct costs	671	725	776	933	1,521	701	929

Revenue, net of other direct costs	1,076	1,190	1,236	1,462	1,900	905	1,093
Cost of revenue, net of other direct costs	598	656	667	785	994	476	561

Gross profit	478	534	569	677	906	429	532

Equity in earnings of joint ventures	1	2	3	2	7	3	4

Amortization expense of acquired intangible assets	—	—	—	3	15	6	6
Other general and administrative expenses	430	467	485	578	795	376	462

General and administrative expenses	430	467	485	581	810	382	468

Income from operations	$49	$69	$87	$98	$103	$50	$68

Reconciliation of Cost of Revenue:
Other direct costs	$671	$725	$776	$933	$1,521	$701	$929
Cost of revenue, net of other direct costs	598	656	667	785	994	476	561

Cost of revenue	$1,269	$1,381	$1,443	$1,718	$2,515	$1,177	$1,490

  Revenue

        We recognize revenue using the percentage-of-completion method. Under this method, revenue is recorded generally on the basis of the ratio of direct labor dollars incurred to the estimated total direct labor dollars. We review our progress on each contract periodically and losses, if any, are recognized as soon as we determine that the contract will result in a loss. Our revenue is primarily derived from fee-based professional and technical services that our employees provide to our portfolio of clients as well as from other direct costs such as subcontractor and direct material purchases. Increases in fees or billable hours of our employees tends to have a more positive impact on our profitability than do increases in other direct costs. Contracts that are more heavily weighted on other direct costs tend to have lower profit margins.

  Other Direct Costs

        On many projects we are responsible for other direct costs or pass-through costs that may include third party field labor, subcontracts, or the procurement of materials and equipment. We account for the reimbursement of these expenses as revenue as these costs are incurred. On projects where the client elects to pay these costs directly, however, pass-through costs are not reflected in our revenue or expenses. Thus, other direct costs can fluctuate significantly. We generally do not earn profits from pass-through costs with the exception when incremental costs are incurred relating to the level of effort expended by us on these pass-through costs for supervision, accounting services and similar activities. In the cases where we do mark-up costs and earn profits, the amount is typically insignificant.

  Revenue, Net of Other Direct Costs

        In the course of providing our services, we routinely incur "other direct costs" (i.e. payments to subcontractors and other "pass-through" costs). Generally, these other direct costs are passed through to our clients and are included in our revenue when it is our responsibility to procure or manage such costs under the contract. Because other direct costs can vary significantly from project to project and period to period, changes in revenue may not be indicative of our business trends. Accordingly, in addition to revenue, we report revenue, net of other direct costs, and our discussion and analysis of financial condition and results of operations uses revenue, net of other direct costs as a point of reference. Revenue, net of other direct costs and gross profit as a percentage of revenue, net of other direct costs are non-GAAP measures and may not be comparable to similarly titled items reported by other companies.

  Cost of Revenue, Net of Other Direct Costs

        Cost of revenue, net of other direct costs reflects the direct cost of our own personnel (including fringe benefits and overhead expense) associated with revenue, net of other direct costs.

  Stock Match Expense

        Our total cost of revenue, net of other direct costs, as well as in our general and administrative costs, includes an expense for company-provided stock matches. Our strategy as a privately-held company has been to encourage employee ownership of company stock by providing stock matches on certain purchases of our common stock and common stock units, as well as a means to raise capital as there has not been a public market to do so. To the extent that employees purchase stock and stock units directly or by designating previously earned retirement funds, we have provided a match on a portion of the stock purchased. In addition, in mergers and acquisitions, as well as key hires, we have from time to time, provided discretionary matches beyond the typical match. The standard matching percentage for fiscal years 2004, 2005 and 2006 was primarily 18%. Compensation expense associated with these stock matches, which is included in both cost of revenue, net of other direct costs and general and administrative expenses under GAAP, is considered a function of the level of stock purchased by employees and not a cost of work performed.

        Because it is difficult to predict with any precision the amount of stock that will be purchased by employees, our stock match expense can vary significantly from period to period and tends to be a function of the level of our mergers and acquisitions activity. We anticipate that, once there is a public market for our stock, we will reduce the overall matches to employees, including those obtained through mergers and acquisitions.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures includes our portion of fees added by joint ventures in which we participate in client billings for services performed by joint venture partners and earnings from investments in non-controlled and non-consolidated joint ventures where the joint venture employs its own employees.

  General and Administrative Expenses

        General and administrative expenses include all corporate overhead expenses, including personnel, occupancy, administrative, performance earnings plan accruals, taxes, benefits and other operating expenses, and prior to fiscal 2002, amortization expense of goodwill acquired through acquisitions. In fiscal 2002, we discontinued amortizing goodwill and commenced testing our goodwill for impairment in accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). To date, we have not recognized, nor do we expect to recognize in the future, any expense related to goodwill impairment.

Should we determine, however, that our goodwill is impaired the related expense would be a component of our general and administrative expense.

  Amortization Expense of Acquired Intangible Assets

        Included in our general and administrative expense is amortization expense of acquired intangible assets. Under SFAS No. 141, "Business Combinations" (SFAS 141) and the SEC's interpretations thereof, we must ascribe value to identifiable intangible assets other than goodwill in our purchase allocations for acquired companies. These assets include but are not limited to backlog, customer lists and trade names. To the extent we ascribe value to identifiable intangible assets that have finite lives, we amortize those values over the estimated useful lives of the assets. Such amortization expense, although non-cash in the period expensed, directly impacts our results of operations.

        It is difficult to predict with any precision the amount of expense we may record relating to acquired intangible assets. As backlog is typically the shortest lived intangible asset in our business, we would expect to see higher amortization expense in the first 12 to 18 months after a merger or acquisition has been consummated. Due to its volatility and significance of these amounts, we segregate amortization expense of acquired intangible assets from general and administrative expense. This presentation may not provide an accurate comparison to similarly titled captions reported by other companies.

  Income Tax Expense

        Income tax expense varies as a function of income before income tax expense and permanent non-tax deductible expenses such as amortization expense of acquired intangible assets, certain amounts of meals and entertainment expense, valuation allowance requirements and other permanent differences. We anticipate to continue our merger and acquisition strategy and as such, we anticipate that there will be variability in our effective tax rate from quarter to quarter and year to year, especially to the extent that our permanent differences increase or decrease.

Mergers and Acquisitions

        One of our key strategies is to focus on both organic growth and mergers and acquisitions of technical companies that complement our business sectors and/or expand our geographic presence.

        In fiscal year 2004, we consummated the following two acquisitions:

  •
  PADCO. In April 2004, we acquired 100% of the capital stock of Planning and Development Collaborative International, Inc., which provides services to the U.S. Agency for International Development and other multi-lateral aid and development agencies. The consideration consisted of cash and our common stock.

  •
  UMA. In September 2004, we acquired 100% of the capital stock of UMA Group Ltd., a Vancouver, B.C.-based engineering firm. The consideration consisted of cash and exchangeable stock of a subsidiary. The exchangeable stock of the subsidiary is exchangeable, on a share for share basis, for our common stock.

        In fiscal year 2005, we consummated seven mergers and acquisitions, including:

  •
  Bassett. In October 2004, we acquired 100% of the capital stock of W.E. Bassett, an Australian building engineering firm. This consideration consisted of cash and our common stock.

  •
  Bullen. In March 2005, we acquired 100% of the capital stock of Bullen Consultants Limited, a U.K.-based transportation and environmental engineering firm. The consideration consisted of cash and our common stock.

  •
  ENSR. In September 2005, we acquired 100% of the capital stock of Tiger Acquisition Corp., parent company of ENSR International, a U.S.-based environmental management firm. The consideration consisted of cash.

        In fiscal year 2006, we consummated four mergers and acquisitions, including:

  •
  EDAW. In December 2005, we acquired 100% of the capital stock of EDAW, Inc., a San Francisco-based global urban-development and planning firm. The consideration consisted of cash and our common stock.

  •
  Cansult Maunsell. In September 2006, we acquired 100% of the capital stock through a two-step merger of Cansult Limited, an Ontario, Canada-based consulting firm that operates predominantly in the Middle East. The consideration consisted of cash.

        In fiscal year 2007, we have consummated six mergers and acquisitions to date, including:

  •
  HSMM. In January 2007, we acquired 100% of the capital stock of Hayes, Seay, Mattern & Mattern, Inc., a Virginia-based engineering, architectural services for buildings, infrastructure development and environmental restoration firm. The consideration consisted of cash.

  •
  RETEC. In January 2007, we acquired 100% of the capital stock of Retec, Inc., a U.S.-based environmental management firm. The consideration consisted of cash.

  •
  STS. In March 2007, we acquired 100% of the capital stock of STS Consultants, Ltd., an Illinois-based geotechnical/soil engineering, transportation and environmental management firm. The consideration consisted of cash.

        The purchase prices in certain of these mergers and acquisitions are subject to purchase allocation adjustments based upon the final determination of the acquired firm's tangible and intangible net asset values as of their respective closing dates. All of our mergers and acquisitions have been accounted for as purchases and the results of operations of the acquired companies have been included in our consolidated results since the dates of the merger and/or acquisition.

Critical Accounting Policies

        Our financial statements are presented in accordance with GAAP. Highlighted below are the accounting policies that management considers significant to understanding the operations of our business.

  Revenue Recognition

        Contract revenue is recognized on the percentage-of-completion method, measured generally by the ratio of direct labor dollars incurred to date to the total estimated direct labor dollars at completion. We include other direct costs (for example, third party field labor, subcontractors, or the procurement of materials or equipment) in contract revenue when the costs of these items are incurred and we are responsible for the ultimate acceptability of such costs. We consider the percentage-of-completion method to be the best available measure of progress on these contracts. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to estimated costs and revenue and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

        In the ordinary course of business, and at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted contract revenue, cost and profit or loss. The cumulative effect of revisions in estimates of the total forecasted revenue and costs during the course of the work, including unapproved change orders and claims, is reflected in the accounting period in which the facts that caused the revision become known to us. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage of completion of the contract.

  Claims Recognition

        Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. We record claims in accordance with paragraph 65 of the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." This statement of position provides that recognition of amounts related to claims as additional contract revenue is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by management's determination of the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor's performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded to the extent that contract costs relating to the claim have been incurred. The amounts recorded, if material, are disclosed in the notes to the financial statements. Costs attributable to claims are treated as costs of contract performance as incurred.

  Unbilled Accounts Receivable and Billings in Excess of Costs on Uncompleted Contracts

        Unbilled accounts receivable represents the excess of contract costs and profits (or contract revenue) recognized to date using the percentage-of-completion accounting method over billings to date. Unbilled work results when:

  •
  the appropriate contract revenue amount has been recognized in accordance with the percentage-of-completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract or the billing system does not accommodate billing until after the close of the accounting period in which the revenue is earned; and/or

  •
  costs, recorded at estimated realizable value, related to claims are incurred.

        Billings in excess of costs on uncompleted contracts represent the excess of billings to date, as allowed under the terms of a contract, over the amount of contract costs and profits (or contract revenue) recognized to date using the percentage-of-completion accounting method on certain contracts.

  Investments in Unconsolidated Joint Ventures

        We establish arrangements with other service providers to provide architecture, engineering, program management, construction management and operations and maintenance services through joint ventures. These joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is controlled by the joint venture executive committee which is typically comprised of a representative of each joint venture partner with equal voting rights, irrespective of the ownership percentage, which is generally based on the percentage split of work to be performed by each joint venture partner. The executive committee provides management oversight and assigns work efforts to the joint venture partners. In accordance with the FASB Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities" (FIN 46R) joint ventures in which we are not the primary beneficiary are accounted for using the equity method. Services performed by us and billed to the joint ventures with respect to work done by us for third party customers are recorded as our revenue in the period such services are rendered. In certain joint ventures, a fee is added to the respective billings from us and the other joint venture partners on the amounts billed to third party customers. These fees result in earnings to the joint venture and are split with each of the joint venture partners and paid to the joint venture partners upon collection from the third party customer. We record our allocated share of these fees as equity in earnings of joint ventures.

        Under these arrangements, if one partner is financially unable to complete its share of the contract, the other partners will be required to complete those activities. Our policy is to enter into joint venture arrangements with partners who are financially sound and who carry appropriate levels of surety bonds for a project to adequately assure completion of their assignment. We have from time to time deviated from this policy at the request of our clients. In all instances, we attempt to structure our operating agreements among the joint venture partners to minimize risk.

  Income Taxes

        Valuation Allowance.    Deferred income taxes are provided on the liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets may not be realized. Whether a deferred tax asset may be realized requires considerable judgment by us. In considering the need for a valuation allowance, we consider the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carry-forwards, taxable income in carry-back years if carry-back is permitted under tax law, and prudent and feasible tax planning strategies that would not normally be taken by management, in the absence of the desire to realize the deferred tax asset. Whether a deferred tax asset will ultimately be realized is also dependent on varying factors, including, but not limited to, changes in tax laws and audits by tax jurisdictions in which we operate.

        We review the need for a valuation allowance annually. If we determine we will not realize all or part of our net deferred tax asset in the future, we will record an additional valuation allowance. Conversely, if we determine that the ultimate realizability of all or part of the net deferred tax asset is more likely than not to be realized, then the amount of the valuation allowance will be reduced. This adjustment will increase or decrease income tax expense in the period of such determination.

        Undistributed Foreign Earnings.    The results of foreign operations are consolidated by us for financial reporting; however, earnings from investments in foreign operations are included in domestic taxable income only when actually or constructively received. No deferred taxes have been provided on the undistributed earnings of foreign operations of approximately $71.8 million because we plan to permanently reinvest these earnings overseas. If we were to repatriate these earnings additional taxes would be due at that time. However, these additional taxes may be offset in part by the use of foreign tax credits.

  Goodwill

        At September 30, 2006, we had recorded goodwill in the amount of approximately $466.5 million. SFAS 142 requires that we test our goodwill, at least annually, for potential impairment. The process of testing goodwill for impairment involves the determination of the fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates, including assumptions about our strategic plans with regard to our operations as well as the interpretation of current economic indicators and market valuations. To the extent economic conditions that would impact the future operations of our reporting units change, our goodwill may be deemed to be impaired and an impairment charge could result in a material adverse effect on our financial position or results of operations.

  Accrued Professional Liability Costs

        We carry professional liability insurance policies or self-insure for our initial layer of professional liability claims under our professional liability insurance policies and for a deductible for each claim even after exceeding the self-insured retention. We accrue for our portion of the estimated ultimate liability for the estimated potential incurred losses. We establish our estimate of loss for each potential claim in consultation with legal counsel handling the specific matters and on historic trends taking into account recent events. We also use an outside actuarial firm to assist us in estimating our future claims exposure. It is possible that our estimate of loss may be revised based on the actual or revised estimate of liability of the claims.

Results of Operations

  Six months ended March 31, 2007 compared to the six months ended March 31, 2006

  Consolidated Results

	Six Months Ended		Change
	March 31, 2006	March 31, 2007	$	%
	($ in thousands)
Revenue	$1,605,727	$2,022,258	$416,531	25.9%
Other direct costs	700,538	929,642	229,104	32.7

Revenue, net of other direct costs	905,189	1,092,616	187,427	20.7
Cost of revenue, net of other direct costs	476,127	560,326	84,199	17.7

Gross profit	429,062	532,290	103,228	24.1
Equity in earnings of joint ventures	2,563	3,636	1,073	41.9
General and administrative expense	381,821	467,974	86,153	22.6

Income from operations	49,804	67,952	18,148	36.4
Minority interest in share of earnings	5,481	5,234	(247)	(4.5)
Gain on sale of equity investment	—	11,286	11,286	—
Interest expense—net	7,790	3,303	(4,487)	(57.6)

Income before income tax expense	36,533	70,701	34,168	93.5
Income tax expense	11,691	23,983	12,292	105.1

Net income	$24,842	$46,718	$21,876	88.1%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Six Months Ended
	March 31, 2006	March 31, 2007
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	52.6	51.3

Gross profit	47.4	48.7
Equity in earnings of joint ventures	0.3	0.3
General and administrative expense	42.2	42.8

Income from operations	5.5	6.2
Minority interest in share of earnings	0.6	0.5
Gain on sale of equity investment	0.0	1.0
Interest expense—net	0.9	0.2

Income before income tax expense	4.0	6.5
Income tax expense	1.3	2.2

Net income	2.7%	4.3%

  Revenue

        For the six months ended March 31, 2007, revenue increased $416.5 million, or 25.9%, to $2.0 billion as compared to $1.6 billion for the six months ended March 31, 2006. Of this increase, $110.4 million, or 26.5% was provided by companies acquired in the past twelve months. Excluding revenue provided by companies acquired in the past 12 months, revenue increased $306.2 million, or 19.1%. This increase was primarily attributable to increased government and private sector spending for infrastructure development in Australia and Canada as a result of continued economic growth in these regions; growth in our building and transportation business in the United Kingdom and significant growth in our combat support and global maintenance and supply services for the Department of Defense.

  Revenue, Net of Other Direct Costs

        For the six months ended March 31, 2007, revenue, net of other direct costs increased $187.4 million, or 20.7%, to $1.1 billion as compared to $905.2 million for the six months ended March 31, 2006. Of this increase, $87.0 million, or 46.4% was provided by companies acquired in the past twelve months. Excluding revenue, net of other direct costs provided by companies acquired in the past 12 months, revenue, net of other direct costs increased $100.4 million, or 11.1%. This increase was primarily attributable to the factors mentioned above.

  Cost of Revenue, Net of Other Direct Costs

        For the six months ended March 31, 2007, cost of revenue, net of other direct costs increased $84.2 million, or 17.7%, to $560.3 million as compared to $476.1 million for the six months ended March 31, 2006. Of this increase, $41.5 million, or 49.3% was incurred by companies acquired in the past 12 months. Excluding cost of revenue, net of other direct costs associated with companies acquired in the past twelve months, cost of revenue, net of other direct costs increased $42.7 million, or 9.0%. Included in cost of revenue, net of other direct costs is stock match expense of $5.2 million and $4.7 million for the six months ended March 31, 2007 and March 31, 2006, respectively. Most of our cost of revenue, net of other direct costs is employee and employee related costs. As we realize increases in our revenue, net of other direct costs, we will realize corresponding increases in our headcount and employee and related costs. To the extent we increase our billable hours without increasing our headcount, our margins should improve. For the six months ended March 31, 2007, cost of revenue, net of other direct costs, as a percentage of revenue, net of other direct costs, was 51.3% as compared to 52.6% for the six months ended March 31, 2006.

  Gross Profit

        For the six months ended March 31, 2007, gross profit increased $103.2 million, or 24.1%, to $532.3 million as compared to $429.1 million for the six months ended March 31, 2006. Of this increase, gross profit provided by companies acquired in the past 12 months was $45.5 million, or 44.1%. Excluding gross profit provided by companies acquired in the past 12 months, gross profit increased $57.7 million, or 13.5%. This increase was primarily attributable to higher gross profit margins in our environmental compliance projects as well as higher margins in certain combat support and global maintenance and supply services. For the six months ended March 31, 2007, gross profit, as a percentage of revenue, net of other direct costs, was 48.7% as compared to 47.4% for the six months ended March 31, 2006.

  Equity in Earnings of Joint Ventures

        For the six months ended March 31, 2007, equity in earnings of joint ventures increased $1.0 million, or 41.9%, to $3.6 million as compared to $2.6 million for the six months ended March 31, 2006 as a result of higher activities in non-consolidated/non-controlled joint ventures.

  General and Administrative Expenses

        For the six months ended March 31, 2007, general and administrative expenses increased $86.2 million, or 22.6%, to $468.0 million as compared to $381.8 million for the six months ended March 31, 2006. Included in general and administrative expenses is stock match expense of $1.7 million in both the six months ended March 31, 2007 and March 31, 2006 and amortization expense of acquired intangible assets of $6.3 million and $7.0 million for the six months ended March 31, 2007 and March 31, 2006, respectively. For the six months ended March 31, 2007, general and administrative expenses, as a percentage of revenue, net of other direct costs was 42.8% as compared to 42.2% for the six months ended March 31, 2006. The increase was primarily attributable to growth in revenue noted above, increased headcount associated with acquired companies, continued investments throughout the organization to support strategic initiatives and expenses incurred related to our becoming a public reporting company, including Sarbanes-Oxley Act of 2002 (SOX) compliance efforts.

  Gain on Sale of Equity Investment

        In the six months ended March 31, 2006, we sold our minority interest in an equity investment in the U.K. for 7.5 million GBP, or approximately $14.7 million. Related to this sale, we recorded a gain on the sale of $11.3 million.

  Interest Expense—Net

        For the six months ended March 31, 2007, net interest expense decreased $4.5 million, or 57.6%, to $3.3 million as compared to $7.8 million for the six months ended March 31, 2006. This decrease was primarily attributable to lower borrowings in the six months ended March 31, 2007 as compared to the prior year. In six months ended March 31, 2006, we had higher borrowings under our senior credit facility associated with acquisitions completed in the latter part of fiscal year 2005 and the first quarter of fiscal year 2006, offset by repayment of such debt with the net proceeds from the issuance of our Class F and Class G redeemable preferred stock.

  Income Tax Expense

        For the six months ended March 31, 2007, income tax expense increased $12.3 million, or 105.1%, to $24.0 million as compared to $11.7 million for the six months ended March 31, 2006. The effective tax rate for the six months ending March 31, 2007 was 33.9% as compared to 32.0% for the six months ended March 31, 2006.

  Net Income

        The factors described above resulted in net income of $46.7 million for the six months ended March 31, 2007 as compared to net income of $24.8 million for the six months ended March 31, 2006.

Results of Operations by Reportable Segment:

Professional Technical Services

	Six Months Ended
			Change
	March 31, 2006	March 31, 2007
			$	%
	($ in thousands)
Revenue	$1,319,621	$1,594,564	$274,943	20.8%
Other direct costs	464,597	552,804	88,207	19.0

Revenue, net of other direct costs	855,024	1,041,760	186,736	21.8
Cost of revenue, net of other direct costs	443,132	528,531	85,399	19.3

Gross profit	$411,892	$513,229	$101,337	24.6%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Six Months Ended
	March 31, 2006	March 31, 2007
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	51.8	50.7

Gross profit	48.2%	49.3%

  Revenue

        For the six months ended March 31, 2007, revenue for our PTS segment increased $274.9 million, or 20.8%, to $1.6 billion as compared to $1.3 billion for the six months ended March 31, 2006. Of this increase, $110.4 million, or 40.1% was provided by companies acquired in the past twelve months. Excluding revenue provided by companies acquired in the past 12 months, revenue for our PTS segment increased $164.6 million, or 12.5%. This increase was primarily attributable to increased government and private sector spending for infrastructure development in Australia and Canada as a result of continued economic growth and growth in our building and transportation business in the U.K.

  Revenue, Net of Other Direct Costs

        For the six months ended March 31, 2007, revenue, net of other direct costs for our PTS segment increased $186.7 million, or 21.8%, to $1.0 billion as compared to $855.0 million for the six months ended March 31, 2006. Of this increase, $87.0 million, or 46.6% was provided by companies acquired in the past twelve months. Excluding revenue, net of other direct costs provided by companies acquired in the past 12 months, revenue, net of other direct for our PTS segment increased $99.8 million, or 11.7%. This increase was primarily attributable to the factors mentioned above.

  Cost of Revenue, Net of Other Direct Costs

        For the six months ended March 31, 2007, cost of revenue, net of other direct costs for our PTS segment increased $85.4 million, or 19.3%, to $528.5 million as compared to $443.1 million in the six months ended March 31, 2006. Of this increase, $41.5 million, or 48.6% was incurred by companies acquired in the past twelve months. Excluding cost of revenue, net of other direct costs incurred by companies acquired in the past twelve months, cost of revenue, net of other direct costs increased by $43.9 million, or 9.9%. For the six months ended March 31, 2007, cost of revenue, net of other direct costs, as a percentage of revenue, net of other direct costs, was 50.7% as compared to 51.8% for the six months ended March 31, 2006.

  Gross Profit

        For the six months ended March 31, 2007, gross profit for our PTS segment increased $101.3 million, or 24.6%, to $513.2 million as compared to $411.9 million for the six months ended March 31, 2006. Of this increase, $45.5 million, or 44.9% was provided by companies acquired in the past 12 months. Excluding gross profit provided by companies acquired in the past 12 months, gross profit increased $55.8 million, or 13.6%. The increases were primarily attributable to success fees associated with a project in Australia, margin improvements in our Canadian and U.K. operations as well as our U.S. transportation sector. For the six months ended March 31, 2007, gross profit, as a percentage of revenue, net of other direct costs, was 49.3% as compared to 48.2% for the six months ended March 31, 2006.

  Equity in Earnings of Joint Ventures

        For the six months ended March 31, 2007, equity in earnings of joint ventures decreased $0.4 million, or 27.8%, to $1.0 million as compared to $1.4 million for the six months ended March 31, 2006.

  Management Support Services

	Six Months Ended		Change
	March 31, 2006	March 31, 2007	$	%
	($ in thousands)
Revenue	$285,647	$425,171	$139,524	48.8%
Other direct costs	239,390	376,461	137,071	57.3

Revenue, net of other direct costs	46,257	48,710	2,453	5.3
Cost of revenue, net of other direct costs	28,896	27,751	(1,145)	(4.0)

Gross profit	$17,361	$20,959	$3,598	20.7%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Six Months Ended
	March 31, 2005	March 31, 2006
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	62.5	57.0

Gross profit	37.5%	43.0%

  Revenue

        For the six months ended March 31, 2007, revenues for our MSS segment increased $139.5 million, or 48.8%, to $425.2 million as compared to $285.6 million for the six months ended March 31, 2006. This increase was primarily attributable to growth in the level of other direct costs associated with our war-related efforts in Kuwait, Iraq and Afghanistan offset by lower levels of self-performed work for combat support and global maintenance and supply services for the Department of Defense.

  Revenue, Net of Other Direct Costs

        For the six months ended March 31, 2007, revenue, net of other direct costs for our MSS segment increased $2.5 million, or 5.3%, to $48.7 million as compared to $46.3 million for the six months ended March 31, 2006. The decrease was primarily attributable to the completion of a contract in Kuwait with higher levels of self-performed work which represented approximately $5.0 million of the reduction in revenue, net of subcontractor costs.

  Cost of Revenue, Net of Other Direct Costs

        For the six months ended March 31, 2007, cost of revenue for our MSS segment, net of other direct costs decreased $1.1 million, or 4.0%, to $27.8 million as compared to $28.9 million for the six months ended March 31, 2006. For the six months ended March 31, 2007, cost of revenue, net of other direct costs, as a percentage of revenue, net of other direct costs, was 57.0% as compared to 62.5% for the six months ended March 31, 2006.

  Gross Profit

        For the six months ended March 31, 2007, gross profit for our MSS segment increased $3.6 million, or 20.7%, to $21.0 million as compared to $17.4 million for the six months ended March 31, 2006. For the six months ended March 31, 2007, gross profit, as a percentage of revenue, net of other direct costs, was 43.0% as compared to 37.5% for the six months ended March 31, 2006. This increase in margin to revenue, net of other direct costs relates to fees charged on the increased other direct costs. However, for the six months ended March 31, 2007, gross profit, as a percentage of revenue, was 4.9% as compared to 6.1% for the six months ended March 31, 2006.

  Equity in Earnings of Joint Ventures

        For the six months ended March 31, 2007, equity in earnings of joint ventures for our MSS segment increased $2.6 million, or 223.3%, to $3.7 million as compared to $1.1 million for the six months ended March 31, 2006 related to our participation in the Nevada Test Site project. Equity in earnings of joint ventures varies from period to period based upon the services performed for non-controlled and non-consolidated joint ventures.

Fiscal year ended September 30, 2006 compared to the fiscal year ended September 30, 2005

  Consolidated Results

	Fiscal Year Ended		Change
	September 30, 2005	September 30, 2006	$	%
	($ in thousands)
Revenue	$2,395,340	$3,421,492	$1,026,152	42.8%
Other direct costs	932,797	1,521,775	588,978	63.1

Revenue, net of other direct costs	1,462,543	1,899,717	437,174	29.9
Cost of revenue, net of other direct costs	785,066	993,909	208,843	26.6

Gross profit	677,477	905,808	228,331	33.7
Equity in earnings of joint ventures	2,352	6,554	4,202	178.7
General and administrative expenses	581,529	808,953	227,424	39.1

Income from operations	98,300	103,409	5,109	5.2
Minority interest in share of earnings	8,453	13,924	5,471	64.7
Interest expense—net	7,054	10,576	3,522	49.9

Income before income tax expense	82,793	78,909	(3,884)	(4.7)
Income tax expense	28,979	25,223	(3,756)	(13.0)

Net income	$53,814	$53,686	$(128)	(0.2)%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	53.7	52.3

Gross profit	46.3	47.7
Equity in earnings of joint ventures	0.2	0.3
General and administrative expenses	39.8	42.6

Income from operations	6.7	5.4
Minority interest in share of earnings	0.5	0.6
Interest expense—net	0.5	0.6

Income before income tax expense	5.7	4.2
Income tax expense	2.0	1.4

Net income	3.7%	2.8%

  Revenue

        For fiscal 2006, revenue was $3.4 billion, an increase of $1.0 billion, or 42.8%, over fiscal 2005. Of this increase, $414.4 million was provided by companies acquired in the past 12 months. Excluding revenue provided by companies acquired in the past 12 months, revenue increased $611.8 million, or 25.5% over fiscal 2005. Revenue increased among most of our sectors and geographic markets. In particular, there was strong growth in our MSS segment due to increased revenue in several existing and new contract awards.

  Revenue, Net of Other Direct Costs

        For fiscal 2006, revenue, net of other direct costs was $1.9 billion, an increase of $437.2 million, or 29.9%, over fiscal 2005. Of this increase, $281.9 million was provided by companies acquired in the past 12 months. Excluding revenue, net of other direct costs provided by companies acquired in the past 12 months, revenue, net of other direct costs increased $155.3 million, or 10.6% over fiscal 2005. The difference between the growth rates of our revenue and revenue, net of other direct costs is primarily attributable to the level of subcontracted costs and other direct costs which can vary significantly from period to period depending on contract requirements and contract mix. In addition, as we realize variations in our billable hours or utilization rates, revenue, net of other direct costs will vary.

  Cost of Revenue, Net of Other Direct Costs

        For fiscal 2006, cost of revenue, net of other direct costs was $993.9 million, an increase of $208.8 million, or 26.6%, over fiscal 2005. Of this increase, $128.2 million was incurred by companies acquired in the past 12 months. Excluding cost of revenue, net of other direct costs incurred by companies acquired in the past 12 months, cost of revenue, net of other direct costs increased $80.6 million, or 10.3% over fiscal 2005. Included in costs of revenue, net of other direct costs is stock match expense of $10.9 million and $2.4 million in fiscal 2006 and fiscal 2005, respectively. The cost of revenue, net of other direct costs across our business segments was generally in line with the changes in revenue, net of other direct costs for our business segments.

  Gross Profit

        Gross profit was $905.8 million in fiscal 2006, an increase of $228.3 million, or 33.7% over fiscal 2005. Of this increase, $153.7 million was provided by companies acquired in the past 12 months. Excluding gross profit provided by companies acquired in the past 12 months, gross profit increased $74.6 million, or 11.0% over fiscal 2005. As a percentage of revenue, net of other direct costs, gross profit was 46.3% and 47.7% in fiscal 2005 and 2006, respectively. The increase in fiscal 2006 was primarily attributable to higher margins that were added through mergers and acquisitions in the past year in addition to margin improvements in our foreign operations.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures was $6.5 million in fiscal 2006, an increase of $4.2 million over fiscal 2005 resulting from growth in our joint venture activities.

  General and Administrative Expense

        General and administrative expenses were $809.0 million in fiscal 2006, up $227.4 million, or 39.1%, over fiscal 2005. As a percentage of revenue, net of other direct costs, general and administrative expenses increased from 39.8% in fiscal 2005 to 42.6% in fiscal 2006.

        Included in general and administrative expense is amortization expense of acquired intangible assets. This amortization expense was $14.5 million in fiscal 2006, up $11.5 million, or 383.3%, over fiscal 2005 as a result of recent mergers and acquisitions. This expense will vary as we consummate mergers and acquisitions, however, we expect the amortization expense to be higher during the first 12 to 18 months following the acquisition due to the short-term nature of acquired backlog.

        Also included in general and administrative expense is stock match expense of $3.8 million and $0.8 million in fiscal 2006 and fiscal 2005, respectively.

        Also included in general and administrative expense is approximately $4.0 million in expense incurred related to our becoming a public reporting company, including our SOX compliance efforts.

We expect to continue to incur material levels of expense for our SOX compliance efforts through fiscal 2007 and 2008.

        This overall increase in our general and administrative expense was largely the result of increased personnel, including personnel associated with acquired companies, the factors described above, increased costs to support growth and compliance efforts, as well as one-time expenses related to recent mergers and acquisitions of $5.5 million.

  Income From Operations

        An overall increase in our business activity, higher gross profit, offset by higher general and administrative expenses, resulted in income from operations of $103.4 million in fiscal 2006, an increase of $5.1 million, or 5.2%, from $98.3 million in fiscal 2005.

  Interest Expense—Net

        Interest expense, net of $3.5 million of interest income, increased to $10.6 million in fiscal 2006, compared to $7.1 million in fiscal 2005. This increase is primarily attributable to higher average borrowings throughout the year to fund mergers and acquisitions, partially offset by strong cash flow from operations, $128.4 million in excess proceeds from the $235.0 million sale of our Class F and Class G convertible stock and a $1.1 million gain on the termination of our interest-rate swap contracts. At September 30, 2006, borrowings under our Amended and Restated Credit Agreement, our Term Credit Agreement and senior notes outstanding totaled $133.8 million, as compared to $229.7 million at September 30, 2005.

  Income Tax Expense

        Income tax expense was $25.2 million in fiscal 2006, compared to $29.0 million in fiscal 2005. The effective tax rate was 32.0% in fiscal 2006, as compared to 35.0% in fiscal 2005. The decrease in the effective tax rate was primarily attributable to the favorable resolution of certain contingencies relating to audits that were unresolved at September 30, 2005.

  Net Income

        The factors described above resulted in net income of $53.7 million in fiscal 2006, as compared to net income of $53.8 million in fiscal 2005.

Results of Operations by Reportable Segment

Professional Technical Services

	Fiscal Year Ended		Change
	September 30, 2005	September 30, 2006	$	%
	($ in thousands)
Revenue	$2,082,618	$2,772,833	$690,215	33.1%
Revenue, net of other direct costs	$1,415,450	$1,787,078	$371,628	26.3%
Cost of revenue, net of other direct costs	755,609	914,773	159,164	21.1%

Gross profit	$659,841	$872,305	$212,464	32.2%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	53.4	51.2

Gross profit	46.6%	48.8%

  Revenue

        Revenue for our PTS segment was $2.8 billion in fiscal 2006, an increase of $690.2 million, or 33.1%, over fiscal 2005. Of this increase, $414.4 million was provided by companies acquired in the past 12 months. Excluding revenue provided by companies acquired in the past 12 months, revenue increased $275.8 million, or 13.2% over fiscal 2005. PTS experienced growth throughout most of its business areas, with the exception of U.S. transportation operations due to temporary delays on certain large transportation projects.

  Revenue, Net of Other Direct Costs

        Revenue, net of other direct costs for our PTS segment was $1.8 billion in fiscal 2006, an increase of $371.6 million, or 26.3%, over fiscal 2005. Of this increase, $281.9 million was provided by companies acquired in the past 12 months. Excluding revenue, net of other direct costs provided by companies acquired in the past 12 months, revenue, net of other direct costs increased $89.7 million, or 6.3%, over fiscal 2005. Revenue, net of other direct costs increased at a lower rate as compared to revenue due to higher pass-through costs to subcontractors included in revenue.

  Cost of Revenue, Net of Other Direct Costs

        The cost of revenue, net of other direct costs for our PTS segment was $914.8 million in fiscal 2006, an increase of $159.2 million, or 21.1%, over fiscal 2005. Of this increase, $128.2 million was incurred by companies acquired in the past 12 months. Excluding cost of revenue, net of other direct costs incurred by companies acquired in the past 12 months, cost of revenue, net of other direct costs increased $31.0 million, or 4.1%.

  Gross Profit

        Gross profit for our PTS segment was $872.3 million in fiscal 2006, an increase of $212.5 million, or 32.2% over fiscal 2005. Of this increase, $153.7 million was provided by companies acquired in the past 12 months. Excluding gross profit provided by companies acquired in the past 12 months, gross profit increased $58.8 million, or 8.9%. As a percentage of revenue, net of other direct costs, gross profit was 48.8% of revenue, net of other direct costs in fiscal 2006 as compared to 46.6% in fiscal 2005. These changes were attributable to the factors described above.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures for our PTS segment was $3.0 million in fiscal 2006, an increase of $0.6 million over fiscal 2005.

Management Support Services

	Fiscal Year Ended		Change
	September 30, 2005	September 30, 2006	$	%
	($ in thousands)
Revenue	$309,053	$647,188	$338,135	109.4%
Revenue, net of other direct costs	$42,977	$89,794	$46,817	108.9%
Cost of revenue, net of other direct costs	29,010	50,921	21,911	75.5%

Gross profit	$13,967	$38,873	$24,906	178.3%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	67.5	56.7

Gross profit	32.5%	43.3%

  Revenue

        Revenue for our MSS segment was $647.2 million in fiscal 2006, an increase of $338.1 million, or 109.4%, over fiscal 2005, none of which was provided by companies acquired in the past 12 months. The increase in revenue was primarily attributable to the continuing military activities in the Middle East, resulting in demand for maintenance and operations of installations as well as modification work on military vehicles and systems. We also realized a substantial increase in the value of our indefinite delivery/indefinite quantity contracts. The nature of our work task orders focus on establishing facilities, general support and maintenance for U.S. military pre-positioned stocks, logistics, equipment and fleet management.

  Revenue, Net of Other Direct Costs

        Revenue, net of other direct costs for our MSS segment was $89.8 million in fiscal 2006, an increase of $46.8 million, or 108.9% over fiscal 2005. Revenue, net of other direct costs increased at a slower rate than revenue due to a higher amount of pass-through costs that are included in revenue.

  Cost of Revenue, Net of Other Direct Costs

        The cost of revenue, net of other direct costs for our MSS segment was $50.9 million in fiscal 2006, an increase of $21.9 million, or 75.5% over fiscal 2005. This increase was due to higher indirect expenses associated with the increase in business volume and employee-related expenses.

  Gross Profit

        Gross profit for our MSS segment was $38.9 million in fiscal 2006, an increase of $24.9 million, or 178.3% over fiscal 2005. As a percentage of revenue, net of other direct costs, gross profit was 43.3% in fiscal 2006 as compared to 32.5% in fiscal 2005.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures for our MSS segment was $4.9 million in fiscal 2006, an increase of $4.9 million over fiscal 2005. The increase was primarily attributable to earnings from recently formed unconsolidated joint ventures. Due to our minority interest in this joint venture, the earnings are not reflected in revenue for our MSS segment. The joint ventures provide peacekeeping services, administrative support for civilian agencies and response training for law enforcement and military personnel. In addition, the award of the management and operations contract of the U.S. government's Nevada Test Site to the limited liability company for which we serve as a key partner provided earnings contribution through contract award fee performance.

  Fiscal year ended September 30, 2005 compared to the fiscal year ended September 30, 2004

  Consolidated Results

	Fiscal Year Ended		Change
	September 30, 2004	September 30, 2005	$	%
	($ in thousands)
Revenue	$2,011,975	$2,395,340	$383,365	19.1%
Other direct costs	775,722	932,797	157,075	20.2

Revenue, net of other direct costs	1,236,253	1,462,543	226,290	18.3
Cost of revenue, net of other direct costs	667,697	785,066	117,369	17.6

Gross profit	568,556	677,477	108,921	19.2
Equity in earnings of joint ventures	2,517	2,352	(165)	(6.6)
General and administrative expenses	484,446	581,529	97,083	20.0

Income from operations	86,627	98,300	11,673	13.5
Minority interest in share of earnings	3,239	8,453	5,214	161.0
Interest expense—net	6,968	7,054	86	1.2

Income before income tax expense	76,420	82,793	6,373	8.3
Income tax expense	25,984	28,979	2,995	11.5

Net income	$50,436	$53,814	$3,378	6.7%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	54.0	53.7

Gross profit	46.0	46.3
Equity in earnings of joint ventures	0.2	0.2
General and administrative expenses	39.2	39.8

Income from operations	7.0	6.7
Minority interest in share of earnings	0.2	0.5
Interest expense—net	0.6	0.5

Income before income tax expense	6.2	5.7
Income tax expense	2.1	2.0

Net income	4.1%	3.7%

  Revenue

        For fiscal 2005, revenue was $2.4 billion, an increase of $383.4 million, or 19.1%, over fiscal 2004. Of this increase, $210.2 million was provided by companies acquired in the past 12 months. Excluding revenue provided by companies acquired in the past 12 months, revenue increased $173.2 million, or 8.6% over fiscal 2004.

  Revenue, Net of Other Direct Costs

        For fiscal 2005, revenue, net of other direct costs was $1.5 billion, an increase of $226.3 million, or 18.3%, over fiscal 2004. Of this increase, $147.6 million was provided by companies acquired in the past 12 months. Excluding revenue, net of other direct costs provided by companies acquired in the past 12 months, revenue, net of other direct costs increased $78.7 million, or 6.4% over fiscal 2004.

  Cost of Revenue, Net of Other Direct Costs

        The cost of revenue, net of other direct costs was $785.1 million in fiscal 2005, an increase of $117.4 million, or 17.6%, over fiscal 2004. Of this increase, $74.6 million was incurred by companies acquired in the past 12 months. Excluding cost of revenue, net of other direct costs incurred by companies acquired in the past 12 months, cost of revenue, net of other direct costs increased $42.8 million, or 6.4% over fiscal 2004. Included in costs of revenue, net of other direct costs is stock match expense of $2.4 million and $1.3 million in fiscal 2005 and fiscal 2004, respectively. The cost of revenue, net of other direct costs across our business segments was generally in line with the changes in revenue, net of other direct costs for each business segment.

  Gross Profit

        Gross profit was $677.5 million in fiscal 2005, an increase of $108.9 million, or 19.2% over fiscal 2004. Of this increase, gross profit provided by companies acquired in the past 12 months was $73.0 million. Excluding gross profit provided by companies acquired in the past 12 months, gross profit increased $35.9 million, or 6.3% over fiscal 2004. As a percentage of revenue, net of other direct costs, gross profit was 46.0% and 46.3% in fiscal 2004 and 2005, respectively. The slight increase in fiscal 2005 was primarily attributable to improvements in margins in our operations outside of the U.S.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures was $2.4 million in fiscal 2005, a decrease of $0.2 million over fiscal 2004.

  General and Administrative Expense

        General and administrative expenses were $581.5 million in fiscal 2005, up $97.1 million, or 20.0%, over fiscal 2004. As a percentage of revenue, net of other direct costs, general and administrative expenses increased from 39.2% in fiscal 2004 to 39.8% in fiscal 2005.

        Included in general and administrative expense is amortization expense of acquired intangible assets. This amortization expense was $3.0 million in fiscal 2005 as compared to $0.0 million in fiscal 2004.

        Also included in general and administrative expense is stock match expense of $0.8 million and $0.5 million in fiscal 2005 and fiscal 2004, respectively.

        Also included in general and administrative expense was increased expenditures for new corporate initiatives, including transition costs associated with implementing a company-wide enterprise resource planning (ERP) platform. Higher gross profit, offset by higher general and administrative expenses, resulted in income from operations of $98.3 million in fiscal 2005, an increase of $11.7 million, or 13.5%, from $86.6 million of income from operations in fiscal 2004.

  Interest Expense—Net

        Interest expense, net of $2.1 million interest income, increased slightly to $7.1 million in fiscal 2005, compared to $7.0 million in fiscal 2004. Borrowings under our credit agreement and senior notes outstanding totaled $229.7 million at September 30, 2005 as compared to $108.3 million at September 30, 2004. The difference is primarily attributable to borrowings under our credit facility to finance an acquisition in September 2005.

  Income Tax Expense

        Income tax expense was $29.0 million in fiscal 2005, compared to $26.0 million in fiscal 2004. The effective tax rate was 32% both in fiscal 2005 and fiscal 2004.

  Net Income

        The factors described above resulted in net income of $53.8 million in fiscal 2005, compared to net income of $50.4 million in fiscal 2004.

  Results of Operations by Reportable Segment

  Professional Technical Services

	Fiscal Year Ended		Change
	September 30, 2004	September 30, 2005	$	%
	($ in thousands)
Revenue	$1,777,718	$2,082,618	$304,900	17.2%
Revenue, net of other direct costs	$1,198,354	$1,415,450	$217,096	18.1%
Cost of revenue, net of other direct costs	638,298	755,609	117,311	18.4%

Gross profit	$560,056	$659,841	$99,785	17.8%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	53.3	53.4

Gross profit	46.7%	46.6%

  Revenue

        Revenue for our PTS segment was $2.1 billion in fiscal 2005, an increase of $304.9 million, or 17.2%, over fiscal 2004. Of this increase, $210.2 million was provided by companies acquired in the past twelve months. Excluding revenue of companies acquired in the past 12 months, revenue for our PTS segment increased $94.7 million, or 5.3% over fiscal 2004. PTS experienced growth throughout most of its business areas, offset by decreases in state and local government spending due to continuing budget deficits.

  Revenue, Net of Other Direct Costs

        Revenue, net of other direct costs for our PTS segment was $1.4 billion in fiscal 2005, an increase of $217.1 million, or 18.1%, over fiscal 2004. Of this increase, $147.6 million was provided by companies acquired in the past 12 months. Excluding revenue, net of other direct costs of companies acquired in the past 12 months, revenue, net of other direct costs for our PTS segment increased $69.5 million, or 5.8% over fiscal 2004. Revenue, net of other direct costs increased at a higher rate as compared to revenue due to the inclusion of lower pass-through costs to subcontractors included in revenue.

  Cost of Revenue, Net of Other Direct Costs

        The cost of revenue, net of other direct costs for our PTS segment was $755.6 million in fiscal 2005, an increase of $117.3 million, or 18.4%, over fiscal 2004. Of this increase, $74.6 million was incurred by companies acquired in the past 12 months. Excluding cost of revenue, net of other direct costs from companies acquired in the past 12 months, cost of revenue, net of other direct costs for our PTS segment increased $42.7 million, or 6.7%, over fiscal 2004.

  Gross Profit

        Gross profit for our PTS segment was $659.8 million in fiscal 2005, an increase of $99.8 million, or 17.8% over fiscal 2004. Of this increase, $73.0 million was provided by companies acquired in the past 12 months. Excluding gross profit provided by companies acquired in the past 12 months, gross profit for our PTS segment increased $26.8 million, or 4.8%, over fiscal 2004. As a percentage of revenue, net of other direct costs, gross profit was 46.6% in fiscal 2005 and 46.7% in fiscal 2004.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures for our PTS segment was $2.4 million in fiscal 2005, an increase of $1.0 million, or 77.8%, over fiscal 2004.

Management Support Services

	Fiscal Year Ended		Change
	September 30, 2004	September 30, 2005	$	%
	($ in thousands)
Revenue	$232,143	$309,053	$76,910	33.1%
Revenue, net of other direct costs	$35,785	$42,977	$7,192	20.1%
Cost of revenue, net of other direct costs	29,399	29,010	(389)	(1.3)%

Gross profit	$6,386	$13,967	$7,581	118.7%

        The following table presents the percentage relationship of certain items to revenue, net of other direct costs:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005
Revenue, net of other direct costs	100.0%	100.0%
Cost of revenue, net of other direct costs	82.2	67.5

Gross profit	17.8%	32.5%

  Revenue

        Revenue for our MSS segment was $309.1 million in fiscal 2005, an increase of $76.9 million, or 33.1%, over fiscal 2004, none of which was provided by companies acquired in the past 12 months. The increase in MSS revenue resulted from increased revenue in operations and maintenance services for the U.S. military that was associated with the continued high level of activities in the Middle East in addition to increased revenue from our U.S. installation operation services.

  Revenue, Net of Other Direct Costs

        Revenue, net of other direct costs for our MSS segment was $43.0 million in fiscal 2005, an increase of $7.2 million, or 20.1%, over fiscal 2004.

  Cost of Revenue, Net of Other Direct Costs

        The cost of revenue, net of other direct costs for our MSS segment was $29.0 million in fiscal 2005, a decrease of $0.4 million, or 1.3% over fiscal 2004. This decrease in costs was primarily attributable to an increase in higher margin contracts for support service. The support contracts generally carry higher margins than operation and maintenance and field-based services contracts.

  Gross Profit

        Gross profit for our MSS segment was $14.0 million in fiscal 2005, an increase of $7.6 million, or 118.7%, over fiscal 2004. As a percentage of revenue, net of other direct costs, gross profit was 32.5% in fiscal 2005 as compared to 17.8% in fiscal 2004.

  Equity in Earnings of Joint Ventures

        Equity in earnings of joint ventures for our MSS segment was $0.0 million in fiscal 2005 as compared to $1.2 million in fiscal 2004.

Seasonality

        We experience seasonal trends in our business. Our revenue is typically lower in the first quarter of our fiscal year, primarily due to lower utilization rates attributable to holidays recognized around the world. Our revenue is typically higher in the last half of the year. Many U.S. state governments with fiscal years ending on June 30 tend to accelerate spending during their first quarter, when new funding becomes available. In addition, we find that the U.S Federal government tends to authorize more work during the period preceding the end of its fiscal year, September 30. Further, our construction management revenue typically increases during the high construction season of the summer months. For these reasons coupled with the number and significance of client contracts commenced and completed during a period as well as the time of expenses incurred for corporate initiatives, it is not unusual for us to experience seasonal changes or fluctuations in our quarterly operating results.

Quarterly Results of Operations

        The following table shows, for the periods indicated, unaudited selected quarterly financial data from our consolidated statements of income. We believe this data includes all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the results of operations for these periods. The unaudited selected quarterly financial data below should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our operating results in any one quarter are not necessarily indicative of the results that may be expected for any future period.

Fiscal Year 2006:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Revenue	$746,797	$858,930	$911,486	$904,279
Cost of revenue	546,758	629,907	678,581	660,438

Gross profit	200,039	229,023	232,905	243,841
Equity in earnings of joint ventures	1,670	893	1,554	2,437
General and administrative expenses	176,983	204,838	209,340	217,792

Income from operations	24,726	25,078	25,119	28,486
Minority interest in share of earnings	1,951	3,530	3,022	5,421
Interest expense — net	3,723	4,067	2,528	258

Income before income tax expense	19,052	17,481	19,569	22,807
Income tax expense	6,097	5,594	6,262	7,270

Net income	$12,955	$11,887	$13,307	$15,537

Fiscal Year 2005:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Revenue	$531,064	$579,507	$624,931	$659,838
Cost of revenue	381,298	412,234	451,435	472,896

Gross profit	149,766	167,273	173,496	186,942
Equity in earnings of joint ventures	763	223	130	1,236
General and administrative expenses	130,090	146,695	149,559	155,185

Income from operations	20,439	20,801	24,067	32,993
Minority interest in share of earnings	1,465	2,504	2,329	2,155
Interest expense — net	1,763	2,286	1,366	1,639

Income before income tax expense	17,211	16,011	20,372	29,199
Income tax expense	6,023	5,604	7,130	10,222

Net income	$11,188	$10,407	$13,242	$18,977

Liquidity and Capital Resources

  Cash Flows

        We have historically relied on cash flow from operations, proceeds from sales of stock (both to employees and to institutional investors) and borrowings under debt facilities to satisfy our working capital requirements as well as to fund share repurchases and mergers and acquisitions. In the future, we may need to raise additional funds through public and/or additional private debt or equity financings to take advantage of business opportunities, including existing business growth and mergers and acquisitions.

        At March 31, 2007, cash and cash equivalents was $116.3 million, a decrease of $11.6 million, or 9.1%, from $127.9 million September 30, 2006. This decrease was primarily attributable to cash consideration paid in mergers and acquisitions.

        Net cash provided by operating activities was $53.7 million for the six months ended March 31, 2007, an increase of $55.3 million from the net cash used in operating activities of $1.6 million for the six months ended March 31, 2006. The increase was primarily attributable to increased rate of collections of accounts receivable as compared to growth in revenue combined with advanced billings to clients in our MSS operating segment and lower income tax payments.

        Net cash provided by operating activities was $121.3 million for the year ended September 30, 2006, an increase of $74.7 million from the net cash provided by operating activities of $46.6 million for the year ended September 30, 2005. The increase was primarily attributable to a more efficient use of working capital as well as higher earnings before non-cash expenses.

        Net cash used in investing activities was $129.0 million for the six months ended March 31, 2007, an increase of $82.8 million from the net cash used in investing activities of $46.2 million in the six months ended March 31, 2006. For the six months ended March 31, 2007, net cash used in business combinations was $125.8 million as compared to $34.1 million used in business combinations for the comparable period last year, primarily a result of cash used to facilitate the HSMM, RETEC and STS transactions.

        Net cash used in investing activities was $71.8 million for the year ended September 30, 2006, a decrease of $65.2 million from the net cash used in investing activities of $137.0 million in the year ended September 30, 2005. For the year ended September 30, 2006, net cash used in business combinations was $53.3 million as compared to $158.9 million used in business combinations for the prior fiscal year. We continue to invest in our initiative to re-design our business processes and to implement a global enterprise resource planning (ERP) system. In fiscal 2006, we capitalized $6.7 million in costs associated with our ERP system, as compared to $10.8 million in fiscal 2005. For the year ended September 30, 2006, proceeds from the sale of property and equipment totaled $21.3 million as compared to $0.8 million in the prior fiscal year. This increase was primarily related to the sale of an office building in Orange, California.

        Net cash provided by financing activities was $62.7 million, for the six months ended March 31, 2007, a decrease of $7.5 million from cash provided by financing activities of $70.2 million in the comparable period last year. Incremental borrowings under our credit facility were $51.9 million to facilitate mergers and acquisitions.

        Net cash provided by financing activities was $23.8 million for the year ended September 30, 2006, as compared to net cash provided by financing activities of $84.1 million in the year ended September 30, 2005. In fiscal 2006, net cash provided by financing activities was largely the result of proceeds from the sale of our stock, notably the Class F and Class G convertible preferred stock, offset by the redemption of our Class D convertible preferred stock and related warrants and net repayments of borrowings under our credit agreements.

  Working Capital

        Working capital, or current assets less current liabilities, decreased $9.9 million, or 4.9%, from $201.3 million at September 30, 2006 to $191.4 million at March 31, 2007 largely as a result of newly acquired companies. Working capital increased $30.7 million, or 18.0%, from $170.6 million at September 30, 2005 to $201.3 million at September 30, 2006 largely as a result of merger and acquisition activity as well as strong revenue growth.

        Net accounts receivable which includes billed and unbilled costs and fees, net of billings in excess of costs on uncompleted contracts, increased $69.3 million, or 9.0% to $839.2 million at March 31, 2007 from $769.9 million at September 30, 2006. Net accounts receivable increased $188.9 million, or 32.5% to $769.9 million at September 30, 2006 from $581.0 million at September 30, 2005. For the same period, annual revenue increased at a notably higher level of $1.0 billion, or 43.1%, from $2.4 billion to $3.4 billion.

        Because our revenue depends to a great extent on billable labor hours, most of our charges are invoiced following the end of the month in which the hours were worked, the majority usually within 15 days. Other direct costs are normally billed along with labor hours. However, as opposed to salary costs, which are generally paid on either a bi-weekly or monthly basis, other direct costs are generally not paid until we receive payment (in some cases in the form of advances) from our customer.

  Borrowings and Lines of Credit

        At September 30, 2006 and March 31, 2007, our long-term obligations consisted of the following:

	September 30, 2006	March 31, 2007
	(in thousands)
Amended and Restated Credit Agreement	$—	$50,000
Term Credit Agreement	65,000	57,000
Senior Notes	68,810	68,810
Short-term Debt	2,716	9,725
Other debt	929	841

Total long-term obligations	137,455	186,376
Less: Current portion of long-term obligations	(14,665)	(33,258)

Long-term obligations, less current portion	$122,790	$153,118

  Amended and Restated Credit Agreement

        We have an unsecured senior credit agreement with a syndicate of banks to support our working capital needs, which expires March 31, 2011. The facility consists of a revolving line of credit in the amount of $300.0 million which includes a sub-limit for standby letters of credit of $50.0 million. We may borrow, at our option, at either (a) a base rate (the greater of the Federal Funds rate plus 0.50% or the bank's reference rate) plus a margin which ranges from 0.00% to 0.25%, or (b) an offshore, or LIBOR, rate plus a margin which ranges from 0.75% to 1.75%, depending on our leverage ratio. In addition to these borrowing rates, there is a commitment fee which ranges from 0.175% to 0.375% on any unused commitment. Borrowings under the credit facility are limited by certain affirmative and negative financial covenants, which include maximum leverage restrictions, minimum fixed charge coverage and minimum net worth maintenance. At September 30, 2006 and March 31, 2007, there were $0.0 million and $50.0 million, respectively, borrowings under the credit facility. At September 30, 2006 and March 31, 2007, outstanding standby letters of credit totaled $23.1 million and $24.4 million, respectively. At March 31, 2007, we had $225.6 million available for borrowing under the credit facility as compared to $276.9 million at September 30, 2006.

  Term Credit Agreement

        On September 22, 2006, certain of our wholly-owned subsidiaries closed an unsecured term credit agreement with a syndicate of banks to facilitate dividend repatriations under favorable tax terms. The term credit agreement provided for a $65.0 million, five-year term loan among four subsidiary borrowers and one subsidiary guarantor. In order to obtain more favorable pricing and other terms, we also provided a parent company guarantee. The terms and conditions of this agreement are substantially similar to those contained in our senior unsecured credit facility. Principal payments are scheduled to begin June 30, 2007, or earlier at the borrowers' discretion. At March 31, 2007, borrowings under this term credit agreement totaled $57.0 million.

  Senior Notes

        June 2008 Notes:    On June 9, 1998, we issued $60.0 million of 6.93% senior notes due June 9, 2008. The June 2008 Notes are unsecured and have an average life of seven years. The annual principal payments of $8.6 million began June 9, 2002.

        October 2008 Notes:    On September 9, 2002, we issued $25.0 million of 6.23% senior notes due October 15, 2008. The October 2008 Notes are unsecured and have an average life of five years. The annual principal payments of $8.3 million were scheduled to begin October 15, 2006; however, we elected to pre-pay the first principal payment in September 2006.

        April 2012 Notes:    On April 14, 2000, we issued $35.0 million of 8.38% senior notes due April 14, 2012. The April 2012 Notes are unsecured and have an average life of 10 years. The annual principal payments of $7.0 million are scheduled to begin April 14, 2008.

        All of the senior notes require interest to be paid either quarterly or semi-annually in arrears. The senior notes are also limited by certain affirmative and negative financial covenants, which include maximum leverage restrictions, minimum fixed charge coverage, minimum interest charge coverage and minimum net worth maintenance. Proceeds from the June 2008 Notes and the October 2008 Notes were used to repay revolving credit debt while proceeds of the April 2012 Notes were used to fund business acquisitions.

  Bank Overdrafts and Other Debt

        At March, 31, 2007, we had three non-U.S. credit facilities used to cover periodic overdrafts and to issue letters of credit in the aggregate amount of $41.0 million.

        Further, at March 31, 2007, we had outstanding promissory notes of $0.9 million to former shareholders of Oscar Faber, predecessor to Faber Maunsell. These promissory notes have maturities ranging from January 2006 to April 2010.

  Preferred Stock

        In February 2006, we closed a $235.0 million private placement of our Class F and Class G convertible preferred stock. In connection with the private placement, we redeemed all outstanding shares of our Class D convertible preferred stock and repurchased associated warrants to purchase common stock. Approximately $114.7 million of the $232.1 million in net proceeds was used to repay indebtedness under our senior credit facility and approximately $116.5 million was used to redeem the Class D preferred and associated warrants. The terms of the Class D convertible preferred stock contained a 7% annual dividend whereas the terms of the Class F and Class G do not require annual dividend payments.

        The Class F and Class G convertible preferred stock is redeemable on the earlier of February 9, 2012 or the date on which we sell substantially all of our assets and has other rights, privileges and preferences. See "Description of Capital Stock, Certificate of Incorporation and Bylaws" for a summary of the terms of the Class F and Class G convertible preferred stock.

  Commitments and Contingencies

        Other than normal property and equipment additions and replacements, expenditures to further the implementation of our ERP system, commitments under our incentive compensation programs, repurchases of shares of our common stock, and acquisitions from time to time, we currently do not have any significant capital expenditures or outlays planned except as described below. However, if we acquire any additional businesses in the future or embark on other capital-intensive initiatives, additional working capital may be required.

        As of March 31, 2007, there was approximately $47.9 million outstanding under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for contract performance guarantees. In addition, in some instances we guarantee that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards.

        At September 30, 2006, our defined benefit pension plans with benefit obligations in excess of plan assets had an aggregate deficit (where the projected benefit obligation exceeded the fair value of plan assets) of $117.2 million. At that same time, the excess of accumulated benefit obligations over fair value of plan assets was $84.8 million. See Note 9 to the Notes to Consolidated Financial Statements contained elsewhere in this prospectus. In the future, such pension under-funding may increase or decrease depending on changes in the levels of interest rates, pension plan performance and other factors.

Contractual Commitments

        The following summarizes our contractual obligations and commercial commitments as of September 30, 2006:

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(in thousands)
Long-term debt (including accrued interest)	$137,455	$14,665	$56,290	$59,500	$7,000
Operating leases	446,631	87,163	131,976	90,089	137,403
Capital leases	1,620	1,215	405	—	—
Interest	14,283	5,679	6,258	2,346	—
Pension obligations(1)	214,006	14,396	36,770	40,010	122,830

Total Contractual Obligations and Commitments	$813,995	$123,118	$231,699	$191,945	$267,233

(1)
Retirement and retirement plan related obligations noted under the heading "More than Five Years" are presented for the years 2012-2016.

        We believe that our cash generated from operations and amounts that we expect to be available for borrowing under credit facilities will be sufficient to meet our capital requirements, including our commitments and contingencies, for at least the next 12 months.

Recently Issued Accounting Pronouncements

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" (SFAS 159). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal year ending September 30, 2009. We are currently evaluating the impact of the provisions of SFAS 159 on our results of operations and financial position.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158). SFAS 158 requires employers to fully recognize the obligations associated with defined benefit pension plans in their financial statements. We will be required to recognize such obligations as of September 30, 2007. Additionally, we will be required to measure such obligations as of the end of our fiscal year, rather than up to three months earlier as had been previously permitted, effective in our fiscal year ending September 30, 2009. We are currently evaluating the impact of the recognition provisions of SFAS 158 on our results of operations and financial position.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS 157 will be effective for us in our fiscal year beginning October 1, 2008. We are currently evaluating the impact of the provisions of SFAS 157.

        In June 2006, the FASB issued FASB Interpretation, or FIN, No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements. FIN 48 prescribes that a company should use a "more-likely-than-not" recognition threshold based on the technical merits of the tax position taken. Additionally, FIN 48 provides guidance on recognition or de-recognition of interest and penalties, changes in judgment in interim periods, and disclosures of uncertain tax positions. FIN 48 became effective for us in our fiscal year beginning October 1, 2007. We are currently in the process of determining the effect of the adoption of FIN 48 on our results of operations and financial position.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154), which applies to all voluntary changes in accounting principles, as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized in net income as a cumulative effect of changing to the new accounting principle. SFAS 154 now requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to do so. SFAS 154 became effective for us in our fiscal year beginning October 1, 2006. We currently do not anticipate any voluntary changes in accounting principle or errors that would require such retroactive application.

        In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, "Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)" (FSP FIN 46(R)-6), which addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46 (revised December 2003), "Consolidation of Variable Interest Entities," or FIN 46(R). The variability that is considered in applying FIN 46(R) affects the determination of (a) whether the entity is a variable interest entity, (b) which interests are variable interests in the entity and (c) which party, if any, is the primary beneficiary of the variable interest entity. That variability will affect any calculation of expected losses and expected residual returns, if such a calculation is necessary. FSP FIN 46(R)-6 provides additional guidance to consider for determining variability. FSP FIN 46(R)-6 is effective for us beginning the first day of our fiscal quarter beginning October 1, 2006. We are currently evaluating the impact of the provisions of FSP FIN 46(R)-6 on our results of operations and financial position.

Financial Market Risks

        We are exposed to market risk, primarily related to foreign currency exchange rates and interest rate exposure of our debt obligations that bear interest based on floating rates. We actively monitor these exposures. To reduce our exposure to market risk, we have entered into derivative financial instruments such as forward contracts or interest rate hedge contracts. Our objective is to reduce, where we deem appropriate to do so, fluctuations in earnings and cash flows associated with changes in foreign exchange rates and interest rates. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage our exposures. We do not use derivative financial instruments for speculative purposes. We currently have no material derivative instruments outstanding.

  Foreign Exchange Rate

        We are exposed to foreign currency exchange rate risk resulting from our operations outside of the United States. We do not comprehensively hedge our exposure to currency rate changes; however, we limit exposure to foreign currency fluctuations in most of our contracts through provisions that require client payments to be in currencies corresponding to the currency in which costs are incurred. As a result, we typically do not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the local currency.

  Interest Rates

        Our senior revolving credit facility and certain other debt obligations are subject to variable rate interest which could be adversely affected by an increase in interest rates. As of September 30, 2005, September 30, 2006 and March 31, 2007, we had $130.0 million, $65.0 million and $107.0 million, respectively, outstanding in borrowings under our credit facility and our term credit agreement. Interest on amounts borrowed under the credit facility and our term credit agreement is subject to adjustment based on certain levels of financial performance. For borrowings at offshore rates, the applicable margin added can range from 0.75% to 1.75%. For fiscal 2006, our weighted average borrowings on our senior credit facility were $132.8 million. If short-term floating interest rates were to increase or decrease by 1%, our annual interest expense could have increased or decreased by $1.3 million. For the six months ended March 31, 2007, our weighted average borrowings under our senior credit facility and our term credit agreement were $85.3. If short-term floating interest rates were to increase or decrease by 1%, our annual interest expense could increase or decrease by $0.9 million. We invest our cash in money market securities or other high quality, short-term securities that are subject to minimal credit and market risk.

        We have selectively managed our floating interest rate exposure through the use of derivative instruments. In October 2005, we entered into two floating-to-fixed interest rate hedge contracts. From the inception through our voluntary early termination, the interest rate hedges were effective. Upon our termination of these contracts in our fourth quarter of fiscal 2006, we received a net cash settlement of approximately $1.1 million.

BUSINESS

Overview

        We are a leading global provider of professional technical and management support services to government and commercial clients on all seven continents. We provide planning, consulting, architectural and engineering design, and program and construction management services for a broad range of projects including highways, airports, bridges, mass transit systems, government and commercial buildings, water and wastewater facilities and power transmission and distribution. We also provide facilities management, training, logistics and other support services primarily for agencies of the United States government. Through our network of more than 30,000 employees in over 60 countries, we provide our services to a number of end markets, with particular strength in the transportation, facilities and environmental markets. With over 60% of our employees operating outside the United States, we believe we are well positioned to grow both in the United States and internationally. According to Engineering News-Record's (ENR) 2007 Design Survey, we are the largest general architectural and engineering design firm in the world, ranked by 2006 design revenue. In addition, we are ranked by ENR as the leading firm in numerous design end markets including transportation and general building.

        We offer our broad range of services through our two business segments: Professional Technical Services and Management Support Services.

        Professional Technical Services (PTS).    Our PTS segment delivers planning, consulting, architectural and engineering design, and program and construction management services to institutional, commercial and government clients worldwide in major end markets such as transportation, facilities, environmental management and energy/power. The transportation market includes transit and rail, highways and bridges, airports, ports and harbors. The facilities market includes governmental, institutional, commercial and industrial facilities. The environmental market includes water supply and wastewater infrastructure, water resources, and environmental management. We also provide services for projects in the mining, power and energy end markets.

        For example, we are providing master planning services for the 2012 London Summer Olympic Games, program management services through a joint venture for the Second Avenue subway line in New York City and engineering and environmental management services to support global energy infrastructure development for a number of large petroleum companies. Our PTS segment contributed

$2.8 billion, or 81.0% of our revenue, in fiscal 2006. The following table highlights our principal PTS end markets along with a list of additional representative projects:

End Market	Approximate Percentage of Fiscal 2006 PTS Segment Revenue (%)	Representative Projects	Project Locations
Transportation	29	• Second Avenue Subway • Sydney Orbital Bypass • Sutong Bridge • John F. Kennedy Airport	U.S. Australia China U.S.

Facilities	43	• 2012 London Olympics • Pentagon Renovation • British Broadcasting Company Headquarters • Los Alamos National Laboratory	U.K. U.S. U.K. U.S.

Environmental	24	• Harbor Area Treatment Scheme • Chicago Calumet and Stickney Wastewater Treatment Plants • New York City Bowery Bay	Hong Kong U.S. U.S.

Energy/Power	4	• Mutnovsky Independent Power Project • NY Public Schools Coal Conversion Project • Southern Provincial Rural Electrification Project	Russia U.S. Laos

        The following two charts illustrate the diversification of our PTS revenue for the first quarter of fiscal 2007, ended December 31, 2006, by client type and geography.

First Quarter Fiscal 2007 Revenue by Client Type	First Quarter Fiscal 2007 Revenue by Geography

        Management Support Services (MSS).    Our MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. We have over 9,000 employees managing projects for over 400 contract-specific job sites for U.S. government clients such as the Department of Defense, Department of Energy and the Department of Homeland Security. For example, we manage more than 6,000 employees in Kuwait who provide logistics, security, communications and information technology services for the U.S. Army Central Command-Kuwait. We also provide operations and maintenance services for the U.S. Army's Fort Polk Joint Readiness Training Center in Louisiana. Our MSS segment contributed $647 million, or 18.9% of our revenue, in fiscal 2006, representing an increase of 109.4%

over fiscal 2005 MSS revenue. The following table highlights representative projects in our MSS segment:

Representative Projects	Project Locations	Clients
• Nevada Test Site	U.S.	U.S. Dept. of Energy
• Camp Arifjan Army Base	Kuwait	U.S. Dept. of Defense
• Fort Polk Training Center	U.S.	U.S. Dept. of Defense
• International Civilian Police (CIVPOL)	Various worldwide	U.S. Dept. of State

Our Market Opportunity

        According to ENR, the top 500 design firms in the United States ranked by revenue generated revenue of approximately $69.6 billion in 2006, which was a 17.5% increase over 2005. The top five design firms, which includes us, accounted for 21% of this $69.6 billion market. Of this $70 billion in revenue, the largest two categories were general building and transportation, representing $16.5 billion and $13.4 billion, respectively. Water and wastewater combined represented an additional $9.1 billion in 2006 revenue. According to ENR, based on 2006 revenue, we were the #1 design firm in transportation, #1 in general building, #3 in wastewater and #4 in water.

        We believe that the growth opportunities for these markets are significant, both in the United States and internationally, fueled by the increasing global spending on infrastructure, among other factors.

Professional Technical Services

        The U.S. Department of Commerce forecasts that increases in work associated with the nonresidential building, power and highway markets will contribute to the overall value of new construction contracts awarded in the United States, which are expected to increase slightly to $1.17 trillion in 2007. The U.S. Department of Commerce projects that this growth in nonresidential construction will counter expected major declines in the value of residential construction during 2007. We are positioned to benefit from this trend in that we are focused on government, commercial and industrial projects, with no material exposure to the residential housing market.

        Transportation.    The transportation market is significant and growing, both domestically and internationally, and we expect this will continue in coming years. Transportation services include the design and construction management of a broad range of transportation infrastructure projects, including airports, seaports, bridges, tunnels, railway lines and highways. According to ENR, the top 500 engineering design firms earned $13.4 billion in revenue in 2006 as a result of transportation work, an 11.7% increase over the $12.0 billion in revenue generated in 2005 from transportation work. The U.S. Department of Commerce projected in late 2006 that the dollar value of domestic transportation construction projects would grow 11.9% during 2006 and that it will grow an additional 3% in 2007, to a value of $31 billion. The Department of Commerce also predicted that highway and street spending, which it categorizes separately from transportation, would increase 16% in 2006 and will rise another 7% in 2007 to reach $81.5 billion. In addition, FMI Corp., a Denver-based management consulting firm specializing in the construction industry, projects that transportation and highway and street construction revenues will grow 7.3% in 2007, 5.6% in 2008, 4.9% in 2009 and 4.2% in 2010. Growth in domestic transportation spending is driven by such factors as the continuation of federal funding for SAFETEA-LU, a $286 billion highway funding bill. Growth is also driven by increased domestic spending on highway projects, the increased utilization of road, rail, airport and seaport facilities, combined with the obsolescence of many existing facilities. In addition, domestic growth is driven by significant increases in the use of aviation facilities. Domestic airline passenger traffic has returned to and surpassed the 65.4 million monthly travelers level achieved prior to September 2001. Healthier state budgets have also fueled infrastructure activity. California, for example, passed a $20 billion bond measure for transportation in 2006 that has the potential to increase spending in this area substantially in the coming years.

        The increased momentum of public private partnerships, or PPP, has fueled alternative sources of funding for major transportation projects. These have included the sale of toll highways in Chicago and Indiana and the privatization of airports, including Chicago's Midway Airport.

        We expect growth in the U.S. transportation market will also be driven by clients seeking a broader range of services from engineering and construction firms. Clients are demanding an increased focus on program and construction management and are seeking a full range of services including project design, delivery, financing and procurement. We believe this trend will provide additional revenue for these firms.

        The international transportation market also presents growth opportunities. International transportation growth is driven by both the need to upgrade existing facilities and the demand for new infrastructure, particularly in emerging markets. China, for example, annually constructs approximately 4,000 kilometers of highways and reported investing $12 billion in a rural road construction project intended to connect all Chinese cities with a population over 200,000 and 95% of rural towns by 2010. Emerging markets are also investing heavily in aviation infrastructure. According to the U.S. Embassy in China, the country will build 108 new airports between 2004 and 2009, including what will be the world's largest airport, the Beijing International Airport, that is scheduled to open in time for the Beijing Olympics and will cover more than 1 million square meters.

        General building.    We expect this market will exhibit significant strength in the next several years. ENR reports that $16.5 billion in revenue in 2006 was earned by the top-500 design firms from general building, a 21.3% increase over the $13.6 billion in revenue generated in 2005 from general building. General building includes the construction of commercial buildings, office complexes, schools, hotels and correctional facilities. The U.S. Department of Commerce projected in late 2006 that commercial construction spending would increase 11% in 2006 and rise another 10% during 2007 to reach $90 billion, that education construction spending would rise 7% in 2006 and rise another 5% in 2007 to reach $88.3 billion, that office construction would rise 15.1% in 2006 and rise another 11.8% in 2007 to reach $61.4 billion and that lodging construction would rise 50% in 2006 and increase an additional 14.7% in 2007 to approach $22.6 billion. In addition, FMI Corp. projects that non-residential building construction revenues (excluding transportation construction revenues) will grow 9.2% in 2007, 8.6% in 2008, 8.2% in 2009 and 7.7% in 2010. Demand for commercial construction is driven by several factors, including lower commercial vacancy rates, greater investor interest in office and other commercial properties, low domestic unemployment rates, and historically low interest rates.

        In the United States, public demand for general building services is also driven by increased federal, state and local government educational spending and continuing government expenditures in other facilities such as courthouses and correctional facilities. Growth in the latter is being driven by mandatory sentencing guidelines and other judicial trends resulting in longer incarceration periods for a greater number of offenders.

        Internationally, strong global economic growth is fueling the demand for facilities design and construction. We believe we are well positioned to take advantage of international demand for such services. Over the next decade, over 400 new buildings more than 50 stories tall are expected to be built around the world in regions such as the Middle East and China, according to Emporis Buildings, an international database of building information. By 2015, half of the world's new building construction is expected to take place in China. Even today, the American Forest and Paper Association estimates that construction represents about 16% of China's GDP amid a national trend toward urbanization. We are well positioned globally to take advantage of these kinds of opportunities.

        Water, Wastewater & Environmental Management.    There is significant global demand for water, wastewater and environmental services. This market is characterized by projects including water treatment facilities, water distribution systems, desalination plants, solid waste disposal systems, environmental impact studies, remediation of hazardous materials and pollution control. ENR reports that the water and wastewater market contributed $9.1 billion in 2006 revenue to the top-500 design firms, a 13.8% increase over the $8.0 billion in revenue contributed in 2005. FMI Corp. projects that construction revenues from water supply and sewage and waste disposal will grow 9.6% in 2007, 7.6% in 2008, 6.6% in 2009 and 5.6% in 2010.

        Domestic growth in the water, wastewater and environmental markets is driven by government regulations, including the Clean Water Act and Clean Air Act, by a growing U.S. population, and by a shift of the U.S. population toward the Southeast and Southwest, where there are significant water supply challenges. In addition, a renewed focus on micro-contaminants and carcinogens has given rise to increased centralization and standardization efforts, including increased federal involvement in water quality regulation. Internationally, demand is driven by the need to repair and upgrade local water systems and increased global population and concomitant demand for water reuse and desalinization technologies. Urbanization and rapid economic growth resulting in higher standards of living in such developing countries as India and China will drive demand for water and wastewater infrastructure development in these regions. In addition, developing nations face significant environmental issues. Governments in developing regions are likely to seek to address environmental concerns as they gain the economic means to improve the quality of life of their citizens. For example, according to the World Health Organization, seven of the ten most polluted cities in the world are located in China.

        Energy/Power.    The International Energy Agency projects that, by 2030, global demand for energy will be 50% greater than it is now, and 75% of that increase will come from developing countries. As a result, the International Energy Agency projects that $20 trillion will be invested in energy through 2030. The surge in energy demand is not only sparking increased investment in generation, but also in conservation and energy efficient systems and building design, alternative/renewable energy and conversion of coal-fired to gas-fired systems, all to mitigate the growth in demand for energy from conventional sources.

        The energy and power transmission and distribution systems in the United States are characterized by aged and deteriorating infrastructure. The poor condition of these systems is driving the need to add capacity and replace aged assets. For example, the recent failure of the Trans Alaska Pipeline, built in the late 1970's, due to internal corrosion led the U.S. Department of Transportation to order repairs and a significant new inspection regime. The Electric Power Research Institute projects $6 billion of annual transmission investments by U.S. utilities.

        Alternative energy continues to draw significant attention due to the prospect of increased demand and resulting high prices for conventional energy sources. As a result, regulatory requirements, such as the U.S. Energy Policy Act of 2005, are driving demand for alternative energy production facilities.

        Urbanization.    While U.S. cities are relatively mature and historically have suffered from population flight to suburban and other outlying areas, that trend has reversed in recent years as "baby boomers" have returned to major urban areas. Outside the United States, economic growth opportunities have caused an influx of people from rural to developing urban areas. In parts of Europe, government policy strongly encourages urban redevelopment. Urbanization creates significant opportunities for our PTS segment in all of our end markets as it creates increased demand in urban areas for transportation infrastructure, facilities and energy/power systems, greater pressure on water/wastewater systems and increased environmental pollution that needs to be mitigated. It also creates demand for urban master planning and environmental assessments.

        The table below highlights some of the key factors driving growth in our PTS core markets.

Growth Drivers
Market	Domestic	International
Transportation
• Healthy state and local budgets
• $286 billion of federal funding for SAFETEA-LU from 2006-2010
• Increased utilization of aging transportation
• Introduction of public to private partnerships (PPP) to the United States
• Emerging markets creating demand for greenfield transportation infrastructure and large scale improvement projects
• Global trend towards PPP and other private sector spending on infrastructure
• Increased foreign direct investment

General Building
• Historically low interest rate environment driving significant spending
• Demand for nonresidential building space continues to expand
• Increased spending in hospital healthcare infrastructure as baby boomers age
	• Strong demand for nonresidential / commercial space	• Healthy global economy • Continued population pressures in developing urban areas such as China, Russia and India • Urbanization trends fostering rapid residential construction spending

Water/Wastewater/ Environmental	• Increasing federal regulatory pressure — Clean Water Act — Clean Air Act	• Global population growth • Increased focus on quality and safety

Energy/Power	• Aged infrastructure • Regulatory requirements	• Developing nations' population and economic growth • Increased urbanization

Management Support Services

        We believe the market for our MSS segment is growing. MSS segment services include facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. The Center for Strategic and International Studies estimated that the domestic market for the kinds of facility-related services provided by our MSS segment was $36 billion in 2004, the most recent full year for which federal procurement data were available. Our MSS work is primarily for such federal government agencies as the Departments of Defense, Energy, Justice and Homeland Security. We believe that our MSS segment revenue will grow as a result of certain projected federal government budget increases, including projections by the Department of Defense that its expenditures on operations and maintenance will increase from $153 billion in 2007 to $174 billion in 2011. Growth in the MSS segment will also likely be driven by a continued government outsourcing trend due in part to an aging government workforce and on-going military operations in the Mideast and elsewhere as well as military force realignments. We believe these trends will enhance the demand for outsourcing in the government services area for firms with experience in security, logistics and overseas operations.

Our Competitive Strengths

        We believe we have the experience, relationships, technical expertise and personnel to lead our clients through their most complicated and critical technical undertakings while also delivering the level of consistent, quality service necessary to maintain long-term relationships and secure repeat engagements. Our key competitive strengths include:

Leadership positions in large, growing markets.

        We believe the growing trend for outsourcing of professional technical and support services complements our capabilities, size and experience in providing these services and positions us to continue to strengthen our business. Based on ENR's rankings of firms by 2006 revenue, we are highly ranked in a number of key engineering and consulting services sectors, including transportation (#1), general building (#1), wastewater (#3) and water (#4). We also have a leadership position according to ENR in many key specialty technical areas within our core end markets including:

Transportation		General Building		Environmental
	Ranking		Ranking		Ranking
Mass Transit and Rail	1	Educational Facilities	1	Wastewater Treatment	3
Airports	1	Government Offices	1	Sanitary and Storm Sewers	2
Marine and Ports	1	Correctional Facilities	1	Sewerage and Solid Waste	2
Highways	1	Hotels/Convention Center	3	Water Supply	4
Bridges	2	Commercial Offices	4	Clean Air Compliance	4

        We are also ranked number one in New Civil Engineer's 2006 global listing (by 2005 fees) in the areas of water, buildings and roads and number two in waste and rail.

Diversification across service lines, end markets and geographies.

        We perform a broad spectrum of services for our clients, from planning and design to construction and project management and logistics. In fiscal 2006, excluding the U.S. federal government, no single customer accounted for more than 10% of our total revenue. The U.S. federal government, including the Department of Defense, Department of Energy and the Department of Homeland Security, accounted for approximately 28% of our total revenue in fiscal 2006. The U.S. federal government accounted for approximately 12% of the revenue of our PTS segment and almost all of the revenue of our MSS segment for fiscal 2006. In addition, our 25 largest projects by gross profit in fiscal 2006 accounted for only 14% of our consolidated gross profit. We believe this diversification enables us to take advantage of changing business, technological and economic conditions worldwide, and allows us to better manage our business through market cycles. We further believe we are well-positioned in geographic areas with favorable growth prospects such as China/Hong Kong and the United Arab Emirates, where we are among the largest engineering design firms. This diversification has been a key factor in our historical growth and positions us for future growth.

Global reach with local presence.

        We have a global network of more than 30,000 employees with projects in over 60 countries. We combine intimate local market knowledge and relationships with the technical expertise, size, experience and resources of one of the world's largest engineering and design services companies. We believe that our ability to share capabilities and best practices across the firm delivers significant value to our clients and enables us to win and efficiently execute projects worldwide. As of March 31, 2007, approximately 63% of our employees were located outside the United States. We operate through a number of wholly-owned subsidiaries that have the advantage of competing under several internationally known brand names in our end markets, while maintaining the recognition that they are part of AECOM, a global company.

Strong and long-standing client relationships.

        We have developed strong and long-term relationships with a number of large corporations and government entities worldwide that can lead to repeat business. For example, several of our operating companies have been providing services for over 30 years to clients such as the Illinois State Tollway Authority, U.S. Navy, Massachusetts Water Resources Authority and the Port Authority of New York and New Jersey. We believe that these types of long-term relationships allow us to better understand and be more responsive to our clients' needs and better manage their risks. These relationships also lead to repeat business opportunities and opportunities to expand the scope of the value-added services we provide to existing clients.

Successful history of executing and integrating acquisitions.

        We believe one of our core competencies is successfully identifying, executing and integrating acquisition opportunities. We have consummated more than 30 mergers and acquisitions since 1998 that have enabled us to expand our end markets, service offerings and geographic reach. This acquisition activity has provided us with access to new markets at lower risk and faster speed relative to our entering the markets as a new participant. We have targeted, and we will continue to target, firms that enable us to add backlog, long-term client relationships and experienced executives who can provide leadership across our company. In addition, we derive our acquisition synergies through "cross selling" the capabilities of our newly acquired companies to our existing clients and our global capabilities to clients of our newly acquired companies.

        The following is a brief summary of some of our key mergers and acquisitions since 2000:

  •
  Metcalf and Eddy.    In April 2000, we added Metcalf and Eddy, a Massachusetts-based firm founded in 1907, which provided us with a global brand for our water and wastewater businesses.

  •
  Maunsell Group.    In April 2000, we added the Maunsell Group, a global engineering firm founded in 1970, which provided us with a strong presence in the engineering markets in the United Kingdom, Hong Kong/China and Australia.

  •
  Oscar Faber Plc.    In October 2001, we added Oscar Faber, a U.K.-based building services, environmental and transportation planning firm founded in 1921, which we then merged with Maunsell to create Faber Maunsell, further expanding our presence in the United Kingdom.

  •
  UMA Group.    In September 2004, we added UMA Group, Ltd., a Canada-based engineering firm founded in 1912, which expanded our presence in the North American market.

  •
  ENSR Corporation.    In September 2005, we added ENSR Corporation, a Massachusetts-based global environmental management firm founded in 1968, which strengthened our position in the energy infrastructure and environmental management markets and increased the number of multi-national corporations we serve.

  •
  EDAW.    In December 2005, we added EDAW, Inc., a California-based global urban planning and landscape architectural firm founded in 1939, which increased our planning and design capabilities in the U.S., Europe, Middle East and Asia/Pacific.

  •
  Cansult Limited.    In September 2006, we added Cansult Limited, a Canada-based engineering firm founded in 1961 that operates predominantly in the Middle East. Cansult's operations, combined with our existing operations in the Middle East, make us one of the largest engineering firms in the region.

  •
  Hayes, Seay, Mattern & Mattern.    In January 2007, we added Hayes, Seay, Mattern & Mattern, a Virginia-based facilities, environmental and civil engineering firm founded in 1947. This addition broadened our presence in the Mid-Atlantic and Southeast regions of the United States and expanded our U.S. presence in areas such as facilities and water resources.

Experienced management team and employees.

        We have a talented, dedicated and experienced work force, located across the globe, led by an experienced executive management team. Our Chief Executive Officer and the 10 most senior members of our operating units have an average of more than 20 years of experience with AECOM and more than 25 years in our industry. We also have a large, experienced and skilled workforce. This human capital is essential to success in our industry. Our long-standing practice is to provide employee incentives, such as stock ownership, that are designed to optimize performance and to ensure our ability to attract and retain a quality work force.

        Our talented workforce is essential in allowing us to obtain quality projects. In turn, our success in winning desirable and challenging projects assists us in attracting and retaining highly qualified people.

Our Growth Strategy

        We intend to grow our business by leveraging our competitive strengths and leadership positions in our core markets while opportunistically entering new markets and geographies. Key elements of our growth strategy include:

Expand our long-standing client relationships and provide our clients with a broad range of services.

        We have long-standing relationships with a number of large corporations, public and private institutions and governmental agencies worldwide. We will continue to focus on client satisfaction along with opportunities to sell a greater range of services to clients and deliver full-service solutions for their needs. For example, as we have grown our environmental business, we have provided environmental services for transportation and other infrastructure projects in which such services have in the past been subcontracted to third parties.

        By integrating and providing a broad range of services, we believe we deliver maximum value to our clients at competitive costs. Also, by coordinating and consolidating our knowledge base, we believe we have the ability to export our leading edge technical skills to any region in the world in which our clients may need them. This advances our strategy of providing a full-service solution for our clients' needs.

Capitalize on growth opportunities in our core markets.

        Our core end markets, including transportation, general building and environmental, are expected to continue to grow. We intend to build on our leading positions in these markets to increase our market share. With our track record and our global resources, we believe we are well positioned to win projects in these markets. We believe that the need for infrastructure upgrades, environmental management and increased government spending and outsourcing of support services, among other things, will result in continued growth opportunities in our core markets.

Continue to pursue our merger and acquisition strategy.

        We intend to continue to attract other successful companies whose growth can be enhanced by joining us. This approach has served us well as we have strengthened and diversified our leadership positions both geographically, technically and across end markets. We believe that the trend towards consolidation in our industry will continue to produce attractive candidates that align with our merger and acquisition strategy. For example, we significantly strengthened our presence in the fast-growing market in the United Arab Emirates with the addition of Cansult Limited in September 2006.

Strengthen and support human capital.

        Our experienced employees and management are our most valued resources. Attracting and retaining key personnel has been and will remain critical to our success. We will continue to focus on providing our personnel with training and other personal and professional growth opportunities, performance-based incentives, opportunities for stock ownership and other competitive benefits in order to strengthen and support our human capital base. Over the past five years, we have substantially increased our employee base. This increase comes from organic growth as well as growth from mergers and acquisitions. Our employee population has grown from approximately 12,700 employees as of September 30, 2001 to approximately 30,200 as of March 31, 2007. In 2006, we expanded our firm-wide employee engagement program to put increased focus and resources on this important strategic area. The program includes elements designed to foster professional and career development and advance leadership development, promote succession planning and firmly link employee engagement with our business objectives. We believe that our employee programs align the interests of our personnel with those of our clients and stockholders.

Our Business Segments

        The following table sets forth the revenue attributable to our business segments for the periods indicated(1):

	Year Ended September 30,			Six Months Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands)			(in thousands)
Professional Technical Services	$1,777,718	$2,082,618	$2,772,833	$1,319,621	$1,594,464
Management Support Services	232,143	309,053	647,188	285,647	425,171

Total	$2,009,861	$2,391,671	$3,420,021	$1,605,268	$2,019,735

(1)
For a reconciliation to the consolidated statements of income, see note 19 to the notes to our consolidated financial statements and note 6 to our condensed consolidated financial statements contained elsewhere in this prospectus.

  Our Professional Technical Services Segment

        Our PTS segment is comprised of a broad array of services, generally provided on a fee-for-service basis. These services include planning, design, consulting, program management and construction management for industrial, commercial, institutional and government clients worldwide. For each of these services, our technical expertise includes civil, structural, process, mechanical, geotechnical systems and electrical engineering, architecture, landscape and interior design, urban and regional planning, project economics, and environmental, health and safety work.

        With our technical and management expertise, we are able to provide our clients with the full spectrum of services they may require. For example, within our environmental management service offerings, we provide regulatory compliance planning and management, environmental modeling, environmental impact assessment and environmental permitting for major capital/infrastructure projects. In addition, we provide specialized services in areas such as environmental toxicology, health and safety risk assessment, sanitary engineering, air quality analysis, water resources protection and development, remediation consulting, brownfield reclamation and sustainable land use development programs.

        Our services may be sequenced over multiple phases. For example, in the area of program management and construction management services, these services may begin with a small consulting or planning contract, and may later develop into an overall management role for the project or a series of projects, which we refer to as a program. Program and construction management contracts typically employ a staff of 10 to more than 100 and, in many cases, operate as an outsourcing arrangement with our staff located at the project site. For example, since 1990, we have been managing the renovation work at the Pentagon for the U.S. Department of Defense, and we currently have approximately 100 staff members located on-site. Another example of our program and construction management services would be our services related to the development of educational facilities for K-12 school districts and/or community colleges. We are performing these types of assignments throughout the U.S., including the cities of Dallas, Los Angeles and Houston.

        We provide the services in our PTS segment both directly and through joint venture or similar partner arrangements to a broad range of diverse end markets, including:

        Transportation.    We serve several key transportation sectors, including:

  •
  Transit and Rail.    Projects include light rail, heavy rail (including high speed, commuter and freight) and multimodal transit projects. For example, we are providing engineering design services for the new World Trade Center Terminal for PATH and the Second Avenue Subway (8.5-mile rail route and 16 stations) in New York City, and the Ma On Shan Rail (7-mile elevated railway) in Hong Kong.

  •
  Marine, Ports and Harbors.    Projects include wharf facilities and container port facilities for private and public port operators. For example, we are providing marine planning and engineering services for container facilities in Hong Kong, the Ports of Los Angeles, Long Beach, New York and New Jersey and waterfront transshipment facilities for oil and liquid natural gas.

  •
  Highways, Bridges and Tunnels.    Projects include interstate, primary and secondary urban and rural highway systems and bridge projects. For example, we are working on the SH-130 Toll Road (49-mile "greenfield" highway project) in Austin, Texas, the Sydney Orbital Bypass (39 kilometer highway) in Sydney, Australia and the Sutong cable-stayed bridge (1088 meter span) crossing the Yangtze River in China.

  •
  Aviation.    Projects include landside terminal and airside facilities and runways as well as taxiways. For example, we have provided program management services to a number of major U.S. airports, including O'Hare International in Chicago; Los Angeles International; John F. Kennedy and La Guardia in New York City; Reagan National and Dulles International in Washington, D.C. and Miami International. We also have provided services to airports in Hong Kong, London, Cyprus and Qatar.

  Facilities.

  •
  Government. Projects include our emergency response services for the Department of Homeland Security, including the Federal Emergency Management Agency and engineering and program management services for agencies of the Department of Defense. We also provide architectural and engineering services for several national laboratories, including the laboratories at Hanford, Washington and Los Alamos, New Mexico.

  •
  Industrial.    Projects include industrial facilities for a variety of niche end markets including manufacturing, distribution, aviation, aerospace, communications, media, pharmaceuticals, renewable energy, chemical, and food and beverage facilities. For example, we have provided engineering and construction support services to Pfizer Inc. at its Portage, Michigan manufacturing facility.

  •
  Urban Master Planning/Design.    Projects include design services, landscape architecture, general policy consulting and environmental planning projects for a variety of government, institutional and private sector clients. For example, we have provided planning and consulting services for the Olympic Games sites in Atlanta, Sydney, Beijing, Salt Lake City and London. We are providing strategic planning and master planning services for new cities and major mixed use developments in China, Southeast Asia, the Middle East, the U.K. and the U.S.

  •
  Commercial and Leisure Facilities.    Projects include corporate headquarters, high-rise office towers, historic buildings, leisure and entertainment facilities and corporate campuses. For example, we provided electronic security programming and installation services for the renovation of Soldier Field in Chicago, construction management for the renovation of Dodger Stadium in Los Angeles, and building services, engineering, architectural lighting, advanced modeling, infrastructure and utilities engineering and advanced security for the headquarters of the British Broadcasting Company in London.

  •
  Institutional.    Projects include engineering services for college and university campuses, including the new Kennedy-King College in Chicago, Illinois. We also have undertaken assignments for Oxford University in the U.K., Pomona College and Loyola Marymount University in California, and various private hospitals throughout the U.S.

  Environmental

  •
  Water and Wastewater. Projects include treatment facilities as well as supply, distribution and collection systems, stormwater management, desalinization, and other water re-use technologies for metropolitan governments. We have provided services to the Metropolitan Water Reclamation District of Greater Chicago's Calumet and Stickney wastewater treatment plants, two of the largest such plants in the world. Currently we are working with New York City on the Bowery Bay facility reconstruction, and have had a major role in Hong Kong's Harbor Area Treatment Scheme for Victoria Harbor.

  •
  Environmental Management.    Projects include remediation, waste handling, testing and monitoring of environmental conditions and environmental construction management for private sector clients. For example, we have provided permitting services for pipeline projects for major energy companies and environmental remediation, restoration of damaged wetlands, and services associated with reduction of greenhouse gas emissions for large multinational corporations.

  •
  Water Resources.    Projects include regional-scale floodplain mapping and analysis for public agencies, along with the analysis and development of protected groundwater resources for companies in the bottled water industry.

  Energy/Power

  •
  Demand Side Management.    Projects include energy efficient systems for public K-12 schools and universities, health care facilities, and courthouses and other public buildings, as well as energy conservation systems for utilities.

  •
  Transmission and Distribution.    Projects include power stations and electric transmission and distribution and co-generation systems, including enhanced electrical power generation in Stung Treng, Cambodia. These projects utilize a wide range of services that include front end consulting, forecasting and surveying to detailed engineering design and construction management.

  •
  Alternative/Renewable Energy.    Projects include production facilities such as ethanol plants, wind farms and micro hydropower and geothermal subsections of regional power grids. We would typically provide engineering, procurement and construction management and related services.

  •
  Hydropower/Dams.    Projects include hydroelectric power stations, dams, spillways and flood control systems including the Song Ba Ha Hydropower Project in Vietnam and the Pine Brook Dam in Boulder County, Colorado.

  Our Management Support Services Segment

        Through our MSS segment, we offer infrastructure management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the United States government.

        We provide a wide array of services in our MSS segment, both directly and through joint venture or similar partner arrangements, including:

        Installation, Operations and Maintenance.    Projects include Department of Defense and Department of Energy installations where we provide comprehensive services for the operation and maintenance of complex government installations, including military bases, test ranges and equipment. We have undertaken assignments in this category in the Middle East and the U.S. We also provide services for the operations and maintenance of the Department of Energy's Nevada Test Site.

        Logistics and Field Services.    Projects include logistics support services for a number of Department of Defense agencies and defense prime contractors focused on developing and managing integrated supply and distribution networks. We oversee warehousing, packaging, delivery and traffic management for the distribution of government equipment and materials.

        Training.    Projects include training applications in live, virtual and simulation training environments. We have conducted training at the U.S. Army's Center for Security Training in Maryland for law enforcement and military personnel. We have also supported the training of international police officers and peacekeepers for deployment in various locations around the world in the areas of maintaining electronics and communications equipment.

        Systems Support.    Projects cover a diverse set of operational and support systems for the maintenance, operation and modernization of Department of Defense and Department of Energy installations. Our services in this area range from information technology and communications to life cycle optimization and engineering, including environmental management services. Through our joint venture operations at the Nevada Test Site and the Combat Support Services operation in Kuwait, our teams are responsible for facility and infrastructure support for critical missions of the U.S. government in its nonproliferation efforts, emergency response readiness, and force support and sustainment. Enterprise network operations and information systems support, including remote location engineering and operation in classified environments, are also areas of specialized services we provide.

        Technical Personnel Placement.    Projects include the placement of personnel in key functional areas of military and other government agencies, as these entities continue to outsource critical services to commercial entities. We provide systems, processes and personnel in support of the Department of Justice's management of forfeited assets recovered by law enforcement agencies. We also support the Department of State in its enforcement programs by recruiting, training and supporting police officers for international and homeland security missions.

        Field Services.    Projects include maintaining, modifying and overhauling ground vehicles, armored carriers and associated support equipment both within and outside of the United States under contracts with the Department of Defense. We also maintain and repair telecommunications systems for military and civilian entities. The ability to deploy highly mobile field response teams to locations across the world to supplement mission support and equipment readiness is a critical requirement in this service area.

Our Clients

        Our clients consist primarily of national governments, state, regional and local governments, public and private institutions and major corporations. The following table sets forth our total revenue attributable to these categories of clients for each of the periods indicated:

	Year Ended September 30,
	2004	%	2005	%	2006	%
	(dollars in thousands)
U.S. Federal Government
PTS	$153,302	8%	$215,951	9%	319,675	9%
MSS	232,143	11%	309,052	13%	641,764	19%
U.S. State and Local Governments	801,680	40%	788,463	33%	848,530	25%
Non-U.S. Governments	333,083	17%	475,991	20%	355,835	10%

Subtotal Governments	1,520,208	76%	1,789,457	75%	2,165,804	63%
Private Entities (worldwide)	491,767	24%	605,883	25%	1,255,688	37%

Total	$2,011,975	100%	$2,395,340	100%	$3,421,492	100%

        Other than the U.S. government, no single client accounted for 10% or more of our revenue in any of the past five fiscal years. The work attributed to the U.S. government for fiscal 2006 includes our work for the Department of Defense, Department of Energy and the Department of Homeland Security. The diversity of our client base is illustrated by the fact that for fiscal 2006, our 25 largest projects, as measured by gross profit, accounted for less than 15% of our consolidated gross profit.

Contracts

        The price provisions of the contracts we undertake can be grouped into two broad categories: cost-reimbursable contracts and fixed-price contracts. The majority of our contracts fall under the relatively lower risk category of cost-reimbursable contracts.

  Cost-Reimbursable Contracts

        Cost-reimbursable contracts consist of two similar contract types, cost-plus and time and material.

        Cost Plus.    Cost plus is the predominant contracting method used by U.S. federal, state and local governments. These contracts provide for reimbursement of actual costs and overhead incurred by us, plus a predetermined fee. Under some cost-plus contracts, our fee may be based on quality, schedule and other performance factors.

        Time and Material.    Time and material is common for smaller scale engineering and consulting services. Under these types of contracts, we negotiate hourly billing rates and charge our clients based upon actual hours expended on a project; unlike cost-plus, however, there is no predetermined fee. In addition, any direct project expenditures are passed through to the client and are reimbursed. These contracts may have a fixed price element in the form of not-to-exceed or guaranteed maximum price provisions.

        For fiscal 2006, cost-reimbursable contracts represented approximately 68% of our total revenue, with cost-plus contracts constituting approximately 50% and time and material contracts constituting approximately 18% of our total revenue.

  Fixed-Price Contracts

        Fixed-price contracts are the predominant contracting method outside of the United States. There are typically two types of fixed-price contracts. The first and more common type, lump-sum, involves performing all of the work under the contract for a specified lump-sum fee. Lump-sum contracts are typically subject to price adjustments if the scope of the project changes or unforeseen conditions arise. The second type, fixed-unit price, involves performing an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed.

        Many of our lump-sum contracts are negotiated and arise in the design of projects with a specified scope. Lump-sum contracts often arise in the area of construction management. Construction management services can be in the form of general administrative oversight (in which we do not assume responsibility for construction means and methods and is on a cost-reimbursable basis), or on a fixed price, "at risk" basis. We perform a limited amount of construction management "at risk."    Under our design-build projects, we are typically responsible for the design of the facility with the contract price negotiated after we have secured specific bids from various subcontractors and added a contingency and fee.

        Some of our fixed-price contracts require us to provide performance bonds or parent company guarantees to assure our clients that their project will be completed in accordance with the terms of our contracts. In such cases, we typically require our primary subcontractors to provide similar bonds and guarantees or be adequately insured, and we pass the terms and conditions set forth in our agreement to our subcontractors. We typically mitigate the risks of fixed-price design-build contracts by contracting to complete the projects based on our design as opposed to a third party's design, by not self-performing the construction, by not guaranteeing new or untested processes or technologies and by working only with experienced subcontractors with sufficient bonding capacity. When public agencies seek a design-build approach for major infrastructure projects, we may act as a fixed-price design subcontractor to the general construction contractor and do not assume overall project or construction risk.

        For fiscal 2006, fixed price contracts represented approximately 32% of our total revenue. Of this amount, less than 10% of our contracts have exposure to construction cost overruns. Of the remaining approximately 22%, there may be risks associated with our professional fees if we not able to perform our professional services for the amount of the fixed fee. However, we attempt to mitigate these risks as described above.

  Joint Ventures

        Some of our larger contracts may operate under joint ventures or other arrangements under which we team with other reputable companies, typically companies with which we have worked with for many years. This is often done where the scale of the project dictates such an arrangement or when we want to strengthen either our market position or our technical skills.

Backlog

        At March 31, 2007, our revenue backlog was $3.1 billion, an increase of 21.1% from $2.6 billion at March 31, 2006. Of this $3.1 billion, we estimate that approximately $2.3 billion will be completed by March 31, 2008. Approximately $2.6 billion of our total backlog at March 31, 2007 is attributable to our PTS segment, while the remaining $0.5 billion is attributable to our MSS segment. No assurance can be given that we will ultimately realize our full backlog.

        Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis. In the case of these government contracts, our backlog includes only those amounts that have been funded and authorized and therefore does not reflect amounts we may receive over the term of the contracts. In the case of non-government contracts, our backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. We calculate backlog without regard to possible project reductions or expansions or potential cancellations until such changes or cancellations occur.

        Backlog is expressed in terms of revenue and therefore may include significant estimated amounts of third party, or pass-through costs to subcontractors and other parties. Moreover, our backlog for the period beyond 12 months may be subject to variations from year to year as existing contracts are completed, delayed or renewed or new contracts are awarded, delayed or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to interpret and not necessarily indicative of future revenue or profitability. Because backlog is not a defined accounting term, our computation of backlog may not necessarily be comparable to that of our peers.

Competition

        The professional technical and management support services markets we serve are highly fragmented and we compete with a large number of regional, national and international companies. Certain of these competitors have greater financial and other resources than we do. Others are smaller and more specialized, and concentrate their resources in particular areas of expertise. The extent of our competition varies according to the particular markets and geographic area. The degree and type of competition we face is also influenced by the type and scope of a particular project. Our clients make competitive determinations based upon experience, reputation and ability to provide the relevant services in a timely, safe and cost-efficient manner.

Seasonality

        The fourth quarter of our fiscal year (July 1 to September 30) is typically our strongest quarter. The U.S. federal government tends to authorize more work during the period preceding the end of its fiscal year, September 30. In addition, many U.S. state governments with fiscal years ending on June 30 tend to accelerate spending during the fiscal first quarter when new funding budgets become available. Within the U.S., as well as other parts of the world, we generally benefit from milder weather conditions in our fiscal fourth quarter, which allows for more productivity from our field inspection and other on-site civil services. Our construction and project management services also typically expand during the high construction season of the summer months.

Insurance and Risk Management

        We maintain insurance covering professional liability and claims involving bodily injury and property damage. We consider our present limits of coverage, deductibles, and reserves to be adequate. Wherever possible, we endeavor to eliminate or reduce the risk of loss on a project through the use of quality assurance/control, risk management, workplace safety and similar methods. A majority of our operating subsidiaries are quality certified under ISO 9001:2000 or an equivalent standard, and we plan to continue to obtain certification where applicable. ISO 9001:2000 refers to international quality standards developed by the International Organization for Standardization, or ISO.

        Risk management is an integral part of our project management approach for fixed price contracts and our project execution process. We have a risk management group that reviews and oversees the risk profile of our operations. This group also participates in evaluating risk through internal risk analyses in which our corporate management reviews higher-risk projects, contracts or other business decisions that require corporate approval.

Regulation

        We are regulated in a number of fields in which we operate. In the United States, we deal with numerous U.S. government agencies and entities, including branches of the U.S. military, the

Department of Defense, the Department of Energy, intelligence agencies and the Nuclear Regulatory Commission. When working with these and other U.S. government agencies and entities, we must comply with laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations, among other things:

  •
  require certification and disclosure of all cost or pricing data in connection with various contract negotiations;

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  impose procurement regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts; and

  •
  restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

        Internationally, we are subject to various government laws and regulations (including the U.S. Foreign Corrupt Practices Act and similar non-U.S. laws and regulations), local government regulations and procurement policies and practices and varying currency, political and economic risks.

        To help ensure compliance with these laws and regulations, all of our employees are required to complete tailored ethics and other compliance training relevant to their position and our operations.

Personnel

        Our principal asset is our employees. A large percentage of our employees have technical and professional backgrounds and bachelor and advanced degrees. We believe that we attract and retain talented employees by offering them the opportunity to work on highly visible and technically challenging projects in a stable work environment. The tables below identify our personnel by segment and geographic region.

  Personnel by Segment

	As of September 30,
				As of March 31, 2007
	2004	2005	2006
Professional Technical Services	13,000	16,300	19,000	20,400
Management Support Services	4,700	5,700	8,300	9,800

Total	17,700	22,000	27,300	30,200

  Personnel by Geographic Region

	As of September 30,
				As of March 31, 2007
	2004	2005	2006
Americas	8,500	10,100	10,400	11,200
Europe	1,900	2,700	3,100	3,100
Middle East	3,600	5,200	8,800	10,400
Asia/Pacific	3,700	4,000	5,000	5,500

Total	17,700	22,000	27,300	30,200

  Personnel by Segment and Geographic Region

	As of September 30, 2006			As of March 31, 2007
	PTS	MSS	Total	PTS	MSS	Total
Americas	9,600	800	10,400	10,300	900	11,200
Europe	3,100	—	3,100	3,100	—	3,100
Middle East	1,300	7,500	8,800	1,500	8,900	10,400
Asia/Pacific	5,000	—	5,000	5,500	—	5,500

Total	19,000	8,300	27,300	20,400	9,800	30,200

        We have a number of personnel with "Top Secret" or "Q" security clearances. Some of our contracts with the U.S. government relate to projects that have elements that are classified for national security reasons. Although most of our contracts are not themselves classified, persons with high security clearances are often required to perform portions of the contracts.

        A portion of our employees are employed on a project by project basis to meet our contractual obligations, generally in connection with government projects in our MSS segment. Approximately 200 of our employees are covered by collective bargaining agreements. We believe our employee relations are good.

Geographic Information

        For geographic information, please refer to footnote 19 of our consolidated financial statements found elsewhere in this prospectus.

Properties

        Our corporate offices are located in approximately 83,000 square feet of space at 555 and 515 South Flower Street, Los Angeles, California. Our other offices consist of an aggregate of approximately 4.3 million square feet worldwide. Virtually all of our offices are leased. See Note 11 of the notes to our consolidated financial statements for information regarding our lease obligations. We believe our current properties are adequate for our business operations and are not currently underutilized. We may add additional facilities from time to time in the future as the need arises.

Legal Proceedings

        As a government contractor, we are subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. Intense government scrutiny of contractors' compliance with those laws and regulations through audits and investigations is inherent in government contracting, and, from time to time, we receive inquiries, subpoenas, and similar demands related to our ongoing business with government entities. Violations can result in civil or criminal liability as well as suspension or debarment from eligibility for awards of new government contracts or option renewals.

        We are involved in various investigations, claims and lawsuits in the normal conduct of our business, none of which, in the opinion of our management, based upon current information and discussions with counsel, is expected to have a material adverse effect on our consolidated financial position, results of operations, cash flows or our ability to conduct business. From time to time we establish reserves for litigation when we consider it probable that a loss will occur.

MANAGEMENT

Board of Directors and Executive Officers

        The names, ages and positions of our directors and executive officers are as follows:

Name	Age(1)	Position
John M. Dionisio	58	Director, President and Chief Executive Officer
Richard G. Newman	72	Director, Chairman
Francis S. Y. Bong	65	Director, Chairman Asia
H. Frederick Christie	73	Director
James H. Fordyce	48	Director
S. Malcolm Gillis	66	Director
Linda Griego	59	Director
Robert J. Lowe	67	Director
William G. Ouchi	63	Director
William P. Rutledge	65	Director
Lee D. Stern	55	Director
James R. Royer	60	Executive Vice President and Chief Operating Officer
Michael S. Burke	44	Executive Vice President, Chief Corporate Officer and Chief Financial Officer
Glenn R. Robson	45	Senior Vice President and Chief Strategy Officer
Raymond W. Holdsworth	64	Vice Chairman, Corporate Development

(1)
All ages are as of March 31, 2007

        John M. Dionisio was appointed our President and Chief Executive Officer on October 1, 2005 and was elected to our Board of Directors in December 2005. From October 2003 to October 2005, Mr. Dionisio served as our Executive Vice President and Chief Operating Officer. From October 2000 to October 2003, Mr. Dionisio served as President and Chief Executive Officer of our subsidiary, DMJM+Harris. Mr. Dionisio joined Frederic R. Harris, Inc., in 1971, predecessor company to DMJM+Harris where he served in many capacities, including Chief Executive Officer from October 1999 to October 2003, President from July 1996 to October 1999, Executive Vice President in charge of all U.S. operations from 1993 to 1996 and Manager of the New York Operations and Northern Region Manager from 1992 to 1993.

        Richard G. Newman has been a member of our Board of Directors since May 1990 and currently is our Chairman. Mr. Newman was our President until 1993, and then Chairman, President and Chief Executive Officer from May 1993 to October 2000 and Chairman and CEO from 2000 to 2005. He served as a director of Ashland Technology Corporation from February 1989 until it became AECOM in April 1990. Mr. Newman was also President of Ashland Technology, which later became AECOM, from December 1988 until May 1990. Previously, he was President and Chief Operating Officer of Daniel, Mann, Johnson & Mendenhall from October 1985 to December 1988 and a Corporate Vice President or Vice President of DMJM from 1977 to 1985. Mr. Newman is also a director of Southwest Water Company, Sempra Energy Company and 14 mutual funds affiliated with Capital Research and Management Company.

        Francis S. Y. Bong was named to our Board of Directors after our merger with Maunsell in May 2000. He serves as Chairman for our operations in Asia. Prior to our merger with Maunsell, Mr. Bong was Chairman and Chief Executive of Maunsell Consultants Asia Holding Ltd. from 1997 to 2000 and served as Managing Director of the same firm from 1987 to 1996. Mr. Bong started with

Maunsell in 1975. Mr. Bong also serves on the Board of Directors of Cosmopolitan International Holdings Ltd. as a non-executive director.

        H. Frederick Christie was named to our Board of Directors in August 1990. From 1987 until his retirement in 1989, Mr. Christie served as President and Chief Executive Officer of The Mission Group, where he was responsible for all of the non-utility subsidiaries of SCEcorp., the parent company of Southern California Edison Company. Mr. Christie served as President and as a director of Southern California Edison Company from November 1984 until September 1987 after having previously served as Executive Vice President and Chief Financial Officer. He is also a member of the Board of Directors of IHOP Corp., Southwest Water Company, Ducommun Incorporated, and 21 mutual funds affiliated with Capital Research and Management Company.

        James H. Fordyce was named to our Board of Directors in February 2006. Mr. Fordyce is a Managing Director with J.H. Whitney Capital Partners, LLC, a private investment firm. He has been with J.H. Whitney since July 1996. Mr. Fordyce began his career at Chemical Bank in 1981, where he spent eight years primarily in their leveraged buyout group before then joining Heller Financial, Inc. as a Senior Vice President where he spent his time investing both debt and equity.

        S. Malcolm Gillis was named to our Board of Directors in January 1998. From July 2004 to present, Dr. Gillis has been a University Professor at Rice University. Dr. Gillis served as President of Rice University from July 1993 to June 2004. Before assuming the presidency of Rice, Dr. Gillis was a professor at Duke University from 1984 to 1993, where he served as Dean of the Faculty of Arts and Sciences from 1991 to 1993. He was at Harvard University from 1969 to 1984, where he did extensive teaching and consulting in the area of international economics, with particular emphasis on Latin America and Asia, working with heads of state on economic policy issues. Dr. Gillis was a director of the Federal Reserve Bank of Dallas from 1998 to 2004. Dr. Gillis is a member of the board of directors of Halliburton Company, Electronic Data Systems Corporation, Introgen Therapeutics, Inc. and Service Corporation International. Dr. Gillis also serves on the boards of various educational and charitable organizations and government commissions and committees.

        Linda Griego was named to our Board of Directors in May 2005. Ms. Griego has served as President and Chief Executive Officer of Griego Enterprises, Inc. since 1985 and is also Managing General Partner of Engine Co. No. 28, a restaurant that she founded in 1988. From July 1999 until January 2000, Ms. Griego served as interim President and Chief Executive Officer of the Los Angeles Community Development Bank. She is currently a director of CBS Corporation, Granite Construction Incorporated, City National Bank and Southwest Water Company. Ms. Griego has also served as a Los Angeles branch director of the Federal Reserve Bank of San Francisco.

        Robert J. Lowe was named to our Board of Directors in February 1993. Mr. Lowe is Chairman and Chief Executive Officer of Lowe Enterprises, Inc. and its affiliated companies. He was the principal founding shareholder in 1972 of the corporation that became Lowe Enterprises, Inc. Mr. Lowe also serves on the Board of Claremont McKenna College and on the boards of various charitable organizations and government commissions and committees.

        William G. Ouchi joined our Board of Directors in May 2003. Dr. Ouchi is the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal in the Anderson School of Management at the University of California, Los Angeles. He has been on the faculty of UCLA since 1979. Dr. Ouchi is a director of Sempra Energy, FirstFed Financial Corp. and the Conrad N. Hilton Foundation. Dr. Ouchi has also been Vice Dean for Executive Education at UCLA and Chief of Staff for the Mayor of Los Angeles. Dr. Ouchi also serves on the boards of various charitable organizations.

        William P. Rutledge was named to our Board of Directors in November 1998. Mr. Rutledge was President and Chief Executive Officer of Allegheny Teledyne, Inc. from August 1996 until his retirement in 1997. Mr. Rutledge serves as Chief Executive Officer of Aquanano, LLC. Mr. Rutledge also serves on the Board of Directors of FirstFed Financial Corp., Communications & Power Industries, Sempra Energy Corporation and the board of trustees of Lafayette College, Saint John's Health Center Foundation and the World Affairs Council of Los Angeles.

        Lee D. Stern was named to our Board of Directors in February 2006. Mr. Stern is a Managing Director at GSO Capital Partners LP., an investment advisor managing several private investment funds. Prior to joining GSO, Mr. Stern was the chief transaction officer of Technology Investment Capital Corp. from November 2003 to September 2005 and has over 20 years of financial and investment experience in leveraged finance and in financing technology companies. Prior to Technology Investment Capital Corp., Mr. Stern was with the boutique investment banking firm Hill Street Capital from March 2001 to November 2003. From 1997 to 2000, he was a partner of Thomas Weisel Partners and NationsBanc Montgomery, where he focused on leveraged transactions relating to acquisition finance and leveraged buyouts, including private and public mezzanine finance. From 1993 to 1997, Mr. Stern was a managing director at Nomura Securities International, where he played a key role in building the firm's merchant banking and principal debt investing business. He sat on Nomura Securities International's commitment and underwriting committees. Mr. Stern has also held managing director positions at Kidder, Peabody & Co., Inc. from 1990 to 1992 and Drexel Burnham Lambert from 1985 to 1990.

        James R. Royer was appointed Executive Vice President and Chief Operating Officer in October 2005. From October 2004 to October 2005, Mr. Royer was Chief Executive of our Americas Facilities Group, Regional Group and Government Services Group. He was appointed Chairman of the Board of our subsidiary DMJM H&N in February 2002 and Chief Executive Officer in April 2003. Prior to that, he served as Chairman of the Board, President and Chief Executive Officer of our subsidiary TCB INC. from August 1991 to September 2003, and continued in his role as Chief Executive Officer of TCB INC. until October 2004. He was elected President of Turner Collie & Braden Inc. (TCB) in 1987. He served in various senior management positions with TCB, including Vice President from 1982 through 1987. Mr. Royer is a director and former Chairman of the Greater Houston Partnership and is also a member of the board of directors of Memorial Herman Health Care System in Houston.

        Michael S. Burke was appointed Executive Vice President and Chief Corporate Officer in May 2006 and was appointed Chief Financial Officer in December 2006. Mr. Burke joined AECOM as Senior Vice President, Corporate Strategy in October 2005. From 1990 to 2005, Mr. Burke was with the accounting firm, KPMG LLP. He served in various senior leadership positions most recently as a Western Area Managing Partner from 2002 to 2005 and was a member of KPMG's Board of Directors from 2000 through 2005. While on the KPMG Board of Directors, Mr. Burke served as the Chairman of the Board Process and Governance Committee and a member of the Audit and Finance Committee. Mr. Burke also serves on the Board of Directors of Rentech, Inc. and is the Chairman of its Audit Committee. Mr. Burke also serves on various charitable and community boards.

        Glenn R. Robson was appointed Senior Vice President and Chief Strategy Officer in December 2006. Mr. Robson joined AECOM in May 2002 as Senior Vice President and Chief Financial Officer. Prior to joining AECOM, Mr. Robson worked at Morgan Stanley & Co. Incorporated for twelve years, where he served most recently as a Managing Director in the investment banking division, and previously as a Principal and Vice President in the corporate finance department. Earlier in his career, Mr. Robson was a Business Analyst with McKinsey & Company.

        Raymond W. Holdsworth was appointed Vice Chairman, Corporate Development in October 2005. Prior to this position, Mr. Holdsworth served as our President from March 2000 to October 2005. From January 1999 to March 2000, Mr. Holdsworth was Group Chief Executive for three of AECOM's operating companies. He was President & Chief Executive Officer of DMJM from April 1993 to 1997, and Chairman & Chief Executive Officer from then until January 1999. Mr. Holdsworth served as DMJM's Vice President for Corporate Development from June 1992 to April 1993.

Composition of the Board of Directors

        In accordance with the terms of our Restated Certificate of Incorporation, the terms of office of members of our Board of Directors, other than the two members elected by holders of our Class F and Class G convertible preferred stock, are divided into three classes:

  •
  Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2009;

  •
  Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2010; and

  •
  Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2008.

        Our Class I directors are Richard G. Newman, Linda Griego and William G. Ouchi, our Class II directors are John M. Dionisio, Robert J. Lowe and William P. Rutledge, and our Class III directors are Francis S. Y. Bong, H. Frederick Christie and S. Malcolm Gillis. In addition, currently, holders of a majority of our Class F convertible preferred stock and holders of a majority of our Class G convertible preferred stock are each entitled to elect one director annually to our Board of Directors. These seats are currently held by James H. Fordyce for the Class G preferred stock and Lee D. Stern for the Class F preferred stock. Upon the sale of shares held by J.H. Whitney VI, L.P. in this offering, the current holders of our Class G convertible preferred stock will no longer be entitled to designate a member of our Board of Directors in future director elections. No decision has been made with regard to any change in the composition of our Board of Directors. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election. Any vacancies in our classified Board will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors, subject to the rights of holders of Class F preferred stock and Class G preferred stock.

        Our Board of Directors has determined that the following members are independent as determined in reference to the standards of the New York Stock Exchange: Mr. Christie, Mr. Fordyce, Mr. Gillis, Ms. Griego, Mr. Lowe, Mr. Ouchi, Mr. Rutledge and Mr. Stern.

Board Structure and Committee Composition

        As of the date of this prospectus, our Board of Directors has eleven directors and the following four committees: Audit, Compensation and Organization, Nominating and Governance and Planning, Finance and Investments. The membership during the last fiscal year and the function of each of the committees are described below. During fiscal 2006, our Board held five meetings. Each director attended at least 75% of all Board and applicable committee meetings.

	Audit Committee	Compensation and Organization Committee	Nominating and Governance Committee	Planning, Finance and Investment Committee
Francis S.Y. Bong				X
H. Frederick Christie*	X	Chairperson
James H. Fordyce		X		X
S. Malcolm Gillis	X		Chairperson
Linda Griego	X	X	X
Robert J. Lowe		X		Chairperson
William G. Ouchi		X	X	X
William P. Rutledge	Chairperson			X
Lee D. Stern	X	X	X

*
lead independent director

        Audit Committee.    The Audit Committee of our Board of Directors consists of William P. Rutledge (Chairperson), H. Frederick Christie, S. Malcolm Gillis, Linda Griego and Lee D. Stern. The Audit Committee, which is composed solely of independent directors, makes recommendations to our Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions. Our Audit Committee held five meetings during fiscal year 2006. Our Board of Directors has determined Mr. Rutledge, Chairperson of the Audit Committee, and several other members of the Audit Committee qualify as "audit committee financial experts" as defined by the rules under the Securities Exchange Act of 1934. The background and experience of each of our audit committee members are set forth above.

        Compensation and Organization Committee.    The Compensation and Organization Committee of our Board of Directors consists of H. Frederick Christie (Chairperson), James H. Fordyce, Linda Griego, Robert J. Lowe, William G. Ouchi and Lee D. Stern. The Compensation and Organization Committee, comprised solely of independent directors, oversees our compensation plans and organizational matters. Such oversight includes decisions regarding executive management salaries, incentive compensation and long-term compensation plans as well as company wide incentive and equity plans for our employees and consultants and appointments and promotions for senior management. Our Compensation and Organization Committee held seven meetings during fiscal year 2006.

        Nominating and Governance Committee.    The Nominating and Governance Committee of our Board of Directors consists of S. Malcolm Gillis (Chairperson), Linda Griego, William G. Ouchi, and Lee D. Stern. The Nominating and Governance Committee is comprised solely of independent directors and is responsible for recruiting and retention of qualified persons to serve on our Board of Directors, including proposing such individuals to the Board of Directors for nomination for election as directors, for evaluating the performance, size and composition of the Board of Directors and for oversight of our compliance activities. The Nominating and Governance Committee considers written suggestions from stockholders, including potential nominees for election, and oversees the corporation's governance programs. Our Nominating and Governance Committee held five meetings during fiscal year 2006.

        Planning, Finance and Investment Committee.    The Planning, Finance and Investment Committee of our Board of Directors consists of Robert J. Lowe (Chairperson), Francis S.Y. Bong, James H. Fordyce, William G. Ouchi and William P. Rutledge. The Planning, Finance and Investment Committee reviews our financing programs, proposed investments, including mergers, and other strategic initiatives. Our Planning, Finance and Investment Committee held six meetings in fiscal year 2006.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation and Organization Committee of our Board of Directors is an officer or employee of our company. No executive officer of our company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Compensation and Organization Committee.

Executive Sessions

        Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board and Board committee meeting. The Board sessions are chaired by H. Frederick Christie the board's, lead independent director, and the chairperson of the applicable committee chairs the committee executive sessions. Any director can request that an additional executive sessions be scheduled.

Compensation of the Board of Directors

        Those of our directors who also serve as our officers or consultants, or as officers or consultants of our subsidiaries, or those directors representing the Class F and G preferred stock are not compensated by us for attending meetings or performing any other function of the Board. All other directors are paid a retainer of $36,000 per year. In addition, non-employee directors (other than directors elected by holders of our Class F and Class G convertible preferred stock) receive the following meeting fees:

  •
  Board and Committee fees of $1,500 per meeting when in person and $1,000 when telephonic;

  •
  Committee Chair fees for Compensation and Organization, Nominating and Governance and Planning, Finance and Investment Committees of $3,000 per meeting when in person and $2,000 per meeting when telephonic; and

  •
  Audit Committee Chair fees of $4,500 per meeting when in person and $3,000 when telephonic.

        Our non-employee directors are entitled to defer some or all of their annual retainers and meeting fees to our Non-Qualified Stock Purchase Plan and receive common stock units, except for non-U.S. resident directors who may be permitted to defer into their local AECOM stock plans.

        Each non-employee director, at the time he or she is first elected to our Board of Directors, receives options to purchase 10,000 shares of our common stock under our Stock Incentive Plan for Non-Employee Directors and thereafter will receive annually options for a number of shares approved by the Board of Directors. The exercise price for such options is the market value of our common stock on the date of grant and the options are exercisable six months after the grant date. The compensation described above does not apply to the directors elected by the holders of the Class F and Class G convertible preferred stock.

Limitation of Directors' Liability and Indemnification

        As permitted by Delaware law, our Certificate of Incorporation contains a provision eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the General Corporation Law of Delaware. Under the present provisions of the General Corporation Law of Delaware, our directors' personal liability to us and our stockholders for monetary damages may be so eliminated for any breach of fiduciary duty as a director other than (i) any breach of a director's duty of loyalty to us or to the stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) dividends or stock repurchases or redemptions that are illegal under Delaware law, and (iv) any transaction from which a director receives an improper personal benefit. This provision pertains only to breaches of duty by directors as directors and not in any other corporate capacity, such as being an officer. As a result of the inclusion of such provision in our Certificate of Incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

        Our bylaws require us to indemnify our officers and directors against expenses and costs, judgments, settlements and fines reasonably incurred in the defense of any claim, including any claim brought by us or in our right, to which they were made parties by reason of being or having been officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

  Overview

        Our compensation programs are designed to provide an overall total direct compensation package that is competitive with our peer companies, allow us to attract and retain key talent, and provide incentives that promote short- and long-term financial growth and stability to continuously enhance stockholder value based on a pay-for-performance model. We refer to the executive officers named in the Summary Compensation Table that follows this Compensation Discussion & Analysis (such officers being our Chief Executive Officer (CEO) and President, Chairman, Chief Financial Officer, Chief Corporate Officer, Chief Operating Officer, and Chairman of Asia) as "Named Executive Officers." The Compensation and Organization Committee of the Board of Directors reviews and approves the compensation program for our Named Executive Officers and oversees our executive compensation strategy.

        To implement these principles, we target base salary compensation for our Named Executive Officers at the 50th percentile of appropriate peer group companies taking into account the experience level of the individuals in their current positions. Short term compensation or annual incentive bonuses for the Named Executive Officers are based on a comparison to the peer group's prior twelve month performance in the areas of growth in earnings before interest, taxes and amortization (EBITA), return on investment (ROI) and growth in earnings per share. Similarly, long-term compensation for our Named Executive Officers is based on these same benchmarks comparing our performance over the prior five years against that of the peer group.

        Our Compensation and Organization Committee then considers these quantitative performance comparisons and the compensation of executives of the peer group companies in similar positions, as well as qualitative performance factors they deem important to insure the alignment of our executives' compensation with the goals of our stockholders. The qualitative factors are developed with the CEO for the Named Executive Officers reporting to the CEO, and by the Compensation and Organization Committee for the CEO. These qualitative factors include items such as experience, leadership, integrity, strategic planning, team building, diversity, stability and succession planning.

        The peer group companies considered in the performance comparisons and compensation of executives include Baker (Michael) Corporation, CH2M Hill Companies Limited, Fluor Corporation, Jacobs Engineering Group, Inc., Shaw Group, Tetra Tech, Inc., URS Corporation and Washington Group International, Inc. These firms are considered by the independent valuation firm hired to value AECOM Technology Corporation stock to be peers, potential competitors or partners in our business sector. In addition, the Compensation and Organization Committee believes this group of companies provides an appropriate peer group because they are competitors or other entities with which we compete for employees at the executive level, have similar or best market compensation practices and/or are similar in size to us.

        Our compensation package for our Named Executive Officers generally consists of:

  •
  Base Salary—we endeavor to provide a level of base salary that provides the executive with a competitive salary for executive's position and experience relative to executive's peers in the peer group companies. In general, the Compensation and Organization Committee sets the base salary near the median of the peer group taking into account the relative size of the company compared to the median of the peer group, and the experience of our executive compared to the average peer executive in the same position.

  •
  Short-Term Compensation—this component includes the base salary plus the annual incentive compensation and is intended to encourage our Named Executive Officers to focus on the Company's annual financial plan as well as the specific qualitative goals included in our strategic plan. With strong performance on all quantitative and qualitative objectives and if the quantitative objectives compare favorably to our peer companies, the executives may receive incentive compensation equal to their base salary. With unusual performance the Compensation and Organization Committee may provide incentive compensation in excess of base salary. We believe this pay-for-performance model encourages and motivates the executives' performance in alignment with the best interests of our stockholders and employees.

  •
  Long-Term Incentive Compensation—this component is designed to reward the executives for achieving quantitative and qualitative objectives that are related to our long-term objectives as included in our five year strategic plan. Long-term compensation is determined by comparing the total direct compensation for the Named Executive Officer with compensation received by executives at comparable peer companies. The long-term compensation portion of total compensation may equal or exceed the executive's base salary. We believe tying our executives' total direct compensation with the short- and long-term objectives of our strategic plan aligns our executives' interests with our stockholders and provides strong retention and motivational incentives for our executives.

        We evaluate each of these three components of compensation described above for each of our Named Executive Officers in determining a compensation program that will encourage the overall success of the individuals and our Company.

        As our financial performance improves relative to the performance targets, the Named Executive Officers' potential for additional compensation under the short-term and long-term incentive programs will increase. To help establish and review the compensation paid to the Named Executive Officers, our Compensation and Organization Committee reviews an executive compensation report prepared by Towers Perrin, an independent third-party consulting firm. This report compares performance of the Company and each element of compensation to comparable positions within the general population of similarly sized companies and also to a group of peer companies in our sector including CH2M Hill, Fluor, Foster Wheeler, Jacobs Engineering, Michael Baker, Shaw Group, Tetra Tech, URS and Washington Group International.

        Should actual performance fall short of performance targets, total compensation will be reduced. Base compensation is established for a fiscal year and is not adjusted based on performance for the current year. Short-term compensation may be reduced to zero should performance fall short of established targets. Long-term compensation, as described below, is generally subject to company-wide performance targets for the Named Executive Officers. If the Company falls short of its performance targets for the three year performance period, the payout of the restricted stock units will be reduced and may be reduced to zero for significant shortfalls based on a pre-established formula. Our Compensation and Organization Committee evaluates on an annual basis past performance, competitor performance and general market conditions to establish future performance targets.

        The Company does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of performance targets. Under those circumstances, the Compensation and Organization Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

  Elements of Compensation

  Base salary

        As described above, we strive to provide our Named Executive Officers with a competitive base salary that is in-line with their roles and responsibilities when compared to peer companies of comparable size. We view base salary as an important component to each Named Executive Officer's overall compensation package. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual, and the amount of performance based incentives received or granted each year. The base salary is compared annually to the list of similar positions within comparable peer companies and with consideration of the executive's relative experience in his or her position. Base salaries are reviewed annually and at the time of promotion or other changes in responsibilities.

  Short-Term Incentive Compensation

        Our short-term incentive compensation program allows us to create annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our Named Executive Officers understand the goals and priorities of the Company during the current fiscal year. Our CEO and his management team are responsible for the overall performance of the Company in accordance with our strategic operating plan, as approved annually by our Board of Directors, and are thus evaluated on these objectives.

        Named Executive Officers may receive approximately 25 – 40% of their total compensation as incentive compensation. The measurement criteria for our CEO and our Chairman's incentive compensation bonuses for fiscal year 2006 were based on our overall corporate level performance measures including growth in EBITA, EBITA return compared to the total invested capital, and growth in earnings per share after adjustments for one-time merger related expenses. For our other Named Executive Officers (other than our CEO and our Chairman), the following criteria for incentive compensation bonuses for fiscal year 2006 were used: overall corporate level performance measures including EBITA vs. plan, annual growth in EBITA, cash flow, backlog and a discretionary component. The discretionary component took into account qualitative achievements such as seamless transition of the CEO, Chief Operating Officer and Chief Financial Officer positions in fiscal 2006; initiating and completing significant mergers, including effective integration; aggressive quality and safety development plans; development and implementation of our employee engagement programs; cross-selling and production sharing between our operating brands; and other personal accomplishments. The Compensation and Organization Committee determines the final incentive compensation for the Named Executive Officers.

  Long-term Incentive Compensation—Performance Earnings Program (PEP) and Stock Options

        We provide two types of long-term compensation pursuant to our Stock Incentive Plan: Performance Earnings Program (PEP) restricted stock units and options to purchase AECOM common stock.

        Our long-term incentive compensation programs are designed to focus and reward our Named Executive Officers on our long-term goals. By creating a three-year performance period under our PEP (described below) to complement our stock option program, our goal is to encourage and to provide an incentive for our Named Executive Officers to advance AECOM's long-term goals and enhance stockholder value. Our Named Executive Officers may receive approximately 25 – 60% of their total compensation as long-term incentive compensation.

        Once per year, our CEO provides the Compensation and Organization Committee with a recommended total dollar pool for long-term incentives to be awarded to all Named Executive Officers as well as other key executives, excluding the CEO and the Chairman. The Compensation and Organization Committee then reviews the report from the executive compensation consultants, including the comparable total direct compensation amounts of peer companies and determines the final total dollar amount of long-term incentives that are to be awarded to the Named Executive Officers, including the CEO's and Chairman's final total long-term incentive compensation.

  •
  Performance Earnings Program.    Under the Performance Earnings Program 2006 (PEP06), we award performance-based restricted stock units that are earned based on a three year performance period. The Compensation and Organization Committee establishes objective performance criteria for each PEP award period. The awards for the participants including the Named Executive Officers are based on our performance over the entire three year period. The PEP06 awards are based on the three year performance of three corporate objectives: 1) Growth in EBITA, 2) Return on Investment, and 3) Growth in EBITA per share. To achieve the target goals, company performance must meet or exceed the target level for each of the objectives. The Compensation and Organization Committee adopted these performance goals because it believes they are key indicators of our financial and operational success and are key drivers of long-term stockholder value. The specific performance goal levels reflect confidential, internal financial targets at the time the awards are established. These goals require a high level of financial performance to be achieved over the three-year period. As was the case with the awards granted for prior performance periods, the goals for the PEP06 performance period are challenging but, we believe, achievable. Our performance for the first year of the three-year PEP06 program was at approximately 90% of the targeted level. The PEP awards generally vest on December 31st following the close of the three year performance period. The Named Executive Officer must be an active employee at the time the PEP is settled or the Named Executive Officer forfeits the PEP award, although exceptions may be made by the Compensation and Organization Committee, including exceptions for retirement, death or disablement. At the end of the three year performance period, the final amount of performance-based restricted stock units that are earned by each Named Executive Officer will be determined based on achievement of the performance criteria.

    In 2006, the Board modified our 2005 PEP (PEP05, for fiscal years 2005-2007) and PEP06 (PEP05, for fiscal years 2006-2008) to provide for partial payments prior to January 2008. The PEP05 modification provides an interim payout in January 2007 based on two years of performance with the amount earned paid one half in cash and the other half in AECOM common stock. The remaining balance for the PEP05 award based on three years performance through September 2007 will be paid in January 2008 in AECOM common stock. PEP06 will similarly have one half of the amount earned for its first year of the three year performance period paid in cash in January 2007 and one half paid in AECOM common stock. The remaining amounts earned based on the PEP06 actual three year performance through September 2008 will be paid in January 2009 in AECOM common stock based on the actual three year performance.

    The Board believed it was beneficial to amend the PEP program to more clearly align it with the specific guidelines of Statement of Financial Accounting Standards 123R (Share-Based Payment), which the Company was not subject to when the PEP program was first adopted. As originally structured, PEP awards were settled in cash rather than stock. Under SFAS 123R, changes in the Company's stock price cause variability in compensation expense relating to PEP awards that are settled in cash. Awards settled in stock that are based on performance and meet certain other criteria do not cause variability in compensation expense as a result of changes in stock price. The Board also believed it would be beneficial to settle future PEP awards 100% in stock to promote more employee equity ownership in the Company. In recognition of this change in settlement terms, the Board authorized a partial early settlement of the accrued portion of the PEP05 and PEP06 awards in an equal combination of cash and stock consistent with the performance results of the PEP program through fiscal year end 2006.

    AECOM common stock received under the PEP05 and PEP06 will be eligible for repurchase by the Company after a minimum six month holding period, pursuant, in general to our stock repurchase program. In 2006, the Named Executive Officers receive all of their long-term compensation as PEP awards rather than options. In general, we consider that the PEPs link pay-for-performance directly and immediately to the Named Executive Officer while stock option awards might be used as part of a key executive hire package that provides an early equity interest in the Company for the new executive. Our 2007 PEP has a deferred compensation election which provides that our Named Executive Officers, as allowed under regulatory statutes, may retain restricted stock units and defer settlement until at least one year after the January 2010 settlement date.

  •
  Stock Options.    We generally grant stock options that have a seven year term and vest one-third every year on the anniversary date of the grant, subject to continued employment. The stock options also become fully vested upon death, total and permanent disablement as defined in our 2006 Stock Incentive Plan or upon retirement at or after age 65, or with the approval of the

    Administrator of the Stock Incentive Plan, at or after age 55. The stock options are issued with an exercise price equal to the price of our common stock (based on the most recent valuation by our independent outside valuation firm) on the later of the date of approval by our Compensation and Organization Committee and the identification of the grantee. In 2006, stock options were not issued to Named Executive Officers as part of their long-term incentive compensation. A new hire grant to our Chief Corporate Officer as part of the offer agreement included stock options.

        Generally, since the initiation of the PEP program, the stock options have not been issued to Named Executive Officers as part of their long-term incentive compensation. Effective September 28, 2006, our Board of Directors approved a one-time 100% acceleration of vesting of all employee stock options outstanding as of such date, including options held by Named Executive Officers. The decision to accelerate the vesting of stock options was taken by our Board of Directors with the belief that it is in the best interest of our shareholders to reduce non-cash compensation expense that otherwise would have been recorded beginning in fiscal year 2007 upon the adoption of Statement of Financial Accounting Standards 123R (Share-Based Payment).

  Benefit and Retirement Programs

        Executive Life Insurance.    Our Named Executive Officers are eligible to participate in an Executive Life Insurance plan on an annual basis. This plan is in addition to the basic life insurance program which is open to a large majority of AECOM employees. The Executive Life Insurance plan provides up to an additional $800,000 in coverage.

        Executive Medical Insurance.    Our Named Executive Officers are eligible to participate in an Executive Medical Insurance plan on an annual basis. This plan is in addition to the basic medical insurance programs that are open to most AECOM employees. The Executive Medical Insurance plan provides up to 100% reimbursement for certain medical expenses up to $75,000 per calendar year.

        Senior Executive Equity Investment Plan.    We established the Senior Executive Equity Investment Plan (SEEIP) in March 1998 to encourage our senior officers to invest in AECOM common stock by providing loans to fund the purchase of the stock. All of the current Named Executive Officers have had at least one outstanding SEEIP loan note. Under the program, participants also received a company stock match on the amount of stock purchased with the SEEIP loan. The stock match was subject to 10-year cliff vesting period.

        All of our outstanding SEEIP loans have been terminated and repaid. In connection with the termination and repayment of such loans or settlement with shares, our Board of Directors approved a 100% acceleration of vesting of all outstanding SEEIP Company stock matches effective on September 28, 2006. SEEIP or similar loans are no longer part of the compensation package awarded to any of our Named Executive Officers or directors.

        AECOM Pension Plan.    The AECOM Pension Plan is a defined benefit plan that was adopted in September 1990. Participation in the AECOM Pension Plan was frozen to new entrants effective April 1, 1998. Of our Named Executive Officers, only our CEO, Chairman and our Chief Operating Officer were employees as of April 1, 1998 and are eligible to receive a retirement pension benefit under the Pension Plan.

        Depending on the participant's years of service to AECOM, the pension benefits will range from 26% to 30.5% of the employee's final capped average monthly compensation plus an additional 11% to 12.5% of the employee's final capped average monthly compensation in excess of specified Social Security base amounts. The final average monthly compensation was capped as of April 1, 2004 at the employee's highest compensation for one full calendar year from 1994 through 2003. If the employee's final average monthly compensation as of April 1, 2004 was lower than the cap, the employee's final average compensation will continue to increase until the participant's average compensation reaches the compensation cap. Pension benefits will generally be reduced for participants with less than 25 years of service as required by plan rules. Employee contributions to the Pension Plan of up to 1.5% of compensation were required prior to April 1, 1998.

        We have generally replaced the AECOM Pension Plan with a 401(k) pension component of our Retirement & Savings Plan (RSP). Employees are allowed to make pre-tax or after-tax contributions of 0.5%, 1.0% or 1.5% of their compensation to this 401(k) pension component. The Company matches dollar for dollar any such contributions and our matching contributions will vest after three years of service with the Company.

        AECOM Management Supplemental Executive Retirement Plan (MSERP).    The Company amended the AECOM Pension Plan, effective July 1, 1998, to provide for certain participants including Named Executive Officers (our CEO, Chairman and COO), earning benefits under the AECOM Pension Plan to instead earn identical benefits under a non-qualified plan known as the Management Supplemental Executive Retirement Plan, or MSERP. The MSERP replaces and provides a benefit identical in nature to the AECOM Pension Plan but on an unfunded basis.

        The benefits of each employee who participated in the AECOM Pension Plan or MSERP are reduced by the actuarial estimate of the equivalent of a hypothetical account balance, calculated to be what the employee would have in his or her 401(k) pension component from April 1, 1998 until the employee's retirement and if the 401(k) contributions had remained invested in a benchmark fund, which mirrors the AECOM Pension Plan investments.

        AECOM Supplemental Executive Retirement Plans (92 SERP & 96 SERP).    In October 1992 we established the unfunded Supplemental Executive Retirement Plan, or 92 SERP, and in July 1996 we established the unfunded Supplemental Executive Retirement Plan, or 96 SERP, in order to provide some of our U.S. resident executive officers with pre-retirement death benefits and retirement benefits consistent with the level provided by the previous AECOM Pension Plan formula. These Supplemental Executive Retirement Plans require a participant to have reached the minimum age of 50 and to have worked at AECOM for at least five years. The plans also include early retirement provisions at age 62 with full retirement benefits.

        Of our Named Executive Officers, only our CEO is eligible to receive any benefits from the 92 SERP and only our Chief Operating Officer is eligible to receive any benefits from the 96 SERP.

        In July of 1996 we established the AECOM Excess Benefit Plan for participants in the Supplemental Executive Retirement Plans in order to provide only those benefits which the AECOM Pension Plan cannot provide due to federal tax limits. Benefits from the Excess Benefit Plan are unfunded and will reduce, dollar-for-dollar, the pension benefit paid by the Supplemental Executive Retirement Plans.

  Employment Agreements, Severance Benefits and Change in Control Provisions

        Except with respect to our Chief Operating Officer, we do not have any employment agreements in effect with any of our Named Executive Officers. We entered into this agreement with our Chief Operating Officer in connection with his joining us upon the acquisition of TCB, Inc. The employment agreement provides for a severance payment equal to 12 months salary for termination of employment by the Company without cause or by "Constructive Discharge," such as a material reduction in job duties or a required relocation without consent.

  Stock Ownership

        There are no equity ownership requirements or guidelines that any of our employees must meet or maintain. We have a broad base of stock ownership by employees (including our Named Executive Officers) and believe that this enhances our success by aligning the interests of our employees and stockholders. We encourage Named Executive Officers to invest in our common stock through payroll deductions invested in our stock and matched by our typical company match formula, the grants of PEPs and in certain cases, stock options. In February 2007, we sold 36,209 shares (including

3,753 company stock match shares) of our common stock to our Chief Corporate Officer, who paid $500,000 for such shares.

  Review and Approval

        Our Compensation and Organization Committee approves the compensation for the CEO and the Chairman and reviews and approves management's recommendations for the CEO's direct reports. In addition, the Compensation and Organization Committee approves compensation philosophy, programs, and ensures that proper due diligence, deliberations, and reviews of executive compensation are conducted.

        The Compensation and Organization Committee uses Towers Perrin, an independent third-party consulting firm, to perform an analysis of comparable executive officer level positions within the general professional industry and a list of peer companies. The report of the consulting firm provides market survey information for base salary and short and long-term incentive compensation within the general industry companies and peer companies specified above.

        For fiscal 2006, the general industry companies used by our compensation consultant were companies in our general industry, with us being near the median regarding the revenue and profits of the group. The compensation consultant also provided comparisons of key performance metrics for the Company compared to the peer group. This established the basis for our overall performance which was considered when Compensation and Organization Committee reviewed the performance of and determined compensation for the Named Executive Officers.

        Our Compensation and Organization Committee reviews compensation for the Named Executive Officers considering base salary and short- and long-term compensation in a total rewards package rather than making specific comparisons for each category. During fiscal 2006, Mr. Dionisio, our CEO, completed the transition of the CEO responsibilities from Mr. Newman, the prior CEO. The Compensation and Organization Committee, in considering Mr. Newman's base salary as Chairman, reviewed prior compensation practices for the transition of a CEO to Chairman for public companies and, based on a review by our independent consulting firm, determined that base salary typically remains unchanged, and adjustments to short- and long-term compensation are what reflect the transition of duties.

        Stock awards granted for fiscal 2006 by the Compensation and Organization Committee to each of the Named Executive Officers were based upon the peer group study of comparable positions prepared by our independent consulting firm, as well as the executive's experience, qualitative results, individual contributions, scope of responsibility and retention risk. We believe that the stock award grants for our top two executives, the CEO and Chairman for fiscal 2006 were in line with peer corporations considering these criteria and the transition of the former CEO to the role of Chairman as noted above. We also believe that stock awards granted for the other Named Executive Officers for fiscal 2006 were in line with peer company compensation for executives in similar positions.

        The following seven tables provide information regarding the compensation awarded to or earned during our fiscal year ended September 30, 2006 by our principal executive officer (PEO), principal financial officer (PFO) and the four most highly compensated executive officers other than the PEO and PFO.

Summary Compensation Table for Fiscal Year Ended September 30, 2006

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John M. Dionisio President and Chief Executive Officer (PEO)	2006	$718,760	$850,000	$1,600,278	$—		$—	$89,436	$103,117	(5)	$3,361,590
Richard G. Newman Chairman	2006	$900,016	$850,000	$1,324,378	$—		$—	$3,674	$116,947	(6)	$3,195,015
James R. Royer Executive Vice President and Chief Operating Officer	2006	$443,758	$450,000	$316,871	$—		$—	$83,325	$87,427	(7)	$1,381,381
Michael S. Burke Executive Vice President and Chief Corporate Officer(12)	2006	$353,853	$400,000	$240,295	$93,700	(8)	$—	$—	$369,568	(9)	$1,457,416
Francis S.Y. Bong Chairman Asia	2006	$347,431	$408,218	$273,899	$—		$—	$—	$349,954	(10)	$1,379,502
Glenn R. Robson Senior Vice President and Chief Financial Officer (PFO)(12)	2006	$343,751	$260,000	$219,584	$—		$—	$—	$62,340	(11)	$885,675

(1)
Includes deferrals to qualified defined contribution and non-qualified deferred compensation plans. For more information regarding amounts deferred into the non-qualified deferred compensation plan, please refer to the Nonqualified Deferred Compensation Table.

(2)
Includes the FY 2006 incentive compensation (IC) bonus amounts paid in December 2006 based on the results of each individual's performance criteria plus all cash bonuses accrued and paid in FY 2006 excluding IC paid in December 2005 since the amounts were accrued in FY 2005.

(3)
Each Named Executive Officer received a grant or grants under the Performance Earnings Program (PEP) in FY 2005 and FY 2006. Each participant in the PEP was awarded a specific number of target credits that will be earned by the participant throughout a three-year performance period based on a formula that will include multiple categories of performance for AECOM (refer to the long-term incentive awards section of the "Compensation Discussion & Analysis" section in this prospectus for more details regarding this program). The future value of these PEP grants is dependent upon the performance of the Company.

  Although AECOM was not subject to SFAS 123R "Share-Based Payments" in FY 2006, the disclosures in the Stock Awards column are based on the dollar amounts that AECOM would have recognized as a compensation expense with respect to FY 2006 had AECOM been subject to SFAS 123R. The Outstanding Awards at Fiscal Year-End and Option Exercises and Stock Vested tables include additional information with respect to all awards outstanding as of September 30, 2006.

(4)
Although AECOM was not subject to SFAS 123R with respect to FY 2006, the disclosures in the Option Awards column are based on the dollar amounts that AECOM would have recognized as a compensation expense for financial reporting purposes under SFAS 123R with respect to FY 2006 had AECOM been subject to SFAS 123R. Please reference the Outstanding Awards at Fiscal Year-End and Option Exercises and Stock Vested tables for additional information with respect to all awards outstanding as of September 30, 2006.

(5)
This amount includes company match in the defined contribution Retirement & Savings Plan (RSP), company match in the non-qualified deferred compensation Stock Purchase Plan (SPP) in the amount of $51,494, executive life insurance premiums, executive medical insurance premiums in the amount of $26,899, tax gross-ups on the Medicare and FICA tax attributed to the non-qualified defined benefit plan benefits and the deferred compensation plans (M-SERP, SERP & SPP), travel expenses for spouse, entertainment/sporting event expenses and automobile related expenses.

(6)
This amount includes company match in the defined contribution Retirement & Savings Plan (RSP), company match in the non-qualified deferred compensation Stock Purchase Plan (SPP) in the amount of $52,156, executive life insurance premiums, executive medical insurance premiums in the amount of $26,899, tax gross-ups on the Medicare and FICA tax attributed to the non-qualified defined benefit plan benefits and the deferred compensation plans (M-SERP, SERP & SPP), travel expenses for spouse, company-paid charitable contributions, entertainment/sporting event expenses, membership dues and automobile related expenses.

(7)
This amount includes company match in the defined contribution Retirement & Savings Plan (RSP), company match in the non-qualified deferred compensation Stock Purchase Plan (SPP) in the amount of $12,833, executive life insurance premiums, executive medical insurance premiums in the amount of $26,899, tax gross-ups on the Medicare and FICA tax attributed to the non-qualified Defined Benefit benefits and the deferred compensation plans (M-SERP, SERP & SPP), travel expenses for spouse, membership dues, entertainment/sporting event expenses and automobile related expenses.

(8)
Michael Burke received options to purchase 20,000 shares of AECOM common stock granted on October 3, 2005 with an exercise price of $12.405 per share. This award is valued at a Black-Scholes value of $4.685 per share option as of the grant date. This Black-Scholes valuation includes the following assumptions: Time to Expiration of 7 years, which matches the life of the option as AECOM has historically not experienced early exercise of options by our executives; Risk Factor Rate of 4.31%, which is the market yield on U.S. Treasury securities at 7-year constant maturity as of October 3, 2005; and Volatility of 0.25, which considers volatility of publicly-traded comparable company stocks as of the valuation date.

(9)
This amount includes company match in the defined contribution Retirement & Savings Plan (RSP) in the amount of $25,150, company match in the non-qualified deferred compensation Stock Purchase Plan (SPP) in the amount of $242,749, a company match of $54,000 based on an 18% match on a $300,000 Senior Executive Equity Investment Plan (SEEIP) loan note issued on October 3, 2005, executive life insurance premiums, executive medical insurance premiums in the amount of $26,899, travel expenses for spouse, membership dues and automobile related expenses.

(10)
This amount includes company match in the Hong Kong Global Stock Plans in the amount of $212,047, company pension plan contributions to the Hong Kong MFP Pension Plan, executive medical insurance premiums, travel expenses for spouse, housing & travel allowances, membership dues and automobile related expenses.

(11)
This amount includes company match in the defined contribution Retirement & Savings Plan (RSP) and the non-qualified deferred compensation Stock Purchase Plan (SPP), executive life insurance premiums, executive medical insurance premiums in the amount of $26,899, tax gross-ups on the Medicare and FICA tax attributed to the SPP, membership dues and automobile related expenses.

(12)
Messrs. Robson and Burke's positions changed in December 2006. Mr. Burke has been named Executive Vice President, Chief Financial Officer and Chief Corporate Officer and is now our Principal Financial Officer, and Mr. Robson has been named Senior Vice President, Finance and Chief Strategy Officer.

Grants of Plan-based Awards for Fiscal Year 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name and Principal Position	Grant Date	Thresholds ($)	Targets ($)	Maximums ($)	Thresholds (#)	Targets (#)	Maximums (#)	All Other Stock Awards: Number of Shares or Stock/Units	All Other Stock Awards: Number of Securities Underlying Options		Exercise or Base Price of Options Awards ($/Sh)(2)	Grant Date Fair value of stock and option awards(3)
John M. Dionisio President and Chief Executive Officer	12/01/2005	$—	$—	$—	69,000	207,000	276,000	—	—		$—		$2,567,835
Richard G. Newman Chairman	12/01/2005	$—	$—	$—	40,900	122,700	163,600	—	—		$—		$1,522,094
James R. Royer Executive Vice President and Chief Operating Officer	12/01/2005	$—	$—	—	10,000	30,000	40,000	—	—		$—		$372,150
Michael S. Burke Executive Vice President and Chief Corporate Officer	10/30/2005 12/01/2005 12/01/2005	$—	$—	$—	0 5,000 6,750	0 15,000 20,250	0 20,000 27,000	—	20,000 0 0	(4)	$12.405	$ $ $	93,700 186,075 251,201	(5)
Francis S. Y. Bong Chairman Asia	2/01/2005	$—	$—	$—	7,500	22,500	30,000	$—	$—		$—		$279,113
Glenn R. Robson Senior Vice President and Chief Financial Officer	12/01/2005	$—	$—	$—	6,750	20,250	27,000	$—	$—		$—		$251,201

(1)
Each Named Executive Officer above received a grant under the Performance Earnings Program (PEP) in FY 2006, which program is administered under the AECOM Technology Corporation 2000 Stock Incentive Plan. Each participant in the PEP was awarded a specific number of target credits that will be earned by the participant throughout a three-year performance period based on a formula that will include multiple categories of performance for AECOM (refer to the long-term incentive awards section of the "Compensation Discussion & Analysis" section in this prospectus for more details regarding this program). The future value of these PEP awards is dependent upon the performance of the Company.

  The threshold for the PEP awards was 25% of the total granted target credits. The target for the PEP awards was 75% of the total granted target credits. The maximum for the PEP awards was 100% of the total granted target credits. At the end of FY 2006, the Compensation and Organization Committee, with approval from the Board of Directors, determined that the payment terms for outstanding FY06 PEP awards would be modified. One-third of the opportunity under the 2006 PEP cycle was determined to have been earned at 85% of target based upon actual FY 2006 performance results and has been paid out 50% in cash and 50% in vested common stock in January 2007. Shares issued in settlement of the PEP award must be held for 6 months before recipients will be eligible for the annual diversification program.

(2)
The exercise or base price of option awards granted is the fair market value of the Company's common stock as of the date of grant, as determined by the most recent valuation by an independent valuation firm for the quarter ending immediately prior to the grant date.

(3)
The grant date fair value of option awards is based upon the Black-Scholes value of such awards.

  Two-thirds of the opportunity under the 2006 PEP cycle will be settled solely in shares of AECOM stock in January 2009 based on the cumulative performance of the original three fiscal years (FY 2006-08) less the amount paid to the Named Executive Officer in January 2007. The remaining two-thirds balance will vest 100% on December 1 following the close of the three-year performance period. At the election of the participant, awards may be settled in shares net of minimum statutory tax withholding requirements. Any shares issued in settlement of the awards must be held for 6 months before recipients will be eligible for a one-time diversification of up to 50% of the shares received at the then-current AECOM stock price. Any remaining AECOM shares will qualify for the annual diversification program.

(4)
Michael Burke's options to purchase 20,000 shares of common stock were approved and granted in December 2005 with an exercise price at the then current stock price of $12.405 per share, as determined by the most recent valuation by an independent valuation firm for the quarter ending immediately prior to the grant date. The stock option was granted with a seven-year term, vesting one-third every year on the anniversary date of the grant. With approval by the Compensation and Organization Committee and the Board of Directors, we subsequently vested 100% of all stock options granted prior to September 28, 2006. Therefore, these stock options were fully vested in FY 2006.

(5)
As a new executive hire in FY 2005, Michael Burke received a partial PEP FY 2005 grant of 20,000 credits made in FY 2006 for the PEP cycle that began in FY 2005. The amounts disclosed in the this column are based upon the number of initial PEP FY 2005 credits granted multiplied by an expected achievement percentage of 75% in accordance with our financial plan estimates, valued at the September 30, 2004 AECOM common stock price of $12.405.

Outstanding Equity Awards at Fiscal Year-End 2006

							Stock Awards(2)
										Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
	Option Awards(1)								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value Shares or Units that Have Not Vested ($)
John M. Dionisio President and Chief Executive Officer	20,000 50,000 60,000 30,000 50,000 40,000 100,000 100,000	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	4.15 4.99 5.455 6.84 7.84 8.36 9.755 10.39	08/22/2007 08/20/2008 08/19/2009 11/14/2007 11/21/2009 11/15/2008 11/20/2010 12/02/2011	0	$0	PEP 05 - 41,658 PEP 06 - 192,476	PEP 05 - $ 591,542 PEP 06 - $2,733,151
Richard G. Newman Chairman	70,000 100,000 120,000 100,000 300,000 100,000 360,000 150,000	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	4.15 4.99 5.455 6.84 7.84 8.36 9.755 10.39	08/22/2007 08/20/2008 08/19/2009 11/14/2007 11/21/2009 11/15/2008 11/20/2010 12/02/2011	0	$0	PEP 05 - 62,486 PEP 06 - 114,090	PEP 05 - $ 887,313 PEP 06 - $1,620,085
James R. Royer Executive Vice President and Chief Operating Officer	20,000 30,000 30,000 20,000 40,000 40,000 50,000	0 0 0 0 0 0 0	0 0 0 0 0 0 0	$ $ $ $ $ $ $	4.15 4.99 5.455 6.84 7.84 8.36 9.755	08/22/2007 08/20/2008 08/19/2009 11/14/2007 11/21/2009 11/15/2008 11/20/2010	0	$0	PEP 05 - 14,580 PEP 06 - 27,894	PEP 05 - $ 207,040 PEP 06 - $ 396,109
Michael S. Burke Executive Vice President and Chief Corporate Officer	20,000	0	0		$12.405	10/03/2012	0	$0	PEP 05 - 11,248 PEP 06 - 18,830	PEP 05 - $ 159,731 PEP 06 - $ 267,373
Francis S. Y. Bong Chairman Asia	50,000 50,000 50,000 50,000	0 0 0 0	0 0 0 0	$ $ $ $	6.84 7.84 8.36 9.755	11/14/2007 11/21/2009 11/15/2008 11/20/2010	0	$0	PEP 05 - 14,580 PEP 06 - 20,922	PEP 05 - $ 207,040 PEP 06 - $ 297,082
Glenn R. Robson Senior Vice President and Chief Financial Officer	100,000 40,000	0 0	0 0	$ $	8.79 9.755	08/22/2009 11/20/2010	0	$0	PEP 05 - 10,414 PEP 06 - 18,830	PEP 05 - $ 147,886 PEP 06 - $ 267,373

(1)
All outstanding stock options as of September 28, 2006 were fully vested by the AECOM Board in FY 2006.

(2)
In FY 2006, the Compensation and Organization Committee, with approval from the Board, determined that the payment terms for outstanding FY05 PEP and FY06 PEP awards would be modified, as described in footnote 1 to the "Grants of Plan-based Awards" table. The results of the FY 2005 PEP cycle and FY 2006 PEP cycle were determined through the end of FY 2006.

  The values in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) column represent the remaining portion of the original 2005 PEP and 2006 PEP grants that were not earned in FY 2006.

  The values in the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) column represent the remaining portion of the original 2005 PEP and 2006 PEP grants that were not earned in FY 2006 multiplied by the September 29, 2006 common stock price of $14.20.

  The FY 05 PEP and FY 06 PEP awards become vested based upon the time and performance-based vesting criteria described under the heading "Performance Earnings Program" in the "Compensation Discussion & Analysis" above.

Options Exercises and Stock Vested for Fiscal Year 2006

	Option Awards			Stock Awards(1)
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
John M. Dionisio President and Chief Executive Officer	30,000		$253,800	PEP 05 - 29,172 PEP 06 - 41,762	PEP 05 - $414,229 PEP 06 - $593,024
Richard G. Newman Chairman	100,000		$846,000	PEP 05 - 43,756 PEP 06 - 24,754	PEP 05 - $621,343 PEP 06 - $351,517
James R. Royer Executive Vice President and Chief Operating Officer	80,000 20,000	$ $	712,000 169,200	PEP 05 - 10,210 PEP 06 - 6,052	PEP 05 - $144,980 PEP 06 - $ 85,946
Michael S. Burke Executive Vice President and Chief Corporate Officer	0		$0	PEP 05 - 4,376 PEP 06 - 4,086	PEP 05 - $ 62,134 PEP 06 - $ 58,013
Francis S. Y. Bong Chairman Asia	0		$0	PEP 05 - 10,210 PEP 06 - 4,540	PEP 05 - $144,980 PEP 06 - $ 64,459
Glenn R. Robson Senior Vice President and Chief Financial Officer	0		$0	PEP 05 - 7,292 PEP 06 - 4,086	PEP 05 - $103,557 PEP 06 - $ 58,013

(1)
In FY06, the Compensation and Organization Committee, with approval from the Board, determined that the payment terms for outstanding FY05 PEP and FY06 PEP awards would be modified, as described in footnote 1 to the "Grants of Plan-based Awards" table. The results of the 2005 PEP cycle and 2006 PEP cycle were determined through the end of FY06.

  The values in the Number of Shares Acquired on Vesting ($) column represent the restricted stock units earned from the final calculations of the 2005 PEP grants and 2006 PEP grants at the end of FY 2006. These restricted stock units were fully vested as of September 29, 2006.

  The values in the Value Realized on Vesting ($) column represent value of the restricted stock units earned from the final calculations of the FY 2005 PEP grants and FY 2006 PEP grants at the end of FY 2006 multiplied by the September 29, 2006 common stock price of $14.20.

Pension Benefits for Fiscal Year 2006

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
John M. Dionisio President and Chief Executive Officer	AECOM Technology Corporation Pension Plan(2)	19.5000	$133,718	0
	AECOM Technology Corporation Management Supplemental Executive Retirement Plan(3)	19.5000	$104,286	0
	1992 AECOM Technology Corporation Supplemental Executive Retirement Plan(4)	19.5000	$1,664,293	0
Richard G. Newman Chairman	AECOM Technology Corporation Pension Plan	29.2500	$969,552	0
	AECOM Technology Corporation Management Supplemental Executive Retirement Plan	29.2500	$149,344	0
James R. Royer Executive Vice President and Chief Operating Officer	AECOM Technology Corporation Pension Plan	10.4167	$29,412	0
	AECOM Technology Corporation Management Supplemental Executive Retirement Plan	10.4167	$91,159	0
	1996 AECOM Technology Corporation Supplemental Executive Retirement Plan(5)	10.4167	$781,129	0
Michael S. Burke Executive Vice President and Chief Corporate Officer		0	0	0
Francis S. Y. Bong Chairman Asia		0	0	0
Glenn R. Robson Senior Vice President and Chief Financial Officer		0	0	0

Messrs. Robson, Burke and Bong are not eligible for any of the AECOM Pension Plans.

(1)
Present Value of Accumulated Benefits ($)—Liabilities shown in this table are computed using the projected unit credit method reflecting average salary and service as of fiscal year end 2006. The material assumptions, except the retirement assumption, used to determine these liabilities can be located in note 9 to our consolidated financial statements found elsewhere in this prospectus. The retirement assumption was based on the respective plans' normal retirement age.

(2)
AECOM Technology Corporation Pension Plan—The plan's benefit formula is integrated with Social Security and is based on the participant's years of service for the Company and "Final Average Compensation." Effective April 1, 2004, compensation for use in determining the Final Average Compensation was limited to the participant's highest annual compensation for any calendar year during the period beginning January 1, 1994 and ending December 31, 2003. Compensation is further limited to the applicable Internal Revenue Code section 401(a)(17) limit. The plan benefit is limited to the applicable Internal Revenue Code section 415(b) limit. Only employees hired before April 1, 1998 are eligible to participate in the plan. In addition, eligibility for the plan occurs no later than the completion of one year of service. Normal retirement age is 65.

  Early retirement age is the first day of any month after age 55, provided the participant has earned five years of service. Compensation is the participant's salary, plus sick pay, overtime pay, shift premiums, contract completion bonuses, incentive compensation bonuses, severance pay paid within 30 days of termination of employment, vacation pay, pre-tax contributions made on the participant's behalf to a Internal Revenue Code Section 125 cafeteria plan and pre-tax contributions to the Retirement and Savings Plan under Internal Revenue Code Section 401(k).

(3)
AECOM Technology Corporation Management Supplemental Executive Retirement Plan—The plan's benefit formula is integrated with Social Security and is based on the participant's years of service for the Company and Final Average Compensation. Effective April 1, 2004, compensation for use in determining the Final Average Compensation was limited to the participant's highest annual compensation for any calendar year during the period beginning January 1, 1994 and ending December 31, 2003. Compensation is further limited to the applicable Internal Revenue Code section 401(a)(17) limit. The plan benefit is limited to the applicable Internal Revenue Code section 415(b) limit. The participant's benefit under this plan is equal to the participant's Total AECOM Pension Plan Benefit minus the benefit payable to the participant under the AECOM Technology Corporation Pension Plan. Only employees hired before April 1, 1998 are eligible to participate in the plan. In addition, eligibility for the plan occurs no later than the completion of one year of service and the participant has to be a member of a select group of management or highly compensated employees, is an officer, is eligible for the AECOM Technology Corporation Incentive Compensation Plan and has been selected by the Compensation and Organization Committee to participate in the plan. Normal retirement age is 65. Early retirement age is the first day of any month after age 55, provided the participant has earned five years of service. Compensation is the participant's salary, plus sick pay, overtime pay, shift premiums, contract completion bonuses, incentive compensation bonuses, severance pay paid within 30 days of termination of employment, vacation pay, pre-tax contributions made on the participant's behalf to a Internal Revenue Code Section 125 cafeteria plan and pre-tax contributions to the Retirement and Savings Plan under Internal Revenue Code Section 401(k).

(4)
1992 AECOM Technology Corporation Supplemental Executive Retirement Plan—The plan's benefit formula is integrated with Social Security and is based on the participant's years of service for the Company and Final Average Compensation. Effective April 1, 2004, compensation for use in determining the Final Average Compensation was limited to the participant's highest annual compensation for any calendar year during the period beginning January 1, 1994 and ending December 31, 2003. The participant's benefit under this plan is equal to the participant's Unlimited AECOM Pension Plan benefit minus the benefit payable to the participant under the AECOM Technology Corporation Management Supplemental Executive Retirement Plan and the AECOM Technology Corporation Pension Plan. Only employees hired before April 1, 1998 are eligible to participate in the plan. In addition, eligibility for the plan occurs when the participant is a member of a select group of management or highly compensated employees, has completed at least five years of Service, is at least 50 years old and has been selected by the Board of Directors to participate in the plan. Normal retirement age is 62, provided the participant has been a participant for 36 months. Early retirement age is the first day of any month after age 55, provided the participant has earned three years of service. Compensation is the participant's salary, plus sick pay, overtime pay, shift premiums, contract completion bonuses, incentive compensation bonuses, severance pay paid within 30 days of termination of employment, vacation pay, pre-tax contributions made on the participant's behalf to a Internal Revenue Code Section 125 cafeteria plan and pre-tax contributions to the Retirement and Savings Plan under Internal Revenue Code Section 401(k).

(5)
1996 AECOM Technology Corporation Supplemental Executive Retirement Plan—The plan's benefit formula is integrated with Social Security and is based on the participant's years of service for the Company and Final Average Compensation. Effective April 1, 2004, compensation for use in determining the Final Average Compensation was limited to the participant's highest annual compensation for any calendar year during the period beginning January 1, 1994 and ending December 31, 2003. The participant's benefit under this plan is equal to the participant's Unlimited AECOM Pension Plan benefit minus the benefit payable to the participant under the AECOM Technology Corporation Management Supplemental Executive Retirement Plan and the AECOM Technology Corporation Pension Plan. Only employees hired before April 1, 1998 are eligible to participate in the plan. In addition, eligibility for the plan occurs when the participant is a member of a select group of management or highly compensated employees, has completed at least five years of service, is at least 50 years old, has a date of hire on or after March 1, 1996 and has been selected by the Board of Directors to participate in the plan. Normal retirement age is 62, provided the participant has been a participant for 36 months. Early retirement age is the first day of any month after age 55, provided the participant has earned three years of service. Compensation is the participant's salary, plus sick pay, overtime pay, shift premiums, contract completion bonuses, incentive compensation bonuses, severance pay paid within 30 days of termination of employment, vacation pay, pre-tax contributions made on the participant's behalf to a Internal Revenue Code Section 125 cafeteria plan and pre-tax contributions to the Retirement and Savings Plan under Internal Revenue Code Section 401(k).

Nonqualified Deferred Compensation for Fiscal Year 2006

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
John M. Dionisio President and Chief Executive Officer	$285,080	$51,494		$452,908	$(706)	$3,653,055
Richard G. Newman Chairman	$303,756	$52,156		$1,830,737	$(701)	$14,535,060
James R. Royer Executive Vice President and Chief Operating Officer	$70,294	$12,833		$582,940	$(217)	$4,619,241
Michael S. Burke Executive Vice President and Chief Corporate Officer	$0	$296,749	(6)	$15,477	$0	$311,666
Francis S. Y. Bong(7) Chairman Asia	$0	$0		$0	$0	$0
Glenn R. Robson Senior Vice President and Chief Financial Officer	$30,504	$5,491		$98,541	$(229)	$779,995

(1)
Consists of FY 2006 employee contributions to the Stock Purchase Plan (SPP). As of September 30, 2006, participants were allowed to defer the same type of compensation into the SPP as could be deferred into the qualified AECOM Technology Corporation Retirement & Savings Plan (RSP). Participants could defer up to 50% of their base pay and 100% of any bonus they received into the SPP, which contributions were credited to the participant's account under the SPP as a number of common stock units based on the fair market value of the Company's common stock, as determined by the most recent valuation by an independent valuation firm for the then most recently completed fiscal quarter. As of September 30, 2006, participants in the SPP were provided an 18% company match, credited in the form of additional common stock units, on all contributions to the plan, which match is 100% vested after three years of service with the Company. As of September 30, 2006, the only distribution option under the SPP was a lump-sum in-kind distribution at termination of employment of a number of shares of the Company's common stock equal to the number of common stock units credited to the participant's account at the time of such termination of employment. As of September 30, 2006, the shares of common stock distributed were subject to repurchase by the Company after the participant's employment terminates, pursuant to the Company's Bylaws.

(2)
Consists of FY 2006 Company match contributions to the SPP. The values in this column are also represented in the All Other Compensation column of the Summary Compensation Table above.

(3)
This is the difference in the SPP beginning balance as of October 1, 2005 and the SPP ending balance as of September 29, 2006, less any activity in the plan during the 2006 fiscal year. The values in this column are not represented in the Summary Compensation Table.

(4)
Consists of SPP Company match stock units that were sold in FY 2006 to cover the taxes on the SPP company match earned in calendar year 2005.

(5)
Consists of the September 29, 2006 SPP ending balance, including SPP Senior Executive Equity Investment Plan (SEEIP) company match shares.

(6)
Includes a company match of $54,000 contributed to the SPP based on an 18% match on a $300,000 SEEIP loan note issued on October 3, 2005.

(7)
As our Chairman, Asia and a non-U.S. resident, Mr. Bong is not eligible for the SPP.

Directors Compensation for Fiscal Year 2006

Name and Principal Position	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
H. Frederick Christie(4)	$66,000	$0	$48,600	$0	$0	$13,503	$128,103
John W. Downer(7)	$44,500	$0	$48,600	$0	$0	$13,335	$106,435
James H. Fordyce(5)	$0	$0	$0	$0	$0	$5,000	$5,000
S. Malcolm Gillis(8)	$55,000	$0	$48,600	$0	$0	$12,809	$116,409
Linda Griego	$55,000	$0	$48,600	$0	$0	$12,862	$116,462
Robert J. Lowe(9)	$58,500	$0	$48,600	$0	$0	$9,741	$116,841
William G. Ouchi	$55,500	$0	$48,600	$0	$0	$5,802	$109,902
William P. Rutledge	$64,500	$0	$48,600	$0	$0	$9,024	$122,124
Lee D. Stern(6)	$0	$0	$0	$0	$0	$0	$0

Messrs. Dionisio, Newman and Bong are employee directors and do not receive separate compensation (i.e. annual retainer fees, board and committee meeting fees) for participating as Board members.

(1)
These amounts include annual retainer fees and board and committee meeting fees earned in FY 2006. The following non-employee directors deferred amounts from their retainer fees and board and committee meeting fees paid in FY 2006 into the Stock Purchase Plan (SPP): Christie—$46,750, Gillis—$32,000, Griego—$41,000, Lowe—$22,750 and Rutledge—$49,000.

(2)
Each non-employee director, excluding Fordyce and Stern as designees of the Class F and Class G stockholders, received an option to purchase 10,000 shares of common stock granted on March 2, 2006 with an exercise price of $12.535 per share. These awards are valued at a Black-Scholes value of $4.86 per share as of the grant date. This Black-Scholes valuation includes the following assumptions: Time to Expiration of 7 years, which matches the life of the option as AECOM has historically not experienced early exercise of options by its executives; Risk Factor Rate of 4.66%, which is the market yield on U.S. Treasury securities at 7-year constant maturity as of October 3, 2005; and Volatility of 0.25, which considers volatility of publicly-traded comparable company stocks as of the valuation date.

  The non-employee directors have the following aggregate number of stock option awards outstanding as of September 29, 2006: Christie—52,200 exercisable stock options, Downer—74,000 exercisable stock options, Gillis—37,200 exercisable stock options, Griego—20,000 exercisable stock options, Lowe—52,200 exercisable stock options, Ouchi—36,000 exercisable stock options and Rutledge—46,200 exercisable stock options.

(3)
These amounts include company match on deferred pre-tax contributions from fees earned during FY 2006 into the SPP, Company matching contributions to chartable organizations on behalf of the non-employee directors and spousal travel for non-employee directors.

(4)
Mr. Christie exercised options to purchase 2,000 shares of common stock on 2/13/2006 with a realized gain of $17,800 and exercised options to purchase 1,000 shares of common stock on 7/25/2006 with a realized gain of $9,765.

(5)
Mr. Fordyce is the designated director for the holders of Class G preferred stock and is not paid a retainer by AECOM.

(6)
Mr. Stern is the designated director for the holders of Class F preferred stock and is not paid a retainer by AECOM.

(7)
Mr. Downer retired from the AECOM Board of Directors on December 1, 2006.

(8)
Mr. Gillis exercised options to purchase 3,000 shares of common stock on 2/14/2006 with a realized gain of $17,085.

(9)
Mr. Lowe exercised options to purchase 2,000 shares of common stock on 2/13/2006 with a realized gain of $17,800 and exercised options to purchase 1,000 shares of common stock on 3/13/2006 with a realized gain of $8,460.

  2006 Stock Incentive Plan

        We established our AECOM Technology Corporation 2006 Stock Incentive Plan effective October 1, 2006 in order to promote the success of AECOM by providing additional long-term incentives for high levels of performance and for significant efforts to improve the financial performance of AECOM. Persons eligible to receive awards under the 2006 Stock Incentive Plan include key employees and officers of AECOM and its subsidiaries and to members of our Board of Directors who are not our employees. The 2006 Stock Incentive Plan replaced our previously existing equity compensation plans, the AECOM Technology Corporation 2000 Stock Incentive Plan and the Amended and Restated AECOM Technology Corporation Stock Incentive Plan for Non-Employee

Directors. No additional awards will be granted under either the AECOM Technology Corporation 2000 Stock Incentive Plan or the Amended and Restated AECOM Technology Corporation Stock Incentive Plan for Non-Employee Directors, however, the shares that remained available for issuance under those plans at the time the 2006 Stock Incentive Plan was adopted were absorbed by and are available for issuance under the 2006 Stock Incentive Plan.

        The 2006 Stock Incentive Plan authorizes stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, incentive bonuses and performance-based awards. We believe the various forms of awards that may be granted under the 2006 Stock Incentive Plan give us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Generally, an option or stock appreciation right will expire, or other award will vest, not more than ten years after the date of grant.

        The 2006 Stock Incentive Plan can be administered by our Board of Directors or by one or more committees appointed by our Board of Directors. Currently the Compensation and Organization Committee of our Board of Directors administers the 2006 Stock Incentive Plan.

        The current aggregate share limit under the 2006 Stock Incentive Plan is 21,500,000 shares and the maximum number of shares subject to awards which may be granted to any individual during any calendar year is 4,000,000. At March 31, 2007, there were 6,240,084 shares available for issuance under this Plan. At March 31, 2007, there were 527,620 options outstanding under the 2006 Stock Incentive Plan with a weighted average exercise price of $14.35 per share. The maximum number of shares available for issuance under the 2006 Stock Incentive Plan will automatically increase on October 1, 2007 and on the first day of each fiscal year thereafter for nine more years, by the least of: (i) 5% of the our fully diluted shares outstanding as of the last day of the preceding fiscal year; (ii) 6,000,000 shares, or (iii) a number determined by the Board of Directors or the plan's administrator.

        Stock options and SARs granted under the 2006 Stock Incentive Plan have an exercise price equal to the fair market value of a share of our common stock on the later of the date of approval of the award by the Compensation and Organization Committee and the identification of the individual grantee, but in no event shall the exercise price be less than the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the Plan. Full payment for shares purchased on the exercise of an option must be made at the time of such exercise in a manner approved by the Committee.

        Upon a participant's retirement after age 65, retirement at age 55 with approval from Compensation and Organization Committee, death or total disability, or upon the occurrence of other events specified in the 2006 Stock Incentive Plan and summarized below, the Compensation and Organization Committee may provide that each option and SAR will become immediately vested and exercisable, each award of restricted stock will immediately vest free of restrictions and each performance share award will become payable to the holder of the award.

        Our Compensation and Organization Committee may amend or terminate the 2006 Stock Incentive Plan at any time. In addition, the Compensation and Organization Committee may generally amend or modify the 2006 Stock Incentive Plan from time to time. Stockholder approval for an amendment will generally not be obtained unless required by applicable law or deemed necessary or advisable by our Board of Directors. Unless previously terminated by our Compensation and Organization Committee, the Plan will terminate on September 30, 2016. Outstanding awards may be amended, however, only with the consent of the holder if the amendment alters or impairs the rights of the holder.

        Upon our dissolution or liquidation, or if we are not the surviving entity as a result of a reorganization, merger or other consolidation with or into another corporation, the 2006 Stock Incentive Plan and all outstanding awards will terminate unless the successor corporation has provided for the assumption or substitution of the outstanding awards.

  Stock Incentive Plan and 2000 Stock Incentive Plan

        In February 2000, we adopted the 2000 Stock Incentive Plan that replaced our Stock Incentive Plan first adopted in 1990. The 2000 Stock Incentive Plan authorizes the issuance of stock options, stock appreciation rights (SARs), restricted stock and performance share awards to officers and key employees of AECOM and our subsidiaries and certain consultants and advisors to AECOM or any of our subsidiaries. The maximum number of shares authorized for issuance under the 2000 Stock Incentive Plan is 14,000,000. The remaining shares available for issuance under this plan as of October 1, 2006 were assumed into the 2006 Stock Incentive Plan.

        Stock options granted under the 2000 Stock Incentive Plan have an exercise price equal to the fair market value of a share of our common stock on the later of the date of approval of the award by the Compensation and Organization Committee and the identification of the individual grantee, but in no event is the exercise price be less than the fair market value of a share on the date of grant. Generally, an option granted under the 2000 Stock Incentive Plan will expire not more than ten years after the date of grant.

        At March 31, 2007, there were 1,592,100 options outstanding under the Stock Incentive Plan with a weighted average exercise price of $5.04 per share and 6,697,792 options outstanding under the 2000 Stock Incentive Plan with a weighted average exercise price of $9.18 per share.

  Stock Incentive Plan for Non-Employee Directors

        On July 9, 2002, we adopted an amended and restated Stock Incentive Plan for Non-Employee Directors. The Stock Incentive Plan for Non-Employee Directors authorizes the issuance of options to purchase up to 500,000 shares of our common stock to directors who are not our employees or who do not own more than 5% of our outstanding voting securities. This plan terminated on May 25, 2005, although options granted prior to that date will remain exercisable until their respective expiration dates.

        At March 31, 2007, there were 182,100 options outstanding under the Stock Incentive Plan for Non-Employee Directors with a weighted average exercise price of $9.67 per share.

  2006 Stock Incentive Plan for Non-Employee Directors

        The 2006 Stock Incentive Plan for Non-Employee Directors (the "Directors Plan") authorizes the issuance of options to purchase up to 500,000 shares of our common stock to directors who are not our employees or who do not own more than 5% of our outstanding voting securities.

        The Directors Plan is administered by our Board of Directors or by one or more committees appointed by our Board of Directors. Currently the Compensation and Organization Committee of our Board of Directors administers the Directors Plan.

        Under this plan, new directors will be granted options to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. On the first business day following our annual meeting of stockholders, each director will be granted options to purchase 10,000 shares of our common stock with an exercise price that is equal to the fair market value of our common stock on the date of grant.

        Options vest six months after date of grant. Revaluing of options is disallowed under this plan. Shares subject to options that have expired will become available for grant again under the Directors Plan. During fiscal year 2006, stock options in respect of 70,000 shares were granted to seven of our directors with a weighted average exercise price of $12.535 per share.

        The remaining shares available for issuance under this plan as of October 1, 2006 were assumed into the 2006 Stock Incentive Plan.

  Performance Earnings Program

        We established a Performance Earnings Program, or PEP, in December 2004 to issue incentives (pursuant to either our 2000 Stock Incentive Plan and 2006 Stock Incentive Plan) to our officers and key employees in lieu of stock options. Participants can earn up to 100% of the granted credits over a three year performance period. The performance periods for the fiscal 2005 and fiscal 2006 grants are fiscal years 2005, 2006 and 2007 and 2006, 2007 and 2008, respectively. The PEP is described in more detail in the "Compensation Discussion and Analysis" section of this prospectus.

  Employee Investment Plans

        Most full and part-time AECOM employees may purchase AECOM common stock through plans developed to comply with local laws and regulations. The largest such stock investment plan is in the United States, which we refer to as our Retirement & Savings Plan, and, together with all our non-U.S. plans, comprise the AECOM Global Stock Program. The Global Stock Program enables our employees to purchase our common stock through payroll deductions each pay period and contributions from year-end bonuses. After holding AECOM common stock for five years, participants may diversify some or all of those holdings into cash or other investment funds under a diversification program. Employee stock plans are currently established in the United States, Hong Kong, United Kingdom, Australia, New Zealand, United Arab Emirates, Qatar, Canada and Singapore.

        In the United States, the Retirement & Savings Plan is a tax-qualified 401(k) plan. During the year, highly compensated employees (generally speaking, employees who earned more than $95,000 in fiscal 2006) may be disqualified from fully participating in the Retirement & Savings Plan. Due to this restriction, we have established a non-qualified plan, the Non-Qualified Stock Purchase Plan, to enable those highly compensated employees to defer compensation that they might otherwise have contributed to the Retirement & Savings Plan. For a further description of the Non-Qualified Stock Purchase Plan, see "Stock Purchase Plan" in Note 13 to the Financial Statements.

  UMA Group Ltd. Employee Stock Purchase Plan

        In the third fiscal quarter of fiscal year 2006, we implemented an employee stock plan in Canada. This plan, the UMA Group Ltd Employee Stock Purchase Plan, or UMA ESPP, was adopted as a result of our acquisition of UMA Group in Canada. The UMA ESPP is administered by our Board of Directors and up to 14,000,000 shares of our common stock may be granted under the plan to eligible employees in Canada. We provide a stock match in the form of common stock at a percentage (currently 18%) equal to the stock match percentage under our Global Stock Incentive Plan on all purchases made under this plan. The company stock match will have a three year vesting period, and prior service with UMA will count towards the three year vesting period. None of our current directors or executive officers or any other employees eligible to participate in any other AECOM stock purchase plan will be eligible to participate in the UMA ESPP.

  2005 ENSR Stock Purchase Plan

        In connection with our September 2005 acquisition of Tiger Acquisition Corp. and its subsidiaries including ENSR International Corp., AECOM agreed to establish the ENSR 2005 Stock Purchase Plan, or ENSR SPP, a non-qualified plan. The ENSR SPP is administered by our Board of Directors or by one or more committees appointed by our Board of Directors. Under the terms of the plan, our Board of Directors, or a committee appointed by our Board, will allow those employees of Tiger Acquisition Corp. and its subsidiaries who were shareholders at the time of acquisition to purchase shares of our common stock at the fair market value of our common stock for a period of six months after the adoption of the plan. Currently, we will also provide an 18% stock match on all purchases made under this plan by crediting such employee's account under one of AECOM's Employee Investment Plans described above for U.S. employees and issuing shares for such stock match directly to non-U.S. employees.

  Cansult Maunsell Merger Investment Plan

        In connection with our September 2006 acquisition of Cansult Limited, AECOM agreed to establish the Cansult Maunsell Merger Investment Plan or MIP, a non-qualified plan. The MIP is administered by our Board of Directors or by one or more committees appointed by our Board of Directors. Under the terms of the plan, our Board of Directors, or a committee appointed by our Board, will allow those employees of Cansult Limited who were stockholders at the time of acquisition to purchase shares of our AECOM Global Holdings, Ltd. common stock at the fair market value of our common stock for a period of six months after the adoption of the plan.

  Equity Investment Plan

        In anticipation of future acquisitions, AECOM has established the Equity Investment Plan or EIP, a non-qualified plan. The EIP is administered by our Board of Directors or by one or more committees appointed by our Board of Directors. Under the terms of the plan, our Board of Directors, or a committee appointed by our Board, will allow those employees who join AECOM via mergers and acquisitions that were shareholders at the time of acquisition to purchase shares of our common stock at the fair market value of our common stock for a period of one month after the closing of the transaction.

  U.S. Pension and Related Plans

        A number of our employees participate in pension plans maintained by us and our overseas subsidiaries. In the United States, certain employees participate in the AECOM Pension Plan, a defined benefit plan that was effective on October 1, 1989. Depending on the participant's years of service to AECOM, the pension benefits will range from 26% to 30.5% of the employee's final capped average monthly compensation plus an additional 11% to 12.5% of the employee's final capped average monthly compensation in excess of specified Social Security base amounts. As of April 1, 2004, employees' pensionable compensation was capped at the employee's highest compensation for one full calendar year from 1994 through 2003. The employee's final average compensation will continue to increase until the participant's average compensation reaches the compensation cap. Pension benefits will generally be reduced for participants with less than 25 years of service as required by plan rules. Employee contributions to the Pension Plan of up to 1.5% of compensation were required prior to April 1, 1998.

        On April 1, 1998, we amended our Investment Plan (now part of the Retirement & Savings Plan) to add what we refer to as a 401(k) pension component. This 401(k) pension component generally replaced the AECOM Pension Plan. New employees are not permitted to participate in the AECOM Pension Plan and, as described below, benefits under the 401(k) pension component reduce the AECOM Pension Plan benefits for existing AECOM Pension Plan participants. Employees are allowed to make pre-tax or after-tax contributions of 0.5%, 1.0% or 1.5% of their compensation to this 401(k) pension component. We will match dollar for dollar any such contributions and our matching contributions will vest after three years of service (as defined in the Retirement & Savings Plan).

        We also amended the AECOM Pension Plan, effective July 1, 1998, to provide that those highly compensated employees who receive bonuses under our incentive compensation program cease earning benefits under the AECOM Pension Plan and instead earn identical benefits under a non-qualified plan, the Management Supplemental Executive Retirement Plan, or MSERP. The MSERP provides a benefit identical in nature to the AECOM Pension Plan but on an unfunded basis.

        The terms of our Pension Plan, MSERP, and related plans are more fully described in the "Compensation Discussion and Analysis" section of this prospectus.

  Non-U.S. Pension Plans

        Our employees outside the United States participate in a variety of public and private retirement and pension plans, both mandatory and voluntary, which provide various benefit levels.

        In Australia, many of our senior staff participate in the AECOM Australia Superannuation Fund which was established July 1, 1965. This plan provides a lump sum defined benefit (at the rate of either 18.5% or 16.5% of the employee's final average annual compensation per year of service, capped at 7.0 times and 6.6 times the employee's average annual compensation, respectively) to a small closed group of employees and lump sum defined contribution benefits to the remainder. In the report on the most recent actuarial valuation at July 1, 2004, the actuary stated that the plan was in a sound financial position.

        In Hong Kong, most of our employees participate in a Defined Contribution Scheme established in December 2000 with employee contributions ranging from 3% to 6.5% of salary plus an employer match of 150% of the first 1% to 4% of employee contributions or for designated participants up to 23.5% of salary.

        We maintain three principal defined benefit pension schemes in the United Kingdom: the Maunsell Ltd. Pension Scheme, the Oscar Faber Pension Fund and the Bullen Pension Plan. The schemes were closed to new participants in 2001, 1999 and 2002, respectively. The Maunsell Ltd. Pension Scheme was closed to future accruals in January 2007. In all schemes, increases in the pensionable salary are restricted to the annual increase in inflation, capped at 5% per annum, thus severing the link with final salary. The three year average of the pensionable salary, or Final Pensionable Salary, at retirement is utilized to calculate the annual pension. Participants generally accrue 1/60 of Final Pensionable Salary for each year of pensionable service with an option to choose up to 25% of this benefit as a tax-free cash sum at retirement. All benefits payable are subject to overriding U.K. legislation and are currently restricted to a maximum of 40 years pensionable service (or less for certain participants eligible for higher accrual rates) for the calculation of the pension at retirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Related Party Transaction Policy

        We have adopted a written related party transaction policy, which covers transactions between us and our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. The policy requires that any such transaction be considered and approved by our Audit Committee prior to entry into such transaction. In reviewing such transactions, the policy requires the Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to the benefits to the Company, the availability of other sources for comparable products or services the terms of the transaction and the terms available to unrelated third parties or to employees generally.

        Under the policy, if we should discover related party transactions that have not been approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

  Certain Relationships and Related Transactions

        Mr. Ronald Yamiolkoski is employed by our subsidiary DMJM+Harris as an Associate Vice President and he is the brother-in-law of Mr. Richard Newman, our Chairman. Mr. Yamiolkoski has no reporting responsibility to Mr. Newman and in our fiscal years ended September 30, 2004, 2005 and 2006, Mr. Yamiolkoski received compensation from DMJM+Harris of approximately $129,000, $155,000 and $157,000, respectively. The employment of Mr. Yamiolkoski was entered into more than 25 years ago, prior to the adoption of our related party transaction policy and has since been ratified by the Audit Committee.

        Two of our subsidiaries have performed design and other services in the ordinary course of business for Lowe Enterprises, which is affiliated with Robert Lowe, one of our directors. Our subsidiaries received fee payments from Lowe Enterprises in our fiscal years ended September 30, 2005 and 2006 in the amounts of approximately $470,000 and $800,000, respectively. In addition, one of our subsidiaries jointly pursued a project with an affiliate of Lowe Enterprises where our subsidiary received payments for design and other services from the project client (which was not affiliated with Lowe Enterprises) in our fiscal years ended 2004, 2005 and 2006 in the amounts of approximately $260,000, $1,700,000 and $610,000, respectively. The transactions with Lowe Enterprises have been ratified by our Audit Committee.

        Entities affiliated with GSO Capital Partners and J.H. Whitney Capital Partners, LLC were the primary investors in our February 2006 sale of approximately $235 million of our Class F and Class G convertible preferred stock. Our board members Lee D. Stern and James H. Fordyce are affiliated with GSO Capital and J.H. Whitney, respectively, and have been designated by such investors pursuant to their respective rights under our Restated Certificate of Incorporation and an investor rights agreement as Class F and Class G convertible preferred stockholders to appoint representatives to our board of directors.

        We previously established a Senior Executive Equity Investment Plan, under which we encouraged our senior officers to hold AECOM stock by providing loans to fund the purchases of the stock. As of February 20, 2007, all SEEIP loans have been terminated and repaid. At September 30, 2006, there were SEEIP loans outstanding with in aggregate principal amount of approximately $29.7 million.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2007 with respect to:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  each of our executive officers named in the Summary Compensation Table under the caption "Management—Executive Compensation" above;

  •
  all directors and executive officers as a group; and

  •
  the selling stockholders.

        Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o AECOM Technology Corporation, 555 S. Flower Street, Suite 3700, Los Angeles, California 90071.

        Except as otherwise indicated in the footnotes to the table, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to the shares they beneficially own, subject to applicable community property laws.

	Number of Shares of Common Stock(1) Beneficially Owned Prior to the Offering
				Number of Shares Beneficially Owned After the Offering
			Number of Shares Offered
	Number	Percentage		Number	Percentage
5% Securityholders
United States Trust Company, N.A.(2) 555 S. Flower Street 3700 Los Angeles, CA 90071	22,743,241	30.07%	4,890,924	17,852,316	19.51%
Halifax EES Trustees International Limited(3) P.O. Box 827, Queensway House, Hilgrove Street St. Helier, Jersey JE4 OUB	7,237,714	9.57%	723,463	6,514,251	7.12%
GSO Capital Partners LP(4) 280 Park Avenue 11th Floor East Tower New York, NY 10017	7,977,663	10.55%	—	7,977,663	8.72%
J.H. Whitney VI, L.P.(5) 130 Main Street New Canaan, CT 06901	7,977,663	10.55%	7,339,450	638,213	*
Directors and Named Executive Officers
John M. Dionisio(6)	1,172,718	1.54%	—	1,172,718	1.28%
Richard G. Newman(7)	3,677,410	4.78%	163,108	3,514,302	3.79%
Francis S.Y. Bong(8)	1,590,281	2.10%	—	1,590,281	1.73%
H. Frederick Christie(9)	114,947	*	—	114,947	*
James H. Fordyce(10)	—	*	—	—	*
S. Malcolm Gillis(11)	74,908	*	—	74,908	*
Linda Griego(12)	28,776	*	—	28,776	*
Robert J. Lowe(13)	120,318	*	—	120,318	*
William G. Ouchi(14)	95,000	*	—	95,000	*
William P. Rutledge(15)	107,187	*	—	107,187	*
Lee D. Stern	—	*	—	—	*
James R. Royer(16)	962,817	1.27%	—	962,817	1.05%
Michael S. Burke(17)	198,309	*	—	198,309	*
Glenn R. Robson(18)	254,516	*	—	254,516	*
All directors and executive officers as a group (15 persons)	9,926,541	12.63%	163,108	9,763,433	10.34%
Selling Stockholders(19)
Augustine Maria A. L. Arokiasamy(20)	3,200	*	1,381	—	*
Balenderan A. L. Atchalingam(21)	3,000	*	1,295	—	*
Bobby J. Adams(22)	29,046	*	1,905	12,057	*
Drayson Ronald Akhurst(23)	760	*	703	57	*
Shakir Ismail Al-Kubaisi	161,598	*	80,000	81,598	*

H. C. Allen(24)	175,018	*	76,660	74,419	*
Curtis Alling(25)	61,658	*	27,193	34,312	*
Leonardo Alvarez(26)	33,275	*	7,500	23,075	*
David Amm	6,119	*	3,078	3,039	*
Vera Anderson	7,793	*	7,793	—	*
Rebecca Apple(27)	19,589	*	31	16,934	*
Joseph Arington	31,892	*	8,000	23,892	*
Randy Ash	380	*	351	29	*
John J. Ashley(28)	12,168	*	1,760	10,408	*
Richard Ball Jr.(29)	5,369	*	2,668	2,700	*
Stephen K. Barnes	27,190	*	2,173	—	*
Harry Baytalan	2,788	*	2,217	570	*
Michael Benner(30)	12,085	*	525	7,015	*
William Bent(31)	13,539	*	2,032	4,485	*
Vlad Berka(32)	6,116	*	5,305	808	*
Dom M. Bernardo(33)	13,950	*	418	11,950	*
David Berrington(34)	790	*	727	59	*
Bruce Wayne Biglow	3,001	*	540	2,460	*
Pauline Anne Bispham	14,340	*	3,000	11,340	*
Mark Blanchard(35)	22,822	*	2,923	14,822	*
H. Blenkey	8,378	*	4,000	4,378	*
James Douglas Blenkey	12,750	*	4,000	8,750	*
Fred J. Borich(36)	8,000	*	3,315	—	*
Wilbur H. Boutin Jr.(37)	5,174	*	524	1,174	*
Rod Bower(38)	1,298	*	971	324	*
Timothy Bradley(39)	14,021	*	2,762	3,527	*
Cyd Brandvein(40)	41,769	*	2,489	23,994	*
Theodor E. Bratrud Jr.	3,680	*	87	3,000	*
Karl Brazauskas(41)	14,158	*	604	9,858	*
John E. Bridges(42)	47,244	*	2,233	14,020	*
Richard A. Brisson(43)	6,232	*	350	4,232	*
Marius Brits(44)	17,880	*	12,782	—	*
Craig Brunner(45)	13,014	*	316	2,710	*
Thomas L. Burke	77,585	*	24,578	22,701	*
Wally R. Burns(46)	14,274	*	308	11,274	*
John E. Bush Jr.(47)	28,450	*	1,072	24,850	*
Daron K. Butler(48)	43,871	*	7,704	11,636	*
Russell Butler(49)	39,060	*	800	38,260	*
Jay D. Canine(50)	12,029	*	1,538	288	*
John Cardoni(51)	36,592	*	1,090	29,965	*
Dennis Carmichael(52)	48,421	*	95	46,779	*
John Galloway Carruthers	22,044	*	12,000	10,044	*
Francis N. Cavalier	9,945	*	2,000	7,945	*
Dennis J. Cearns(53)	6,622	*	131	1,245	*
Robert David Challans(54)	29,276	*	8,000	21,276	*
Edward Sai Cheong Chan(55)	14,753	*	845	1,215	*
Walter Kwok Hung Chan(56)	22,181	*	4,368	239	*
Chris Kin Wai Cheung(57)	24,678	*	2,343	20,678	*
Tony C. T. Cheung(58)	46,140	*	2,859	442	*
Sheng Chuan Chiao(59)	42,726	*	6,868	35,858	*
P. D. Collie	1,922	*	1,922	—	*
John Cordner III(60)	10,900	*	180	7,524	*
Roger Courtenay(61)	38,643	*	10,000	28,643	*
Kenneth Z. Crumrine	182,736	*	42,176	80,101	*
Jesus Cruz(62)	32,351	*	4,383	8,151	*
Robert Cuellar	47,649	*	10,558	—	*
Matthew G. Cummings(63)	36,535	*	668	22,622	*
Daniel Czamanski	936	*	936	—	*
David L. Daverin	16,510	*	16,510	—	*
Thierry Deau	21,838	*	11,999	9,838	*
Timothy Delorm(64)	25,669	*	12,106	13,411	*
Nizar Dhanani	12,603	*	3,021	9,580	*
Thomas M. Dickmann	91,345	*	1,175	72,351	*
Daniel Donahue(65)	22,193	*	1,419	18,193	*

Mike Gerald Dunlop(66)	6,000	*	783	3,000	*
Shirley Edmonds	4,752	*	3,860	891	*
Robert C. Esenwein	16,170	*	2,956	3,213	*
Barbara Faga(67)	113,439	*	80,237	29,860	*
Russell Vincent Farraday	7,012	*	4,200	2,812	*
J. Farraday	31,829	*	4,200	27,629	*
John Kirtley Fawell	2,966	*	2,966	—	*
Paul F. Fennelly	39,068	*	1,200	29,031	*
Sheldon L. Fialkoff(68)	18,897	*	502	8,823	*
Robert H. Fischer(69)	852,807	1.13%	100,700	652,103	*
Patricia D. Fleischauer(70)	3,208	*	362	74	*
Henry Gordon Fletcher	19,724	*	19,724	—	*
Steven Flynn	2,128	*	1,128	1,000	*
David Thomas Ford	13,298	*	3,500	9,798	*
Geoffrey A. Fosbrook Jr.	40,538	*	878	11,788	*
Frederick J. Gans(71)	91,423	*	6,775	2,097	*
Susan Keegan Gary(72)	11,868	*	5,780	82	*
Michael G. Gasparro(73)	85,742	*	2,593	63,149	*
Paul J. Gennaro Jr.(74)	21,099	*	3,547	—	*
David Ghosheh	4,000	*	2,000	2,000	*
Yanick Gilbert	76	*	69	6	*
H. Givens(75)	50,952	*	48,574	2,229	*
Ken Glowinski	380	*	351	29	*
William Graham(76)	21,543	*	106	18,931	*
M. W. Gray	26,523	*	2,500	24,023	*
Norman Guild(77)	306	*	153	153	*
Richard Hankin(78)	27,300	*	8,624	10,300	*
William Shriver Hanway(79)	57,979	*	15,000	42,979	*
Valorie Hargett	1,849	*	1,846	—	*
Brian T. Harrington(80)	4,769	*	740	2,084	*
Damita Hayden(81)	10,663	*	262	1,119	*
S. F. Head	18,301	*	6,100	12,201	*
Peter Richard Head	21,410	*	6,877	14,276	*
Gregory Heath(82)	2,030	*	404	20	*
David Herer(83)	20,318	*	1,434	8,526	*
Jay Hicks(84)	25,614	*	5,000	8,857	*
Todd Hill(85)	46,105	*	3,000	38,305	*
Thomas G. Hippe	20,425	*	8,351	1,234	*
Joseph J. Hosanna(86)	15,918	*	1,883	11,075	*
Richard Charles Edward Huggard	3,210	*	1,500	1,710	*
William Hunt(87)	16,391	*	3,709	24	*
Edward G. Husson(88)	37,011	*	309	29,238	*
Jorge Iglesias(89)	6,008	*	1,851	1,038	*
Trodhie S. Irlandez	1,143	*	351	286	*
Thomas L. Jackson	42,319	*	3,856	27,962	*
Wally Jackson	156	*	50	106	*
William Jenkins(90)	1,140	*	1,054	86	*
Gary Jensen(91)	4,000	*	2,343	—	*
Steven Johnson(92)	31,112	*	4,469	11,866	*
Gareth Jones(93)	92,522	*	12,000	80,521	*
Lori-Lynn Kalis	126	*	99	27	*
Larry Keith(94)	19,288	*	5,139	9,748	*
Thomas Keith(95)	47,216	*	9,000	38,216	*
Mark E. Kelley(96)	20,587	*	618	14,487	*
Michael Kerwin(97)	18,634	*	4,589	4,234	*
Chong Min Khong(98)	4,200	*	1,813	—	*
Kiberso Kiberso	2,482	*	1,241	1,241	*
Christopher Kimberley	4,308	*	222	—	*
John L. Kinley(99)	180,405	*	6,832	164,405	*
Duane Kissick(100)	204,326	*	80,682	123,644	*
Edwin Klassen(101)	2,130	*	477	1,650	*
Deborah Klem(102)	49,684	*	3,323	32,733	*
Kenneth Klint(103)	15,211	*	2,883	2,079	*
Barbara Kolesnik(104)	515	*	475	39	*

Michael R. Kolloway(105)	59,479	*	5,446	36,546	*
Jeremy O. Kon	91,200	*	41,200	50,000	*
Kenneth Korchinski	7,184	*	750	6,434	*
Waldermar Kruger	389	*	359	29	*
Larry A. Kurtz(106)	7,919	*	262	3,919	*
Michael Ki Cheong Lai(107)	5,500	*	2,859	—	*
Ray A. Landy(108)	150,043	*	9,425	90,172	*
Lionel Joseph Langlois	152	*	139	11	*
John M. Lannon(109)	20,397	*	5,259	6,397	*
Duane Larson	13,086	*	1,058	—	*
Margaret Latham(110)	28,326	*	200	28,126	*
Adam Laughlin	304	*	275	29	*
Marsha Lea(111)	7,965	*	16	7,725	*
Derek Alan Lee	55,801	*	28,501	27,300	*
Robert A. Lepore(112)	11,022	*	1,612	2,022	*
Steven A. Lichtenberger(113)	28,665	*	683	19,265	*
Joseph Yiu Chung Lo(114)	75,238	*	17,809	10,790	*
David Sai Shing Lu	42,639	*	42,639	—	*
Mark M. Lucas(115)	24,994	*	3,840	10,251	*
Enrique Macia(116)	6,558	*	1,777	1,257	*
Becky Mang	78	*	53	25	*
Michael C. Mann(117)	7,051	*	148	2,524	*
Frank S. Marino	31,857	*	5,579	20,278	*
Richard Markwith Jr.(118)	21,688	*	3,088	2,148	*
William Mayhew	308	*	284	23	*
Ian Alexander McCardle	1,840	*	1,839	—	*
Michael McCarty(119)	9,437	*	335	5,176	*
Michael George McDonagh	2,222	*	1,222	1,000	*
Edward McGee(120)	63,701	*	587	51,701	*
John McGuire	29,510	*	9,510	20,000	*
Jana McKenzie(121)	27,062	*	13,139	10,367	*
Guy McLean	1,624	*	1,167	456	*
Howard Melton Jr.	17,968	*	5,360	—	*
Thomas Mertens(122)	49,002	*	786	44,399	*
Robert L. Messier	14,784	*	3,685	4,425	*
Dominic Mihalyi	782	*	528	254	*
Leslie Miko	1,520	*	1,235	285	*
Dennis Miller	78	*	63	15	*
H. Dale Miller(123)	10,039	*	1,876	8,161	*
Lisa Mills	7,693	*	4,435	3,257	*
James D. Morinec(124)	50,738	*	1,894	16,711	*
Halley I. Moriyama(125)	18,863	*	2,483	5,963	*
Richard Morwood(126)	52,012	*	5,812	46,200	*
Joseph Moss Jr.(127)	63,923	*	7,448	40,423	*
Diane Munroe	611	*	553	56	*
Robert L. Murphy	25,555	*	6,724	—	*
Amanda Nahouli	4,772	*	772	4,000	*
Stephan L. Nalefski(128)	9,958	*	626	1,519	*
Neil S. Neate	467	*	407	58	*
Richard Neville	426	*	291	134	*
Dean Newberry(129)	25,278	*	2,516	14,923	*
Ian Ralph Newman	8,689	*	1,590	7,099	*
Conrad Chung Wai Ng(130)	19,406	*	3,360	215	*
Fred Ho Yin Ng(131)	32,748	*	22,859	—	*
Tan Juat Ngoh(132)	3,000	*	1,295	—	*
William Niksch(133)	15,626	*	1,750	7,434	*
Jeff Norum	84	*	65	18	*
Nicholas Robert Offer(134)	2,800	*	579	800	*
Rebecca G. Olive(135)	22,729	*	922	12,146	*
Donald Oliver(136)	1,880	*	1,690	187	*
Peter Oram(137)	8,777	*	1,629	2,777	*
Oscar Faber Trust(138)	797,613	1.05%	55,374	741,783	*
Douglas Robert Oughton	40,736	*	10,000	30,736	*
David Thomas Overton	900	*	443	—	*

Stephen Patterson	27,073	*	880	12,050	*
Barry Pearson(139)	937	*	863	70	*
Robert Pell(140)	129,335	*	15,000	106,992	*
Bruce Stewart Penny	2,983	*	1,400	1,583	*
K. Penny	1,802	*	900	902	*
Russell Dean Perkins(141)	9,563	*	5,000	4,563	*
James Peter(142)	11,620	*	1,840	471	*
Marlon Petrasanta	409	*	276	132	*
Werner Pfiffner	2,622	*	2,374	246	*
Gerry Philipps	1,672	*	1,358	314	*
Marion Pickett	4,409	*	1,000	3,409	*
Edward Jozef Plewa(143)	41,142	*	3,731	30,142	*
Stephen Polechronis(144)	51,258	*	1,426	28,900	*
John Pollet	10,800	*	5,000	5,800	*
Gordon McLaren Pomphrey	46,502	*	24,002	22,500	*
Allan Poon	2,500	*	2,500	—	*
Jason Michael Prior(145)	96,975	*	44,400	52,575	*
Ganesan Pughazendhi(146)	3,800	*	812	1,000	*
Joseph Pulicare(147)	86,309	*	9,573	15,932	*
Bimal Kumar Puri(148)	3,000	*	1,295	—	*
William A. Quade Jr.(149)	49,105	*	1,247	34,905	*
David S. Radcliffe(150)	9,039	*	1,040	5,039	*
Charles F. Rasmussen(151)	3,824	*	3,823	—	*
Manoj Raythatha	9,058	*	3,057	6,000	*
Kenneth Reed	21,943	*	11,000	10,943	*
Francis Reilly Jr.	9,006	*	6,000	3,006	*
John Riley(152)	4,067	*	3,759	305	*
Grant Ritchie	36,888	*	31,354	5,533	*
Peter Charles Robery	1,710	*	1,301	—	*
Nigel C. Robinson(153)	297,757	*	23,433	257,757	*
Stephen Robinson(154)	103,342	*	3,342	100,000	*
Lo Haw Ru	1,554	*	1,554	—	*
Thomasine Rudd	2,030	*	2,030	—	*
Douglas Sachman(155)	18,126	*	313	10,794	*
Wayne San Filippo(156)	43,357	*	729	1,512	*
Robert Savage	20,900	*	19,332	1,568	*
Herbert Schaal	36,714	*	18,281	18,433	*
Caroline Schettler	80	*	52	27	*
Wilfried F. Schmid	1,314	*	800	514	*
Kazimierz Desmond Scott	80,302	*	80,302	—	*
Gerald W. Seelman	49,579	*	7,987	—	*
Carol Semeniuk	156	*	142	12	*
Siu Hung Sham(157)	14,960	*	7,100	2,000	*
Ashok Kumar Sharma	74,524	*	37,266	37,257	*
Peter Alan Sheaves	91,019	*	20,000	71,019	*
Richard Sherritt(158)	3,124	*	2,888	234	*
Gary Shippy	32,936	*	1,738	—	*
Martin James Simms	17,480	*	4,000	13,480	*
Thomas Kwok Wing Sit	67,400	*	67,399	—	*
Ernest Slingsby	102,801	*	102,772	29	*
Bruce V. Smith(159)	15,257	*	241	12,257	*
David James Smith	6,631	*	1,171	5,460	*
Douglas Smith(160)	58,830	*	3,049	40,413	*
Ian Hamilton Smith	14,560	*	3,000	11,560	*
Nelson L. Smith III(161)	77,851	*	11,614	7,109	*
Charles Hung Tak So(162)	24,713	*	3,454	14,713	*
Peter Sockett	18,084	*	13,284	—	*
Warren Sprague(163)	12,821	*	187	9,787	*
Matthew J. Stead	9,837	*	5,000	4,837	*
Jill Sterrett	66,087	*	54,504	2,873	*
William Stewart(164)	62,247	*	922	45,095	*
John Stoker	732	*	732	—	*
Richard M. Stone(165)	17,251	*	9,251	8,000	*
Bronte J. Strout	13,206	*	13,206	—	*

Raymond Strychalski	6,143	*	4,226	—	*
Frank R. Sweet	18,041	*	3,988	5,750	*
Peter B. Swift	14,756	*	3,000	11,756	*
Richard Talbott(166)	10,921	*	438	6,069	*
Thomas Kam Sun Tang(167)	26,025	*	2,378	17,025	*
John Tattersall(168)	2,500	*	1,464	—	*
Richard Barrington Taylor	67,968	*	34,000	33,968	*
Robert A. Taylor	14,374	*	14,306	68	*
James Terris(169)	17,066	*	10,049	7,016	*
Jonathan Roger Thompson	5,246	*	5,246	—	*
Hratch Tokatlien	602	*	602	—	*
Gretchen M. Umbeck(170)	46,635	*	4,219	23,099	*
Jason Uyeda(171)	19,825	*	13,000	5,825	*
Mudumbai Venkatesh(172)	16,942	*	4,392	17	*
Claudio Viola(173)	11,501	*	3,555	3,000	*
Narasimhan Visvanatha(174)	1,090	*	1,006	82	*
William Vitek(175)	106,151	*	30,000	69,541	*
Steve P. Voinis	119,751	*	38,877	80,874	*
Eric Walton	2,250	*	2,250	—	*
Geoffrey R. Ward	10,926	*	1,500	9,426	*
Gillian Ward	380	*	351	29	*
John Ware	19,563	*	19,562	—	*
Dana Waymire(176)	59,688	*	12,676	44,999	*
Robert C. Weber	40,431	*	12,000	20,987	*
James Weinstein Jr.(177)	41,609	*	1,558	29,573	*
Frederick W. Werner(178)	371,444	*	11,061	360,382	*
Raymond Wilde	33,008	*	1,182	30,000	*
Keith Richard Wilson	13,067	*	3,750	7,696	*
J. M. Wilson	39,788	*	4,300	35,488	*
Richard John Windmill(179)	13,222	*	539	11,222	*
Marc Windmill	934	*	933	—	*
Christina Windmill	1,000	*	1,000	—	*
Timothy Windmill	1,000	*	1,000	—	*
Michael Winegard(180)	49,874	*	2,332	23,926	*
Mark Winsor(181)	38,561	*	4,732	26,116	*
Alan K. Wong(182)	13,959	*	374	11,959	*
Brian P. Wright(183)	16,510	*	3,000	13,510	*
Dennis Wright(184)	11,000	*	1,681	—	*
Yao Xue	2,496	*	2,496	—	*
Wendy Yao	2,803	*	2,773	29	*
Karl Yip	11,135	*	2,296	8,839	*
Wee Loke Yong(185)	6,542	*	975	3,242	*
Joseph Zafonte(186)	54,399	*	1,256	31,399	*
Leonard Zinger	4,104	*	3,334	770	*

(1)
The common stock holdings listed above includes our convertible preferred stock, Class F convertible preferred stock and Class G convertible preferred stock as converted to common stock.

  Our convertible preferred stock may be converted into our common stock based on a liquidation preference of $100 per share and a conversion price of $15.405 per share, the common stock price as of December 31, 2006.

(2)
United States Trust Company, N.A. acts as trustee with respect to our Retirement & Savings Plan and our Stock Purchase Plan. The number of common shares listed above constitutes shares held as trustee under our Retirement & Savings Plan, which includes 57,279 preferred shares.

(3)
Halifax EES Trustees International Limited acts as trustee with respect to our Global Stock Plans and for shares held by AECOM Global Holdings, Ltd. for the benefit of certain non-US employees who participate in our Global Stock Program. The number of common shares listed consists of 422,182 shares of common stock held directly by Halifax and 6,815,532 shares of common stock held indirectly through holdings of our subsidiary AECOM Global Holdings Ltd.

(4)
GSO Capital Partners LP is the investment manager for each of GSO Credit Opportunities Fund (Helios), L.P. ("GSO Helios"), GSO Special Situations Overseas Benefit Plan Fund Ltd. ("GSO Overseas Benefit"), GSO Special Situations Overseas Fund Ltd. ("GSO Overseas") and GSO Special Situations Fund LP ("GSO SS" and, together with GSO Helios, GSO Overseas Benefit and GSO Overseas, the "GSO Funds"). Each of GSO Helios (12,945.59504 shares), GSO Overseas Benefit (1,034.176356 shares), GSO Overseas (12,591.0779 shares) and GSO SS (13,429.1507 shares) are the holders of record of our Class F Preferred Stock. As investment manager of the GSO Funds, GSO Capital Partners LP is vested with investment discretion with respect to investments held by the GSO Funds. GSO LLC ("GSO General Partner") is the general partner of GSO Capital Partners LP, and in that capacity, directs the operations of GSO Capital Partners LP. Bennett J. Goodman ("Mr. Goodman"), J. Albert Smith III ("Mr. Smith") and Douglas I. Ostrover ("Mr. Ostrover" and together with Mr. Goodman and Mr. Smith, the "GSO Managing Members") are the managing members of the General Partner, and in that capacity, direct the General Partner's operations. Each of the GSO Funds, GSO Capital Partners LP, General Partner and the Managing Members (collectively, the "GSO Persons") may be deemed a beneficial owners of Class F Preferred Stock. However, the foregoing should not be deemed to constitute an admission that any of the GSO Persons are the beneficial owners of any of Class F Preferred Stock owned by the GSO Funds.

(5)
J.H. Whitney VI, L.P. is the beneficial owner of 40,000 shares of Class G convertible preferred stock. J.H. Whitney VI, L.P.'s general partner is J.H. Whitney Equity Partners VI, LLC. James H. Fordyce, Peter M. Castleman, Michael C. Salvator, Paul R. Vigano and Robert M. Williams, Jr. are the managing members of J.H. Whitney Equity Partners VI, LLC. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by J.H. Whitney VI, L.P., although each of them disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)
Common stock includes 450,000 shares subject to options exercisable prior to June 1, 2007 and 275,833 common stock units held in our Stock Purchase Plan.

(7)
Common stock includes 1,300,000 shares subject to options exercisable prior to June 1, 2007, which includes 1,139,136 shares subject to options held in the R&C Newman Partnership LP. Common stock also includes 1,032,994 common stock units held in our Stock Purchase Plan, 132,196 shares held in the R&C Newman Partnership LP and 456,017 shares held in the R&C Newman Revocable Trust.

(8)
Common stock includes 200,000 shares subject to options exercisable prior to June 1, 2007 and 1,024,500 shares held by AECOM Global Holdings, Ltd. where Halifax ESS Trustees International acts as trustee.

(9)
Common stock includes 34,000 shares subject to options exercisable prior to June 1, 2007 and 49,747 common stock units held in our Stock Purchase Plan. Common stock also includes 31,200 shares held in the Christie Family Trust.

(10)
Securities owned by J.H. Whitney VI, L.P. (JHW VI). Mr. Fordyce is a managing member of J.H. Whitney Equity Partners VI, LLC, the general partner of JHW VI, and has an interest in a limited partner of JHW VI. Mr. Fordyce may be deemed to share voting and dispositive power with respect to such securities. Mr. Fordyce disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(11)
Common Stock includes 37,200 shares subject to options exercisable prior to June 1, 2007 and 32,949 common stock units held in our Stock Purchase Plan.

(12)
Common Stock includes 20,000 shares subject to options exercisable prior to June 1, 2007 and 8,776 common stock units held in our Stock Purchase Plan.

(13)
Common Stock includes 46,200 shares subject to options exercisable prior to June 1, 2007, 55,118 common stock units held in our Stock Purchase Plan and 19,000 shares held in the Lowe Family Trust.

(14)
Common Stock includes 36,000 shares subject to options exercisable prior to June 1, 2007 and 59,000 shares held in the WG Ouchi Consultants Pension Trust.

(15)
Common Stock includes 43,200 shares subject to options exercisable prior to June 1, 2007 and 55,419 common stock units held in our Stock Purchase Plan and 3,000 shares held in the William P. and Gertrude C. Rutledge Living Trust dated June 10, 1995.

(16)
Common stock includes 230,000 shares subject to options exercisable prior to June 1, 2007 and 330,635 common stock units held in our Stock Purchase Plan.

(17)
Common stock includes 20,000 shares subject to options exercisable prior to June 1, 2007 and 53,507 common stock units held in our Stock Purchase Plan.

(18)
Common stock includes 140,000 shares subject to options exercisable prior to June 1, 2007 and 54,921 common stock units held in our Stock Purchase Plan.

(19)
Shares offered by the Selling Stockholders exclude any shares held by United States Trust Company, N.A. as trustee for the Retirement & Savings Plan and Halifax EES Trustees International Limited as trustee for the Global Stock Investment Plan Trust.

(20)
Common stock includes 3,200 shares subject to options exercisable prior to June 1, 2007.

(21)
Common stock includes 3,000 shares subject to options exercisable prior to June 1, 2007.

(22)
Common stock includes 8,500 shares subject to options exercisable prior to June 1, 2007.

(23)
Common stock includes 760 shares held under the RBC Dominion Securities Inc Trust.

(24)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(25)
Common stock includes 4,380 shares subject to options exercisable prior to June 1, 2007.

(26)
Common stock includes 2,554 shares subject to options exercisable prior to June 1, 2007.

(27)
Common stock includes 1,094 shares subject to options exercisable prior to June 1, 2007.

(28)
Common stock includes 12,168 shares held under the Greentown Trust.

(29)
Common stock includes 5,369 shares held under the R. Ball Jr. Revocable Living Trust.

(30)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(31)
Common stock includes 6,000 shares subject to options exercisable prior to June 1, 2007.

(32)
Common stock includes 1,959 shares held under the Computer Share Trust.

(33)
Common stock includes 7,600 shares subject to options exercisable prior to June 1, 2007

(34)
Common stock includes 144 shares held under the Computer Share Trust.

(35)
Common stock includes 17,500 shares subject to options exercisable prior to June 1, 2007.

(36)
Common stock includes 8,000 shares subject to options exercisable prior to June 1, 2007.

(37)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(38)
Common stock includes 823 shares held under the Computer Share Trust.

(39)
Common stock includes 10,000 shares subject to options exercisable prior to June 1, 2007.

(40)
Common stock includes 15,900 shares subject to options exercisable prior to June 1, 2007.

(41)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(42)
Common stock includes 15,550 shares subject to options exercisable prior to June 1, 2007.

(43)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(44)
Common stock includes 2,920 shares subject to options exercisable prior to June 1, 2007.

(45)
Common stock includes 1,000 shares subject to options exercisable prior to June 1, 2007.

(46)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(47)
Common stock includes 3,600 shares subject to options exercisable prior to June 1, 2007.

(48)
Common stock includes 19,000 shares subject to options exercisable prior to June 1, 2007.

(49)
Common stock includes 2,008 shares subject to options exercisable prior to June 1, 2007.

(50)
Common stock includes 4,400 shares subject to options exercisable prior to June 1, 2007.

(51)
Common stock includes 15,100 shares subject to options exercisable prior to June 1, 2007.

(52)
Common stock includes 1,642 shares subject to options exercisable prior to June 1, 2007.

(53)
Common stock includes 1,000 shares subject to options exercisable prior to June 1, 2007.

(54)
Common stock includes 7,000 shares subject to options exercisable prior to June 1, 2007.

(55)
Common stock includes 3,000 shares subject to options exercisable prior to June 1, 2007.

(56)
Common stock includes 8,000 shares subject to options exercisable prior to June 1, 2007.

(57)
Common stock includes 10,500 shares subject to options exercisable prior to June 1, 2007.

(58)
Common stock includes 5,500 shares subject to options exercisable prior to June 1, 2007.

(59)
Common stock includes 4,014 shares subject to options exercisable prior to June 1, 2007.

(60)
Common stock includes 4,200 shares subject to options exercisable prior to June 1, 2007.

(61)
Common stock includes 1,642 shares subject to options exercisable prior to June 1, 2007.

(62)
Common stock includes 10,200 shares subject to options exercisable prior to June 1, 2007.

(63)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(64)
Common stock includes 1,278 shares subject to options exercisable prior to June 1, 2007.

(65)
Common stock includes 15,000 shares subject to options exercisable prior to June 1, 2007.

(66)
Common stock includes 6,000 shares subject to options exercisable prior to June 1, 2007.

(67)
Common stock includes 3,468 shares subject to options exercisable prior to June 1, 2007.

(68)
Common stock includes 3,000 shares subject to options exercisable prior to June 1, 2007.

(69)
Common stock includes 210,000 shares subject to options exercisable prior to June 1, 2007.

(70)
Common stock includes 3,000 shares subject to options exercisable prior to June 1, 2007.

(71)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(72)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(73)
Common stock includes 10,000 shares subject to options exercisable prior to June 1, 2007.

(74)
Common stock includes 20,000 shares subject to options exercisable prior to June 1, 2007.

(75)
Common stock includes 2,190 shares subject to options exercisable prior to June 1, 2007.

(76)
Common stock includes 1,824 shares subject to options exercisable prior to June 1, 2007.

(77)
Common stock includes 306 shares held under the Computer Share Trust.

(78)
Common stock includes 17,000 shares subject to options exercisable prior to June 1, 2007.

(79)
Common stock includes 6,752 shares subject to options exercisable prior to June 1, 2007.

(80)
Common stock includes 4,500 shares subject to options exercisable prior to June 1, 2007.

(81)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(82)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(83)
Common stock includes 10,500 shares subject to options exercisable prior to June 1, 2007.

(84)
Common stock includes 1,824 shares subject to options exercisable prior to June 1, 2007.

(85)
Common stock includes 3,102 shares subject to options exercisable prior to June 1, 2007.

(86)
Common stock includes 7,400 shares subject to options exercisable prior to June 1, 2007.

(87)
Common stock includes 8,400 shares subject to options exercisable prior to June 1, 2007.

(88)
Common stock includes 2,200 shares subject to options exercisable prior to June 1, 2007.

(89)
Common stock includes 4,500 shares subject to options exercisable prior to June 1, 2007.

(90)
Common stock includes 1,140 shares held under the Nesbitt Burns Trust.

(91)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(92)
Common stock includes 17,500 shares subject to options exercisable prior to June 1, 2007.

(93)
Common stock includes 20,000 shares subject to options exercisable prior to June 1, 2007.

(94)
Common stock includes 2,190 shares subject to options exercisable prior to June 1, 2007.

(95)
Common stock includes 1,642 shares subject to options exercisable prior to June 1, 2007.

(96)
Common stock includes 4,600 shares subject to options exercisable prior to June 1, 2007.

(97)
Common stock includes 10,400 shares subject to options exercisable prior to June 1, 2007.

(98)
Common stock includes 4,200 shares subject to options exercisable prior to June 1, 2007.

(99)
Common stock includes 39,000 shares subject to options exercisable prior to June 1, 2007.

(100)
Common stock includes 30,000 shares subject to options exercisable prior to June 1, 2007.

(101)
Common stock includes 1,219 shares held under the Computer Share Trust.

(102)
Common stock includes 21,400 shares subject to options exercisable prior to June 1, 2007.

(103)
Common stock includes 8,500 shares subject to options exercisable prior to June 1, 2007.

(104)
Common stock includes 287 shares held under the Computer Share Trust.

(105)
Common stock includes 28,600 shares subject to options exercisable prior to June 1, 2007.

(106)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(107)
Common stock includes 5,500 shares subject to options exercisable prior to June 1, 2007.

(108)
Common stock includes 89,000 shares subject to options exercisable prior to June 1, 2007.

(109)
Common stock includes 14,000 shares subject to options exercisable prior to June 1, 2007.

(110)
Common stock includes 28,326 shares held under Blue Ice Ventures, Inc.

(111)
Common stock includes 730 shares subject to options exercisable prior to June 1, 2007.

(112)
Common stock includes 9,000 shares subject to options exercisable prior to June 1, 2007.

(113)
Common stock includes 3,400 shares subject to options exercisable prior to June 1, 2007.

(114)
Common stock includes 37,000 shares subject to options exercisable prior to June 1, 2007.

(115)
Common stock includes 10,000 shares subject to options exercisable prior to June 1, 2007.

(116)
Common stock includes 4,300 shares subject to options exercisable prior to June 1, 2007.

(117)
Common stock includes 400 shares subject to options exercisable prior to June 1, 2007.

(118)
Common stock includes 10,000 shares subject to options exercisable prior to June 1, 2007.

(119)
Common stock includes 1,600 shares subject to options exercisable prior to June 1, 2007.

(120)
Common stock includes 17,000 shares subject to options exercisable prior to June 1, 2007.

(121)
Common stock includes 2,190 shares subject to options exercisable prior to June 1, 2007.

(122)
Common stock includes 13,300 shares subject to options exercisable prior to June 1, 2007.

(123)
Common stock includes 1,000 shares subject to options exercisable prior to June 1, 2007 and 1,555 shares held under the Computer Share Trust.

(124)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(125)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(126)
Common stock includes 52,012 shares held under the RP Morwod Family Trust.

(127)
Common stock includes 23,500 shares subject to options exercisable prior to June 1, 2007.

(128)
Common stock includes 5,000 shares subject to options exercisable prior to June 1, 2007.

(129)
Common stock includes 5,700 shares subject to options exercisable prior to June 1, 2007.

(130)
Common stock includes 6,500 shares subject to options exercisable prior to June 1, 2007.

(131)
Common stock includes 5,500 shares subject to options exercisable prior to June 1, 2007.

(132)
Common stock includes 3,000 shares subject to options exercisable prior to June 1, 2007.

(133)
Common stock includes 4,600 shares subject to options exercisable prior to June 1, 2007.

(134)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(135)
Common stock includes 2,400 shares subject to options exercisable prior to June 1, 2007.

(136)
Common stock includes 302 shares held under the Computer Share Trust.

(137)
Common stock includes 6,000 shares subject to options exercisable prior to June 1, 2007.

(138)
Oscar Faber Trust acts as trustee with respect to shares held from the former Oscar Faber ShareSave Schemes and from Oscar Faber executive option plans.

(139)
Common stock includes 420 shares held under the Computer Share Trust.

(140)
Common stock includes 5,656 shares subject to options exercisable prior to June 1, 2007.

(141)
Common stock includes 9,563 shares held under the Russell Perkins Investment Pty Ltd.

(142)
Common stock includes 8,500 shares subject to options exercisable prior to June 1, 2007.

(143)
Common stock includes 11,000 shares subject to options exercisable prior to June 1, 2007.

(144)
Common stock includes 19,000 shares subject to options exercisable prior to June 1, 2007.

(145)
Common stock includes 7,664 shares subject to options exercisable prior to June 1, 2007.

(146)
Common stock includes 2,800 shares subject to options exercisable prior to June 1, 2007.

(147)
Common stock includes 33,000 shares subject to options exercisable prior to June 1, 2007.

(148)
Common stock includes 3,000 shares subject to options exercisable prior to June 1, 2007.

(149)
Common stock includes 16,200 shares subject to options exercisable prior to June 1, 2007.

(150)
Common stock includes 4,000 shares subject to options exercisable prior to June 1, 2007.

(151)
Common stock includes 3,824 shares held under the Rasmussen Family Trust.

(152)
Common stock includes 419 shares held under the Computer Share Trust.

(153)
Common stock includes 174,000 shares subject to options exercisable prior to June 1, 2007.

(154)
Common stock includes 103,342 shares held under the Pelangi Co. Serv Ltd.

(155)
Common stock includes 1,600 shares subject to options exercisable prior to June 1, 2007.

(156)
Common stock includes 2,400 shares subject to options exercisable prior to June 1, 2007.

(157)
Common stock includes 11,000 shares subject to options exercisable prior to June 1, 2007.

(158)
Common stock includes 720 shares held under the Computer Share Trust.

(159)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(160)
Common stock includes 18,400 shares subject to options exercisable prior to June 1, 2007.

(161)
Common stock includes 33,500 shares subject to options exercisable prior to June 1, 2007.

(162)
Common stock includes 11,000 shares subject to options exercisable prior to June 1, 2007.

(163)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(164)
Common stock includes 7,900 shares subject to options exercisable prior to June 1, 2007.

(165)
Common stock includes 17,251 shares held under the Gandesa Pty Ltd.

(166)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(167)
Common stock includes 11,500 shares subject to options exercisable prior to June 1, 2007.

(168)
Common stock includes 2,500 shares subject to options exercisable prior to June 1, 2007.

(169)
Common stock includes 4,706 shares held under the RBC Dominion Securities Inc Trust.

(170)
Common stock includes 11,000 shares subject to options exercisable prior to June 1, 2007.

(171)
Common stock includes 1,094 shares subject to options exercisable prior to June 1, 2007.

(172)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(173)
Common stock includes 5,000 shares subject to options exercisable prior to June 1, 2007.

(174)
Common stock includes 1,090 shares held under the Computer Share Trust.

(175)
Common stock includes 4,014 shares subject to options exercisable prior to June 1, 2007.

(176)
Common stock includes 4,928 shares subject to options exercisable prior to June 1, 2007.

(177)
Common stock includes 8,000 shares subject to options exercisable prior to June 1, 2007.

(178)
Common stock includes 109,000 shares subject to options exercisable prior to June 1, 2007.

(179)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(180)
Common stock includes 1,400 shares subject to options exercisable prior to June 1, 2007.

(181)
Common stock includes 1,278 shares subject to options exercisable prior to June 1, 2007.

(182)
Common stock includes 2,000 shares subject to options exercisable prior to June 1, 2007.

(183)
Common stock includes 16,510 shares held under the Wright Family Trust.

(184)
Common stock includes 11,000 shares subject to options exercisable prior to June 1, 2007.

(185)
Common stock includes 3,300 shares subject to options exercisable prior to June 1, 2007.

(186)
Common stock includes 9,000 shares subject to options exercisable prior to June 1, 2007.

DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation authorizes us to issue 150,000,000 shares of Common Stock and 8,000,000 shares of preferred stock, or Preferred Stock. Our Board of Directors, without further approval of the stockholders, may establish the powers, preferences, rights, qualifications and limitations, including the dividend rights, dividend rates, conversion rights, conversion prices, voting rights and redemption rights, of any series of Preferred Stock and may authorize the issuance of any such series.

Common Stock

        As of March 31, 2007, we had 150,000,000 authorized shares of common stock, of which 56,517,155 shares were outstanding, including our common stock units. Holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. All shares of common stock have equal voting rights.

        Subject to the rights pertaining to any series of preferred stock, in the event of our liquidation, holders of our common stock are entitled to share ratably in our assets legally available for distribution after the payment of our debts. The shares of common stock have no preemptive, subscription, conversion or redemption rights.

        Subject to the rights of the holders of preferred stock, the holders of the common stock are entitled to receive dividends, when, as and if declared by our Board of Directors, from funds legally available for such dividend payments.

Convertible Preferred Stock

        The following is a summary of the material terms of the Convertible Preferred Stock.

        General.    There are 2,500,000 authorized shares of our Convertible Preferred Stock, with a par value and liquidation preference of $100 per share, of which 57,279 shares of our Convertible Preferred Stock were outstanding as of March 31, 2007. Such shares convert into common stock at a ratio of $100 divided by the current common stock price per share.

        Dividends.    Holders of the Convertible Preferred Stock are entitled to receive dividends payable in additional shares of Convertible Preferred Stock quarterly at a rate determined by an independent appraiser. This rate is established at a level that the appraiser determines is necessary to ensure that the fair value of the Convertible Preferred Stock will be equal to its liquidation preference. In making this determination, the appraiser considers the creditworthiness of the Company and prevailing market interest rates (i.e., the return on 12-month U.S. Treasury Bills).

        Redemption.    After shares of Convertible Preferred Stock has been outstanding for at least three years, we may redeem such shares at a price equal to 102.5% of the liquidation preference of the shares, plus the payment of any accrued and unpaid dividends to the redemption date. After the Convertible Preferred Stock has been held at least one year, the holder of the shares may convert some or all of the shares to our Common Stock. In any event, at such time as a holder of Convertible Preferred Stock no longer meets the qualifications to be a holder of Employee Stock, the Convertible Preferred Stock held by such holder shall be repurchased by us.

        Liquidation Rights.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, or a change in control, the holders of shares of Convertible Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, on parity with holders of our Class C preferred stock, and before any distribution of assets is made to holders of our Common Stock or of any other shares of our stock ranking as to such a distribution junior to the shares of Convertible Preferred Stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

        Voting Rights.    Except as otherwise required by applicable law, the holders of the Convertible Preferred Stock will be entitled to one vote per share on all matters to be voted upon by our common stockholders.

        If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of our directors will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to dividends and distribution of assets, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors will continue until all dividends in arrears have been paid or declared and set apart for payment.

Class F and Class G Convertible Preferred Stock

        As of March 31, 2007, we had 94,000 shares of Class F and Class G convertible preferred stock authorized, all of which were outstanding. Upon the completion of this offering, all then-outstanding shares of our Class F and Class G convertible preferred stock will be converted into common stock at a conversion rate of approximately 199.4 shares of common stock for each share of Class F and Class G convertible preferred stock.

        Registration Rights.    The holders of the Class F and Class G convertible preferred stock have certain registration rights that may result in such holders being able to sell their shares of common stock issued upon conversion of the Class F or Class G convertible preferred stock in a registered offering after an initial public offering of our common stock before other holders of our common stock.

Class C Preferred Stock

        Our Class C preferred stock provides certain voting rights for holders of our common stock units and preferred stock units purchased under our nonqualified Stock Purchase Plan. As of March 31, 2007, we had 200 authorized shares of Class C preferred stock, no par value, authorized, of which 111.518 shares were issued to U.S. Trust Company, N.A., as the trustee of the AECOM Technology Corporation Supplemental Trust, which holds shares on behalf of our employee stockholders. Each share of Class C preferred stock is entitled to 100,000 votes on all matters to be voted on by our holders of common stock, has no right to dividends and has a liquidation and redemption value of $1.00 per share, which will be paid on parity with our Convertible Preferred Stock before any assets are distributed to holders of our common stock upon our voluntary or involuntary liquidation. U.S. Trust Company has sole discretion as to how it votes each share of Class C preferred stock. We may redeem such shares of Class C preferred stock at our election, in whole or in part, at a redemption price equal to the liquidation preference of such shares. The Class C preferred stock is not convertible into common stock.

Class E Preferred Stock

        As of March 31, 2007, we had 20 shares of Class E preferred stock, no par value, authorized to be issued, of which 5.165 shares were issued to Computershare Trust Company of Canada in its capacity as trustee for UMA Group, Ltd. and UMA RRSPCO Ltd. The shares of Class E preferred stock were issued in connection with our acquisition of the UMA group of companies in September 2004 and provide certain voting rights to the former UMA shareholders. Each share of Class E preferred stock is entitled to 100,000 votes only on certain fundamental matters affecting the Company, such as change of control.

        The Class E preferred stock has no right to dividends and has a liquidation and redemption value of $1.00 per share, which will be paid before any assets are distributed to holders of our common stock upon our voluntary or involuntary liquidation. We may redeem the Class E preferred stock at any time by paying the redemption value of $1.00 per share. The Class E stock is not convertible into common stock.

Class Y Shares of UMA Group, Ltd. and Class YY Shares of UMA RRSPCO Ltd.

        The Class Y and Class YY shares were issued to former shareholders of the UMA group of companies in connection with our acquisition of the UMA group of companies in September 2004. As of March 31, 2007, there were 417,992 and 98,476 shares outstanding of Class Y and YY shares, respectively.

        The Class Y and YY shares are not entitled to vote with the common stock of AECOM. AECOM, however, has issued to Computershare Trust Company of Canada one share of Class E preferred stock for each 100,000 shares of Class Y or Class YY stock. As described above, the Class E preferred stock indirectly provides each holder of Class Y and YY shares voting rights upon certain fundamental events of AECOM.

        The Class Y and YY shares will be entitled to dividends when and if dividends are declared on the common stock of AECOM and in the same amount as the dividends declared on the common stock of AECOM, subject to the rights of AECOM's preferred stock currently outstanding or that may hereafter be issued.

Common Stock Units and Convertible Stock Units

        We have a Non-Qualified Stock Purchase Plan (SPP) pursuant to which our highly compensated employees (those earning more than approximately $95,000 per year in fiscal 2006) may defer compensation that they might otherwise have contributed to our Retirement and Savings Plan but are disqualified under applicable law from doing so. As a result of these deferrals, employees are credited with common stock units on a tax-deferred basis. The common stock units may only be redeemed for common stock. The holders of common stock units are not entitled to vote but are credited with any dividends that are declared on the common stock. In the event of our liquidation, holders of common stock units will be entitled to the same rights as holders of our common stock.

        Our highly compensated employees who receive common stock units through our SPP may elect to exchange their common stock units for convertible preferred stock units. The holders of convertible preferred stock units are not entitled to vote. The convertible preferred stock units may only be redeemed for shares of our convertible preferred stock.

Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that such stockholder becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in employee stock plans) upon consummation of such transaction, or (iii) at or subsequent to the time such stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

Certificate of Incorporation and Bylaws

        Various provisions of our Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not expressly address cumulative voting.

        No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our Certificate of Incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the Board of Directors or the chief executive officer.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices not less than 60 nor more than 90 days prior to the meeting. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

        Classified Board of Directors.    Our Certificate of Incorporation divides our board of directors into three classes of directors who are elected for three-year terms. Therefore, the full board of directors is not subject to re-election at each annual meeting of our stockholders.

        Limitations on Liability and Indemnification of Officers and Directors.    The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

        Authorized But Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of common stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

        Supermajority Provisions.    Under our Certificate of Incorporation, we must receive the consent of the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class, to approve a "business combination." A business combination is defined as:

  (i)
  any merger into, or any consolidation of us with, any other firm, corporation or entity, other than any corporation of which a majority of the voting securities is owned directly or indirectly by us;

  (ii)
  any sale, lease, exchange or other transfer to any individual firm, corporation or entity of all or substantially all of our assets (other than a mortgage or pledge of the assets of AECOM) in one or more related transactions; or

  (iii)
  the adoption of any plan for our liquidation or dissolution.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder. This discussion assumes that non-United States holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special tax situations. For example, United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pass-through entities, trusts, estates, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. In addition, this discussion does not address tax consequences to a holder of the use of a functional currency other than the United States dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction or any taxes other than income taxes. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, legislative history and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-United States Holder to consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

        For the purpose of this discussion, a non-United States holder is any individual, corporation, estate or trust that is a beneficial holder of our common stock and that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) which has made an election to be treated as a United States person.

        If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships which hold our common stock and partners in such partnerships to consult their tax advisors.

        Investors considering the purchase of common stock should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

  Dividends

        Distributions on our common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

        Amounts treated as dividends paid to a non-United States holder of common stock generally will be subject to United States withholding at a rate of 30% of the gross amount of the dividend, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-United States holder properly claims the benefit of that treaty by providing a valid IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for the reduced rate, or (b) the dividend is effectively connected with the non-United States holder's conduct of a trade or business in the United States and the non-United States holder provides an appropriate statement to that effect on a valid IRS Form W-8ECI (or suitable successor form).

        Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are generally taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In that case, the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us. If a non-United States holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any dividend income that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-United States holder in the United States and the non-United States holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-United States holder may obtain a refund from the IRS to the extent that the amounts withheld as described above exceed that holder's tax liability if an appropriate claim for refund is timely filed with the IRS.

        If a non-United States holder holds our common stock through a foreign partnership or other passthrough entity or a foreign intermediary, the foreign partnership or passthrough entity or foreign intermediary may also be required to comply with additional certification requirements.

  Gain on Disposition of Common Stock

        A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a United States trade or business of the non-United States holder; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," a USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and foreign real property interests.

    We believe that we are not currently, and that we will not become, a USRPHC for United States federal income tax purposes.

        If the first of these exceptions applies, the non-United States holder generally will be subject to tax at a rate of 30% on the amount by which the United States-source capital gains exceed capital losses allocable to United States sources.

        If the second exception applies, generally the non-United States holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States person. If a non-United States Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-United States holder in the United States and the non-United States holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). Additionally, non-United States holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

  Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Subject to certain exceptions, a similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to backup withholding unless the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on a valid IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

        Additional information reporting and backup withholding may apply in the case of dispositions of our common stock by non-United States brokers effected through certain brokers or a United States office of a broker. The backup withholding rate currently is 28%.

        Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the consummation of the offering, we will have approximately 92,335,201 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option). Of these shares, approximately 40,252,191 shares will be available for immediate resale in the public market, including all of the shares in this offering, and approximately 9,413,842 shares will be available for resale 90 days following completion of this offering, except those held by our "affiliates." Of the remaining shares outstanding, approximately 42,669,167 shares are subject to lock-up agreements restricting the sale of those shares for 180 days from the date of this prospectus. All of the shares of common stock sold in the offering will be freely tradable under the Securities Act. Upon the expiration of these lock-up agreements, all of the shares of common stock owned by our directors, executive officers, and certain of our stockholders, will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (92,335,201 shares immediately after the offering or 97,607,701 if the underwriters' over-allotment is exercised in full) or (ii) the average weekly trading volume of our common stock on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Approximately 50,350,151 shares of the Restricted Shares have been held for over one year. Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of ours preceding the sale, and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

        We and our directors, executive officers, selling stockholders and certain other stockholders have agreed with the underwriters not to directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Morgan Stanley & Co. Incorporated (and with respect to us and certain of our stockholders, without the further consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC) until November 6, 2007.

        In addition, employees of ours who hold 32,673,022 outstanding shares of common stock and options to acquire 8,409,191 additional shares of common stock are entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permit affiliates to sell Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of completion of this offering.

        We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Stock Incentive Plans, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. As of May 4, 2007, there were outstanding options to purchase 8,409,191 shares of our common stock under our Stock Incentive Plans. An additional 25,637,100 shares are reserved for issuance under our Stock Incentive Plans.

        We are unable to estimate the number of shares that may be sold in the future by the existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock. Sales of substantial amounts of common stock by such stockholders could adversely affect the market price of our common stock.

UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	12,407,950
Merrill Lynch, Pierce, Fenner & Smith Incorporated	10,583,665
UBS Securities LLC	5,258,440
Goldman, Sachs & Co.	3,286,525
Credit Suisse Securities (USA) LLC	2,629,220
D.A. Davidson & Co.	984,200

Total:	35,150,000

        The underwriters are collectively referred to as the "underwriters" and the representative is referred to as the "representative." The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 5,272,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 5,272,500 shares of common stock.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$20.00	$703,000,000	$808,450,000
Underwriting discounts and commissions to be paid by:
Us	$1.23	$24,463,220	$30,948,395
The selling stockholders	$1.23	$18,771,280	$18,771,280
Proceeds, before expenses, to us	$18.77	$373,312,720	$472,277,545
Proceeds, before expenses, to selling stockholders	$18.77	$286,452,780	$286,452,780

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1,890,319. This amount includes the registration and other offering expenses, other than underwriting discounts and commissions, of the selling stockholders.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We are applying to have our common stock traded on the New York Stock Exchange under the symbol "ACM."

        We and all directors, officers and selling stockholders and certain of our other stockholders who hold securities under one or more of our stock plans have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated (and with respect to us and certain of our stockholders, without the further consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC) on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated (and with respect to us and certain of our stockholders, without the further consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC) on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of our common stock pursuant to our employee benefit plans and non-employee directors benefit plans described in this prospectus;

  •
  the issuance by us of shares of our common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  the issuance by us of stock options; provided that such options do not become exercisable or vest during such 180-day period, and the issuance of options (and our shares upon the exercise of such options) under our employee benefit plans and non-employee directors benefit plans described in this prospectus; or

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares or in connection with certain estate planning transfers or transfers to certain affiliates, in each case where transferees agree to be bound by such restrictions.

        The 180 day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless such extension is waived, in writing, by Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC on behalf of the underwriters.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of Shares to the public in that Member State:

  (a)
  at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of Shares to the public" in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each Manager has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Shares in, from or otherwise involving the United Kingdom.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of AECOM Technology Corporation at September 30, 2006 and 2005, and for the three year period ended September 30, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement and the exhibits filed herewith or incorporated by reference as a part hereof. Statements contained in this prospectus as to the contents of any contract or other document filed herewith or incorporated by reference as an exhibit to the registration statement is qualified in all respects by such reference to such exhibit.

        The registration statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and other information with the Commission.

        We intend to issue to our stockholders annual reports, which will include audited financial statements and a report of our independent auditors with respect to the examination of such financial statements. In addition, we will issue such other interim reports as we deem appropriate.

AECOM Technology Corporation

Index to Consolidated Financial Statements

September 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
AECOM Technology Corporation

        We have audited the accompanying consolidated balance sheets of AECOM Technology Corporation (the "Company") as of September 30, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders' deficit, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AECOM Technology Corporation at September 30, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  ERNST & YOUNG LLP

Los Angeles, California
March 5, 2007, except for paragraph two of Note 24
as to which the date is May 4, 2007

AECOM Technology Corporation

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2005	September 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,424	$118,427
Cash in consolidated joint ventures	26,878	9,393
Short-term investments	50	50

Total cash and cash equivalents	54,352	127,870
Accounts receivable—net	703,837	913,178
Prepaid expenses and other current assets	48,541	52,827
Deferred tax assets—net	15,531	—

TOTAL CURRENT ASSETS	822,261	1,093,875

PROPERTY AND EQUIPMENT:
Equipment, furniture and fixtures	84,208	85,201
Leasehold improvements	23,685	31,539

Total	107,893	116,740
Accumulated depreciation and amortization	(28,365)	(26,417)

PROPERTY AND EQUIPMENT—NET	79,528	90,323

DEFERRED TAX ASSETS—NET	36,459	98,449
DEFERRED LOAN COSTS—NET	1,478	1,444
INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES	19,230	19,943
GOODWILL	404,063	466,508
INTANGIBLE AND OTHER ASSETS—NET	32,216	18,168
OTHER NON-CURRENT ASSETS	29,689	37,064

TOTAL ASSETS	$1,424,924	$1,825,774

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Short-term debt	$4,165	$2,716
Accounts payable and other current liabilities	179,810	265,192
Accrued expenses	273,856	365,548
Billings in excess of costs on uncompleted contracts	122,825	143,283
Income taxes payable	11,373	35,646
Deferred tax liability—net	—	12,824
Share purchase liability	43,215	55,394
Current portion of long-term obligations	16,374	11,949

TOTAL CURRENT LIABILITIES	651,618	892,552
OTHER LONG-TERM LIABILITIES	126,243	112,970
LONG-TERM OBLIGATIONS	216,183	122,790
COMMITMENTS AND CONTINGENCIES (Notes 11, 18 and 22)
MINORITY INTEREST	9,724	18,701
REDEEMABLE COMMON AND PREFERRED STOCK AND STOCK UNITS	622,140	771,207
NOTES RECEIVABLE FROM STOCKHOLDERS	(36,103)	(36,552)
REDEEMABLE PREFERRED STOCK, Class D—authorized, 120,000, issued and outstanding, 75,000 and 0 as of September 30, 2005 and September 30, 2006, respectively	75,000	—
REDEEMABLE PREFERRED STOCK, Class F—0 and 47,000 authorized, issued and outstanding, as of September 30, 2005 and September 30, 2006, respectively, $2,500 liquidation preference value per share	—	117,500
REDEEMABLE PREFERRED STOCK, Class G—0 and 47,000 authorized, issued and outstanding, as of September 30, 2005 and September 30, 2006, respectively, $2,500 liquidation preference value per share	—	117,500
STOCKHOLDERS' DEFICIT:
Stock warrants issued with Class D convertible preferred stock	1,605	—
Additional paid-in capital	(176,089)	(254,225)
Accumulated other comprehensive loss	(65,397)	(36,669)
Retained earnings	—	—

TOTAL STOCKHOLDERS' DEFICIT	(239,881)	(290,894)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,424,924	$1,825,774

See accompanying Notes to Consolidated Financial Statements.

AECOM Technology Corporation

Consolidated Statements of Income

(in thousands, except per share data)

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
Revenue	$2,011,975	$2,395,340	$3,421,492
Cost of revenue	1,443,419	1,717,863	2,515,684

Gross profit	568,556	677,477	905,808
Equity in earnings of joint ventures	2,517	2,352	6,554
General and administrative expenses	484,446	581,529	808,953

Income from operations	86,627	98,300	103,409

Minority interest in share of earnings	3,239	8,453	13,924
Interest expense—net	6,968	7,054	10,576

Income before income tax expense	76,420	82,793	78,909
Income tax expense	25,984	28,979	25,223

Net income	$50,436	$53,814	$53,686

Net income allocation:
Preferred stock dividend	$5,443	$5,506	$2,205
Net income available for common stockholders	44,993	48,308	51,481

Net income	$50,436	$53,814	$53,686

Net income per share:
Basic	$0.86	$0.93	$0.94

Diluted	$0.78	$0.84	$0.74

Weighted average shares outstanding:
Basic	52,600	51,880	54,856
Diluted	64,254	63,978	72,658

See accompanying Notes to Consolidated Financial Statements.

AECOM Technology Corporation

Consolidated Statements of Comprehensive Income

(in thousands)

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
Net income	$50,436	$53,814	$53,686

Other comprehensive income (loss):
Foreign currency translation adjustments	2,183	(7,308)	11,236
Minimum pension liability adjustments	5,841	(26,356)	17,492

Other comprehensive income (loss)	8,024	(33,664)	28,728

Comprehensive income	$58,460	$20,150	$82,414

See accompanying Notes to Consolidated Financial Statements.

AECOM Technology Corporation

Consolidated Statements of Changes in Stockholders' Deficit

(in thousands)

	September 30, 2004	September 30, 2005	September 30, 2006
STOCK WARRANTS:
Balance at the beginning of the year	$1,605	$1,605	$1,605
Liquidation of Class D preferred stock	—	—	(1,605)

Balance at the end of the year	1,605	1,605	—

ADDITIONAL PAID-IN CAPITAL:
Balance at the beginning of the year	(142,877)	(129,260)	(176,089)
Tax benefit of exercise of non-qualified stock options	2,893	2,853	3,479
Adjustment of Class D preferred stock issuance costs	—	—	2,100
Redemption of Class D preferred stock	—	—	(41,486)
Issuance costs of Class F and Class G preferred stock	—	—	(2,880)
(Increase) decrease in carrying value of redeemable common and preferred stock and stock units	10,724	(49,682)	(39,349)

Balance at the end of the year	(129,260)	(176,089)	(254,225)

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME:
Balance at the beginning of the year	(39,757)	(31,733)	(65,397)
Foreign currency translation adjustments	2,183	(7,308)	11,236
Defined benefit minimum pension liability adjustment	5,841	(26,356)	17,492

Balance at the end of the year	(31,733)	(65,397)	(36,669)

RETAINED EARNINGS:
Balance at the beginning of the year	—	—	—
Net income	50,436	53,814	53,686
Tax benefit related to appreciation in value under stock purchase plan	5,258	16,427	14,807
Paid-in-kind dividend on convertible preferred stock and preferred stock units	(193)	(256)	(305)
Dividend on Class D preferred stock	(5,250)	(5,250)	(1,900)
(Increase) decrease in carrying value of redeemable common and preferred stock and stock units	(50,251)	(64,735)	(66,288)

Balance at the end of the year	—	—	—

Total Stockholders' Deficit	$(159,388)	$(239,881)	$(290,894)

See accompanying Notes to Consolidated Financial Statements.

AECOM Technology Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50,436	$53,814	$53,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,918	19,928	39,830
Equity in earnings of unconsolidated joint ventures	(2,517)	(2,352)	(6,554)
Stock match	1,811	3,214	14,779
Write-off of Class D preferred stock issuance costs	—	—	2,100
Interest income on notes from stockholders	(1,623)	(2,008)	(2,111)
Deferred income tax expense (benefit)	6,774	13,093	(12,136)
Gain on termination of interest rate hedge	—	—	(1,139)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	12,679	(72,407)	(135,418)
Prepaid expenses and other assets	(13,919)	(15,418)	(12,845)
Distribution of earnings from unconsolidated joint ventures	1,734	364	6,867
Accounts payable	(13,507)	18,757	47,433
Accrued expenses	1,977	35,593	74,550
Billings in excess of costs on uncompleted contracts	(1,081)	24,782	14,525
Other liabilities	10,029	34,545	(16,060)
Income taxes receivable/payable	11,372	(30,036)	29,822
Change in deferred foreign currency translation adjustment	(5,350)	(8,926)	6,445
Change in defined benefit minimum pension liability adjustment	5,841	(26,356)	17,492

Net cash provided by operating activities	77,574	46,587	121,266

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(14,467)	(158,894)	(53,296)
(Payments to) proceeds from investments, net	(10,515)	60,538	—
Deferred income tax on gain from the sale of a building	—	—	(6,494)
Net investment in unconsolidated joint ventures	(1,023)	(8,249)	(1,026)
Payments for capital expenditures	(18,926)	(31,175)	(32,300)
Proceeds on sale of property and equipment	603	785	21,301

Net cash used in investing activities	(44,328)	(136,995)	(71,815)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	—	130,000	342,161
Repayments of borrowings under credit and senior note agreements	(24,482)	(9,106)	(442,013)
Proceeds from issuance of common stock and preferred stock, net of notes receivable	19,938	13,986	51,070
Proceeds from issuance of stock upon exercise of stock options	3,908	4,914	5,754
Proceeds from issuance of common and preferred stock units	6,479	23,071	11,108
Payments to repurchase of former employees' common stock and common stock units	(44,373)	(70,913)	(58,560)
Payments to redeem stockholders' notes issued in acquisitions	(1,002)	(2,625)	(595)
Proceeds from issuance of convertible preferred stock	—	—	235,000
Payments of issuance costs of convertible preferred stock	—	—	(2,880)
Payments to redeem preferred stock	—	—	(116,486)
Proceeds from terminating interest rate hedge	—	—	1,139
Payments of dividends on convertible preferred stock	(5,250)	(5,250)	(1,900)

Net cash (used in) provided by financing activities	(44,782)	84,077	23,798

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,318	196	269
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,218)	(6,135)	73,518
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	69,705	60,487	54,352

CASH AND CASH EQUIVALENTS AT END OF YEAR	$60,487	$54,352	$127,870

SUPPLEMENTAL CASH FLOW INFORMATION:
Retirement of fully depreciated equipment (non-cash)	$27,012	$11,554	$8,122

Interest paid	$9,192	$8,788	$14,584

Income taxes paid, net of refunds received	$16,142	$20,182	$16,366

See accompanying Notes to Consolidated Financial Statements.

AECOM TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

        Organization—AECOM Technology Corporation, or the Company, provides professional technical services to the United States government, state, local and non-U.S. governments and agencies and commercial customers. These services encompass a variety of technical disciplines, including consulting, planning, architecture, engineering, construction management, project management, asset management, environmental services and design-build services. These services are applied to a number of areas and industries, including transportation infrastructure; research, testing and defense facilities; water, wastewater and other environmental programs; land development; security and communication systems; institutional, mining, industrial and commercial and energy-related facilities. The Company also provides operations and maintenance services to governmental agencies throughout the United States and abroad.

        Fiscal Year—The Company reports results of operations based on 52 or 53-week periods ending on the Friday nearest September 30. For clarity of presentation, all periods are presented as if the year ended on September 30. Fiscal years 2004, 2005 and 2006 contained 53, 52 and 52 weeks, respectively and ended on October 1, September 30 and September 29, respectively.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenue under long-term contracts and self-insurance accruals. Actual results could differ from those estimates.

        Principles of Consolidation and Presentation—The consolidated financial statements include the accounts of all subsidiaries and material joint ventures in which the Company has control or is the primary beneficiary. All inter-company accounts have been eliminated in consolidation.

        Investments in Unconsolidated Joint Ventures—The Company has non-controlling operational interests in joint ventures accounted for under the equity method. Services performed by the Company and billed to joint ventures with respect to work done by the Company for third-party customers are recorded as revenue of the Company in the period in which such services are rendered. In certain joint ventures, a fee is added to the respective billings from the Company and the other joint venture partners on the amounts billed to the third- party customers. These fees result in earnings to the joint venture and are split with each of the joint venture partners and paid to the joint venture partners upon collection from the third-party customer. The Company records its allocated share of these fees as equity in earnings of joint ventures.

        Variable Interest Entities—The Financial Accounting Standards Board (FASB) Financial Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities," (FIN 46R) requires the primary beneficiary of a variable interest entity (VIE) among other things, to consolidate into its financial statements the financial results of the VIE and to make certain disclosures regarding the VIEs (unless the primary beneficiary also holds a majority voting interest). At September 30, 2006, the total assets and liabilities of VIEs where the Company was the primary beneficiary were

$34.0 million and $22.8 million, respectively, as compared to total assets of $88.7 million and total liabilities of $69.9 million at September 30, 2005.

        Revenue Recognition and Costs—In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of its clients. These costs are passed through to clients and are included in the Company's revenue when it is the Company's responsibility to procure or manage such costs. Because subcontractor services and other direct costs can change significantly from project to project and period to period, changes in revenue may not be indicative of business trends.

        The Company's contract revenue is determined using the percentage-of-completion method based generally on the ratio of direct labor dollars incurred to estimated total direct labor dollars at the completion of the contract. Recognition of revenue and profit under this revenue recognition method is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates. Due to uncertainties inherent in the estimation progress, it is possible that actual completion costs may vary from estimates. If estimated total costs on contracts indicate a loss, the Company recognizes that estimated loss in the period the estimated loss first becomes known.

        Cost-Plus Contracts.    The Company enters into two major types of cost-plus contracts:

          Cost-Plus Fixed Fee.    Under cost-plus fixed fee contracts, the Company charges clients for its costs, including both direct and indirect costs, plus a fixed negotiated fee. The total estimated cost plus the fixed negotiated fee represents the total contract value. The Company recognizes revenue based on the actual labor and other direct costs incurred, plus the portion of the fixed fee it has earned to date.

          Cost-Plus Fixed Rate.    Under the Company's cost-plus fixed rate contracts, the Company charges clients for its direct and indirect costs based upon a negotiated rate. The Company recognizes revenue based on the actual total costs it has expended and the applicable fixed rate.

          Certain cost-plus contracts provide for award fees or a penalty based on performance criteria in lieu of a fixed fee or fixed rate. Other contracts include a base fee component plus a performance-based award fee. In addition, the Company may share award fees with subcontractors. The Company records accruals for fee-sharing as fees are earned. The Company generally recognizes revenue to the extent of costs actually incurred plus a proportionate amount of the fee expected to be earned. The Company takes the award fee or penalty on contracts into consideration when estimating revenue and profit rates, and it records revenue related to the award fees when there is sufficient information to assess anticipated contract performance. On contracts that represent higher than normal risk or technical difficulty, the Company may defer all award fees until an award fee letter is received. Once an award letter is received, the estimated or accrued fees are adjusted to the actual award amount.

          Certain cost-plus contracts provide for incentive fees based on performance against contractual milestones. The amount of the incentive fees varies, depending on whether the Company achieves above, at, or below target results. The Company originally recognizes revenue on these contracts based upon expected results. These estimates are revised when necessary based upon additional information that becomes available as the contract progresses.

        Fixed-Price Contracts.    The Company enters into fixed-price contracts:

          Firm Fixed-Price.    The Company's firm fixed-price contracts have historically accounted for most of its fixed-price contracts. Under firm fixed-price contracts, clients pay the Company an agreed amount negotiated in advance for a specified scope of work. The Company recognizes revenue on firm fixed-price contracts using the percentage-of-completion method described above. Prior to completion, recognized profit margins on any firm fixed-price contract depend on the accuracy of the Company's estimates and will increase to the extent that its actual costs are below the estimated amounts. Conversely, if the Company's costs exceed these estimates, its profit margins will decrease and the Company may realize a loss on a project.

        Time-and-Materials Contracts.    The Company enters into time-and-materials contracts:

          Time-and-Materials Contracts.    Under the Company's time-and-materials contracts, the Company negotiates hourly billing rates and charges its clients based on the actual time that it expends on a project. In addition, clients reimburse the Company for its actual out-of-pocket costs of materials and other direct incidental expenditures that it incurs in connection with its performance under the contract. The Company's profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs that it directly charges or allocates to contracts compared to negotiated billing rates. Many of the Company's time-and-materials contracts are subject to maximum contract values and, accordingly, revenue relating to these contracts is recognized as if these contracts were a fixed-price contract.

        Service-Related Contracts.    The Company enters into service-related contracts:

          Service-Related Contracts.    Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the costs of performance.

        Contract Claims—In accordance with the American Institute of Certified Public Accountants Statement of Position No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," the Company records contract revenue related to claims only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated. If both criteria are met, the Company records revenue only to the extent that contract costs relating to the claim have been incurred. As of September 30, 2005 and September 30, 2006, the Company had no significant receivables related to contract claims.

        Government Contract Matters—The Company's federal government and certain state and local agency contracts are subject to among other regulations, regulations issued under the Federal Acquisition Regulations (FAR). These regulations can limit the recovery of certain specified indirect costs on contracts and subjects the Company to multiple audits by government agencies such as the Defense Contract Audit Agency (DCAA). In addition, most of the Company's federal and state and local contracts are subject to termination at the discretion of the client.

        Audits by the DCAA and other agencies consist of reviews of the Company's overhead rates, operating systems and cost proposals to ensure that the Company accounted for such costs in accordance with the Cost Accounting Standards of the FAR (CAS). If the DCAA determines the

Company has not accounted for such costs consistent with CAS, the DCAA may disallow these costs. Historically, the Company has not had any material cost disallowances by the DCAA as a result of audit. However, there can be no assurance that audits by the DCAA or other governmental agencies will not result in material cost disallowances in the future.

        Cash and Cash Equivalents—The Company's cash equivalents include highly liquid investments which have an initial maturity of 90 days or less.

        Allowance for Doubtful Accounts—The Company records its accounts receivable net of an allowance for doubtful accounts. This allowance for doubtful accounts is estimated based on management's evaluation of the contracts involved and the financial condition of its clients. The factors the Company considers in its contract evaluations include, but are not limited to:

  •
  Client type—federal or state and local government or commercial client;

  •
  Historical contract performance;

  •
  Historical collection and delinquency trends;

  •
  Client credit worthiness; and

  •
  General economic conditions

        Concentration of Credit Risk—Financial instruments, which subject the Company to credit risk, consist primarily of cash and cash equivalents and net accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions. As of September 30, 2005 and September 30, 2006, no accounts receivable from a single commercial client exceeded 10% of the Company's total accounts receivable. The Company regularly performs credit evaluations of its clients and considers these evaluations in the determination of its allowance for doubtful accounts.

        Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amount of the revolving credit facility and loans under the Senior Executive Equity Investment Plan approximates fair value because the interest rates are based upon variable reference rates. The fair value of the senior secured notes as of September 30, 2005 and September 30, 2006 was not materially different than the carrying value.

        Property and Equipment—Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Typically, estimated useful lives range from three to ten years for equipment, furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining terms of the underlying lease agreement.

        Deferred Loan Costs—Deferred loan costs that relate to the Company's Amended and Restated Credit Agreement, Term Credit Agreement and the Senior Notes due 2008 and 2012 are being amortized over the terms of their respective agreements.

        Long-lived Assets—Long-lived assets to be held and used are reviewed for impairment whenever events or circumstances indicate that the assets may be impaired. For assets to be held and used, impairment losses are recognized based upon the excess of the asset's carrying amount over the fair value of the asset. For long-lived assets to be disposed, impairment losses are recognized at the lower of the carrying amount or fair value less cost to sell.

        Goodwill and Related Intangible Assets—Goodwill represents the excess amounts paid over the fair value of net assets acquired in mergers and acquisitions. In order to determine the amount of goodwill resulting from a merger or acquisition, the Company performs an assessment to determine the value of the acquired company's tangible and identifiable intangible assets and liabilities. In its assessment, the Company determines whether identifiable intangible assets exist, such as backlog and customer relationships, established workforce, patents, trademarks/trade names and other assets.

        Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets", requires that the Company perform an impairment test of its goodwill at least annually for each reporting unit of the Company. Reporting units for purposes of this test are consistent with the Company's reportable segments and consist of Professional Technical Services and Management Support Services. The impairment test is a two-step process. During the first step, the Company estimates the fair value of the reporting unit and compares that amount to the carrying value of that reporting unit's goodwill. In the event the fair value of the reporting unit is determined to be less than the carrying value, a second step is required. The second step requires the Company to perform a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. In the event that the current fair value of the goodwill is less than the carrying value, an impairment charge is recognized. The Company performs this test annually in its fiscal fourth quarter.

        Pension Plans—The Company has certain defined benefit pension plans. The Company calculates the market-related value of assets, which is used to determine the return-on-assets component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization. This calculation reflects the Company's anticipated long-term rate of return and amortization of the difference between the actual return (including capital, dividends, and interest) and the expected return over a five-year period. Cumulative net unrecognized gains or losses that exceed 10% of the greater of the projected benefit obligation or the market related value of plan assets are subject to amortization.

        Insurance Reserves—The Company maintains insurance for business risks. Insurance coverage contains various retention and deductible amounts for which the Company provides accruals based upon reported claims and an actuarially determined estimated liability for certain claims incurred but not reported. For certain professional liability risks, the Company's retention amount under its claims-made insurance policies does not include an accrual for claims incurred but not reported due to the Company's inability to reliably estimate any potential liability including any potential legal expense to be incurred in defending the Company's position against such claims if they occur. The Company believes that its accruals for estimated liabilities associated with professional and other liabilities are sufficient and any excess liability beyond the accrual is not expected to have a material adverse effect on the Company's results of operations or financial position.

        Foreign Currency Translation—Results of operations for foreign entities are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities for foreign entities are translated using the exchange rates in effect as of the date of the balance sheet. Resulting translation adjustments are recorded as a foreign currency translation adjustment into other comprehensive income/(loss) in stockholders' equity. The cumulative foreign currency translation adjustments at September 30, 2005 and 2006, was $(1.8) million and $9.4 million, respectively.

        Accounting for Derivative Instruments and Hedging—SFAS No. 133, Accounting for Derivative Instruments and Hedging requires all derivatives to be stated on the balance sheet at fair value. Derivatives that are not hedges or are ineffective hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through income or recognized in other comprehensive income/(loss) until the hedged item is recognized in earnings. The Company's derivatives are recorded on the balance sheet at fair value and changes in the value of the derivatives are adjusted through income. As of September 30, 2006, the Company had no derivative instruments reflected on its balance sheet.

        Selling, General and Administrative Expenses—Selling, general and administrative expenses are expensed in the period incurred.

        Income Taxes—The Company files a consolidated federal income tax return and combined California franchise tax return. In addition, the Company files other returns that are required in the states and jurisdictions in which it does business, which includes the Company and its subsidiaries. The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. In determining the need for a valuation allowance, management reviewed both positive and negative evidence, including current and historical results of operations, future income projections, and potential tax planning strategies. Based upon management's assessment of all available evidence, the Company has concluded that it is more likely than not that the deferred tax assets will be realized, net of valuation allowance.

        Earnings Per Share—Basic earnings per share (EPS) excludes dilution and is computed by dividing the income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding for the period. Diluted EPS is computed by dividing income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding and the weighted average number of potential common shares. Potential common shares include the dilutive effects of outstanding stock options, stock match shares and units, preferred stock and warrants. The issuance of stock match shares and units is reflected in basic EPS on the last day of the fiscal quarter when the actual number of shares and units is determined based on the quarter-end price per share and in diluted EPS when the match is accrued based on the then current price per share.

        Stock-Based Compensation—The Company's stock compensation plans including its employee stock option plan are accounted for in accordance with Accounting Principles Board Opinion No. 25,

"Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Under APB 25, to the extent the exercise price equals or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized for options granted to employees.

        Recently Issued Accounting Pronouncements—In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158). SFAS 158 requires employers to fully recognize the obligations associated with defined benefit pension plans in their financial statements. The Company will be required to recognize such obligations as of September 30, 2007. Additionally, the Company will be required to measure such obligations as of the end of its fiscal year, rather than up to three months earlier as had been previously permitted, effective in its fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the provisions of SFAS 158 on its results of operations and financial position.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the provisions of SFAS 157 on its results of operations and financial position.

        In June 2006, the FASB issued FASB Interpretation FIN, No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements. FIN 48 prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Additionally, FIN 48 provides guidance on recognition or de-recognition of interest and penalties, changes in judgment in interim periods, and disclosures of uncertain tax positions. FIN 48 becomes effective for the Company in fiscal year beginning October 1, 2007. The Company is in the process of determining the effect of the adoption of FIN 48 on its results of operations and financial position.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154), which applies to all voluntary changes in accounting principle, as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized in net income as a cumulative effect of changing to the new accounting principle. SFAS 154 now requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to do so. SFAS 154 becomes effective for the Company in fiscal year beginning October 1, 2007. The Company does not currently anticipate any voluntary changes in accounting principle or errors that would require such retroactive application.

        In December 2004, the FASB issued its final SFAS on accounting for share-based payments (SBPs) SFAS No. 123 (revised 2004), "Share-Based Payments" (SFAS 123R) that requires the Company to expense the value of employee stock options and similar awards. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation expense for awards that vest would not be reversed if the awards expire without being exercised. SFAS 123R becomes effective for the Company in its fiscal year beginning October 1, 2006. Upon adoption of SFAS 123R, the Company will adopt the prospective transition method. Under this method, prior periods will not be restated to reflect the impact of SFAS 123R. To the extent that the Company issues stock options after October 1, 2006, results of operations will be negatively impacted.

2. Mergers and Acquisitions

        In fiscal year 2004, the Company consummated the following two strategic merger and acquisition transactions:

  •
  Planning and Development Collaborative International, Inc., (PADCO).    In April 2004, the Company acquired 100% of the capital stock of PADCO, a Virginia-based professional technical services firm which provides services to the U.S. Agency for International Development and other multi-lateral aid and development agencies. The consideration consisted of cash and Company common stock.

  •
  UMA Group Ltd. (UMA).    In September 2004, the Company acquired 100% of the capital stock of UMA, a Vancouver, B.C.-based professional technical services firm which provides services to community infrastructure, earth and water, industrial and transportation market sectors. The consideration consisted of cash and exchangeable stock of a subsidiary.

        The aggregate value of all consideration for the fiscal 2004 mergers and acquisitions was approximately $35.5 million.

        In fiscal year 2005, the Company consummated seven merger and acquisition transactions, the largest of which was:

          Tiger Acquisition Corp.    In September 2005, the Company acquired 100% of the capital stock of Tiger Acquisition Corp., parent company of ENSR International, a U.S.-based professional technical services firm and a leader in the environmental management market. The consideration was valued at $135.0 million and consisted of cash.

  In addition, in fiscal year 2005, the Company consummated other strategic merger and acquisition transactions including the following:

  •
  W.E. Bassett (Bassett).    In October 2004, the Company acquired 100% of the capital stock of Bassett, an Australian professional technical services firm which specializes in building engineering. The consideration consisted of cash and Company common stock.

  •
  The Austin Company (Austin).    In January 2005, the Company acquired certain assets and certain liabilities of two offices of Austin, an Illinois-based professional technical services firm which is a leader in design-build projects. Subsequent to the acquisition, the Company combined those purchased assets with certain of its other design-build operations to form Austin-AECOM. The consideration consisted of cash.

  •
  Bullen Consultants Limited (Bullen).    In March 2005, the Company acquired 100% of the capital stock of Bullen, a U.K.-based professional technical services firm which specializes in transportation and environmental engineering. The consideration consisted of cash and Company common stock.

        Further, in fiscal year 2005, small niche acquisitions included JWD Group, a California-based professional technical services firm, Entranco, Inc. a Washington-based professional technical services firm and JF Thompson, a Texas-based professional technical services firm.

The aggregate value of all consideration for the fiscal 2005 mergers and acquisitions was approximately $176.7 million.

In fiscal year 2006, the Company consummated four merger and acquisition transactions, the largest of which was:

          EDAW, Inc. (EDAW).    In December 2005, the Company acquired 100% of the capital stock of EDAW, a San-Francisco based professional technical services firm which specializes in global urban development and planning projects. The consideration was valued at $70.0 million and consisted of cash and Company common stock and is subject to a purchase allocation adjustment based upon the final determination of its tangible and intangible net asset value as of the date of acquisition.

        In addition, in fiscal year 2006 the Company consummated the following strategic merger and acquisition transaction:

          Cansult Limited (Cansult).    In September 2006, the Company, through its wholly-owned subsidiary AECOM CM Holding Corporation, acquired 100% of the capital stock of Cansult, a Toronto, Canada-based professional technical services firm that is a market leader in the infrastructure development in the UAE. The consideration consisted of cash and is subject to a purchase allocation adjustment based upon the final determination of its tangible and intangible net asset value as of the date of acquisition. Simultaneous with the transaction, the Company made a capital contribution into Cansult. The proceeds of this capital contribution were primarily used to fund the payment of certain employment- related liabilities. Subsequent to the transaction, Cansult was combined with certain of the Company's Middle Eastern subsidiaries to form the operating company Cansult Maunsell.

        Further, in fiscal year 2006, small niche acquisitions included Pittndrigh, Shinkfield and Bruce, a Sydney, Australia based professional technical services firm and City Planning Consultants Limited, a Hong-Kong, China-based professional technical services firm.

        The aggregate value of all consideration for the fiscal 2006 mergers and acquisitions was approximately $89.5 million.

        The following table summarizes the estimated fair values, in thousands, of the assets acquired and liabilities assumed as of the dates of the acquisitions:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Current assets	$99,158	$91,064
Property and equipment	10,175	7,062
Other non-current assets	7,284	931
Goodwill	101,628	55,643
Other intangible assets	20,290	9,600
Current liabilities	(59,529)	(72,824)
Other non-current liabilities	(2,319)	(1,982)

Net assets acquired	$176,687	$89,494

        All of the acquisitions above were accounted for under the purchase method of accounting. As such, the purchase consideration of each acquired company was allocated to acquired tangible and intangible assets and liabilities based upon their fair values. The excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill and is included in the accompanying consolidated balance sheets. The results of operations of each of the companies acquired have been included in the Company's financial statements from the dates of acquisition.

        The table below presents summarized unaudited pro forma operating results assuming that the Company had acquired UMA, ENSR, EDAW and Cansult at the beginning of the fiscal years immediately preceding each acquisition (the beginning of fiscal year 2004, 2004, 2005 and 2006, respectively) presented (in thousands, except per share data-unaudited):

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
Revenue	$2,254,285	$2,769,800	$3,508,587
Income from operations	$83,064	$96,756	$119,729
Net income available for common stockholders	$43,300	$49,755	$60,478
Earnings per share:
Basic	$0.81	$0.91	$1.09
Diluted	$0.74	$0.82	$0.86
Weighted average shares outstanding:
Basic	53,780	54,952	55,388
Diluted	65,434	67,050	73,196

3. Goodwill and Other Intangible Assets

        Effective October 1, 2001, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This statement changed the accounting method for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach. The Company did not record a transitional goodwill impairment charge nor has it incurred any goodwill impairment charges since its adoption of this standard.

        The changes in the carrying value of goodwill by segment for the fiscal years ended September 30, 2005 and September 30, 2006 were as follows:

	Fiscal Year 2005
	September 30, 2004	Goodwill Additions	Post- Acquisition Adjustments	September 30, 2005
	(in thousands)
Reporting Unit:
Professional Technical Services	$284,411	$88,958	$21,761	$395,130
Management Support Services	8,933	—	—	8,933

Total	$293,344	$88,958	$21,761	$404,063

	Fiscal Year 2006
	September 30, 2005	Goodwill Additions	Post- Acquisition Adjustments	September 30, 2006
	(in thousands)
Reporting Unit:
Professional Technical Services	$395,130	$61,273	$1,172	$457,575
Management Support Services	8,933	—	—	8,933

Total	$404,063	$61,273	$1,172	$466,508

        The gross amounts and accumulated amortization of the Company's acquired identifiable intangible assets with finite useful lives as of September 30, 2005 and September 30, 2006, included in Intangible and other assets—net in the accompanying Consolidated Balance Sheets, were as follows:

	September 30, 2005		September 30, 2006
Identifiable Intangible Assets:	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
	(in thousands)
Backlog	$8,052	$2,348	$16,687	$15,254
Customer relationships	22,313	619	18,179	2,180
Trademarks/Trade-names	4,900	82	899	163

Total	$35,265	$3,049	$35,765	$17,597

        Identifiable intangible assets acquired during the fiscal years ended September 30, 2005 and September 30, 2006 consisted of the following amounts, in thousands, with the following weighted average amortization periods:

	September 30, 2005		September 30, 2006
Identifiable Intangible Assets:	Value Ascribed	Weighted Average Life	Value Ascribed	Weighted Average Life
Backlog	$9,283	1.1 years	$5,485	0.9 years
Customer relationships	10,407	10.0 years	3,816	10.0 years
Trademarks/Trade-names	600	5.0 years	299	5.0 years

Total	$20,290	5.8 years	$9,600	4.7 years

        At the time of acquisition, the Company estimates the amount of the identifiable intangible assets acquired based upon historical valuations and the facts and circumstances available at the time. The Company concludes the value of identifiable intangible assets during the purchase allocation period. This period may cross into the next fiscal year. For the years ended September 30, 2005 and September 30, 2006, the Company's amortization expense for acquired intangible assets with finite useful lives was $3.0 million and $14.5 million, respectively which is included in general and administrative expense. The following table presents, in thousands, estimated future amortization expense for acquired intangibles:

2007	$2,969
2008	2,459
2009	1,998
2010	1,988
2011	1,844
Thereafter	6,910

Total	$18,168

        The goodwill and other identifiable intangible assets created in the acquisitions are amortizable for tax purposes relative to the Austin and Entranco acquisitions. The goodwill and other identifiable intangibles created in the acquisitions, relative to the remaining acquisitions, are not amortizable for tax purposes.

4. Accounts Receivable—Net

        Net accounts receivable consisted of the following as of September 30, 2005 and September 30, 2006:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
	(in thousands)
Billed	$408,337	$543,606
Unbilled	291,495	372,034
Contract retentions	31,096	38,921

Total accounts receivable—gross	730,928	954,561
Allowance for doubtful accounts	(27,091)	(41,383)

Total accounts receivable—net	$703,837	$913,178

Billings in excess of costs on uncompleted contracts	$122,825	$143,283

        Billed accounts receivable represent amounts invoiced to clients that have yet to be collected. Contract retentions represent amounts invoiced to clients; however payment has been withheld pending the completion of certain milestones, other contractual conditions or upon the completion of the project. These retention agreements vary from project to project and could be outstanding several months or years. Unbilled accounts receivable represents revenue recognized but not yet invoiced to the client due to contract terms or the timing of accounting invoicing cycles. Substantially all unbilled receivables as of September 30, 2006 are expected to be billed and collected within twelve months.

        Other than U.S. government, no single client accounted for more than 10% of the Company's outstanding receivables at September 30, 2005 and September 30, 2006.

5. Off Balance Sheet Risk and Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company's cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States, Europe, Australia, New Zealand and Hong Kong. In the U.S., the Company invests its excess cash through a major bank in commercial paper of companies with strong credit ratings and in a variety of industries, and through a large financial asset manager in various marketable debt securities. These securities typically mature within 30 days and, therefore, bear minimal risk. If the Company extends a significant portion of its credit to clients in a specific geographic area or industry, the Company may experience disproportionately high levels of default if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, including, in large part, governments, government agencies and quasi-government organizations, and their dispersion across many different industries and geographies. In fiscal year 2006, foreign revenue represented approximately 27.0% of the Company's total revenue. In order to mitigate credit risk, the Company continually reviews the credit worthiness of its major private clients

6. Income Taxes

        Income tax expense for fiscal years 2004, 2005 and 2006 consisted of the following:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Current:
Federal	$9,547	$3,399	$19,135
State	3,078	3,219	5,916
Foreign	6,585	9,268	12,308

Total current income tax expense	19,210	15,886	37,359

Deferred:
Federal	3,541	13,223	(10,388)
State	3,233	(130)	(3,165)
Foreign	—	—	1,417

Total deferred income tax expense/(benefit)	6,774	13,093	(12,136)

Total income tax expense	$25,984	$28,979	$25,223

        Temporary differences comprising the net deferred income tax asset (liability) shown on the accompanying consolidated balance sheets were as follows:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
	(in thousands)
Deferred Tax Asset:
Compensation and benefit accruals not currently deductible	$64,025	$94,124
Gain on the disposal of assets	—	6,892
Net operating loss carryover	40,996	44,854
Self insurance reserves	14,398	22,511
R&D tax credit carryover	24,906	7,680
Pension liability	30,896	23,918
Foreign tax attributes	1,997	1,817
Accrued liabilities	7,929	12,816
Foreign and other tax credits	391	256
Investments in joint ventures/non-controlled subsidiaries	540	554
Other	—	156

Total deferred tax asset	186,078	215,578

Deferred Tax Liability:
Unearned revenue	(50,490)	(75,388)
Depreciation and amortization	(13,266)	(18,842)
Acquired intangible assets	(12,835)	—
State taxes	(130)	(4,611)
Other	(187)	—

Total deferred tax liability	(76,908)	(98,841)

Valuation allowance	(57,180)	(31,112)

Net deferred tax asset	$51,990	$85,625

        As of September 30, 2006, the Company had state research & development (R&D) credit carry-forwards for income tax purposes of approximately $7.7 million, which will begin to expire in 2020, Federal net operating loss carry-forwards of approximately $103.8 million and state net operating loss carry-forwards of approximately $123.9 million, both of which will begin to expire in 2007. Under the Tax Reform Act of 1986, Federal and California tax credits may be subject to a future annual limitation on their usage if the Company has an ownership change as defined in the Internal Revenue Code, or IRC.

        As of September 30, 2006, the deferred tax asset was $215.6 million. The Company has recorded a valuation allowance of approximately $31.1 million related to state R&D tax credits, net operating loss carryovers and foreign tax attributes. The Company has performed the required assessment of positive and negative evidence regarding the realization of the net deferred tax asset in accordance with SFAS No. 109, "Accounting for Income Taxes." This assessment included the evaluation of scheduled reversals of deferred tax liabilities, the availability of carry-forwards and estimates of projected future taxable income. Although realization is not assured, based on the Company's assessment, the Company has concluded that it is more likely than not that the remaining asset of $184.5 million will be realized and, as such, no additional valuation allowance has been provided.

        Total income tax expense was different than the amount computed by applying the Federal statutory rate as follows:

	Fiscal Year Ended
	September 30, 2004		September 30, 2005		September 30, 2006
	Amount	%	Amount	%	Amount	%
	($ in thousands)
Tax at federal statutory rate	$26,747	35%	$28,977	35%	$27,619	35%
Tax credits	(759)	(1)%	—	—%	—	—%
State taxes, net of Federal benefit	3,078	4%	3,219	4%	1,788	2%
Foreign income tax	(4,597)	(6)%	(5,528)	(7)%	(2,498)	(3)%
Foreign tax attributes	1,450	2%	—	—%	—	—%
Section 965 dividend	—	—%	—	—%	2,495	3%
Disallowance of meals & entertainment expense	774	1%	827	1%	770	1%
Other permanent differences	740	1%	1,484	2%	(1,105)	(1)%
Valuation allowance	(1,449)	(2)%	—	—%	(3,846)	(5)%

Total income tax expense	$25,984	34%	$28,979	35%	$25,223	32%

        The Company's income tax returns are regularly audited and reviewed by the Internal Revenue Service (IRS) and state taxing authorities. During the fourth quarter of 2006, the IRS completed an examination and its Joint Committee review for fiscal years 1996 through 2004. The major issue raised by the IRS related to R&D tax credits recognized during fiscal years 2000 through 2004. The amount of R&D tax credits recognized for financial statement purposes represented the amount that the Company estimated would be ultimately realized. However, with the completion of the examination and review, the Company has determined that the amount of R&D tax credits to which the Company is entitled to is more than the estimated realizable amount. Consequently, the Company has recognized a decrease in the valuation allowance for the Federal R&D tax credits of $3.8 million.

        The Company has not provided for U.S. taxes or foreign withholding taxes on approximately $71.8 million of undistributed earnings from non-U.S. subsidiaries because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability.

        During October 2004, The American Jobs Creation Act of 2004 (the Act) was signed into law, adding Section 965 to the IRC. Section 965 of the IRC provides a special one-time deduction of 85.0% of certain foreign earnings that are repatriated under a domestic reinvestment plan, as defined therein. The effective Federal tax rate on any qualified repatriated foreign earnings under Section 965 equals 5.25%. The Company could elect to apply this provision to a qualified earnings repatriation made during its fiscal year 2006. During the fourth quarter of 2006, the Company and its Board of Directors approved a plan to repatriate approximately $67.0 million in previously un-remitted foreign earnings under the Act, which were remitted in the Company's fourth quarter of 2006. Of the $67.0 million of earnings repatriated from its foreign subsidiaries, approximately $61.7 million qualifies for the 85.0%

dividends received deduction under Section 965. A tax provision of approximately $2.5 million for the repatriation of certain foreign earnings has been recorded as income tax expense for year ended September 30, 2006.

7. Investments in Unconsolidated Joint Ventures

        The Company's unconsolidated joint ventures provide architecture, engineering, program management, construction management and operations and maintenance services. Joint ventures, the combination of two or more partners, are generally formed for a specific project. Management of the joint venture is typically controlled by a joint venture executive committee, comprised of a representative from each joint venture partner with equal voting rights, irrespective of the ownership percentage. The ownership percentage is typically representative of the work to be performed or the amount of risk assumed by each joint venture partner. The executive committee provides management oversight and assigns work efforts to the joint venture partners.

        The majority of the Company's unconsolidated joint ventures have no employees and minimal operating expenses. For these joint ventures, the Company's own employees perform work for the joint venture, which is then billed to a third-party customer by the joint venture. These joint ventures function as pass through entities to bill the third-party customer. The Company includes the services performed for these joint ventures, and the costs associated with these services, in the Company's results of operations. In certain joint ventures where a fee is added by the joint venture to client billings, the Company's portion of that fee is recorded in equity in earnings of joint ventures.

        The Company also has unconsolidated joint ventures that have their own employees and operating expenses and to which the Company generally makes a capital contribution. These joint ventures generally provide operations and maintenance services for governmental facilities. The Company accounts for these joint ventures using the equity method.

        Summary financial information on the unconsolidated joint ventures is as follows:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Financial position:
Current assets	$23,271	$82,566	$149,547
Current liabilities	(17,787)	(44,864)	(105,767)

Working capital	5,484	37,702	43,780
Non-current assets	5,466	6,632	9,794
Non-current liabilities	(214)	(1,384)	(3,047)

Joint ventures' equity	$10,736	$42,950	$50,527

Amount recorded as investment in joint ventures	$8,993	$19,230	$19,943
Joint Ventures'
Total revenue	$421,536	$508,007	$966,938
Cost of revenue	414,576	495,794	947,415

Net income	$6,960	$12,213	$19,523

Equity in earnings of joint ventures	$2,517	$2,352	$6,554

8. Property and Equipment

        Property and equipment, at cost, consists of the following:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
	(in thousands)
Land	$1,354	$—
Buildings	11,029	—
Leasehold improvements	23,685	31,539
Computer systems and equipment	55,743	72,359
Furniture and fixtures	14,095	10,923
Automobiles	1,987	1,919

Total	107,893	116,740
Accumulated depreciation and amortization	(28,365)	(26,417)

Property and equipment, net	$79,528	$90,323

        Depreciation expense for the fiscal years ended September 30, 2005 and September 30, 2006 was $16.3 million and $24.2 million, respectively. Amortization expense of capitalized software costs for fiscal years ended September 30, 2005 and September 30, 2006 was $2.3 million and $3.9 million, respectively. The unamortized capitalized software costs at September 30, 2005 and September 30, 2006 were $19.9 million and $21.5 million, respectively. During the fiscal years ended September 30, 2005 and September 30, 2006, the Company retired $11.6 million and $8.1 million, respectively, of fully depreciated equipment.

        Depreciation and amortization are provided using primarily the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements and capitalized leases, the lesser of the remaining life of the lease or its estimated useful life. Estimated useful lives for the building was 20 years and ranges from two to 12 years for leasehold improvements, three to seven years for machinery and equipment, five to 10 years for furniture and fixtures and three to 10 years for automobiles and trucks.

9. Employee Benefit Plans

        Pension Plan—In the United States, the Company sponsors a Defined Benefit Pension Plan (the Pension Plan) which covers substantially all permanent employees hired as of March 1, 1998, is subject to eligibility and vesting requirements, and required contributions from participating employees through March 31, 1998. Benefits under this plan generally are based on the employee's years of creditable service and compensation. Effective April 1, 2004, the Company set a maximum on the amount of compensation used to determine pension benefits based on the highest calendar year of compensation earned in the 10 completed calendar years from 1994 through 2003, or the relevant IRS annual compensation limit, currently $200,000, whichever is lower.

        Effective April 1, 1998, the Company adopted a new Floor Offset Defined Contribution Pension Plan (the 401k Pension Plan) to replace the Pension Plan. The 401(k) Pension Plan accepts pre-tax and after-tax contributions from participants in amounts up to 1.5% of compensation, which are then matched dollar for dollar by the Company, and are invested in the Defined Contribution 401 (k) account. Company matches become vested five years after participant's date of hire. The benefits of participants who were enrolled in the Pension Plan as of March 1, 1998, are grandfathered: i.e., upon retirement, the participant will receive the balance in the participant's Defined Contribution Account and, in addition, the Pension Plan will pay the participant a benefit actuarially based on the difference between the benefit calculated under the Pension Plan and the balance that the participant will have in his or her Defined Contribution Account, if the participant contributes 1.5% from April 1, 1998, until the participant's retirement, and, if the Defined Contribution Account remains invested in the Retirement Benchmark Fund. In the event that a participant elects to contribute less than 1.5% or moves the participant's Defined Contribution Account out of the Retirement Benchmark Fund prior to retirement, the Pension Plan will pay the participant a differential, wherein the total benefit may be more or less than the benefit provided for under the Pension Plan depending on the amount of the participant's contributions and the performance of the participant's self-directed investment. In the case of highly compensated employees, in order to comply with IRS requirements, some, or all, of this differential may be paid by the Company rather than by the Pension Plan. Employees who were not participants in the Pension Plan as of March 1, 1998, will be entitled to receive only the vested balance in their Defined Contribution Account. Outside the United States, the Company sponsors various pension plans which are appropriate to the country in which the Company operates, some of which are government mandated.

        The following tables provide reconciliations of the changes in the total Company's, U.S.' and non-U.S.' plans' benefit obligations and reconciliations of the changes in the fair value of assets for the years ending September 30, 2004, 2005, and 2006, and reconciliations of the funded status as of September 30 of each year.

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Total Company
Change in Benefit Obligation:
Benefit obligation at beginning of year	$300,499	$324,687	$432,896
Service cost	8,283	7,722	8,325
Participant contributions	3,081	3,706	2,980
Interest cost	16,697	19,989	21,959
Plan amendments	(16,968)	—	424
Benefits paid	(9,525)	(12,599)	(14,752)
Actuarial (gain) loss	7,549	56,005	(24,569)
Acquisitions	—	38,452	(277)
Foreign currency translation loss (gain)	15,071	(5,066)	17,760

Benefit obligation at end of year	$324,687	$432,896	$444,746

U.S. Plans
Change in Benefit Obligation:
Benefit obligation at beginning of year	$115,712	$110,164	$130,109
Service cost	3,624	2,987	3,060
Participant contributions	444	406	243
Interest cost	6,534	6,710	6,711
Plan amendments	(8,665)	—	424
Benefits paid	(5,255)	(6,025)	(7,526)
Actuarial (gain) loss	(2,230)	15,867	(10,042)
Acquisitions	—	—	—
Foreign currency translation loss (gain)	—	—	—

Benefit obligation at end of year	$110,164	$130,109	$122,979

Non-U.S. Plans
Change in Benefit Obligation:
Benefit obligation at beginning of year	$184,787	$214,523	$302,787
Service cost	4,659	4,735	5,265
Participant contributions	2,637	3,300	2,737
Interest cost	10,163	13,279	15,248
Plan amendments	(8,303)	—	—
Benefits paid	(4,270)	(6,574)	(7,226)
Actuarial (gain) loss	9,779	40,138	(14,527)
Acquisitions	—	38,452	(277)
Foreign currency translation loss (gain)	15,071	(5,066)	17,760

Benefit obligation at end of year	$214,523	$302,787	$321,767

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Total Company
Change in Plan Assets:
Fair value of plan assets at beginning of year	$172,055	$215,246	$278,703
Actual return on plan assets	26,726	26,101	27,523
Acquisitions	—	27,250	(277)
Employer contributions	15,336	23,079	22,282
Participant contributions	3,081	3,706	2,980
Benefits paid	(9,525)	(12,599)	(14,752)
Administrative expenses	(1,236)	(1,249)	—
Foreign currency translation (loss) gain	8,809	(2,831)	12,154

Fair value of plan assets at end of year	$215,246	$278,703	$328,613

U.S. Plans
Change in Plan Assets:
Fair value of plan assets at beginning of year	$63,263	$75,049	$80,662
Actual return on plan assets	10,897	5,868	8,132
Acquisitions	—	—	—
Employer contributions	6,936	6,613	7,864
Participant contributions	444	406	243
Benefits paid	(5,255)	(6,025)	(7,526)
Administrative expenses	(1,236)	(1,249)	—
Foreign currency translation (loss) gain	—	—	—

Fair value of plan assets at end of year	$75,049	$80,662	$89,375

Non-U.S. Plans
Change in Plan Assets:
Fair value of plan assets at beginning of year	$108,792	$140,197	$198,041
Actual return on plan assets	15,829	20,233	19,391
Acquisitions	—	27,250	(277)
Employer contributions	8,400	16,466	14,418
Participant contributions	2,637	3,300	2,737
Benefits paid	(4,270)	(6,574)	(7,226)
Administrative expenses	—	—	—
Foreign currency translation (loss) gain	8,809	(2,831)	12,154

Fair value of plan assets at end of year	$140,197	$198,041	$239,238

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Total Company
Reconciliation of Funded Status:
Funded status at end of year	$(109,441)	$(154,193)	$(116,133)
Unrecognized actuarial loss	84,928	113,805	84,033
Unrecognized prior service cost	(18,060)	(15,768)	(13,838)

Accrued benefit cost	(42,573)	(56,156)	(45,938)
Contribution made after measurement date	10,100	7,124	12,586

Accrued benefit cost	$(32,473)	$(49,032)	$(33,352)

U.S. Plans
Reconciliation of Funded Status:
Funded status at end of year	$(35,115)	$(49,447)	$(33,604)
Unrecognized actuarial loss	33,004	40,713	28,949
Unrecognized prior service cost	(8,116)	(6,877)	(5,295)

Accrued benefit cost	(10,227)	(15,611)	(9,950)
Contribution made after measurement date	27	28	159

Accrued benefit cost	$(10,200)	$(15,583)	$(9,791)

Non-U.S. Plans
Reconciliation of Funded Status:
Funded status at end of year	$(74,326)	$(104,746)	$(82,529)
Unrecognized actuarial loss	51,924	73,092	55,084
Unrecognized prior service cost	(9,944)	(8,891)	(8,543)

Accrued benefit cost	(32,346)	(40,545)	(35,988)
Contribution made after measurement date	10,073	7,096	12,427

Accrued benefit cost	$(22,273)	$(33,449)	$(23,561)

        In accordance with the provisions of SFAS No. 87, "Employers Accounting for Pensions" (SFAS 87) the Company recorded a minimum pension liability representing the excess of the accumulated benefit obligation over the fair value of plan assets. The liability has been offset by intangible assets to the extent possible. Because the asset recognized may not exceed the amount of unrecognized past service cost, the balance of the liability is reported in accumulated other comprehensive income, net of applicable deferred income taxes.

        The following table sets forth the amounts recognized in the balance sheet as of September 30 of each year:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Total Company
Amounts Recognized in the Balance Sheet:
Prepaid benefit costs	$4,740	$5,585	$6,040
Accrued benefit liability (included in other long-term liabilities)	(84,591)	(126,642)	(99,117)
Intangible assets	11	1,278	1,008
Accumulated other comprehensive income	37,267	63,623	46,131
Contribution made after measurement date	10,100	7,124	12,586

Net amount recognized at year-end	$(32,473)	$(49,032)	$(33,352)

U.S. Plans
Amounts Recognized in the Balance Sheet:
Prepaid benefit costs	$—	$—	$—
Accrued benefit liability (included in other long-term liabilities)	(28,330)	(43,809)	(29,392)
Intangible assets	11	1,278	1,008
Accumulated other comprehensive income	18,092	26,920	18,434
Contribution made after measurement date	27	28	159

Net amount recognized at year-end	$(10,200)	$(15,583)	$(9,791)

Non-U.S. Plans
Amounts Recognized in the Balance Sheet:
Prepaid benefit costs	$4,740	$5,585	$6,040
Accrued benefit liability (included in other long-term liabilities)	(56,261)	(82,833)	(69,725)
Intangible assets	—	—	—
Accumulated other comprehensive income	19,175	36,703	27,697
Contribution made after measurement date	10,073	7,096	12,427

Net amount recognized at year-end	$(22,273)	$(33,449)	$(23,561)

        The following table details the components of net periodic benefit cost for the plans in fiscal years 2004, 2005 and 2006:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Total Company
Components of Net Periodic Benefit Cost:
Service cost	$8,283	$7,722	$8,325
Interest cost	16,697	19,989	21,959
Expected return on plan assets	(16,274)	(18,989)	(20,191)
Amortization of prior service costs	(1,198)	(2,122)	(2,037)
Recognized actuarial loss	5,108	5,908	11,565
Settlement loss	—	399	—

Net periodic benefit cost	12,616	12,907	19,621
Company matches in 401(k) plan	5,041	5,234	6,474

Total net periodic benefit cost and company matches	$17,657	$18,141	$26,095

U.S. Plans
Components of Net Periodic Benefit Cost:
Service cost	$3,624	$2,987	$3,060
Interest cost	6,534	6,710	6,711
Expected return on plan assets	(5,800)	(6,167)	(6,482)
Amortization of prior service costs	(642)	(1,239)	(1,158)
Recognized actuarial loss	4,247	3,821	5,730
Settlement loss	—	—	—

Net periodic benefit cost	7,963	6,112	7,861
Company matches in 401(k) plan	5,041	5,234	6,474

Total net periodic benefit cost and company matches	$13,004	$11,346	$14,335

Non-U.S. Plans
Components of Net Periodic Benefit Cost:
Service cost	$4,659	$4,735	$5,265
Interest cost	10,163	13,279	15,248
Expected return on plan assets	(10,474)	(12,822)	(13,709)
Amortization of prior service costs	(556)	(883)	(879)
Recognized actuarial loss	861	2,087	5,835
Settlement loss	—	399	—

Net periodic benefit cost	4,653	6,795	11,760
Company matches in 401(k) plan	—	—	—

Total net periodic benefit cost and company matches	$4,653	$6,795	$11,760

        The amount, net of applicable deferred income taxes, included in other comprehensive income arising from a change in the additional minimum pension liability was $(5.8) million, $26.4 million and $(17.5) million in fiscal 2004, 2005 and 2006, respectively.

        The table below provides additional year-end information for pension plans with accumulated benefit obligations in excess of plan assets.

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Total Company
Projected benefit obligation	$307,015	$414,125	$423,323
Accumulated benefit obligation	$280,821	$376,265	$390,956
Fair value of plan assets	$197,428	$258,236	$306,146
U.S. Plans
Projected benefit obligation	$110,164	$130,108	$122,979
Accumulated benefit obligation	$103,379	$124,471	$118,767
Fair value of plan assets	$75,049	$80,662	$89,375
Non-U.S. Plans
Projected benefit obligation	$196,851	$284,017	$300,344
Accumulated benefit obligation	$177,442	$251,794	$272,189
Fair value of plan assets	$122,379	$177,574	$216,771

        The table below provides the expected future benefit payments:

	Total	U.S.	Non-U.S
	(in thousands)
2007	$14,396	$6,090	$8,306
2008	19,311	11,423	7,888
2009	17,459	8,052	9,407
2010	18,602	8,588	10,014
2011	21,408	8,847	12,561
2012 - 2016	122,830	52,149	70,681

        The underlying assumptions for the pension plans are as follows:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
Major assumptions for U.S.-based plans at plan year-end:
Discount rate	6.25%	5.25%	5.25%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
Major assumptions for U.K./Australia-based plans at plan year-end:
Discount rate	5.75%/5.50%	5.75%/5.50%	5.00%
Rate of increase in compensation levels	3.50%	3.50%	n/a/3.50%
Expected long-term rate of return on plan assets	7.25%	7.25%	5.00%/7.00%

        Pension costs are determined using the assumptions as of the beginning of the plan year (October 1). The funded status is determined using the assumptions as of the end of the plan year.

        The following supplemental information is provided for the qualified plan in the U.S.:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Asset Allocation Information:
Actual asset allocations:
Domestic equity	54%	54%
International equity	15%	15%
Debt	30%	27%
Cash	1%	4%

Total	100%	100%

        The following supplemental information is provided for the qualified plan in the U.K.:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Asset Allocation Information:
Actual asset allocations:
Domestic equity	40%/43%	36%
International equity	25%/29%	26%
Debt	31%/32%	38%
Cash	—%	—%

Total	100%	100%

        The following supplemental information is provided for the qualified plan in Australia:

	Fiscal Year Ended
	September 30, 2005	September 30, 2006
Asset Allocation Information:
Actual asset allocations:
Domestic equity	38%	38%
International equity	24%	25%
Property	7%	7%
Debt	24%	28%
Cash	7%	2%

Total	100%	100%

        The Company's policy is to minimize the risk of large losses through diversification in a portfolio of stocks, bonds, and cash equivalents which may reflect varying rates of return. The percentage of assets allocated to cash is to assure liquidity to meet benefit disbursements and general operating expenses.

        To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the diversification of the portfolio. This resulted in the selection of an 8% long-term rate of return on assets assumption for the fiscal year ending September 2006.

        Other Plans—In addition, substantially all permanent employees are eligible to participate in other defined contribution plans provided by the Company. Under these plans, participants may make certain contributions as a percentage of their salary. The Company does not make direct cash contributions to these plans; however, it is anticipated that the "Retirement and Savings Plan," or RSP, (Note 13—Stock Plans) will make allocations of the Company's Common Stock (based on Company Contributions of Common Stock to the RSP and/or forfeitures of Common Stock within the RSP) to employee accounts in the RSP and the Company may also make matching contributions of Common Stock Units to the Stock Purchase Plan (Note 13—Stock Plans) both based, in part, on the employee's contributions to these other defined contribution plans.

10. Accrued Expenses

        Accrued expenses of the Company consist of the following:

	September 30, 2005	September 30, 2006
	(in thousands)
Accrued salaries and benefits	$153,906	$190,504
Accrued contract costs	98,015	153,071
Other accrued expenses	21,935	21,973

Total accrued expenses	$273,856	$365,548

11. Leases

        The Company and its subsidiaries are lessees in non-cancelable leasing agreements for office buildings and equipment which expire at various dates. The following table presents, in thousands, amounts payable under non-cancelable operating lease commitments during the following fiscal years:

Fiscal Year:	Operating
2007	$87,163
2008	71,905
2009	60,071
2010	48,580
2011	41,509
Thereafter	137,403

Total	$446,631

        Included in the above table are commitments totaling $33.3 million related to the sale-leaseback of the Company's Orange, California facility during fiscal 2006. The sales price of this facility was $20.1 million of which $16.9 million in gain on sale-leaseback was deferred and is being amortized over the 12-year term of the lease. See Note 12 for further information.

        The Company also has similar non-cancelable leasing agreements that due to the terms of the underlying leases, are accounted for as capital lease obligations. At September 30, 2006, the Company had total lease obligations under capital leases of $1.7 million. Rent expense for the years ended September 30, 2004, 2005, and 2006, was approximately $62.5 million, $65.7 million and $90.6 million, respectively.

12. Long-Term Obligations

        Long-term obligations consisted of the following:

	September 30, 2005	September 30, 2006
	(in thousands)
Amended and Restated Credit Agreement	$130,000	$—
Senior Notes	99,714	68,810
Term Credit Agreement	—	65,000
Short-term borrowings	4,165	2,716
Other Debt	2,843	929

Total long-term obligations	236,722	137,455
Less: Current portion of long-term obligations and short-term borrowings	(20,539)	(14,665)

Long-term obligations, less current portion	$216,183	$122,790

  Amended and Restated Credit Agreement

        The Company has an unsecured credit agreement with a syndicate of banks to support its working capital and acquisition needs. On September 22, 2006, the Company amended and restated this agreement, or ARCA, primarily to modify pricing, certain technical terms and to extend the maturity to

March 31, 2011, or earlier, at the Company's discretion. As of September 30, 2006, the ARCA provided a revolving line of credit in the amount of $300.0 million which included a sub-limit for standby letters of credit of $50.0 million. The Company may borrow, at its option, at either (a) a base rate (the greater of the federal funds rate plus 0.50% or the bank's reference rate) plus a margin which ranges from 0.00% to 0.25%, or (b) an offshore, or LIBOR, rate plus a margin which ranges from 0.75% to 1.75%. In addition to these borrowing rates, there is a commitment fee which ranges from 0.175% to 0.375% on any unused commitment. Borrowings under the ARCA are limited by certain financial covenants. At September 30, 2005 and September 30, 2006, borrowings under this ARCA totaled $130.0 million and $0.0, respectively. At September 30, 2005 and September 30, 2006, outstanding standby letters of credit totaled $21.1 million and $23.1 million, respectively. At September 30, 2006, the Company had $276.9 million available for borrowing under this ARCA.

  Senior Notes

        On September 9, 2002, the Company issued $25.0 million of 6.23% senior notes due October 15, 2008, or the October 2008 Notes. The October 2008 Notes are unsecured and have an average life of five years. The annual principal payments of $8.3 million were scheduled to begin October 15, 2006, however, the Company elected to pre-pay the first principal payment in September 2006.

        On September 7, 2001, the Company issued $21.0 million of 6.47% senior notes due October 7, 2006, or the October 2006 Notes. The October 2006 Notes were paid in full on September 29, 2006. The October 2006 Notes were unsecured and had an average life of four years. The annual principal payments of $7.0 million began October 7, 2004. The first principal and last principal payments due on the October 2006 Notes were prepaid.

        On April 14, 2000, the Company issued $35.0 of 8.38% senior notes due April 14, 2012, or the April 2012 Notes. The April 2012 Notes are unsecured and have an average life of 10 years. The annual principal payments of $7.0 million will begin April 14, 2008.

        On June 9, 1998, the Company issued $60.0 million of 6.93% senior notes due June 9, 2008, or the June 2008 Notes. The June 2008 Notes are unsecured and have an average life of seven years. The annual principal payments of $8.6 million began June 9, 2002.

        All of the senior notes require interest to be paid either quarterly or semi-annually in arrears and are subject to certain financial covenants. Proceeds from the October 2006 Notes, the June 2008 Notes and the October 2008 Notes were used to repay outstanding debt borrowed under the then bank credit agreement while proceeds of the April 2012 Notes were used to fund business acquisitions.

  Term Credit Agreement

        On September 22, 2006, the Company, through certain of its wholly-owned subsidiaries, closed an unsecured term credit agreement with a syndicate of banks to facilitate dividend repatriations under section 965 of the American Jobs Creation Act. The term credit agreement, or AJCA, provides for a $65.0 million, five-year term loan amongst four subsidiary borrowers and one subsidiary guarantor. In order to obtain favorable pricing, the Company also provided a parent-company guarantee. The terms and conditions of the agreement are substantially similar to those contained in the ARCA. Principal payments are scheduled to begin June 30, 2007, or earlier at the borrowers discretion. At September 30, 2006, borrowings under this AJCA totaled $65.0 million.

  Other Debt

        The Company also has a $25.0 million unsecured line of credit and a $10.0 million letter of credit line for use outside of the United States.

        The Company also issued promissory notes to certain former shareholders of Maunsell and other acquired companies in connection with those mergers and mortgage debt. The promissory notes of $0.9 million due to the former Oscar Faber shareholders carry fixed and LIBOR-indexed interest rates, which at September 30, 2006, was 4.5%. These promissory notes have maturities ranging from January 2006 to April 2010. The mortgage debt of $1.4 million at September 30, 2005 was assumed when the Company bought out its joint venture partner as co-owner of its Orange, California, facility. The Company had previously recorded its interest as a capitalized lease. The mortgage debt required equal monthly payments of principal and interest at 8.75% through September 2008. This debt was repaid in full upon the sale of the facility in May 2006. See Note 11 for further information.

        The following table presents, in thousands, scheduled maturities of the Company's long-term obligations:

Fiscal Year:
2007	$14,665
2008	30,805
2009	25,485
2010	20,000
2011	39,500
Thereafter	7,000

Total	$137,455

13. Stock Plans

        Global Stock Program—In 1990, the Company adopted the AECOM Technology Corporation Employee Stock Ownership Plan (the ESOP) covering substantially all permanent U.S. based employees and as of September 30, 1998, all shares in the ESOP had been released to ESOP participants' accounts.

        On October 1, 2000, the Company's Stock Investment Plan, the 401(k) Pension Plan, and the Investment Plan were merged with and into the ESOP; however, individual plan account balances continue to be separately maintained. Also effective October 1, 2000, the Company adopted the AECOM Technology Corporation Global Stock Plans (the Global Plans). The Global Plans provide a vehicle for non-U.S. employees to purchase stock in accordance with AECOM bylaws and local laws. The Global Plans are available to employees under plans in Australia, Hong Kong, New Zealand, Qatar, Singapore, United Arab Emirates and the United Kingdom.

        Effective May 1, 2002 the ESOP component was amended so that it no longer qualified as a stock bonus plan or an employee stock ownership plan but rather as a profit sharing plan. The ESOP was renamed the AECOM Technology Corporation Retirement & Savings Plan (RSP).

        The RSP and the Global Plans comprise AECOM's Global Stock Program, or the GSP.

        During fiscal 2005 and 2006, the GSP sold to the Company 1,825,634 and 1,628,340 shares of Common Stock for $18.9 million and $20.3 million, respectively. These shares, which were attributable to former employees entitled to distributions under the GSP, were canceled.

        For individuals who no longer qualify to be employees of the Company and whose vested shares have an initial value in excess of $5,000, the Company will repurchase the shares, the majority of which were terminated or retired, ratably over five years at the then current share price. At September 30, 2006, the Company's repurchase obligation covered 8,051,328 Common Shares allocated to former employees by the GSP. The fair value of these shares at September 30, 2006, was $114.3 million included in Redeemable common stock and common stock units.

        Stock Match Program—Effective as of October 3, 1998, the Company implemented a Stock Match Program that provided stock matches on participants' contributions to the Company's Stock Investment Plan and Stock Purchase Plan. Effective October 1, 2002, the Board of Directors approved a new Stock Match Program (18% for common stock purchases and 10% for preferred stock purchases) and allocation of the stock matches quarterly.

        Stock matches are made at the end of each quarter. The expense is based upon the value of the stock at the end of such quarter and is expensed in the period the match is made. For fiscal years ended September 30, 2004, September 30, 2005 and September 30, 2006, stock match expense was $1.8 million, $3.2 million and $14.8 million, respectively.

        Stock Purchase Plan—Effective June 1, 1991, the Company adopted the Stock Purchase Plan to provide an opportunity for eligible employees to continue to invest in the Company when the Company's qualified Investment Plan and/or Stock Investment Plan are no longer available to them due to limitations contained in the U.S. Internal Revenue Code. Under the Stock Purchase Plan, participants are permitted to defer compensation, on a pre-tax basis, for investment in Common Stock Units. These amounts will not be held in trust and would be subject to the general creditors of the Company.

        The number of Common Stock Units issued corresponds to an equal number of shares of Common Stock based on the valuation of Common Stock determined at the next valuation date for Stock Purchase Plan purposes. Effective December 31, 1999, shares of the Company's Common Stock have been valued quarterly and purchases of Common Stock and Common Stock Units are valued at the then most recent valuation.

        When a participant in the Stock Purchase Plan ends employment, the Company will make a single sum payment in whole shares of AECOM Common Stock based on the total number of share units credited to his/her account. These shares will be subject to the buyback provisions under the bylaws of the Company. In the alternative, a participant's Common Stock Units may be converted to a cash book account entry, determined as though the share units were shares of Common Stock and will be redeemed under the same buyback provisions for Common Stock as allowed by the Company's bylaws. During fiscal 2005 and 2006, the Stock Purchase Plan sold to the Company 944,028 and 697,284 shares of Common Stock for $10.3 million and $8.6 million, respectively. These shares, which were attributable to former employees entitled to distributions under the Stock Purchase Plan, were canceled.

        For individuals who no longer qualify to be employees of the Company, and whose vested Common Stock Units have a value at the end of the fiscal year in which such person ceased to qualify as an employee in excess of $5,000, the Company will repurchase the Common Stock Units ratably over five or 10 years at the then current share price. At September 30, 2006 the Company's repurchase obligation covered 2,866,544 Common Stock Units allocated to former employees by the Stock Purchase Plan. The fair value of these shares at September 30, 2006 was $40.7 million. The Stock Purchase Plan has been extended indefinitely by the Board of Directors.

        The Company also has a program in which non-employee directors can elect, in lieu of cash compensation, to have all or a portion of their director compensation contributed to the Stock Purchase Plan to acquire Common Stock Units of the Company. A total of 11,259,468 Common Stock Units have been issued to the Stock Purchase Plan as of September 30, 2006.

        Direct Ownership—The Company has shareholders who hold their shares directly, the majority of whom acquired these shares through a merger or acquisition. When a direct shareholder ends employment, these direct ownership shares will be subject to the buyback provisions under the bylaws of the Company.

        During fiscal 2005 and 2006, the direct shareholders sold to the Company 3,155,606 and 1,272,806 shares of Common Stock for $32.9 million and $16.1 million, respectively. These shares, which were attributable to share diversification, the special liquidity program and former employees entitled to distributions under the bylaws, were canceled.

        For individuals who no longer qualify to be employees of the Company, and whose direct ownership shares have an initial value in excess of $5,000, the Company will repurchase the direct ownership shares ratably over five years at the then current share price. At September 30, 2006 the Company's repurchase obligation covered 4,311,670 direct ownership shares allocated to former employees. The fair value of these shares at September 30, 2006 was $61.2 million.

        Stock Incentive Plans—The Company has stock incentive plans under which key employees can purchase up to 19,400,000 shares of Common Stock under stock options or restricted stock awards while non-employee directors can purchase up to 500,000 shares of Common Stock under stock options. Stock options may be granted to employees and non-employee directors at a price not less than the fair market value of the stock on the date of grant, and, for employees, options may be accompanied by stock appreciation rights (SARs). SARs entitle employees to surrender stock options and receive cash or stock in an amount equal to the excess of the market value of the optioned shares over their option price. Unexercised options and any accompanying SARs lapse not later than 10 years after the date of grant (seven years if granted subsequent to March 2000). The stock purchase options are accounted for under the intrinsic value based method under APB25.

        Options granted to non-employee directors vest six months after the date of grant. Restricted stock awards entitle employees to purchase shares at a cost, if any, that may be less than fair market value, to vote such shares and to receive any dividends thereon, but such shares are subject to forfeiture upon completion of service before the restriction period ends. No SARs or restricted stock awards have been granted.

        During the three years in the period ended September 30, 2006, option activity was as follows:

	Number of Options	Weighted Average Exercise Price
Balance, September 30, 2003	9,176,400	$5.92
Granted	1,684,000	$9.79
Exercised	(1,075,180)	$3.64
Cancelled	(407,220)	$8.08

Balance, September 30, 2004	9,378,000	$6.78
Granted	1,098,000	$10.51
Exercised	(1,120,530)	$4.06
Cancelled	(239,320)	$8.25

Balance, September 30, 2005	9,116,150	$7.53
Granted	1,051,090	$12.72
Exercised	(1,132,040)	$5.08
Cancelled	(106,560)	$9.47

Balance, September 30, 2006	8,928,640	$8.43

Exercisable as of September 30, 2004	4,631,230	$5.14

Exercisable as of September 30, 2005	4,345,560	$5.94

Exercisable as of September 30, 2006	8,928,640	$8.43

        The following table summarizes information concerning outstanding and exercisable options as of September 30, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.08 - $ 4.15	381,750	1.85	$4.15	381,750	$4.15
$ 4.61 - $ 4.99	617,750	2.88	$4.99	617,750	$4.99
$ 5.03 - $ 5.46	662,450	3.81	$5.41	662,450	$5.41
$ 5.88 - $ 6.38	444,500	2.17	$6.29	444,500	$6.29
$ 6.84 - $ 8.76	3,096,600	3.28	$7.79	3,096,600	$7.79
$ 8.79 - $10.34	1,687,500	5.01	$9.69	1,687,500	$9.69
$10.39 - $11.49	1,012,000	6.21	$10.53	1,012,000	$10.53
$12.41 - $13.84	1,026,090	7.37	$12.74	1,026,090	$12.74

$ 4.08 - $13.84	8,928,640	4.31	$8.43	8,928,640	$8.43

        The remaining contractual life of options outstanding at September 30, 2006, range from 0.3 to 7.0 years and have a weighted average remaining contractual life of 3.3 years.

        Effective as of March 2, 1998, the Company established the Executive/Director Loan Program and Stock Repurchase Program to facilitate the exercise of options. Loans, with full recourse, will be for a term of not less than six months or more than 12 months and will bear interest at a rate of six-month LIBOR plus 1%. Upon maturity of a loan, the Company will offer to repurchase the number of shares which, when multiplied by the then-current fair market value of the shares of Common Stock, will equal the principal and accrued interest on the loan and the loan will be retired from the proceeds of the repurchase. The Board of Directors established a revolving loan pool of up to $10.0 million under this program. As of September 30, 2006, loans totaling $1.2 million were outstanding. At September 30, 2006, 8,928,640 shares of Common Stock had been reserved for the exercise of Stock Options.

        The following pro forma information regarding net income has been calculated as if the Company had accounted for its employee stock options and stock purchase plan using the fair value method under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123):

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands, except per share data)
Net income as reported	$50,436	$53,814	$53,686
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,315)	(1,303)	(1,392)

Pro forma net income	$49,121	$52,511	$52,294

Earnings per share:
Basic—as reported	$0.86	$0.93	$0.94
Basic—pro forma	$0.83	$0.91	$0.91
Diluted—as reported	$0.78	$0.84	$0.74
Diluted—pro forma	$0.76	$0.82	$0.72

        The results of applying the fair value method could have a materially different effect on pro forma net income in future years.

        The fair value of the Company's stock options used to compute pro forma net income and pro forma earnings per share disclosures is the estimated value using the "Minimum Value" method as allowed for non-public companies' option-pricing model. The weighted average fair values per share of options granted in fiscal 2004, 2005 and 2006 are $1.43, $2.17 and $2.96, respectively. The following assumptions were used in completing the model:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
Dividend yield	0.0%	0.0%	0.0%
Risk-free rate of return, annual	3.39%	3.93%	4.52%
Expected life	6 years	6 years	6 years

        Senior Executive Equity Investment Plan—Effective as of March 2, 1998, the Company established the Senior Executive Equity Investment Program (SEEIP) to encourage senior executives, primarily its executive officers, to increase their ownership interests in the Company. Executives who qualify for this program are extended a full recourse, unsecured loan, which bears a fixed interest rate approximating the most recent placement of the Company's long-term debt. The principal and accrued interest on the loan will be due upon the sale of the Common Stock acquired under this program. If an executive terminates employment with AECOM prior to normal retirement, the principal and accrued interest will become due and payable. The Board of Directors has established a loan pool of up to $30.0 million to fund this program. As of September 30, 2006, loans totaling $26.7 million (plus accrued interest of $9.9 million) with an average interest rate of 6% had been extended under the Senior Executive Equity Investment Program. The Company recorded interest income of $1.6 million and $2.0 million in fiscal years 2005 and 2006, respectively. Common Stock purchased under this program was eligible for a Company stock match and is fully vested.

        During fiscal years ending September 30, 2005 and 2006, the Company awarded performance unit awards under its Performance Earnings Program (PEP) and had accrued approximately $12.0 million relating to the PEP at September 30, 2006.

14. Redeemable Common and Preferred Stock and Stock Units

        Since Company securities are not freely tradable, the Company implemented a program to repurchase such securities from former employees by means of a five-year interest-bearing note. Alternatively, the former employee may elect to sell, in equal installments, his or her (a) shares of stock over five or nine years or (b) stock units over five or ten years.

        The repurchase obligations for redeemable common stock and stock units at September 30, 2006 are based on a stock and unit price of $14.20 per share, as determined by an independent valuation firm. The repurchase obligations for redeemable preferred stock and stock units at September 30, 2006 are based on the liquidation preference of $102.50. Repurchase obligations for stock and stock units over the next five years and thereafter where redemption dates have been determined, as well as where the redemption dates have not been determined, are as follows:

Repurchase Date:	Shares/Units	Carrying Value (000's)
December 2006	3,900,986	$55,394
December 2007	3,400,298	48,284
December 2008	2,994,316	42,519
December 2009	2,680,292	38,060
December 2010	2,296,754	32,614
Thereafter	54,286	771

	15,326,932	217,642
Redemption date not determined	42,534,874	608,959

Total	57,861,806	826,601
Less: Share repurchase liability	(3,900,986)	(55,394)

Redeemable common and preferred stock and stock units	53,960,820	$771,207

        In accordance with Emerging Issues Task Force D-98 "Classification and Measurement of Redeemable Securities," since the redemption of the Company's common and preferred stock and stock units is not solely within the control of the Company, such amounts are classified outside of permanent stockholders' equity. For shares put back to the Company upon termination of employment, the redemption feature is not mandatory since the level of repurchases is contingently redeemable by the Company (whether with cash or a note) subject to the Company's election and limitations on available liquidity governed by debt agreements and covenant requirements. Therefore, the shares are not considered to be mandatorily redeemable under SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." When redemptions are no longer contingent, related amounts are reflected as a liability.

15. Stockholders' Equity

        Preferred Stock—The Restated Certificate of Incorporation of the Company authorizes the issuance of 8,000,000 shares of Preferred Stock, par value $.01 per share (the Preferred Stock). The holders of Preferred Stock are generally entitled to one vote per share on all matters to be voted on by the Company's stockholders and will vote as one class with the Common Stock.

        Convertible Preferred Stock—Convertible Preferred Stock is limited to an aggregate of 2,500,000 shares with a par value and liquidation preference of $100 per share. Holders of the Convertible Preferred Stock are entitled to receive dividends payable in additional shares of Convertible Preferred Stock at the Applicable Rate determined as set forth below. Dividends on the Convertible Preferred Stock are payable quarterly on January 1, April 1, July 1, and October 1 of each year.

        The Applicable Rate will be set annually by the independent appraiser engaged by the Trustee of AECOM Common Stock in the Retirement & Savings Plan at a level that it determines is necessary for the fair value of the Convertible Preferred Stock to be equal to its par value.

        After a share of Convertible Preferred Stock has been outstanding for at least three years, the Company may redeem such Convertible Preferred Stock at the Company's election, in whole or in part, upon not less than 30 or more than 60 days' written notice. The redemption price shall be equal to 102.5% of the liquidation preference of the share of Convertible Preferred Stock to be redeemed, plus the payment of any accrued and unpaid dividends to the redemption date. In any event, at such time as a holder of Convertible Preferred Stock no longer meets the qualifications to be a holder of Employee Stock, the Convertible Preferred Stock held by such holder shall be repurchased by the Company.

        If the Convertible Preferred Stock has been held at least one year, on each January 1, April 1, July 1, and October 1, or a Preferred Conversion Date, the holder of shares of Convertible Preferred Stock may convert some or all of the shares of Convertible Preferred Stock held into shares of the Company's Common Stock. The number of shares of the Company's Common Stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of Convertible Preferred Stock to be converted, by (ii) the per share price of the Company's Common Stock on the applicable Preferred Conversion Date.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Convertible Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of the Company's Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of Convertible Preferred Stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

        Except as expressly required by applicable law, the holders of the Convertible Preferred Stock will be entitled to one vote per share.

        If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Company will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Convertible Preferred Stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

        Class B and Class C Stock—Effective as of September 10, 1999, the Company established a new class of Preferred Stock, Class B Stock, and issued the shares to U.S. Trust Company, N.A., as Trustee of the AECOM Technology Corporation Supplemental Trust. This Class B Stock has been issued to secure, in part, the Company's obligation under the Stock Purchase Plan, although the stock is subject to the claims of the Company's creditors. Only the Trustee is eligible to hold this stock. The participants in the Stock Purchase Plan have no ownership interest in this stock. The shares carry one vote per share and are voted by the Trustee in its sole discretion. Upon distribution or reduction of Common Stock Units by the Stock Purchase Plan, the corresponding number of shares of Class B Stock will be returned by the Trustee to the Company for cancellation. Upon issuance of additional Common Stock Units to the Stock Purchase Plan, a like number of shares of Class B Stock will be issued to the Trustee. The Class B Stock has a par value of $.01 per share, carries with it a liquidation preference and redemption value of $.01 per share, and has no right to any dividend.

        On April 15, 2003, the Company amended its Certificate of Incorporation to authorize the issuance of Class C Stock. The Class C Stock has no par value, each share is entitled to 100,000 votes on all matters to be voted on by the Company's shareholders, has no right to any dividend and enjoys a liquidation and redemption value of $1.00 per share.

        Both the Class B Stock and the Class C Stock exist as part of the Company's Stock Purchase Plan, or SPP. Until the Class B authorized share limit is reached for each Common Stock Unit acquired under the SPP, a share of Class B Stock was issued to the trustee of the Company's stock plan (the only entity eligible to hold such stock) and once the Class B authorized share limit is reached, for each 100,000 Common Stock Units acquired under the SPP, a share of Class C Stock will be issued to the trustee. Conversely, upon cancellation of (i) a common stock unit or (ii) 100,000 common stock units, the trustee will return a share of Class B Stock or one share of Class C Stock, respectively, to the

Company for cancellation. The trustee has sole discretion as how it votes each share of Class B Stock and Class C Stock.

        Pursuant to an exchange agreement dated January 14, 2004, U.S. Trust exchanged the 10.0 million shares of Class B preferred stock held by it in exchange for 100 shares of Class C preferred stock. Shortly after such exchange, the Company deposited $49,950, representing the additional liquidation preference of the Class B preferred stock tendered by U.S. Trust over the liquidation preference of the Class C preferred stock received by it, into the Supplemental Trust in respect of the common stock units. Thereafter, a certificate of elimination was filed by the Company with the Delaware Secretary of State eliminating the Class B preferred stock and the Company withdrew $49,950 from the Supplemental Trust in accordance with the trust rules. This has the effect of restoring Class B shares exchanged to the status of authorized but unissued shares of preferred stock, which can be issued by the Company in the future. The only voting stock associated with our SPP units going forward will be the Class C stock.

        Redeemable Preferred Stock, Class D—Prior to February 9, 2006, the Company had outstanding Class D convertible preferred stock which was limited to an aggregate of 120,000 shares with a par value of $0.01 per share and a liquidation preference of $1,000 per share. Holders of the convertible preferred stock were entitled to receive dividends payable at the rate of 7% per annum on the liquidation preference either in cash or in additional shares of Class D stock, at the Company's election; provided, however, that so long as a Default Rate Event (as defined below) had occurred and continued, the dividend rate would increase to 10% per annum. The terms of the Class D stock prohibited the Company from paying cash dividends in respect of its common stock until the Company consummated an Initial Public Offering (IPO). "Default Rate Event" means (i) the Company's failure to redeem all the outstanding shares of the Class D stock on June 25, 2010; (ii) the Company's failure to meet its obligations upon a liquidation event; and (iii) the Company's material breach of the special class voting rights provisions. Dividends on the Class D stock were payable quarterly on last day of February, May, August, and November of each year. On February 9, 2006, the Company redeemed all of the outstanding shares of the Class D convertible preferred stock and repurchased all of the outstanding warrants held by the holders of the Class D convertible preferred stock to purchase its common stock.

        Class E Stock—The Class E preferred stock is limited to an aggregate of 20 shares, has no par value, and has a liquidation preference of $1.00 per share. These shares may only be issued to and held by the Trustee of the AECOM Technology Corporation Supplemental Trust and are not entitled to receive any dividends. These shares have limited voting rights primarily involving voluntary liquidation, dissolution or winding up the affairs of the Company; sale of all or substantially all of the properties of the Company; change in beneficial ownership of more than fifty percent of the voting stock of the Company; and the issuance on sale of stock in an initial public offering in which the Company's common stock is listed on the New York Stock Exchange or the NASDAQ National Market. In such cases, each share is entitled 100,000 votes per share on all matters voted on by holders of Class E stock. The Company, with notice, may redeem Class E stock by paying the liquidation preference. The holders of Class E stock have no conversion rights.

        All shares of Class E stock redeemed or repurchased by the Corporation shall be restored to the status of authorized but un-issued shares of Preferred Stock, without designation as to series.

  Class F and Class G Convertible Preferred Stock

        Dividends.    The Class F and Class G convertible preferred stock do not receive a stated dividend. If, however, we should declare or pay dividends on our common stock, then holders of our Class F and Class G convertible preferred stock will be entitled to receive dividends equal to the amount that would have been payable had the Class F and Class G preferred shares been converted into common stock immediately prior to the record date for such dividend.

        Mandatory Redemption.    We must redeem all outstanding shares of the Class F and Class G convertible preferred stock upon the earlier of (a) February 9, 2012 or (b) the sale of substantially all of our assets. The redemption price will equal the greater of (i) the liquidation preference of such share of Class F or Class G preferred stock, which is $2,500 per share, and (ii) (A) if the redemption occurs on the maturity date of February 9, 2012, the fair market value of the shares of common stock into which such shares of Class F and Class G would have converted on February 8, 2012 or (B) if the redemption occurs as a result of a sale of substantially all of our assets, the amount (on an as converted to common stock basis) that each share of common stock would be entitled to receive on the date of such sale of substantially all of our assets.

        Conversion.    Each share of the Class F and Class G convertible preferred stock is convertible, at the election of the holder thereof, into our common stock at an initial conversion rate of approximately 199.4 shares of common stock for each share of Class F and G preferred stock. The conversion rate is determined by dividing the liquidation preference of $2,500 per share by the initial conversion price of $12.54 per share. The conversion rate and conversion price are subject to certain anti-dilution adjustments, based on future issuances of our common stock (other than issuances at fair market value to employees, directors, consultants participating in our stock plans or shareholders of a firm we acquire in the ordinary course of business).

        In addition the Class F and Class G convertible preferred stock will automatically be converted into our common stock (A) if our common stock is listed on the New York Stock Exchange, American Stock Exchange or NASDAQ in connection with a public offering with aggregate gross proceeds to us of at least $50,000,000 or (B) the affirmative written election of the holders of the Class F and/or Class G preferred stock, as applicable.

        Liquidation Rights.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, or a change of control, the holders of shares of the Class F and Class G convertible preferred stock are entitled to receive, out of our assets available for distribution to stockholders before any distribution of assets or any payments are made to holders of our common stock or of any other shares of our stock ranking as to such a distribution junior to the shares of Class F and Class G convertible preferred stock, liquidating distributions in an amount equal to $2,500 per share. After payment of such liquidating distributions, the holders of shares of Class F and Class G convertible preferred stock will not be entitled to any further participation in any distribution of assets by us.

        Voting Rights.    The Class F and Class G convertible preferred stock vote together with our common stock as a single class on all matters voted on by holders of our common stock. The shares so voted will be the number of shares of our common stock into which such Class F and Class G convertible preferred stock is then convertible. In addition, the approval of the holders of a majority of our Class F and Class G convertible preferred stock, each voting as a separate class, as applicable will be required for certain actions by the Company that materially affect the Class F or Class G convertible preferred stock.

        Designation of Board Members.    The holders of a majority of our Class F convertible preferred stock and the holders of a majority of our Class G convertible preferred stock are each entitled to appoint one member to our board of directors. Each group of holders will maintain this board appointment right so long as it continues to hold Class F and Class G convertible preferred stock, as applicable, with a liquidation preference equal to at least 50% of the aggregate liquidation preference of the Class F or Class G shares, as applicable, initially purchased by it.

        Registration Rights.    The holders of the Class F and Class G convertible preferred stock have certain registration rights that may result in such holders being able to sell their shares of common stock in a registered offering after an initial public offering of our common stock before other holders of our common stock.

        Preemptive Rights.    If we issue shares of common stock or securities convertible or exercisable into common stock at a price per share below fair market value, then the holders of Class F and G convertible preferred stock will have a preemptive right to purchase a pro rata share of such new securities, subject to customary exceptions including an exception for shares issued pursuant to our stock plans.

        Common and Preferred Stock Units—Common and Preferred Stock Units (Stock Units) under the Stock Purchase Plan may only be redeemed for Common Stock. The holders of Stock Units are not entitled to vote but are entitled to dividends if dividends are declared on Common Stock. In the event of the liquidation of the Company, holders of the Stock Units are entitled to no right greater than holders of Common Stock.

        Stock Warrants—The Company issued 1,000,000 warrants in conjunction with the sale of Class D convertible preferred stock. The warrants entitled the holders to purchase Common Stock of the Company at $8.37 per share, in whole or in part, at any time and from time to time on or before the expiration date of the Warrants on June 24, 2010, as long as all the Class D stock had been redeemed. If all the Class D stock had not been redeemed, then the proportional amount of Warrants associated with the unredeemed Class D stock would have expired when all the Class D convertible preferred stock had been redeemed, but in no event later than June 24, 2011. Until exercise of the Warrants, the holders of the Warrants did not have nor exercise any rights as a stockholder of the Company, either at law or in equity. The Warrants were valued at issuance using the Black-Scholes Warrant pricing model. On February 9, 2006, the Company repurchased 100% of the outstanding warrants.

16. Earnings Per Share

        Basic EPS excludes dilution and is computed by dividing the income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding for the period. Diluted EPS is computed by dividing income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding and the weighted average potential common shares. Potential common shares include the dilutive effects of outstanding stock options, stock match shares and units, preferred stock and warrants. The issuance of stock match shares and units is reflected in basic EPS on the last day of the fiscal quarter when the actual number of shares and units is determined based on the quarter-end price per share and in diluted EPS when the match is accrued based on the then current price per share.

        The following table sets forth a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands, except per share data)
Numerator for basic earnings per share:
Net income	$50,436	$53,814	$53,686
Preferred stock dividends	(5,443)	(5,506)	(2,205)

Net income available for common stockholders	$44,993	$48,308	$51,481

Denominator for basic earnings per share:
Weighted average shares	52,600	51,880	54,856

Numerator for diluted earnings per share:
Net income	$50,436	$53,814	$53,686

Denominator for diluted earnings per share:
Denominator for basic earnings per share	52,600	51,880	54,856
Potential common shares:
Preferred stock, Class D	8,960	8,960	3,164
Preferred stock, Class F and Class G	—	—	11,926
Stock options	2,206	2,484	2,158
Preferred stock, other	276	342	368
Stock matches	32	28	40
Stock units	22	30	28
Stock warrants	158	254	118

Denominator for diluted earnings per share	64,254	63,978	72,658

Earnings per share:
Basic	$0.86	$0.93	$0.94

Diluted	$0.78	$0.84	$0.74

        For the fiscal years ended September 30, 2004, September 30, 2005 and September 30, 2006, no options were excluded from the calculation of potential common shares because their exercise prices exceeded the average market price for that period.

17. Foreign Currency

        The Company uses forward exchange contracts from time to time to mitigate foreign currency risk. The Company limits exposure to foreign currency fluctuations in most of its contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result of this natural hedge, the Company generally does not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the respective local currency.

18. Commitments and Contingencies

        The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.

        The Company is contingently liable in the amount of approximately $43.6 million under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment and performance guarantees relating to domestic and overseas contracts. In addition, in some instances the Company guarantees that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, the Company may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards.

        Under joint venture arrangements, if a partner is financially unable to complete its share of the contract, the other partner(s) will be required to complete those activities. The Company generally only enters into joint venture arrangements with partners who are reputable, financially sound and who carry appropriate levels of surety bonds for the project in order to adequately assure completion of their assignments. The Company is a partner in certain joint ventures where the joint venture has contracted with sub-consultants for certain specialized professional services. The joint venture, or the Company to the extent that the joint venture partner (s) are unable to fulfill their responsibilities, is liable to the third-party customer for performance of the sub-consultant and would be liable to the sub-consultant if the third-party customer failed to make payments due the joint venture for sub-consultant services.

        Prior to fiscal 2002 the Company had Performance Unit Plans (PUPs) under which the Board of Directors granted performance unit awards to executive officers and key employees of AECOM and its subsidiaries. In the first quarter of fiscal 2002, the Company terminated the PUPs and accrued and fully vested all participants, as a group, at the projected level of each participant's award. At September 30, 2005, the Company had awards outstanding under the PUP in the amount of $3.0 million which was paid prior to September 30, 2006.

19. Reportable Segments and Geographic Information

        The Company's management has organized its operations into two reportable segments: Professional Technical Services and Management Support Services. This segmentation corresponds to how the Company manages its business as well as the underlying characteristics of its markets.

        Management internally analyzes the results of its operations using non-GAAP measures. A significant portion of the Company's revenue relates to services provided by subcontractors and other non-employees that it categorizes as other direct costs. Those pass-through costs are typically paid to service providers upon our receipt of payment from the client. Other direct costs are segregated from cost of revenue resulting in revenue, net of other direct costs which is a measure of work performed by AECOM employees. The Company has included information on revenue, net of other direct costs.

        The following tables set forth summarized financial information concerning the Company's reportable segments:

Reportable Segments:	Professional Technical Services	Management Support Services	Total
	(in thousands)
Fiscal Year Ended September 30, 2004:
Revenue	$1,777,718	$232,143	$2,009,861
Revenue, net of other direct costs	1,198,354	35,785	1,234,139
Gross profit	560,056	6,386	566,442
Gross profit as a % of revenue	31.5%	2.8%	28.2%
Gross profit as a % of revenue, net of other direct costs	46.7%	17.8%	45.9%
Equity in earnings of joint ventures	1,323	1,194	2,517
General and administrative expenses	461,109	5,636	466,745
Segment income from operations	100,270	1,944	102,214
Segment assets	910,554	69,352	979,906
Fiscal Year Ended September 30, 2005:
Revenue	$2,082,618	$309,053	$2,391,671
Revenue, net of other direct costs	1,415,450	42,977	1,458,427
Gross profit	659,841	13,967	673,808
Gross profit as a % of revenue	31.7%	4.5%	28.2%
Gross profit as a % of revenue, net of other direct costs	46.6%	32.5%	46.2%
Equity in earnings of joint ventures	2,352	—	2,352
General and administrative expenses	555,965	8,129	564,094
Segment income from operations	106,228	5,838	112,066
Segment assets	1,257,093	87,685	1,344,778
Fiscal Year Ended September 30, 2006:
Revenue	$2,772,833	$647,188	$3,420,021
Revenue, net of other direct costs	1,787,078	89,794	1,876,872
Gross profit	872,305	38,873	911,178
Gross profit as a % of revenue	31.5%	6.0%	26.6%
Gross profit as a % of revenue, net of other direct costs	48.8%	43.3%	48.5%
Equity in earnings of joint ventures	2,958	4,942	7,900
General and administrative expenses	745,237	20,886	766,123
Segment income from operations	130,026	22,929	152,955
Segment assets	1,601,634	111,726	1,713,360

Reconciliations:

	Fiscal Year Ended
	September 30, 2004	September 30, 2005	September 30, 2006
	(in thousands)
Revenue:
Revenue from reportable segments	$2,009,861	$2,391,671	$3,420,021
Other revenue	2,114	3,669	1,471

Total consolidated revenue	$2,011,975	$2,395,340	$3,421,492

Gross profit:
Gross profit from reportable segments	$566,442	$673,808	$911,178
Other contributions to gross profit	2,114	3,669	(5,370)

Total consolidated gross profit	$568,556	$677,477	$905,808

General and administrative expenses:
G&A expenses from reportable segments	$466,745	$564,094	$766,123
Unallocated corporate general and administrative expenses	17,701	17,435	42,830

Total consolidated general and administrative expenses	$484,446	$581,529	$808,953

Income from operations:
Income from operations from reportable segments	$102,214	$112,066	$152,955
Expenses not allocated to reportable segments	(15,587)	(13,766)	(49,546)

Total consolidated income from operations	$86,627	$98,300	$103,409

Total assets:
Total assets from reportable segments	$979,906	$1,344,778	$1,713,360
Total assets not allocated to segments and eliminations	141,973	80,146	112,414

Total consolidated assets	$1,121,879	$1,424,924	$1,825,774

Geographic Information, by location of client:

	Fiscal Year Ended
	September 30, 2004		September 30, 2005		September 30, 2006
	Revenue	Long-Lived Assets	Revenue	Long-Lived Assets	Revenue	Long-Lived Assets
	(in thousands)
United States	$1,492,953	$189,809	$1,680,452	$326,168	$2,497,769	$377,375
Foreign Countries	519,022	192,754	714,888	220,655	923,723	256,075

Total	$2,011,975	$382,563	$2,395,340	$546,823	$3,421,492	$633,450

20. Major Clients

        Approximately, 19%, 22% and 28% of the Company's revenue was derived through direct contracts with agencies of the U.S. Federal Government in the years ended September 30, 2004, 2005, and 2006, respectively. One of these contracts accounted for approximately 9% of the Company's revenue in each of the years ended September 30, 2004, 2005, and 2006. No single client accounted for more than 10% of the Company's revenue.

21. Quarterly Financial Information—Unaudited

        In the opinion of management, the following unaudited quarterly data for the fiscal years ended September 30, 2005 and September 30, 2006 reflect all adjustments necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature.

Fiscal Year 2005:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Revenue	$531,064	$579,507	$624,931	$659,838
Cost of revenue	381,298	412,234	451,435	472,896

Gross profit	149,766	167,273	173,496	186,942
Equity in earnings of joint ventures	763	223	130	1,236
General and administrative expenses	130,090	146,695	149,559	155,185

Income from operations	20,439	20,801	24,067	32,993

Minority interest in share of earnings	1,465	2,504	2,329	2,155
Interest expense, net	1,763	2,286	1,366	1,639

Income before income tax expense	17,211	16,011	20,372	29,199
Income tax expense	6,023	5,604	7,130	10,222

Net income	$11,188	$10,407	$13,242	$18,977

Net income allocation:
Preferred stock dividend	$1,373	$1,373	$1,378	$1,382
Net income available to common stockholders	9,815	9,034	11,864	17,595

Net income	$11,188	$10,407	$13,242	$18,977

Basic earnings per share	$0.18	$0.18	$0.23	$0.34

Diluted earnings per share	$0.17	$0.17	$0.21	$0.29

Weighted average common shares outstanding:
Basic	53,670	49,644	51,692	52,518
Diluted	65,170	61,418	63,528	64,348

Fiscal Year 2006:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Revenue	$746,797	$858,930	$911,486	$904,279
Cost of revenue	546,758	629,907	678,581	660,438

Gross profit	200,039	229,023	232,905	243,841
Equity in earnings of joint ventures	1,670	893	1,554	2,437
General and administrative expenses	176,983	204,838	209,340	217,792

Income from operations	24,726	25,078	25,119	28,486

Minority interest in share of earnings	1,951	3,530	3,022	5,421
Interest expense, net	3,723	4,067	2,528	258

Income before income tax expense	19,052	17,481	19,569	22,807
Income tax expense	6,097	5,594	6,262	7,270

Net income	$12,955	$11,887	$13,307	$15,537

Net income allocation:
Preferred stock dividend	$1,384	$663	$78	$80
Net income available to common stockholders	11,571	11,224	13,229	15,457

Net income	$12,955	$11,887	$13,307	$15,537

Basic earnings per share	$0.22	$0.21	$0.24	$0.27

Diluted earnings per share	$0.20	$0.17	$0.18	$0.20

Weighted average common shares outstanding:
Basic	53,288	53,676	55,762	56,700
Diluted	65,224	70,306	73,882	78,036

22. Related Party Transactions

        In conjunction with an acquisition made in fiscal 2005, the Company assumed an operating lease in which the lessor is a company affiliated with the former shareholder of the acquired entity, who now serves as the President of one of the Company's operating subsidiaries. Remaining amounts payable under the lease, which expires in August 2015, are $6.2 million. In the fiscal years ended September 30, 2005 and 2006, lease payments to this related party totaled $0.0 million and $0.7 million, respectively.

23. Litigation and Legal Proceedings

        The Company is subject to certain claims and lawsuits filed against engineering and technical services firms. From time to time, the Company is a defendant in lawsuits involving its alleged professional liability, personal injury, contract and other disputes arising in the normal course of business. To some extent, these matters are covered by insurance, and in other cases, the Company is self-insured.

24. Subsequent Events

        In December 2006, the Company sold its equity investment in a U.K. based company for approximately 7.5 million GBP, or approximately $14.7 million (Unaudited).

        The Company's board of directors approved a two-for-one stock split, effected as a 100-percent dividend on the Company's common stock, effective May 4, 2007. All share and per share amounts presented have been adjusted accordingly, on a retroactive basis, to reflect this stock dividend.

AECOM Technology Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2006	March 31, 2007
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$118,427	$84,472
Cash in consolidated joint ventures	9,393	31,742
Short-term investments	50	50

Total cash and cash equivalents	127,870	116,264
Accounts receivable—net	913,178	1,040,079
Prepaid expenses and other current assets	52,827	56,665

TOTAL CURRENT ASSETS	1,093,875	1,213,008

PROPERTY AND EQUIPMENT:
Equipment, furniture and fixtures	85,201	109,214
Leasehold improvements	31,539	38,147

Total	116,740	147,361
Accumulated depreciation and amortization	(26,417)	38,276

PROPERTY AND EQUIPMENT—NET	90,323	109,085

DEFERRED INCOME TAXES	98,449	110,178
DEFERRED LOAN COSTS	1,444	1,404
INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	19,943	20,589
GOODWILL	466,508	534,575
INTANGIBLE AND OTHER ASSETS—NET	18,168	44,068
OTHER NON-CURRENT ASSETS	37,064	43,289

TOTAL ASSETS	$1,825,774	$2,076,196

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Short-term debt	$2,716	$9,725
Accounts payable	265,192	264,930
Accrued expenses and other current liabilities	365,548	413,323
Billings in excess of costs on uncompleted contracts	143,283	200,891
Income taxes payable	35,646	40,977
Deferred tax liability—net	12,824	11,551
Share purchase liability	55,394	56,634
Current portion of long-term obligations	11,949	23,533

TOTAL CURRENT LIABILITIES	892,552	1,021,564
OTHER LONG-TERM LIABILITIES	112,970	115,160
LONG-TERM OBLIGATIONS	122,790	153,118
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	18,701	16,904
REDEEMABLE COMMON AND PREFERRED STOCK AND STOCK UNITS	771,207	832,624
NOTES RECEIVABLE FROM STOCKHOLDERS	(36,552)	—
REDEEMABLE PREFERRED STOCK, Class F—47,000 authorized, issued and outstanding as of September 30, 2006 and March 31, 2007, $2,500 liquidation preference value per share	117,500	117,500
REDEEMABLE PREFERRED STOCK, Class G—47,000 authorized, issued and outstanding as of September 30, 2006 and March 31, 2007, $2,500 liquidation preference value per share	117,500	117,500
STOCKHOLDERS' DEFICIT:
Additional paid-in capital	(254,225)	(289,790)
Accumulated other comprehensive loss	(36,669)	(29,495)
Retained earnings	—	21,111

TOTAL STOCKHOLDERS' DEFICIT	(290,894)	(298,174)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,825,774	$2,076,196

See accompanying Notes to Condensed Consolidated Financial Statements (unaudited)

AECOM Technology Corporation

Condensed Consolidated Statements of Income

(unaudited—in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2006	March 31, 2007	March 31, 2006	March 31, 2007
Revenue	$858,930	$1,083,709	$1,605,727	$2,022,258
Cost of revenue	629,907	799,838	1,176,665	1,489,968

Gross profit	229,023	283,871	429,062	532,290
Equity in earnings of joint ventures	893	2,219	2,563	3,636
General and administrative expenses	204,838	248,146	381,821	467,974

Income from operations	25,078	37,944	49,804	67,952
Minority interest in share of earnings	3,530	3,648	5,481	5,234
Gain on the sale of equity investment	—	—	—	11,286
Interest expense—net	4,067	2,228	7,790	3,303

Income before income tax expense	17,481	32,068	36,533	70,701
Income tax expense	5,594	10,870	11,691	23,983

Net income	$11,887	$21,198	$24,842	$46,718

Net income allocation:
Preferred stock dividend	$663	$87	$2,047	$116
Net income available for common stockholders	11,224	21,111	22,795	46,602

Net income	$11,887	$21,198	$24,842	$46,718

Earnings per share:
Basic	$0.21	$0.37	$0.43	$0.82

Diluted	$0.17	$0.27	$0.37	$0.60

Weighted average common shares outstanding:
Basic	53,676	56,331	53,482	56,965
Diluted	70,306	77,964	67,765	78,500

See accompanying Notes to Condensed Consolidated Financial Statements (unaudited)

Condensed Consolidated Statements of Comprehensive Income

(unaudited—in thousands)

	Three Months Ended		Six Months Ended
	March 31, 2006	March 31, 2007	March 31, 2006	March 31, 2007
Net income	$11,887	$21,198	$24,842	$46,718

Other comprehensive income:
Foreign currency translation adjustments	2,509	4,199	786	7,174

Other comprehensive income	2,509	4,199	786	7,174

Comprehensive income	$14,396	$25,397	$25,628	$53,892

See accompanying Notes to Condensed Consolidated Financial Statements (unaudited)

AECOM Technology Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited—in thousands)

	Six Months Ended March 31,
	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,842	$46,718
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization	17,982	18,972
Equity in earnings of unconsolidated joint ventures	(2,563)	(3,636)
Distribution of earnings from unconsolidated affiliates	4,809	4,068
Stock match and other non-cash stock compensation	6,350	13,143
Write-off of deferred financing costs	2,100	—
Interest income on notes from stockholders	(1,036)	(754)
Foreign currency translation	2,360	1,490
Gain on sale of equity investment	—	(11,286)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(101,821)	(75,211)
Prepaid expenses and other assets	2,099	(11,869)
Accounts payable	49,103	(11,395)
Accrued expenses and other current liabilities	(4,730)	31,928
Billings in excess of costs on uncompleted contracts	(2,116)	51,903
Income taxes payable	(3,291)	(171)
Other long-term obligations	4,279	(170)

Net cash (used in)/provided by operating activities	(1,633)	53,730

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(34,089)	(125,797)
Proceeds from the sale of equity investment	—	14,683
Net investments in unconsolidated affiliates	687	712
Payments for capital expenditures	(13,210)	(18,642)
Proceeds on sale of property and equipment	416	—

Net cash used in investing activities	(46,196)	(129,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under credit agreements	142,014	51,858
Repayments of borrowings under other long-term obligations	(175,316)	(8,500)
Proceeds from issuance of common stock and preferred stock	31,132	42,157
Proceeds from issuance of stock upon exercise of stock options	4,646	2,933
Net proceeds from the issuance of Class F and Class G preferred stock	232,120	—
Repurchase of Class D preferred stock	(116,486)	—
Repayment of notes receivable from stockholders	1,039	22,663
Payments to repurchase common stock and common stock units	(47,056)	(48,455)
Payments of dividends on convertible preferred stock	(1,900)	—

Net cash provided by financing activities	70,193	62,656

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(383)	1,052
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,981	(11,606)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	54,352	127,870

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$76,333	$116,264

See accompanying Notes to Condensed Consolidated Financial Statements (unaudited)

AECOM TECHNOLOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation

        The accompanying condensed consolidated balance sheet as of March 31, 2007, the condensed consolidated statements of income for the three and six months ended March 31, 2006 and 2007, and the condensed consolidated statements of cash flows for the six months ended March 31, 2006 and 2007 of AECOM Technology Corporation, or the Company, are unaudited, and, in the opinion of management, include all adjustments necessary for a fair statement of the financial position and the results of operations for the periods presented.

        The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Amendment No. 3 to Form S-1 as filed with the Securities and Exchange Commission on May 7, 2007 for the fiscal year ended September 30, 2006. Certain prior year amounts have been reclassified to conform to the current year presentation.

        The results of operations for the three and six months ended March 31, 2007 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2007.

        All share and per share amounts reflect, on a retroactive basis, the 2-for-1 stock split effected in the form of a 100% stock dividend wherein one additional share of stock was issued effective May 4, 2007 for each share outstanding as of the record date of May 4, 2007.

2. Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents, including cash in consolidated joint ventures, totaled $127.9 million and $116.3 million as of September 30, 2006 and March 31, 2007, respectively.

3. Accounts Receivable—Net

        Net accounts receivable consisted of the following as of September 30, 2006 and March 31, 2007:

	September 30, 2006	March 31, 2007
	(in thousands)
Billed	$543,606	$600,120
Unbilled	372,034	439,435
Contract retentions	38,921	46,568

Total accounts receivable—gross	954,561	1,086,123
Allowance for doubtful accounts	(41,383)	(46,044)

Total accounts receivable—net	$913,178	$1,040,079

Billings in excess of costs on uncompleted contracts	$143,283	$200,891

        Billed accounts receivable represent amounts billed to clients that have yet to be collected. Unbilled accounts receivable represent revenue recognized but not yet billed pursuant to contract terms or billed after the fiscal period end. Substantially all unbilled receivables as of September 30, 2006 and March 31, 2007 are expected to be billed and collected within twelve months. Contract retentions represent amounts invoiced to clients; however payments have been withheld pending the completion of certain milestones, other contractual conditions or upon the completion of the project. These retention agreements vary from project to project and could be outstanding several months or years.

        Allowances for doubtful accounts have been determined through specific identification of amounts determined to be uncollectible and potential write-offs, plus a general allowance for other amounts for which some potential loss is determined to be probable based on current and historical events and circumstances. No single client accounted for more than 10% of the Company's accounts receivable as of September 30, 2006 or March 31, 2007.

4. Goodwill and Acquired Intangible Assets

        The changes in the carrying value of goodwill by reporting unit for the six months ended March 31, 2007 were as follows:

	September 30, 2006	Post-Acquisition Adjustments	Acquired	March 31, 2007
	(in thousands)
Professional Technical Services	$457,575	$1,239	$67,328	$526,142
Management Support Services	8,933	(500)	—	8,433

Total	$466,508	$739	$67,328	$534,575

        The gross amounts and accumulated amortization of the Company's acquired identifiable intangible assets with finite useful lives as of September 30, 2006 and March 31, 2007 included in intangible and other assets—net in the accompanying condensed consolidated balance sheets, were as follows:

	September 30, 2006		March 31, 2007
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
	(in thousands)
Backlog	$16,687	$15,254	$34,916	$20,125
Customer Relationships	18,179	2,180	31,228	3,410
Trade-Names	899	163	1,762	303

Total	$35,765	$17,597	$67,906	$23,838

        At the time of acquisition, the Company estimates the amount of the identifiable intangible assets acquired based upon historical valuations and the facts and circumstances available at the time. The Company concludes the value of the identifiable intangible assets during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition. However, based upon the date of acquisition, the purchase allocation period may cross into subsequent fiscal periods.

        Estimated amortization expense for the remainder of fiscal 2007 and for the succeeding years is as follows:

(in thousands)
2007	$11,068
2008	8,952
2009	3,481
2010	3,471
2011	3,328
Thereafter	13,768

Total	$44,068

5. Disclosures About Pension Benefit Obligations

        The pension cost for the three and six months ended March 31, 2006 and 2007 includes the following components (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
U.S. Plans
	2006	2007	2006	2007
Service costs	$765	$651	$1,530	$1,302
Interest cost on projected benefit obligation	1,678	1,876	3,356	3,752
Expected return on plan assets	(1,621)	(1,719)	(3,242)	(3,438)
Amortization of prior service costs	(290)	(289)	(580)	(578)
Amortization of net loss	1,433	982	2,866	1,964

Net periodic benefit cost	$1,965	$1,501	$3,930	$3,002

	Three Months Ended March 31,		Six Months Ended March 31,
Non-U.S. Plans
	2006	2007	2006	2007
Service costs	$1,316	$1,245	$2,632	$2,463
Interest cost on projected benefit obligation	3,812	4,378	7,624	8,660
Expected return on plan assets	(3,427)	(4,047)	(6,854)	(8,007)
Amortization of prior service costs	(220)	(428)	(440)	(525)
Amortization of net gain	1,459	970	2,918	1,919
Curtailment gain recognized	—	(2,646)	—	(2,646)

Net periodic benefit cost	$2,940	$(528)	$5,880	$1,864

        The total amounts of employer contributions paid for the three and six months ended March 31, 2007 were $0.0 and $0.1 million, respectively, for U.S. subsidiaries and $3.9 and $7.7 million, respectively for non-U.S. subsidiaries. The expected remaining scheduled annual employer contributions for fiscal year September 30, 2007 are $3.2 million for U.S. subsidiaries and $7.6 million for non-U.S. subsidiaries.

6. Reportable Segments

        The Company's management has organized the Company's operations into two reportable segments: Professional Technical Services and Management Support Services. This segmentation corresponds to how the Company manages its business as well as the underlying characteristics of its markets.

        Management internally analyzes the results of the Company's segments and operations using the non-GAAP measure of revenue, net of other direct costs which is a measure of work performed by the Company. All inter-company balances and transactions are eliminated in consolidation.

        The following tables set forth summarized financial information concerning the Company's reportable segments:

Reportable Segments:	Professional Technical Services	Management Support Services	Total
	(in thousands)
Three Months Ended March 31, 2006:
Revenue	$707,357	$151,168	$858,525
Revenue, net of other direct costs	455,424	32,683	488,107
Gross profit	219,761	10,741	230,502
Gross profit as a % of revenue	31.1%	7.1%	26.8%
Gross profit as a % of revenue, net of other direct costs	48.3%	32.9%	47.2%
Equity in earnings of joint ventures	656	236	892
General and administrative expenses	191,153	4,196	195,349
Segment income from operations	29,264	6,781	36,045
Three Months Ended March 31, 2007:
Revenue	$841,019	$240,491	$1,081,510
Revenue, net of other direct costs	558,978	28,624	587,602
Gross profit	273,193	12,842	286,035
Gross profit as a % of revenue	32.5%	5.3%	26.4%
Gross profit as a % of revenue, net of other direct costs	48.9%	44.9%	48.7%
Equity in earnings of joint ventures	622	1,538	2,160
General and administrative expenses	232,264	6,035	238,299
Segment income from operations	41,551	8,345	49,896
Segment assets	1,875,898	125,420	2,001,318

Reportable Segments:	Professional Technical Services	Management Support Services	Total
	(in thousands)
Six Months Ended March 31, 2006:
Revenue	$1,319,621	$285,647	$1,605,268
Revenue, net of other direct costs	855,024	46,257	901,281
Gross profit	411,892	17,361	429,253
Gross profit as a % of revenue	31.2%	6.1%	26.7%
Gross profit as a % of revenue, net of other direct costs	48.2%	37.5%	47.6%
Equity in earnings of joint ventures	1,405	1,157	2,562
General and administrative expenses	359,546	8,310	367,856
Segment income from operations	53,751	10,208	63,959
Six Months Ended March 31, 2007:
Revenue	$1,594,564	$425,171	$2,019,735
Revenue, net of other direct costs	1,041,760	48,710	1,090,470
Gross profit	513,229	20,959	534,188
Gross profit as a % of revenue	32.2%	4.9%	26.4%
Gross profit as a % of revenue, net of other direct costs	49.3%	43.0%	49.0%
Equity in earnings of joint ventures	1,014	3,740	4,754
General and administrative expenses	435,943	11,806	447,749
Segment income from operations	78,300	12,893	91,193
Segment assets	1,875,898	125,420	2,001,318

Reconciliations:

	Three Months Ended		Six Months Ended
	March 31, 2006	March 31, 2007	March 31, 2006	March 31, 2007
	(in thousands)
Revenue:
Revenue from reportable segments	$858,525	$1,081,510	$1,605,268	$2,019,735
Other	405	2,199	459	2,523

Total consolidated revenue	$858,930	$1,083,709	$1,605,727	$2,022,258

Gross profit:
Gross profit from reportable segments	$230,502	$286,035	$429,253	$534,188
Other	(1,479)	(2,164)	(191)	(1,898)

Total consolidated gross profit	$229,023	$283,871	$429,062	$532,290

Equity in earnings of joint ventures:
Equity in earnings of joint ventures from reportable segments	$892	$2,160	$2,562	$4,754
Other equity in earnings of joint ventures	1	59	1	(1,118)

Total consolidated equity in earnings of joint ventures	$893	$2,219	$2,563	$3,636

General and administrative expenses:
General and administrative expenses of reportable segments	$195,349	$238,299	$367,856	$447,749
Unallocated corporate general and administrative expense	9,489	9,847	13,965	20,225

Total consolidated general and administrative expense	$204,838	$248,146	$381,821	$467,974

Reconciliations (continued):

	Three Months Ended		Six Months Ended
	March 31, 2006	March 31, 2007	March 31, 2006	March 31, 2007
	(in thousands)
Income from operations:
Segment income from operations	$36,045	$49,896	$63,960	$91,193
Loss from operations not allocated to reportable segments	(10,967)	(11,952)	(14,156)	(23,241)

Total consolidated income from operations	$25,078	$37,944	$49,804	$67,952

March 31, 2007
Segment assets:
Total assets of reportable segments	$2,001,318
Other assets not allocated to reportable segments and eliminations	74,878

Total assets	$2,076,196

7. Recently Issued Accounting Pronouncements

        In February 2007, Financial Accounting Standards Board, or FASB, issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" (SFAS 159). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the provisions of SFAS 159 on its results of operations and financial position.

        In September 2006, the FASB, issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158). SFAS 158 requires employers to fully recognize the obligations associated with defined benefit pension plans in their financial statements. The Company will be required to recognize such obligations as of September 30, 2007. Additionally, the Company will be required to measure such obligations as of the end of its fiscal year, rather than up to three months earlier as had been previously permitted, effective in its fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the provisions of SFAS 158 on its results of operations and financial position.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year ending September 30, 2009. The Company is currently evaluating the impact of the provisions of SFAS 157 on its results of operations and financial position.

        In June 2006, the FASB issued FASB Interpretation FIN, No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements. FIN 48 prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Additionally, FIN 48 provides guidance on recognition or de-recognition of interest and penalties, changes in judgment in interim periods, and disclosures of uncertain tax positions. FIN 48 becomes effective for the Company in fiscal year beginning October 1, 2007. The Company is in the process of determining the effect of the adoption of FIN 48 on its results of operations and financial position.

8. Stock-Based Compensation

        In December 2004, the FASB issued its final SFAS on accounting for share-based payments (SBPs) SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R) that requires the Company to expense the value of employee stock options and similar awards. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest.

        SFAS 123R became effective for the Company on October 1, 2006. Upon adoption of SFAS 123R, the Company adopted the prospective transition method. Under this method, prior periods were not restated to reflect the impact of SFAS 123R. Under SFAS 123R, options and similar awards result in a cost that will be measured at fair value on the SBP awards' grant dates, based on the estimated number of awards that are expected to vest. This statement requires that the Company recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and directors in exchange for services over the requisite service period, which is typically the vesting period. SFAS 123R also requires that cash flows resulting from tax benefits realized from stock option exercises or stock vesting events in excess of tax benefits recognized from stock-based compensation expenses be classified as cash flows from financing activities instead of cash flows from operating activities for awards subject to SFAS 123R.

        Prior to October 1, 2006, the Company accounted for employee stock-based compensation using the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the intrinsic value method, no compensation expense was reflected in the statement of income for stock options granted to employees, as all stock options had an exercise price equal to the fair value of the underlying common stock on the date of grant.

        Under the prospective transition method, the Company continues to account for options granted prior to October 1, 2006 under the provisions of APB Opinion No. 25. Since all stock options had an exercise price equal to the fair value of the underlying common stock on the date of grant, no compensation expense will be recognized for options granted prior to October 1, 2006 unless modifications are made to those options. Prior to the adoption of SFAS 123R, the fair value of stock options used to disclose pro forma net income and earnings per share disclosures was the estimated value using the minimum value method as allowed for non-public companies. The adoption of SFAS 123R did not have a cumulative effect on the Company's results of operations, financial position, or cash flows.

        The fair value of the Company's stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model. The expected term of awards granted represents the period of time the awards are expected to be outstanding. As the Company's common stock is not publicly-traded, expected volatility is based on a historical volatility, for a period consistent with the expected option term, of publicly-traded peer companies. The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond with a maturity equal to the expected term of the option on the grant date. The Company uses historical data as a basis to estimate forfeitures.

        The fair value of options granted during the three and six months ended March 31, 2007 was determined using the following weighted average assumptions:

	Three Months Ended March 31, 2007	Six Months Ended March 31, 2007
Dividend yield	—	—
Expected volatility	25%	25%
Risk-free interest rate	4.60%	4.58%
Term (in years)	7	7

        As a result of the adoption of SFAS 123(R), the Company's net income for the three and six months ended March 31, 2007 was $0.2 million and $0.3 million, respectively, lower than under the Company's previous accounting method, as a result of recognizing as expense the fair value of stock options.

        Stock option activity for the three and six months ended March 31, 2007 was as follows:

	Shares of stock under options	Weighted average exercise price	Aggregate intrinsic value
			(in thousands)
Outstanding at September 30, 2006	8,928,640	$8.42	$75,213
Options granted	548,620	14.13	7,755
Options forfeited or expired	24,466	13.62	333
Options exercised	383,182	7.60	2,912

Outstanding at March 31, 2007	9,069,612	8.79	$79,723

Vested and expected to vest in the future as of March 31, 2007	9,059,060	$8.78	$79,568

        The weighted average grant-date fair value of stock options granted during the six months ended March 31, 2007 was $5.53.

9. Earnings Per Share

        Basic earnings per share, or EPS, excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares for the period. The Company includes as potential common shares the weighted average dilutive effects of outstanding stock options using the treasury stock method.

        The following table sets forth the number of weighted average shares used to compute basic and diluted EPS:

	Three Months Ended		Six Months Ended
	March 31, 2006	March 31, 2007	March, 2006	March 31, 2007
	(in thousands, except per share data)
Numerator for basic earnings per share:
Net income	$11,887	$21,198	$24,842	$46,718
Preferred stock dividends	663	87	2,047	116

Net income available for common stockholders	$11,224	$21,111	$22,795	$46,602

Denominator for basic earnings per share:
Weighted average shares	53,676	56,331	53,482	56,965

Numberator for diluted earnings per share:
Net income	$11,887	$21,198	$24,842	$46,718

Denominator for basic earnings per share	53,676	56,331	53,482	56,965
Potential common shares:
Preferred stock, Class D	3,701	—	6,331	—
Preferred stock, Class F and G	10,215	18,747	5,107	18,747
Stock options	2,150	2,462	2,176	2,348
Preferred stock, other	369	395	390	391
Stock matches	33	19	29	36
Stock units	16	10	14	13
Stock warrants	146	—	236	—

Denominator for diluted earnings per share	70,306	77,964	67,765	78,500

Earnings per share:
Basic	$0.21	$0.37	$0.43	$0.82

Diluted	$0.17	$0.27	$0.37	$0.60

        For the three and six months ended March 31, 2006 and 2007, no options were excluded from the calculation or were considered anti-dilutive.

10. Stock Plans

        During the six months ended March 31, 2007, the Company's Global Stock Program, or GSP, sold to the Company 1.6 million shares for $21.4 million as compared to 1.7 million for $20.0 million during the six months ended March 31, 2006. During the six months ended March 31, 2007, the Company's Stock Purchase Plan, or SPP, sold to the Company 0.7 million shares for $10.0 million as compared to 0.6 million shares for $8.3 million during the six months ended March 31, 2006. During the six months ended March 31, 2007, direct shareholders sold to the Company 1.2 million shares for $16.1 million as compared to 1.3 million shares for $17.6 million during the six months ended March 31, 2006.

11. Commitments and Contingencies

        The Company is subject to certain claims and lawsuits typically filed against the engineering and consulting profession, alleging primarily professional errors or omissions. The Company carries professional liability insurance against such claims, subject to certain deductibles and policy limits. From time to time the Company establishes reserves for litigation that is considered a probable of a loss. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.

        At March 31, 2007, the Company was contingently liable in the amount of approximately $47.9 million under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment and performance guarantees relating to domestic and overseas contracts. In addition, in some instances the Company guarantees that a project, when complete, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, the Company may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards.

        Under joint venture arrangements, if a partner is financially unable to complete its share of the contract, the other partner(s) will be required to complete those activities. The Company generally only enters into joint venture arrangements with partners who are reputable, financially sound and who carry appropriate levels of surety bonds for the project in order to adequately assure completion of their assignments. The Company is a partner in certain joint ventures where the joint venture has contracted with subconsultants for certain specialized professional services. The joint venture, or the Company to the extent that the joint venture partner(s) are unable to fulfill their responsibilities, is liable to the third-party customer for performance of the sub-consultant and would be liable to the sub-consultant if the third-party customer failed to make payments due the joint venture for sub-consultant services.

12. Subsequent Event

        The Company's board of directors approved a two-for-one stock split, effected as a 100-percent dividend on the Company's common stock, effective May 4, 2007. All share and per share amounts presented have been adjusted accordingly, on a retroactive basis, to reflect this stock dividend.

        On May 7, 2007, the Company filed Amendment No. 3 to its Registration Statement on Form S-1 for the initial public offering of its common stock. The amendment contained, among other things, financial information for the fiscal period ended March 31, 2007, information on the proposed offering, an indicative price range and the intended use of proceeds from the proposed initial public offering including repayment of certain existing debt obligations described in this Quarterly Report.

Until June 3, 2007, 25 days after the date of this prospectus, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS (Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)
USE OF PROCEEDS
INDUSTRY AND MARKET DATA
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Grants of Plan-based Awards for Fiscal Year 2006
Outstanding Equity Awards at Fiscal Year-End 2006
Options Exercises and Stock Vested for Fiscal Year 2006
Pension Benefits for Fiscal Year 2006
Nonqualified Deferred Compensation for Fiscal Year 2006
Directors Compensation for Fiscal Year 2006
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
AECOM Technology Corporation Index to Consolidated Financial Statements September 30, 2006
AECOM Technology Corporation Consolidated Balance Sheets (in thousands, except share data)
AECOM Technology Corporation Consolidated Statements of Income (in thousands, except per share data)
AECOM Technology Corporation Consolidated Statements of Comprehensive Income (in thousands)
AECOM Technology Corporation Consolidated Statements of Changes in Stockholders' Deficit (in thousands)
AECOM Technology Corporation Consolidated Statements of Cash Flows (in thousands)
AECOM TECHNOLOGY CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AECOM Technology Corporation Condensed Consolidated Balance Sheets (in thousands, except share data)
AECOM Technology Corporation Condensed Consolidated Statements of Income (unaudited—in thousands, except per share data)
Condensed Consolidated Statements of Comprehensive Income (unaudited—in thousands)
AECOM Technology Corporation Condensed Consolidated Statements of Cash Flows (unaudited—in thousands)
AECOM TECHNOLOGY CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)